      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1997



                                                      REGISTRATION NO. 333-27145

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               ROCK-TENN COMPANY
             (Exact name of registrant as specified in its charter)
                             ---------------------

            GEORGIA                            2631                          62-0342590
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                              504 THRASHER STREET
                            NORCROSS, GEORGIA 30071
                                 (770) 448-2193
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                              BRADLEY CURREY, JR.
                              504 THRASHER STREET
                            NORCROSS, GEORGIA 30071
                                 (770) 448-2193
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

                                MARY A. BERNARD
                                KING & SPALDING
                              120 WEST 45TH STREET
                            NEW YORK, NEW YORK 10036
                                 (212) 556-2100
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                               ROCK-TENN COMPANY

                             CROSS REFERENCE TABLE

             LOCATION IN PROXY STATEMENT/PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-4

          ITEM NUMBER AND CAPTION IN FORM S-4                      LOCATION IN PROSPECTUS
          -----------------------------------                      ----------------------
 1.   Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus...................  Outside Front Cover of Proxy
                                                         Statement/Prospectus; Facing Page of the
                                                         Registration Statement
 2.   Inside Front and Outside Back Cover Pages of
      Prospectus.......................................  Available Information; Table of Contents
 3.   Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information............................  Summary
 4.   Terms of the Transaction.........................  Summary; The Transaction; Certain
                                                         Differences in the Rights of Rock-Tenn and
                                                         Davey Shareholders
 5.   Pro Forma Financial Information..................  Not Applicable
 6.   Material Contacts with the Company Being
      Acquired.........................................  Not Applicable
 7.   Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters....  Not Applicable
 8.   Interests of Named Experts and Counsel...........  Not Applicable
 9.   Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities...  Not Applicable
10.   Information With Respect to S-3 Registrants......  Available Information; Incorporation of
                                                         Certain Documents by Reference; Summary
11.   Incorporation of Certain Information by
      Reference........................................  Incorporation of Certain Information by
                                                         Reference
12.   Information With Respect to S-2 or S-3
      Registrants......................................  Not Applicable
13.   Incorporation of Certain Information by
      Reference........................................  Not Applicable
14.   Information With Respect to Registrants Other
      Than S-3 or S-2 Registrants......................  Not Applicable
15.   Information With Respect to S-3 Companies........  Not Applicable
16.   Information With Respect to S-2 or S-3
      Companies........................................  Not Applicable
17.   Information With Respect to Companies Other Than
      S-2 or S-3 Companies.............................  Summary; Selected Financial Data of Davey;
                                                         Business of Davey; Common Stock Ownership
                                                         by Management and Principal Shareholders
                                                         of Davey; Management's Discussion and
                                                         Analysis of Financial Condition and
                                                         Results of Operations of Davey; Index to
                                                         Financial Statements of Davey

          ITEM NUMBER AND CAPTION IN FORM S-4                      LOCATION IN PROSPECTUS
          -----------------------------------                      ----------------------
18.   Information if Proxies, Consents or
      Authorizations are to be Solicited...............  Outside Front Cover of Proxy Statement
                                                         Prospectus; Summary; Davey Special
                                                         Meeting; The Transaction
19.   Information if Proxies, Consents or
      Authorizations are not to be Solicited, or in an
      Exchange Offer...................................  Not Applicable

                            [THE DAVEY COMPANY LOGO]


                                                                    June 3, 1997


Dear Shareholder:


     You are cordially invited to attend a special meeting of shareholders ("Special Meeting") of The Davey Company, a New Jersey corporation ("Davey"), to be held at 10:00 a.m. local time on Tuesday, July 8, 1997 at the Newark Airport Hilton, 1170 Spring Street, Newark, New Jersey 07201.



     At the Special Meeting, you will be asked to consider and vote upon, and give your written consent to, a proposal (i) to approve the Asset Purchase Agreement (the "Purchase Agreement") dated as of May 7, 1997 between Rock-Tenn Company ("Rock-Tenn") and Davey, pursuant to which Rock-Tenn will acquire substantially all of the assets and assume certain of the liabilities of Davey (the "Acquisition") and (ii) to approve a Plan of Liquidation (the "Davey Plan of Liquidation") to be effective immediately upon consummation of the Acquisition, pursuant to which Davey will be liquidated and dissolved (the "Dissolution" and, together with the Acquisition, the "Transaction"). Copies of the Purchase Agreement and Davey Plan of Liquidation are set forth in the accompanying Proxy Statement/Prospectus as Annex A and Annex B, respectively. As part of the Dissolution, Davey will effect the liquidation and dissolution of The Davey Company, Downingtown, Pennsylvania, a Pennsylvania corporation and a wholly owned subsidiary of Davey ("Davey Downingtown"). The Plan of Liquidation of Davey Downingtown (the "Downingtown Plan of Liquidation") is set forth in the accompanying Proxy Statement/Prospectus as Annex C.



     Rock-Tenn is a leading manufacturer of packaging and other converted paperboard products and focuses primarily on folding cartons and recycled paperboard. Rock-Tenn's Class A Common Stock, par value $.01 per share (the "Rock-Tenn Common Stock"), is traded on the New York Stock Exchange ("NYSE") under the symbol "RKT." The last reported sale price of the Rock-Tenn Common Stock on the NYSE Composite Tape on June 2, 1997 was $15.13 per share.


                                THE TRANSACTION

     Pursuant to the Purchase Agreement, as consideration for the Acquisition, Rock-Tenn will issue and deliver to Davey an aggregate of approximately 863,500 shares of Rock-Tenn Common Stock, subject to certain adjustments. Assuming no adjustment is required to be made to the number of shares of Rock-Tenn Common Stock to be issued pursuant to the Purchase Agreement and that the Transaction is consummated, each shareholder of Davey will be entitled to receive in the Dissolution approximately 215.34 shares of Rock-Tenn Common Stock for each share of common stock of Davey (provided that certain shareholders will receive from Davey a small amount of cash in lieu of any fractional share of Rock-Tenn Common Stock such shareholder is otherwise entitled to receive). There will be a number of restrictions on the ability of a Davey shareholder to sell shares of Rock-Tenn Common Stock following consummation of the Transaction, which are discussed below and in the accompanying Proxy Statement/Prospectus. Management of Davey believes that the consideration to be paid by Rock-Tenn pursuant to the terms of the Purchase Agreement is fair, from a financial point of view, to Davey's shareholders.


     Substantially all the assets of both Davey and Davey Downingtown are to be sold to Rock-Tenn pursuant to the Purchase Agreement. Certain assets will not be sold to Rock-Tenn, the most significant of which is the real property owned by Davey Downingtown, and an amount of cash estimated by management of Davey to permit Davey to satisfy the remaining liabilities of Davey and Davey Downingtown. In order to effect the transfer of these assets to Rock-Tenn, immediately prior to consummation of the Acquisition, certain assets of Davey Downingtown will be transferred to Davey, which assets will then be sold to Rock-Tenn pursuant to the

Purchase Agreement. Additionally, certain assets of Davey will be transferred to Davey Downingtown to enable Davey Downingtown to meet its anticipated obligations prior to its liquidation, as described below, and certain liabilities and other obligations of Davey will be confirmed as liabilities of Davey Dowingtown. In addition, substantially all the liabilities (other than certain environmental obligations of Davey Downingtown set forth below) of Davey and Davey Downingtown, including bank debt and trade payables, will be assumed by Rock-Tenn pursuant to the Purchase Agreement.

     The Transaction is intended to qualify as a tax-free reorganization under
Section 368(a)(1)(C) and (a)(2)(G) of the Internal Revenue Code of 1986, as amended (the "Code"). In order for the Transaction to qualify as a tax-free reorganization, among other things, Davey must be liquidated and dissolved pursuant to the Davey Plan of Liquidation. The Davey Plan of Liquidation provides for (i) the sale to Rock-Tenn of substantially all of the assets of Davey and the inventory, accounts receivable and certain machinery and equipment owned by Davey Downingtown, (ii) payment of certain liabilities (which will occur at the closing of the Acquisition with respect to such items as the termination of certain employment contracts, payment of transactional expenses, and all other amounts which are then due) and (iii) a liquidating distribution to the Davey shareholders of both the Rock-Tenn Common Stock to be received by Davey pursuant to the Purchase Agreement and the common stock of Davey Downingtown.

     Approximately six months after consummation of the Acquisition, all remaining assets of Davey not sold in connection with the Acquisition and not used to satisfy obligations of Davey during such six month period will be transferred to a liquidating trust. I will be the trustee of the liquidating trust, but if I am unable to serve, Stephen C. Dodd will become the trustee. The liquidating trust will oversee certain continuing obligations of Davey. After all of these obligations have been satisfied in full, the remaining assets, if any, will be distributed to the shareholders of Davey, pro rata in accordance with each shareholder's ownership interest in Davey.


     In connection with the Dissolution, Davey Downingtown will also be liquidated and dissolved pursuant to the Downingtown Plan of Liquidation, which will be adopted by Davey as sole shareholder immediately prior to the Special Meeting. Immediately following consummation of the Acquisition, Davey Downingtown's assets will consist primarily of (i) the real property in Downingtown, Pennsylvania and several acres of farmland in Lansing, Kansas, and
(ii) funds sufficient (in the judgment of Davey's management) to close down its operations, pay its taxes, perform environmental remediation at its Pennsylvania facility, and maintain and manage its real estate until it is sold. The Kansas property will be sold and the proceeds of the sale will be used to fund a portion of environmental remediation at the Pennsylvania property, as described below. Thereafter, the remaining assets of Davey Downingtown will be transferred to a liquidating trust, which will have substantially the same terms as the liquidating trust for Davey. Upon the eventual sale of the Downingtown, Pennsylvania property, Davey's shareholders will receive a taxable liquidating dividend from Davey Downingtown equal to their pro rata portion of any remaining proceeds of the sale, after paying the remaining liabilities or obligations of Davey Downingtown.


     Assuming that the Transaction qualifies as a tax-free reorganization under the Code, the shareholders of Davey will not recognize taxable gain or loss upon receipt of shares of Rock-Tenn Common Stock. In addition, because management believes that the fair market value of both the common stock of Davey Downingtown and the value of the assets which will be retained in the liquidating trusts (net of liabilities) will be de minimis, no significant federal income tax should be incurred by the Davey shareholders. However, any cash distributions made upon the termination of the liquidating trusts will be taxable to shareholders.

                          CERTAIN ENVIRONMENTAL ISSUES

     Davey and Davey Downingtown have identified certain environmental conditions with respect to their facilities which will require significant expenditures to remediate. In Jersey City, New Jersey, where Davey has operated a manufacturing facility since the 1870s, certain fill material used in the construction of portions of the facility prior to 1950 has been identified as containing elevated levels of lead and arsenic. In Aurora, Illinois, where Davey has operated a manufacturing facility since 1949, an area of approximately one acre has been identified as having lead levels that are higher than those which would be expected from paperboard manufacturing operations and which therefore may pre-date Davey's occupancy of the land or which may have been deposited there by a neighboring steel foundry which has since ceased operations. In Downingtown, where Davey Downingtown has operated a mill since the 1920s (which mill was operated by third parties since the 1790s), several areas have been identified as being contaminated. Management of Davey believes that all of the problems are historic. It is important for all shareholders to understand that these environmental conditions have existed for some time and would have been a factor in any course of action considered by the Board of Directors of Davey for streamlining and consolidating operations, which would be necessary if Davey were to remain independent.

     With respect to each of the three sites, the following determinations have been made:


          Jersey City. Management of Davey believes that the existing concrete and other ground covering is sufficient to control access to the soil where contaminants have been found and that the regulatory authority in New Jersey will concur with this conclusion. Therefore, the Purchase Agreement provides, among other things, that (i) if Rock-Tenn is required by regulatory authorities during such three year-period to clean up any hazardous materials that are not disclosed in the environmental reports produced to date and not located under certain specified portions of the Jersey City property, Davey will be required to reimburse Rock-Tenn for all costs incurred by Rock-Tenn in such clean-up and (ii) if Rock-Tenn removes certain specified materials on the Jersey City property during such three-year period and the soil underneath cannot be disposed of in accordance with the terms of the Purchase Agreement, Davey will reimburse Rock-Tenn for the costs of disposing of such materials to the extent the aggregate amount of such costs exceeds $475,000.


          Aurora. The laws of the State of Illinois do not require any remediation in connection with the Acquisition. Davey management estimates that the cost of containment of the problem identified at the Aurora facility is approximately $200,000. Rock-Tenn has agreed to accept such amount from Davey and will not seek any additional funds unless there are problems identified at the site which are not disclosed in the environmental reports produced to date.

          Downingtown. Rock-Tenn is not purchasing the Downingtown property. However, in connection with the Dissolution, the facility will be closed and thus remediation will be required. In order to protect past managers and present shareholders, management will be seeking the greatest protection afforded under Pennsylvania law as a result of completion of the remediation. Due to the location of the facility on the Brandywine River, the cleanup plan may be required to be approved by the U.S. Army Corps of Engineers. Management of Davey believes a reasonable reserve for cleanup costs which may be incurred is $1.0 million, based on preliminary environmental testing. Further, management of Davey believes that the contamination of the Downingtown property makes it virtually impossible to sell prior to completion of the cleanup. This property will be the only significant asset owned by Davey Downingtown after the Acquisition and, therefore, management believes that the fair market value of the outstanding common stock of Davey Downingtown is de minimis.

                 RESALE RESTRICTIONS ON ROCK-TENN COMMON STOCK

     There are several important restrictions on the ability of the Davey shareholders to realize immediately the value of the Rock-Tenn Common Stock which they will receive in the Dissolution:

          First, 40,000 shares of Rock-Tenn Common Stock issued to Davey pursuant to the Purchase Agreement will be held in escrow until certain post-closing adjustments relating to the Acquisition are completed. I will be the escrow agent, pursuant to the Escrow Agreement, which is described in the accompanying Proxy Statement/Prospectus. Alternatively, Davey may use available cash to satisfy any post-closing adjustments. If shares of Rock-Tenn Common Stock are used to satisfy any post-closing adjustments, shareholders of Davey may recognize taxable gain in connection with such use. When the post-closing adjustments are completed, which should occur within three to four months after the closing assuming there are no disputes with respect to the adjustments, Davey's shareholders will receive the remaining balance of these shares, pro rata in accordance with each shareholder's ownership interest in Davey.

          Second, as a condition of the Purchase Agreement, all of the Davey shareholders will be required to enter into an Indemnification and Stock Pledge Agreement (the "Stock Pledge Agreement"), pursuant to which each shareholder will pledge 10% of the shares of Rock-Tenn Common Stock to be received by such shareholder in the Dissolution for a period of three years (the "Pledged Shares"). The Pledged Shares will be held as security for the liabilities and obligations of Davey to Rock-Tenn under the Purchase Agreement and Stock Pledge Agreement. Notwithstanding the foregoing, if at the time any Pledged Shares are released under the Stock Pledge Agreement, there are accrued liabilities of Davey or Davey Downingtown, the designated shareholder representative (who will be the same person as the trustee of the liquidating trust) will have the right to utilize the proceeds of the Pledged Shares to satisfy those accrued liabilities.

          Third, certain restrictions on the resale of Rock-Tenn Common Stock received in connection with the Dissolution must be observed in order to ensure that the Transaction will qualify as a tax-free reorganization under the Code. In order to qualify as a tax-free reorganization, the applicable Treasury regulations require that the Davey shareholders have a "continuity of interest" in the stock of the acquiring corporation. Therefore, in connection with the Transaction, each shareholder of Davey will be required to represent to Davey and Rock-Tenn that he or she does not have a present intention to sell or otherwise dispose of more than 50% of the Rock-Tenn Common Stock received in connection with the Dissolution. If the Transaction qualifies as a tax-free reorganization, the shareholders of Davey will receive their shares of Rock-Tenn Common Stock at the same tax basis as their shares of Davey common stock and no federal income tax will be payable by any shareholder until he or she sells such Rock-Tenn Common Stock.

          Fourth, for two years after consummation of the Acquisition, shares of Rock-Tenn Common Stock distributed to shareholders of Davey who may be deemed affiliates of Davey (which generally includes directors, executive officers and 10% shareholders of Davey) may only be sold (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to Rule 144 under the Securities Act in accordance with the volume and manner of sale restrictions set forth therein or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act.

                    OTHER LIABILITIES OF DAVEY SHAREHOLDERS

     The shareholders of Davey will have certain residual liabilities and obligations after the Transaction. Under the Stock Pledge Agreement, each shareholder will assume and be directly responsible for a pro rata portion of Davey's liabilities and obligations to Rock-Tenn, up to the value of the Rock-Tenn Common Stock he or she receives in connection with the Dissolution. These liabilities and obligations, including the limits on Rock-Tenn's rights to recover damages it may suffer from any misrepresentation by Davey, are explained in detail in the accompanying Proxy Statement/Prospectus.

     In addition, shareholders of Davey may be liable under New Jersey and Pennsylvania law to certain creditors of Davey and Davey Downingtown following their liquidation and dissolution. Such liability should generally be limited to the value of the property each shareholder receives in connection with the Dissolution. The Boards of Directors of Davey and Davey Downingtown will reserve cash and other assets which they believe will be sufficient to pay all known and estimated liabilities and obligations of Davey and Davey Downingtown not assumed by Rock-Tenn. No assurance can be given that such cash and other assets will in fact be sufficient to pay all liabilities and obligations of Davey and Davey Downingtown, particularly those relating to the environmental conditions discussed above. Alternatively, if the reserves exceed the liabilities and obligations actually incurred, the excess will be delivered to the shareholders, pro rata in accordance with each shareholder's ownership interest in Davey, in a taxable distribution.

     AS YOU CONSIDER YOUR VOTE ON THE TRANSACTION, PLEASE KEEP IN MIND THAT DAVEY HAS BEEN REPRESENTED IN THE NEGOTIATION OF THE ACQUISITION

AND THE PREPARATION OF DOCUMENTS RELATING TO THE ACQUISITION AND THE DISSOLUTION BY THE LAW FIRM OF GREENBAUM, ROWE, SMITH, RAVIN, DAVIS & HIMMEL, WOODBRIDGE, NEW JERSEY, AS SPECIAL COUNSEL. ROCK-TENN HAS BEEN REPRESENTED IN THE NEGOTIATION OF THE ACQUISITION AND THE PREPARATION OF DOCUMENTS RELATING TO THE ACQUISITION BY THE LAW FIRM OF KING & SPALDING, ATLANTA, GEORGIA. NEITHER OF THE FOREGOING LAW FIRMS HAS REPRESENTED THE INTERESTS OF ANY OF THE SHAREHOLDERS OF DAVEY WITH RESPECT TO THE TRANSACTION OR THE RIGHTS, LIABILITIES AND OBLIGATIONS OF ANY OF THE SHAREHOLDERS OF DAVEY ARISING FROM THE TRANSACTION OR THE FEDERAL OR STATE TAX CONSEQUENCES THEREOF AND, THEREFORE, EACH SHAREHOLDER IS ENCOURAGED TO RETAIN THEIR OWN COUNSEL AND/OR OBTAIN INDEPENDENT TAX AND FINANCIAL ADVICE. IN THE EVENT OF A DISPUTE OR CLAIM ARISING UNDER THE PURCHASE AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTION, NEITHER GREENBAUM, ROWE, SMITH, RAVIN, DAVIS & HIMMEL, NOR KING & SPALDING WOULD REPRESENT ANY OF THE SHAREHOLDERS OF DAVEY AND ANY SUCH SHAREHOLDER WOULD NEED TO RETAIN SEPARATE COUNSEL.

     Enclosed are a (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus and (iii) form of proxy for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Transaction, including a description of the conditions to consummation of the Transaction and the effects of the Acquisition on the rights of Davey shareholders. You will also receive a separate package containing documents for your signature, including the Stock Pledge Agreement and the Escrow Agreement (in the form attached to the Purchase Agreement), which will be needed to consummate the Transaction. At that time, I will also ask you to forward your Davey stock certificates.

     The affirmative vote and written consent of the holders of 66 2/3% of the outstanding shares of common stock of Davey entitled to vote at the Special Meeting is required to approve the Transaction. The Board of Directors of Davey has determined that the Transaction is in the best interests of Davey and its shareholders and, accordingly, has unanimously approved the Transaction and unanimously recommends that you vote FOR approval of the Transaction.

     It is important that your shares be represented at the Special Meeting either in person or by proxy. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it in the enclosed postage pre-paid envelope. If you attend the Special Meeting, you can vote (and give your written consent) in person if you wish, even if you have previously returned your proxy. Your prompt cooperation will be greatly appreciated.

     I look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ ALFRED C. BROOKS

                                          Alfred C. Brooks
                                          President

                               THE DAVEY COMPANY
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    TO BE HELD AT 10:00 A.M. ON JULY 8, 1997


To the Shareholders of The Davey Company:


     NOTICE IS HEREBY GIVEN that a special meeting of shareholders ("Special Meeting") of The Davey Company ("Davey") will be held at the Newark Airport Hilton, 1170 Spring Street, Newark, New Jersey 07201, at 10:00 a.m., local time on Tuesday, July 8, 1997 for the following purposes:


          1. The Transaction. To consider, vote upon and give written consent to a proposal (i) to approve the Asset Purchase Agreement (the "Purchase Agreement") dated as of May 7, 1997 between Rock-Tenn Company ("Rock-Tenn") and Davey, pursuant to which Rock-Tenn will acquire substantially all of the assets and assume certain liabilities of Davey (the "Acquisition") and
     (ii) to approve a Plan of Liquidation of Davey (the "Davey Plan of Liquidation") to be effective immediately after consummation of the Acquisition, pursuant to which Davey will be liquidated and dissolved (the "Dissolution" and, together with the Acquisition, the "Transaction"). A copy of the Purchase Agreement is set forth in Annex A to the accompanying Proxy Statement/Prospectus. A copy of the Davey Plan of Liquidation, which provides the terms for the Dissolution, is set forth in Annex B to the accompanying Proxy Statement/Prospectus. As part of the Dissolution, Davey will effect the liquidation and dissolution of The Davey Company, Downingtown, Pennsylvania ("Davey Downingtown"), a Pennsylvania corporation and a wholly owned subsidiary of Davey. The Plan of Liquidation of Davey Downingtown (the "Downingtown Plan of Liquidation") is set forth in Annex C to the accompanying Proxy Statement/Prospectus.

          2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


     Only shareholders of record at the close of business on June 2, 1997 (the "Record Date") are entitled to receive notice of and to vote and give written consent at the Special Meeting or any adjournment thereof. Holders of Common Stock, no par value, of Davey ("Davey Common Stock") held of record at the close of business on the Record Date are entitled to one vote per share on each matter considered and voted on at the Special Meeting. The affirmative vote and written consent of the holders of 66 2/3% of the Davey Common Stock entitled to vote at the Special Meeting is required to approve the Transaction. A list of shareholders as of the Record Date will be open for examination during the Special Meeting.


     Shareholders of Davey Common Stock do not have dissenters' rights or rights of appraisal with respect to the approval of the Transaction.

     THE BOARD OF DIRECTORS OF DAVEY HAS DETERMINED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF DAVEY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF DAVEY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE TRANSACTION.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ STEPHEN C. DODD


                                          Stephen C. Dodd

                                          Secretary

Jersey City, New Jersey


June 3, 1997


     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                PROXY STATEMENT


                               THE DAVEY COMPANY
                        SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JULY 8, 1997


                             ---------------------

                                   PROSPECTUS

                               ROCK-TENN COMPANY
                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to shareholders of The Davey Company, a New Jersey corporation ("Davey"), in connection with the solicitation of proxies by the Board of Directors of Davey for use at a special meeting of shareholders to be held at 10:00 a.m., local time, on Tuesday, July 8, 1997, at the Newark Airport Hilton, 1170 Spring Street, Newark, New Jersey 07201, and at any adjournment thereof (the "Davey Special Meeting"). The purpose of the Davey Special Meeting is to consider, vote upon and give written consent to a proposal to (i) approve the Asset Purchase Agreement (the "Purchase Agreement") dated as of May 7, 1997 between Rock-Tenn Company ("Rock-Tenn") and Davey, pursuant to which Rock-Tenn will acquire substantially all of the assets and assume certain of the liabilities of Davey (the "Acquisition") and to (ii) approve a Plan of Liquidation of Davey (the "Davey Plan of Liquidation") to be effective immediately after consummation of the Acquisition, pursuant to which Davey will be liquidated and dissolved (the "Dissolution" and, together with the Acquisition, the "Transaction"). A copy of the Purchase Agreement is set forth in Annex A to this Proxy Statement/Prospectus. A copy of the Davey Plan of Liquidation, which provides the terms for the Dissolution, is set forth in Annex B to this Proxy Statement/Prospectus. As part of the Dissolution, Davey will effect the liquidation and dissolution of The Davey Company, Downingtown, Pennsylvania ("Davey Downingtown"), a Pennsylvania corporation and a wholly owned subsidiary of Davey. The Plan of Liquidation of Davey Downingtown (the "Downingtown Plan of Liquidation") is set forth in Annex C to this Proxy/Prospectus. This Proxy Statement/Prospectus and the form of proxy for the Special Meeting will be first sent to shareholders of Davey on or about June 3, 1997.


     This Proxy Statement/Prospectus also constitutes the prospectus of Rock-Tenn relating to the issuance of shares of Class A Common Stock, par value $.01 per share, of Rock-Tenn ("Rock-Tenn Common Stock") to Davey pursuant to the terms of the Purchase Agreement. Rock-Tenn has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of Rock-Tenn Common Stock to be issued pursuant to the Purchase Agreement.

                             ---------------------

    THE SHARES OF ROCK-TENN COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE ACQUISITION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
   OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


          The date of this Proxy Statement/Prospectus is June 3, 1997.

                             AVAILABLE INFORMATION

     Rock-Tenn is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning Rock-Tenn can be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Proxy Statement/Prospectus constitutes a part of the Registration Statement, which has been filed by Rock-Tenn with the Commission under the Securities Act. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information relating to Rock-Tenn and the Rock-Tenn Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document filed as an exhibit to the Registration Statement.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed with the Commission by Rock-Tenn (Commission File No. 0-23340) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus as of their respective dates:

          (i) Rock-Tenn's Annual Report on Form 10-K for the year ended September 30, 1996;

          (ii) Rock-Tenn's Quarterly Report on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997;

          (iii) Rock-Tenn's Current Reports on Form 8-K dated October 23, 1996, December 20, 1996, January 8, 1997, January 10, 1997, and January 21, 1997 (as amended by the Current Report on Form 8-K/A dated January 21, 1997); and

          (iv) The description of the Rock-Tenn Common Stock in Rock-Tenn's Registration Statement on Form 8-A filed with the Commission on February 2, 1994.

     In addition, all documents filed by Rock-Tenn pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Davey Special Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS OF ROCK-TENN THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT

CHARGE UPON WRITTEN OR ORAL REQUEST FROM GWEN HERRIN, INVESTOR RELATIONS DEPARTMENT, ROCK-TENN COMPANY, 504 THRASHER STREET, NORCROSS, GEORGIA 30071; TELEPHONE NUMBER (770) 448-2193. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY JUNE 27, 1997.


     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus or the documents incorporated or deemed incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by Rock-Tenn or Davey. This Proxy Statement/Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any sale made thereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date thereof.

     All information contained herein with respect to Rock-Tenn and its subsidiaries has been supplied by Rock-Tenn, and all information with respect to Davey and Davey Downingtown has been supplied by Davey.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................     5
RISK FACTORS................................................    14
DAVEY SPECIAL MEETING OF SHAREHOLDERS.......................    18
THE TRANSACTION.............................................    19
BUSINESS OF DAVEY...........................................    32
COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL
  SHAREHOLDERS OF DAVEY.....................................    32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF DAVEY........................    34
CERTAIN DIFFERENCES IN THE RIGHTS OF ROCK-TENN AND DAVEY
  SHAREHOLDERS..............................................    37
EXPERTS.....................................................    50
LEGAL MATTERS...............................................    50
SHAREHOLDER PROPOSALS.......................................    50
INDEX TO FINANCIAL STATEMENTS OF DAVEY......................   F-1
ANNEX A: ASSET PURCHASE AGREEMENT...........................   A-1
ANNEX B: DAVEY PLAN OF LIQUIDATION..........................   B-1
ANNEX C: DOWNINGTOWN PLAN OF LIQUIDATION....................   C-1

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto included or incorporated by reference in this Proxy Statement/Prospectus. The Purchase Agreement is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Acquisition. The Davey Plan of Liquidation is set forth in Annex B to this Proxy Statement/Prospectus and the Downingtown Plan of Liquidation is set forth in Annex C to this Proxy Statement/Prospectus, and reference is made thereto for a complete description of the Dissolution. Shareholders of Davey are urged to read carefully this Proxy Statement/Prospectus, including the Annexes.

PARTIES TO THE ACQUISITION

     Davey. Founded in 1842 and incorporated in 1923, Davey manufactures high density recycled paperboard, which is used primarily by the book manufacturing industry for the covers of hard bound books. Davey and Davey Downingtown operate three mills, located in Jersey City, New Jersey, Downingtown, Pennsylvania, and Aurora, Illinois.

     Davey is incorporated under the laws of the State of New Jersey. There is no public market for the Davey Common Stock. Unless the context otherwise requires, references to Davey refer to The Davey Company and do not include Davey Downingtown, which is not being acquired in the Acquisition. Davey's principal executive offices are located at 164 Laidlaw Avenue, Jersey City, New Jersey 07306 and its telephone number is (201) 653-0606.

     Rock-Tenn. Founded in 1936 as a folding carton manufacturer, Rock-Tenn is a leading manufacturer of packaging and other converted paperboard products and focuses primarily on folding cartons and recycled paperboard. Rock-Tenn believes that it is the second largest manufacturer of folding cartons in North America, the largest U.S. producer of laminated paperboard products for the book cover and furniture markets and the largest producer of solid fiber partitions in North America. Rock-Tenn operates over 70 manufacturing and distribution facilities located in the United States and Canada.

     Rock-Tenn is incorporated under the laws of the State of Georgia. The Rock-Tenn Common Stock is traded on the New York Stock Exchange under the symbol "RKT." Unless the context otherwise requires, references to Rock-Tenn include Rock-Tenn Company and it subsidiaries. Rock-Tenn's executive offices are located at 504 Thrasher Street, Norcross, Georgia 30071 and its telephone number is
(770) 448-2193.

DAVEY SPECIAL MEETING


     Purpose. The Davey Special Meeting will be held at 10:00 a.m., local time, on Tuesday, July 8, 1997 at the Newark Airport Hilton, 1170 Spring Street, Newark, New Jersey 07201. At the Davey Special Meeting, shareholders will consider, vote upon and give written consent to a proposal to approve the Transaction and transact such other business as may properly come before the Davey Special Meeting. See "The Davey Special Meeting."



     Record Date and Shares Entitled to Vote. Only shareholders of record at the close of business on June 2, 1997 (the "Record Date") are entitled to notice of and to vote at the Davey Special Meeting. As of the close of business on the Record Date, there were 4,010 shares of Common Stock, no par value, of Davey ("Davey Common Stock") issued and outstanding held by 28 holders of record. Holders of Davey Common Stock on the Record Date are entitled to one vote per share on each matter considered and voted on at the Davey Special Meeting.


     Vote Required; Security Ownership of Management. The affirmative vote and written consent of the holders of 66 2/3% of Davey Common Stock entitled to vote at the Special Meeting is required to approve the Transaction. As of the Record Date, directors and executive officers of Davey beneficially owned in the aggregate 1,592 shares of Davey Common Stock (or approximately 39.7% of the issued and outstanding Davey Common Stock), which includes as of the Record Date shares owned of record by The Davey Company, Inc. 401(k) Savings and Profit Sharing Plan (the "Profit Sharing Plan"), as to which the trustees of the Profit Sharing Plan, all of whom are directors of Davey, have the right to vote. Each of the directors and executive officers of Davey has advised Davey that he intends to vote his shares of Davey Common Stock (including the shares owned of record by the Profit Sharing Plan) to approve the Transaction.

     Recommendation of the Davey Board of Directors. The Board of Directors of Davey has determined that the Transaction is in the best interests of Davey and its shareholders and has unanimously approved the Transaction. Accordingly, the Board of Directors of Davey unanimously recommends that the shareholders of Davey vote FOR approval of the Transaction. In deciding to approve the Transaction, the Davey Board of Directors considered a number of factors. See "The Transaction -- Reasons for the Transaction -- Davey."

     Proxies. A form of proxy (which includes a form of written consent) is enclosed with this Proxy Statement/Prospectus. All shares of Davey Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted against approval of the Transaction and, in the discretion of the proxy holder, voted for any other matter which may properly come before the Special Meeting.

ROCK-TENN CORPORATE ACTION

     The Board of Directors of Rock-Tenn has unanimously determined that the Acquisition is in the best interests of Rock-Tenn and its shareholders and has approved the Acquisition. The shareholders of Rock-Tenn are not required to take any action in connection with the Acquisition.

THE ACQUISITION

     General. The Purchase Agreement provides that Rock-Tenn will purchase substantially all of the assets (the "Assets") and assume certain of the liabilities of Davey (the "Assumed Liabilities") and, in consideration thereof, issue and deliver to Davey at the closing of the Acquisition (the "Closing") 863,500 shares of Rock-Tenn Common Stock, subject to certain working capital adjustments. However, if the Average Closing Price is less than $14.00, the number of shares of Rock-Tenn Common Stock to be issued and delivered to Davey at the Closing will be equal to the result obtained by dividing $12,089,000 by the Average Closing Price, subject to certain working capital adjustments. The "Average Closing Price" shall be equal to the average closing price per share of the Rock-Tenn Common Stock on the New York Stock Exchange ("NYSE") for the seven consecutive trading days ending on (and including) the tenth day prior to the Davey Special Meeting. The Transaction is intended to qualify as a tax-free reorganization under Section 368(a)(1)(C) and (a)(2)(G) of the Internal Revenue Code of 1986, as amended (the "Code") and, accordingly, Davey will be required to consummate the Dissolution following consummation of the Acquisition. Pursuant to the Dissolution, Davey will distribute all of its assets, including the shares of Rock-Tenn Common Stock issued to Davey pursuant to the Purchase Agreement, to its shareholders, subject to certain reserves established to meet certain liabilities and obligations of Davey and Davey Downingtown. See "The Transaction -- The Dissolution."

     Conditions to the Acquisition. Consummation of the Acquisition is subject to various conditions, including, among others, (a) the approval of the Transaction by the requisite vote of the holders of Davey Common Stock, (b) the effectiveness of the Registration Statement of which this Proxy Statement/ Prospectus is a part, (c) the authorization for listing on the NYSE of the shares of Rock-Tenn Common Stock to be issued to Davey pursuant to the Purchase Agreement, (d) that certain regulatory approvals have been granted, including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (e) the execution and delivery of the Stock Pledge Agreement (as defined herein) by Rock-Tenn and the shareholders of Davey. See "The
Transaction -- Terms of the Purchase Agreement -- Conditions to Rock-Tenn's Obligation to Effect Acquisition; Conditions to Davey's Obligation to Effect Acquisition."

     Amendment. The Purchase Agreement may be amended by mutual agreement of the parties thereto. Any amendment to the Purchase Agreement must be in writing and signed by the parties to the Purchase Agreement.

     Termination. The Purchase Agreement may be terminated at any time prior to the date of the Closing (the "Closing Date") (a) by mutual agreement of Davey and Rock-Tenn or (b) by Rock-Tenn or Davey if the Closing has not occurred on or before 5:00 p.m. Eastern Standard Time on July 31, 1997.

     Fees and Expenses. Davey and Rock-Tenn will each bear 50% of any sales, transfer or similar taxes or transfer fees payable as a result of the sale of the Assets or any other action contemplated by the Purchase Agreement, the filing fees under the HSR Act and any title examination and survey costs and expenses. All other costs and expenses, including legal and accounting fees, will be borne by the party incurring such costs and expenses. See "The Transaction -- Terms of the Purchase Agreement -- Fees and Expenses."

     Indemnification. Under the Purchase Agreement, Davey has agreed to indemnify Rock-Tenn for losses resulting from liabilities of Davey (other than the Assumed Liabilities (as defined in the Purchase Agreement)), breaches of representations and warranties, breaches of covenants, actions occurring or conditions existing prior to the Closing Date, and fraud. Rock-Tenn has agreed in the Purchase Agreement to indemnify Davey for losses relating to Assumed Liabilities, breaches of representations and warranties, breaches of covenants and fraud. With certain exceptions, neither party will be liable to the other for indemnification except to the extent that such party's indemnifiable losses exceed, in the aggregate, $250,000. In addition, Davey shall not be liable to Rock-Tenn for indemnification for amounts which exceed the product of the Average Closing Price multiplied by the number of shares of Rock-Tenn Common Stock issued to Davey pursuant to the Purchase Agreement. See "The
Transaction -- Terms of the Purchase Agreement -- Indemnification."

     Downingtown Assets. Immediately prior to the Acquisition, Davey will cause Davey Downingtown to distribute to Davey all of the personal property owned by Davey Downingtown, with certain exceptions. Davey will also assume certain of the liabilities of Davey Downingtown which in turn will be assumed by Rock-Tenn under the Purchase Agreement. Certain real property owned by Davey Downingtown in Downingtown, Pennsylvania and Lansing, Kansas will remain assets of Davey Downingtown and will not be transferred to Rock-Tenn. See "The
Transaction -- Terms of the Purchase Agreement -- Downingtown Assets."

     New Jersey Environmental Matters. Under the Purchase Agreement, Davey and Rock-Tenn have agreed to follow certain procedures with respect to obtaining required approvals from the State of New Jersey relating to the environmental condition of Davey's Jersey City, New Jersey facility for (a) the performance of certain work relating to such environmental condition subsequent to the Closing and (b) the allocation of certain expenses between Davey and Rock-Tenn relating to the remediation of such environmental condition. See "The
Transaction -- Regulatory Approvals -- New Jersey Environmental Approvals."

     Stock Pledge Agreement. As a condition to the Acquisition, each of Davey and Davey's shareholders will enter into an Indemnification and Stock Pledge Agreement (the "Stock Pledge Agreement") with Rock-Tenn for the purpose of securing the punctual payment and performance of any and all liabilities and obligations owed by Davey under the Purchase Agreement and the Stock Pledge Agreement. Under the Stock Pledge Agreement, among other things, Davey's shareholders will agree that each shareholder will assume and become directly liable (on a several, not joint, basis pro rata in accordance with each shareholder's ownership interest in Davey) for Davey's liabilities and obligations to Rock-Tenn under the Purchase Agreement. In addition, as collateral security for the payment and performance in full of Davey's liabilities and obligations, the shareholders of Davey will pledge to Rock-Tenn a first priority security interest in all right, title and interest to an aggregate of 10% of the shares of Rock-Tenn Common Stock distributed to the shareholders pursuant to the Dissolution. Pursuant to the Stock Pledge Agreement, each Pledgor will irrevocably appoint Alfred C. Brooks as the true and lawful agent and attorney-in-fact (the "Representative") of such Pledgor with full powers of substitution to act in the name, place and stead of such Pledgor with respect to the performance on behalf of such Pledgor under the terms and provisions of the Stock Pledge Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under the Stock Pledge Agreement. See "The Transaction -- Stock Pledge Agreement."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION


     Certain executive officers and directors of Davey have interests in the Transaction in addition to their interests as shareholders of Davey generally. In particular, certain executive officers of Davey, including Alfred C. Brooks and Stephen C. Dodd, will receive certain termination payments from Davey in connection with the Transaction and will enter into employment agreements with Rock-Tenn. See "The Transaction -- Interests of Certain Persons in the Transaction" and "The Transaction -- Employment Agreements."


THE DISSOLUTION

     The Transaction is intended to qualify as a tax-free reorganization under
Section 368(a)(1)(C) and (a)(2)(G) of the Code. In order to qualify, among other things, "substantially all of the properties" of Davey must be transferred to Rock-Tenn and Davey must be liquidated and dissolved. Therefore, the Dissolution pursuant to the Davey Plan of Liquidation is an integral part of the Transaction. In addition, in connection with the Dissolution, Davey Downingtown will be liquidated and dissolved pursuant to the Downingtown Plan of Liquidation. The Downingtown Plan of Liquidation will be approved by Davey, its sole shareholder, as of the date of the Davey Special Meeting, subject to approval of the Davey Plan of Liquidation by Davey's shareholders. See "The Transaction -- The Dissolution."

REGULATORY APPROVALS REQUIRED

     Under the Purchase Agreement, the obligations of both Davey and Rock-Tenn to consummate the Acquisition are conditioned upon receipt of regulatory approvals. Under the HSR Act, the Acquisition may not be consummated unless notification has been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the waiting period has expired or been terminated. Pursuant to HSR Act, on May 9, 1997, Davey and Rock-Tenn each filed a Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Acquisition. The 30-day waiting period under the HSR Act applicable to the Acquisition will expire on June 8, 1997. Additionally, transfer of Davey's Jersey City facility to Rock-Tenn pursuant to the Purchase Agreement will require approval by the New Jersey Department of Environmental Protection ("NJDEP"). See "The
Transaction -- Regulatory Approvals -- New Jersey Environmental Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The Transaction is intended to qualify as a tax-free reorganization under
Section 368(a)(1)(C) and (a)(2)(G) of the Code. If the Transaction does so qualify, neither Davey nor the shareholders of Davey will recognize taxable gain or loss upon the receipt of shares of Rock-Tenn Common Stock in connection with the Acquisition or Dissolution, respectively. Davey, however, will recognize gain in the Dissolution upon the sale or distribution of any appreciated assets that are not acquired by Rock-Tenn in the Acquisition. Furthermore, each shareholder of Davey will recognize gain in the Dissolution in an amount equal to the lesser of (i) the fair market value of the property other than Rock-Tenn Common Stock (including any cash payment in lieu of a fractional share of Rock-Tenn Common Stock and common stock of Davey Downingtown) distributed to him or her and (ii) the gain realized by the shareholder in the Dissolution. See "The Transaction -- Certain Federal Income Tax Consequences."


ACCOUNTING TREATMENT

     For financial accounting purposes, the Acquisition will be accounted for by Rock-Tenn using the purchase method of accounting in accordance with generally accepted accounting principles. See "The Transaction -- Accounting Treatment."

APPRAISAL RIGHTS

     Shareholders of Davey do not have dissenters' rights or rights of appraisal with respect to the Transaction under the New Jersey Business Corporation Act (the "New Jersey BCA").

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of Davey shareholders currently are determined by reference to the New Jersey BCA and Davey's Amended and Restated Certificate of Incorporation (the "Davey Certificate") and Bylaws (the "Davey Bylaws"). Following the Transaction, Davey shareholders will become shareholders of Rock-Tenn, and their rights as shareholders will be determined by the Georgia Business Corporation Code (the "Georgia BCC") and Rock-Tenn's Restated and Amended Articles of Incorporation (the "Rock-Tenn Articles") and Bylaws (the "Rock-Tenn Bylaws"). See "Certain Differences in the Rights of Rock-Tenn and Davey Shareholders."

MARKET PRICES AND DIVIDENDS


     The Rock-Tenn Common Stock has been traded on the NYSE under the symbol "RKT" since December 31, 1996. Prior to December 31, 1996, the Rock-Tenn Common Stock was traded on the Nasdaq National Market under the symbol "RKTN." As of June 2, 1997, there were approximately 667 holders of record of Rock-Tenn Common Stock.


     The table below sets forth the high and low sales prices of the Rock-Tenn Common Stock and the quarterly cash dividends declared per share of Rock-Tenn Common Stock and the Class B Common Stock, par value $.01 per share, of Rock-Tenn (the "Rock-Tenn Class B Common Stock") during the fiscal years indicated (which in each case ended September 30 of such year). There is no established trading market for the Rock-Tenn Class B Common Stock.


                                                                PRICE RANGE       CASH
                                                              ---------------   DIVIDENDS
                                                               HIGH     LOW     DECLARED
                                                              ------   ------   ---------
Fiscal 1995:
  First Quarter.............................................  $16.36   $12.27    $0.068
  Second Quarter............................................   17.50    15.00     0.068
  Third Quarter.............................................   16.14    14.09     0.068
  Fourth Quarter............................................   16.36    13.86     0.068
Fiscal 1996:
  First Quarter.............................................   15.91    14.32     0.068
  Second Quarter............................................   16.59    14.32     0.068
  Third Quarter.............................................   18.64    15.23     0.068
  Fourth Quarter............................................   19.77    15.00     0.068
Fiscal 1997:
  First Quarter.............................................   24.00    17.50     0.075
  Second Quarter............................................   20.00    16.38     0.075
  Third Quarter (through June 2, 1997)......................   17.00    13.50     0.075



     On (i) May 9, 1997, the last trading day prior to the public announcement of the Transaction and (ii) June 2, 1997, the last reported sale price of the Rock-Tenn Common Stock, as reported on the NYSE Composite Tape, was $14.13 and $15.13 per share, respectively. Davey shareholders should obtain current market quotations for the Rock-Tenn Common Stock.



     Davey is privately held and there is no established public market for the Davey Common Stock. As of June 2, 1997, there were 28 holders of record of the Davey Common Stock. Davey has paid no dividends on Davey Common Stock during its last two fiscal years ended December 31, 1995 and December 31, 1996 or during the three months ended March 31, 1997.


COMPARATIVE PER SHARE INFORMATION

     The following table sets forth certain per share data of Rock-Tenn and Davey on both historical and pro forma combined bases (giving effect to the Acquisition using the purchase method of accounting) and certain information on a equivalent pro forma combined basis for each share of Davey Common Stock. The information presented in this table is not necessarily indicative of future combined earnings or financial position or of the combined earnings or financial position that would have been reported had the Acquisition been consummated at the beginning of the respective periods or as of the dates for which such unaudited pro forma information is presented.


                                                                   PER SHARE OF COMMON STOCK
                                                           ------------------------------------------
                                                            INCOME
                                                           (LOSS)(2)   BOOK VALUE(3)   CASH DIVIDENDS
                                                           ---------   -------------   --------------
Rock-Tenn -- Pro Forma Historical(1)
  Year ended September 30, 1996..........................   $  1.63      $   10.54         $ 0.27
  Six months ended March 31, 1997........................     (0.07)         10.39           0.15
Rock-Tenn -- Pro Forma Combined
  Year ended September 30, 1996..........................   $  1.66      $   10.66         $ 0.27
  Six months ended March 31, 1997........................     (0.04)         10.51           0.15
Davey -- Historical
  Year ended December 31, 1996...........................   $499.40      $2,829.52         $   --
  Three months ended March 31, 1997......................     99.80       2,924.88             --
Davey -- Equivalent Pro Forma
Combined Per Share(4)
  Year ended September 30, 1996..........................   $357.46      $2,295.52         $58.14
  Six months ended March 31, 1997........................     (8.61)      2,263.22          32.30


---------------


(1) The information set forth under the heading Rock-Tenn -- Pro Forma Historical gives effect to the Waldorf Acquisition as if it had been consummated at the beginning of each period presented.


(2) Pro forma combined income represents income from continuing operations as if the Acquisition had been consummated at the beginning of each period presented.


(3) Historical book value per share information for Rock-Tenn and Davey as of the end of each period presented are computed by dividing historical shareholders' equity for each respective company by the number of shares of Rock-Tenn Common Stock and Rock-Tenn Class B Common Stock and Davey Common Stock, as the case may be, outstanding at the end of each period presented, excluding common stock equivalents. Pro forma combined book value per share information as of the end of each period presented is computed by dividing pro forma shareholders' equity by the number of shares of Rock-Tenn Common Stock and Rock-Tenn Class B Common Stock outstanding on such dates plus the shares of Rock-Tenn Common Stock to be issued in the Acquisition (assuming the Davey Special Meeting had been held on June 2, 1997, the last trading day before the date of this Proxy Statement/Prospectus, in which case the number of shares of Rock-Tenn Common Stock issued pursuant to the Purchase Agreement would have been 863,500).


(4) Equivalent pro forma per share information for Davey is determined by multiplying Rock-Tenn's pro forma per share information by the implied exchange ratio, which solely for the purposes hereof has been estimated to be approximately 215.34:1.

SELECTED FINANCIAL DATA

     Set forth below is certain unaudited historical consolidated selected financial data relating to Rock-Tenn and Davey. This information should be read in conjunction with the respective historical consolidated financial statements of Rock-Tenn and Davey, including the respective notes thereto, included or incorporated by reference in this Proxy Statement/Prospectus.

                                   ROCK-TENN

     The selected statement of income data, per share data and balance sheet data for each of the five fiscal years in the period ended September 30, 1996 are derived from the consolidated financial statements of Rock-Tenn, which have been audited by Ernst & Young LLP, independent auditors. The following table also sets forth selected statement of income data, per share data and balance sheet data for and as of the six months ended March 31, 1996 and 1997. Such data was derived from the unaudited consolidated financial statements of Rock-Tenn incorporated by reference herein, which unaudited consolidated financial statements, in the opinion of Rock-Tenn's management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the six months ended March 31, 1997 are not necessarily indicative of results that may be expected for the year ending September 30, 1997.


                                                                                          SIX MONTHS
                                                                                            ENDED
                                               FISCAL YEAR ENDED SEPTEMBER 30,            MARCH 31,
                                         -------------------------------------------   ----------------
                                          1992     1993    1994(2)    1995     1996     1996    1997(3)
                                         ------   ------   -------   ------   ------   ------   -------
                                                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Net sales............................  $655.5   $650.7   $705.8    $902.9   $876.1   $435.8   $483.7
  Cost of goods sold...................   493.1    492.6    529.0     687.4    632.2    317.5    364.4
                                         ------   ------   ------    ------   ------   ------   ------
  Gross profit.........................   162.4    158.1    176.8     215.5    243.9    118.3    119.3
  Selling, general and administrative
     expenses..........................   103.3    102.0    113.5     139.5    151.7     74.3     88.4
  Plant closure and other costs........      --       --       --        --       --       --     12.8
  Unusual items(1).....................      --     11.8       --        --       --       --       --
                                         ------   ------   ------    ------   ------   ------   ------
  Income from operations...............    59.1     44.3     63.3      76.0     92.2     44.0     18.1
  Interest and other income............     0.4      1.2      0.5       0.3      1.3      0.5      0.6
  Interest expense.....................    (3.8)    (4.0)    (2.8)     (8.4)   (11.0)    (5.7)    (9.2)
                                         ------   ------   ------    ------   ------   ------   ------
  Income before income taxes...........    55.7     41.5     61.0      67.9     82.5     38.8      9.5
  Provision for income taxes...........    22.5     16.0     23.5      26.5     31.4     14.7      9.3
                                         ------   ------   ------    ------   ------   ------   ------
  Net income...........................  $ 33.2   $ 25.5   $ 37.5    $ 41.4   $ 51.1   $ 24.1   $  0.2
                                         ======   ======   ======    ======   ======   ======   ======
PER SHARE DATA:
  Net income per common and common
     equivalent share..................  $ 1.01   $  .76   $ 1.10    $ 1.21   $ 1.50   $  .71   $  .01
  Dividends per common share...........     .06      .07      .15       .27      .27      .14      .15
  Weighted average number of shares
     outstanding (in thousands)........  32,743   32,749   33,874    34,166   34,014   33,954   34,114

                                                          AT SEPTEMBER 30,
                                             -------------------------------------------   AT MARCH 31,
                                              1992     1993    1994(2)    1995     1996      1997(3)
                                             ------   ------   -------   ------   ------   ------------
                                                                   (IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents................  $ 25.3   $ 51.2   $ 15.2    $ 21.5   $ 50.9     $    7.2
  Working capital..........................    79.3     95.0     78.1      99.7    120.4        101.2
  Total assets.............................   312.1    355.1    413.7     555.3    581.7      1,053.7
  Property, plant and equipment............   173.9    199.2    256.1     310.1    334.9        516.0
  Long-term debt and redeemable preferred
     stock (excluding current portion).....    39.3     51.6     52.1     144.2    139.3        510.7
  Shareholders' equity.....................   205.6    235.0    282.0     307.9    349.2        345.8

---------------

(1) Includes $10.1 million paid by Rock-Tenn in connection with certain employee stock option transactions and $1.0 million paid to, and on behalf of, the former Chairman of the Board of Directors of Rock-Tenn upon his retirement.
(2) Effective October 1, 1993, Rock-Tenn changed the method of depreciation for machinery and equipment from the 200% declining balance method to the 150% declining balance method. The effect of this change was to increase net income and earnings per share by $422,000 and $.01, respectively, in fiscal 1994.
(3) Reflects the results of operations of Waldorf Corporation, a manufacturer of folding cartons, recycled clay-coated paperboard and recycled corrugating medium, beginning January 21, 1997, the date Rock-Tenn acquired all of the outstanding stock of the parent of Waldorf Corporation.

                                     DAVEY

     The selected statement of income data, per share data and balance sheet data for each of the five fiscal years in the period ended December 31, 1996 are derived from the consolidated financial statements of The Davey Company and Subsidiary, which have been audited by Amper, Politziner & Mattia, independent auditors. The following table also sets forth selected statement of income data, per share data and balance sheet data for the three months ended March 31, 1996 and 1997. Such data was derived from the unaudited consolidated financial statements of Davey included elsewhere herein.

                                                                                            THREE MONTHS
                                                                                                ENDED
                                                    YEAR ENDED DECEMBER 31,                   MARCH 31,
                                       -------------------------------------------------   ---------------
                                        1992       1993       1994      1995      1996      1996     1997
                                       -------   --------   --------   -------   -------   ------   ------
                                        (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Net sales..........................   $ 21.6    $  22.4    $  20.5    $ 25.3    $ 26.3   $  6.2   $  7.5
  Operating Profit (Loss)............     (0.4)      (0.2)      (1.2)     (0.1)      3.3      0.9      0.6
  Income (loss) before taxes.........     (0.1)      (0.7)      (1.5)     (0.3)      3.3      0.8      0.6
  Net income (loss)..................   $  0.7    ($  0.5)   ($  1.0)   ($ 0.2)      2.0      0.5      0.4
PER SHARE DATA:
  Net income (loss) per common
     share...........................   $175.1    $(125.4)   $(250.9)   $(50.2)   $499.4   $125.4   $ 99.8
  Cash dividends declared per common
     share...........................   $   65    $    30    $    --    $   --    $   --   $   --   $   --
  Weighted average number of common
     shares outstanding..............    3,997      3,988      3,985     3,985     4,005    3,987    4,010

                                                      AT DECEMBER 31,                       AT
                                         ------------------------------------------      MARCH 31,
                                          1992     1993     1994     1995     1996         1997
                                         ------   ------   ------   ------   ------   ---------------
                                                       (IN MILLIONS)
BALANCE SHEET DATA:
  Total assets.........................   $19.8    $19.5    $17.5    $16.7    $19.9        $19.8
  Long-term debt.......................     6.2      5.3      4.7      3.8      3.8          3.7

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement/Prospectus, the following factors should be carefully considered in evaluating the proposed Transaction and the shares of Rock-Tenn Common Stock to be issued pursuant to the Purchase Agreement.

FEDERAL INCOME TAX RISKS RELATING TO THE TRANSACTION


     There are material income tax risks associated with the Transaction. Neither Davey nor Rock-Tenn has obtained a ruling from the Internal Revenue Service (the "IRS") as to whether the Transaction qualifies as a tax-free reorganization under Section 368(a)(1)(C) and (a)(2)(G) of the Code (a "C-Reorganization"), or with respect to any other tax matter regarding the Transaction, and no such ruling will be sought or obtained from the IRS. Davey and Rock-Tenn have received an opinion of Davey's special counsel, Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, to the effect that the Transaction qualifies as a C-Reorganization for federal income tax purposes and as to certain other matters. Such opinion of counsel is qualified in certain significant respects and will not be binding on the IRS. Accordingly, there can be no assurance that the Transaction will not at some later date be found not to qualify as a C-Reorganization, in which case both Davey and the shareholders of Davey will incur taxable gains upon the receipt of Rock-Tenn Common Stock. Moreover, the opinion of counsel is based on current law and administrative regulations, which could change without notice and with retroactive effect. There can be no assurance that the IRS will allow, on audit, the Transaction to be treated as a C-Reorganization. If the C-Reorganization is disallowed by the IRS and such disallowance is upheld by the courts, corresponding adjustments will be made in the federal income tax returns of Davey and its shareholders for their affected taxable years, with the result that both Davey and its shareholders will incur additional taxes, interest and other costs, and possibly penalties. In addition, audit of Davey's federal income tax returns may result in an examination and audit of the individual shareholders' returns that would not otherwise occur.


     Even if the Transaction qualifies as a C-Reorganization for federal income tax purposes, Davey shareholders may be required to recognize gain for federal income tax purposes (i) upon the distribution by Davey of assets and liabilities to the liquidating trust established pursuant to the Davey Plan of Liquidation and (ii) upon the distribution by Davey of any assets (other than shares of Rock-Tenn Common Stock) to its shareholders, including the shares of common stock of Davey Downingtown. Management of Davey believes that gain is unlikely to be recognized pursuant to the above because the net value of assets so distributed in each case is likely to be zero or de minimis. There can be no assurance, however, that the actual value of any assets so distributed will be in accordance with Davey management's belief or that the IRS will not take the position that such distributed assets have a significant net value and that Davey shareholders are required to recognize taxable gain.

INTEGRATION OF THE WALDORF ACQUISITION

     On January 21, 1997, Rock-Tenn acquired all of the outstanding capital stock of the parent of Waldorf Corporation (the "Waldorf Acquisition"). Waldorf Corporation ("Waldorf") is a leading manufacturer of folding cartons and recycled clay-coated paperboard as well as a manufacturer of corrugating medium. The Waldorf Acquisition is significantly larger than Rock-Tenn's previous acquisitions and represents a substantial increase in the size of Rock-Tenn's business. Waldorf's net sales for its fiscal 1996 were $377.1 million, and Rock-Tenn's net sales for its fiscal 1996 were $876.1 million. Successful integration of Waldorf's operations will depend primarily on Rock-Tenn's ability to manage Waldorf's manufacturing operations (which added eight manufacturing facilities) and to eliminate redundancies and excess costs. There can be no assurance that Rock-Tenn can successfully integrate Waldorf and any failure or inability to do so may have a material adverse effect on Rock-Tenn's results of operations and financial condition. In addition, Rock-Tenn expects to realize certain cost savings and other business synergies as a result of the Waldorf Acquisition. Realization of such cost savings and other synergies could be affected by a number of factors beyond Rock-Tenn's control, such as general economic conditions, increased operating costs, the response of competitors or customers and regulatory developments. There can be no assurance that Rock-Tenn will achieve the expected cost savings and other business synergies.

     Further, although Rock-Tenn and its advisors conducted a due diligence investigation with respect to the Waldorf Acquisition, there can be no assurance that such due diligence investigation uncovered all material adverse facts relating to the business, results of operations, financial condition and properties of Waldorf. The existence of any such facts could have an adverse effect on Rock-Tenn's results of operations and financial condition. Rock-Tenn has received certain indemnification for liabilities arising out of the Waldorf Acquisition.

POSSIBLE ADVERSE EFFECT OF INCREASED COSTS AND REDUCED SUPPLY OF RAW MATERIALS

     Historically, the cost of recovered paper, virgin paperboard and containerboard, Rock-Tenn's principal raw materials, have fluctuated significantly due to market and industry conditions. Increasing demand for products packaged in 100% recycled paper and the shift by virgin paperboard manufacturers to the production of paperboard with some recycled paper content may increase demand for recovered paper and result in cost increases. There can be no assurance that Rock-Tenn will be able to recoup any future increases in the cost of recovered paper or other raw materials through price increases for its products. Further, a reduction in supply of recovered paper, virgin paperboard and containerboard due to increased demand or other factors could have an adverse effect on Rock-Tenn's business.

POSSIBLE ADVERSE EFFECT OF PRICING VARIABILITY

     The folding cartons, other converted products and paperboard industries historically have experienced significant fluctuations in selling prices. Rock-Tenn's inability to maintain the selling prices of products within these industries during periods of weak economic conditions may have a material adverse effect on Rock-Tenn's results of operations and financial condition. Rock-Tenn is not able to predict with certainty market conditions or the selling prices for its products.

     The paperboard industry is currently experiencing a period of weak conditions and selling prices within the industry have been adversely affected. These lower selling prices have had a material adverse effect on the results of operations of Rock-Tenn's paperboard segment as well as Rock-Tenn's overall results during the six months ended March 31, 1997. In addition, in connection with the Waldorf Acquisition, Rock-Tenn acquired a plant that manufactures corrugating medium, a product that was not previously manufactured by Rock-Tenn. Due primarily to these adverse industry conditions, Rock-Tenn's corrugating medium business incurred significant losses during the period from acquisition (January 22, 1997) through March 31, 1997. Rock-Tenn anticipates that results of operations attributable to Rock-Tenn's paperboard operations, including its medium business, will continue to be materially, adversely affected until industry conditions improve.

IMPACT OF COMPETITION AND INCREASING ACCEPTANCE OF COMPETING PRODUCTS ON DEMAND FOR ROCK-TENN'S PRODUCTS

     The converted products and paperboard industries are highly competitive, and no single company is dominant. Rock-Tenn's competitors include large, vertically integrated converted products and paperboard companies and numerous smaller companies. In recent years, there has been a trend toward consolidation within the converted products and paperboard industries, and Rock-Tenn believes that this trend will continue. The primary competitive factors in the converted products and paperboard industries are price, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of Rock-Tenn's competitors becomes more successful with respect to any key competitive factor, Rock-Tenn's business could be materially, adversely affected.

     In addition, as demand for environmentally friendly packaging has increased, producers of virgin paperboard have begun to manufacture paperboard having some recycled paper content. Increasing acceptance of partially recycled paperboard by consumers as an environmentally friendly alternative to paperboard produced from 100% recovered paper could have an adverse effect on demand for Rock-Tenn's paperboard.

POTENTIAL UNFORSEEN ENVIRONMENTAL LIABILITIES OR COSTS

     Rock-Tenn is subject to various Federal, state, local and Canadian provincial environmental laws and regulations, including those relating to wastewater discharge, air quality and the storage, handling and disposal of a variety of substances. Rock-Tenn regularly makes capital expenditures to stay in compliance with applicable environmental laws and regulations. However, environmental laws and regulations are becoming increasingly more stringent. Consequently, unforeseen expenditures required to comply with such laws and regulations, including remediation costs, or unforeseen environmental liabilities could have a material adverse effect on Rock-Tenn's results of operations and financial condition. In addition, Rock-Tenn cannot assess with certainty at this time the impact upon its operations or capital expenditure requirements of the future emissions standards and enforcement practices under the 1990 amendments to the Clean Air Act. There can be no assurance that future amendments or modifications of environmental laws, rules or regulations applicable to Rock-Tenn will not require further expenditures by Rock-Tenn or that any such expenditures will not be material. Further, Rock-Tenn has been either notified that it may be, or has been named as, a potentially responsible party at various sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or comparable state statutes (such sites being commonly known as "Superfund" sites). There can be no assurance that any liability Rock-Tenn may incur in connection with such Superfund sites will not be material.

ACQUISITION RISKS

     Rock-Tenn intends to seek additional acquisition opportunities. There can be no assurance that Rock-Tenn will be able successfully to identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. There can also be no assurance that future acquisitions will not have an adverse effect upon Rock-Tenn's operating results, particularly in the fiscal quarters immediately following the completion of such acquisitions while the operations of the acquired business are being integrated into Rock-Tenn's operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by Rock-Tenn's existing operations, or otherwise perform as expected.

CONTROL BY PRINCIPAL SHAREHOLDERS

     Rock-Tenn's directors and executive officers control approximately 68.0% of the combined outstanding voting power of all classes of Rock-Tenn's common stock. As a result, the directors and executive officers are able to control the vote on all matters submitted to a vote of holders of Rock-Tenn's common stock (except with respect to matters as to which the holders of Rock-Tenn Common Stock are entitled to vote as a separate voting group under Rock-Tenn's Restated and Amended Articles of Incorporation and applicable law), to elect all of Rock-Tenn's directors and effectively to control Rock-Tenn.

LOSS OF KEY CUSTOMERS

     Each of Rock-Tenn's product lines has certain key customers, the loss of which could have an adverse effect on the sales of such product line and, depending on the significance of the division to Rock-Tenn's operations, Rock-Tenn's results of operations.

ANTI-TAKEOVER PROVISIONS -- LIMITATIONS ON ABILITY TO GAIN CONTROL OF ROCK-TENN AND INFLUENCE CORPORATE GOVERNANCE

     Rock-Tenn's Restated and Amended Articles of Incorporation and Bylaws contain certain provisions which may discourage or make more difficult any attempt by a person or group to obtain control of Rock-Tenn. These provisions may negatively impact the price that certain investors might be willing to pay in the future for shares of Rock-Tenn Common Stock.

RESIDUAL LIABILITY

     Shareholders of Davey, who will also become shareholders of Davey Downingtown upon the liquidation and dissolution of Davey, may be liable under state law to certain creditors of Davey and Davey Downingtown after the Dissolution. Such liability should generally be limited to the value of the property each shareholder receives in the Dissolution. The Board of Directors of both Davey and Davey Downingtown will reserve cash and other assets believed to be sufficient to pay all known and estimated liabilities and obligations of both such companies, but no assurance can be given that these assets will be sufficient to pay all liabilities and obligations of such companies, particularly those relating to environmental matters.

POTENTIAL LOSS OF SHARES RETAINED FOR POST-CLOSING ADJUSTMENTS

     For a period of several months prior to its complete liquidation and dissolution, 40,000 of the shares of Rock-Tenn Common Stock issued to Davey pursuant to the Purchase Agreement (the "Adjustment Shares") will be held in escrow under an escrow agreement to satisfy any post-closing adjustments deemed necessary as a result of Rock-Tenn's audit of the Working Capital Statement (as defined herein) and to compensate Rock-Tenn for certain other specified items. Any of the shares not required to satisfy such obligations will be distributed to the Davey Shareholders pro rata. There can be no assurance that the shareholders of Davey will receive the Adjustment Shares upon the completion of post-closing adjustments. See "The Transaction -- Terms of the Purchase Agreement."

POTENTIAL LOSS OF PLEDGED SHARES; SHAREHOLDER LIABILITY

     Pursuant to the Stock Pledge Agreement, the shareholders of Davey will pledge to Rock-Tenn the Pledged Shares to secure the obligations of Davey pursuant to the Purchase Agreement, which include certain representations and warranties respecting title to real and personal property, the environmental condition of real property transferred to Rock-Tenn, the absence of fraud in connection with the Acquisition, and other matters. See "The
Transaction -- Terms of the Purchase Agreement -- Indemnification," and "The Transaction -- Stock Pledge Agreement." In addition, pursuant to the Stock Pledge Agreement, the representative of the Davey shareholders will have the authority to liquidate the pledged shares in order to meet the residual obligations of Davey and Davey Downingtown, including their respective environmental remediation obligations. Accordingly, there can be no assurance that the shareholders of Davey will receive the Pledged Shares or the proceeds of the Pledged Shares upon the termination of the Stock Pledge Agreement. The Stock Pledge Agreement also provides that each shareholder of Davey will assume and be directly responsible for a pro rata portion of Davey's liabilities and obligations to Rock-Tenn, up to the value of the Rock-Tenn Common Stock such shareholder receives in connection with the Dissolution. See "The
Transaction -- Terms of the Purchase Agreement -- Indemnification."

RECOGNITION OF GAIN UPON RETURN OF ESCROWED OR PLEDGED SHARES

     If any of the Adjustment Shares or Pledged Shares are used to satisfy obligations of Davey to Rock-Tenn under the Purchase Agreement or the Stock Pledge Agreement, each Davey shareholder will be required to recognize taxable gain for federal income tax purposes as if such shareholder had sold his or her pro rata share of such shares of Rock-Tenn Common Stock.

                     DAVEY SPECIAL MEETING OF SHAREHOLDERS

TIME, DATE, PLACE AND PURPOSE


     The Davey Special Meeting will be held at 10:00 a.m., local time, on Tuesday, July 8, 1997, at the Newark Airport Hilton, 1170 Spring Street, Newark, New Jersey 07201. At the Davey Special Meeting, Davey's shareholders will consider, vote upon and give their written consent to a proposal to approve the Transaction and transact such other business as may properly come before the Davey Special Meeting.


RECORD DATE AND SHARES ENTITLED TO VOTE

     Only shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at the Davey Special Meeting. As of the close of business on the Record Date, there were 4,010 shares of Davey Common Stock issued and outstanding held by 28 holders of record. Holders of Davey Common Stock on the Record Date are entitled to one vote per share on each matter considered and voted on at the Davey Special Meeting.


     The presence in person or by proxy of the holders of a majority of the shares of Davey Common Stock issued and outstanding on the Record Date is necessary to constitute a quorum at the Davey Special Meeting. The affirmative vote and written consent of the holders of 66 2/3% of the Davey Common Stock entitled to vote at the Special Meeting is necessary to approve the Transaction. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Davey Special Meeting. Abstentions with respect to the proposal to approve the Transaction will count as votes against the Transaction at the Davey Special Meeting.


     As of the Record Date, directors and executive officers of Davey beneficially owned in the aggregate 1,592 shares of Davey Common Stock (or approximately 39.7% of the issued and outstanding Davey Common Stock), which includes shares owned of record by the Profit Sharing Plan as to which the trustees of the Profit Sharing Plan, all of whom are directors of Davey, have the right to vote. Each of the directors and executive officers of Davey has advised Davey that he intends to vote his shares of Davey Common Stock (including the shares owned of record by the Profit Sharing Plan) to approve the Transaction.

RECOMMENDATION OF DAVEY BOARD OF DIRECTORS

     The Board of Directors of Davey has determined that the Transaction is in the best interests of Davey and its shareholders and has unanimously approved the Transaction. Accordingly, the Board of Directors of Davey unanimously recommends that the shareholders of Davey vote FOR approval of the Transaction.

PROXIES

     A form of proxy (which includes a form of written consent) is enclosed with this Proxy Statement/Prospectus. All shares of Davey Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted against approval of the Transaction and, in the discretion of the proxy holder, voted for any other matter which may properly come before the Special Meeting.

     A Davey shareholder who has given a proxy may revoke it at any time prior to its exercise at the Davey Special Meeting by (i) giving written notice of revocation to the Secretary of Davey, (ii) properly submitting to Davey a duly executed proxy bearing a later date, or (iii) voting in person at the Davey Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Davey as follows: The Davey Company, 164 Laidlaw Avenue, Jersey City, New Jersey 07306, Attention:
Alfred C. Brooks, President. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with Davey's Secretary or other person responsible for tabulating votes on behalf of Davey.

     The expenses of soliciting proxies for the Davey Special Meeting will be borne by Davey. Davey intends to solicit shareholders of record by mail, telephone or personal contact.

                                THE TRANSACTION

     The following information describes certain information pertaining to the Transaction. This description does not purport to be complete and is qualified in its entirety by reference to the Annexes hereto, including the Purchase Agreement, a copy of which is set forth in Annex A to this Proxy Statement/Prospectus and incorporated herein by reference, the Davey Plan of Liquidation, a copy of which is set forth in Annex B to this Proxy Statement/Prospectus and incorporated herein by reference, and the Downingtown Plan of Liquidation, a copy of which is set forth in Annex C to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Annexes in their entirety.

GENERAL

     The Purchase Agreement provides that Rock-Tenn will purchase the Assets and assume the Assumed Liabilities and, in consideration thereof, issue and deliver to Davey at the Closing 863,500 shares of Rock-Tenn Common Stock, subject to certain working capital adjustments. However, if the Average Closing Price is less than $14.00, the number of shares of Rock-Tenn Common Stock to be issued and delivered to Davey at the Closing will be equal to the result obtained by dividing $12,089,000 by the Average Closing Price, subject to certain working capital adjustments. The "Average Closing Price" shall be equal to the average closing price of the Rock-Tenn Common Stock on the NYSE for the seven consecutive trading days ending on (and including) the tenth day prior to the Davey Special Meeting. The Transaction is intended to constitute a tax-free reorganization under Section 368(a)(1)(C) and (a)(2)(G) of the Code and, accordingly, Davey will consummate the Dissolution following consummation of the Acquisition and will distribute all of its assets, including the shares of Rock-Tenn Common Stock (and cash in lieu of fractional shares) issued to Davey pursuant to the Purchase Agreement, to its shareholders, together with dividends and other distributions to which each shareholder is entitled, if any, subject to certain reserves established to meet certain obligations of Davey and Davey Downingtown.

REASONS FOR THE TRANSACTION

     Davey. During its history of more than 150 years, Davey has experienced periods of both profitability and operating losses. During the period 1990 through 1995, Davey experienced a series of operating losses from which it substantially recovered during 1996 and the first quarter of 1997.

     The manufacture of recycled paperboard is capital intensive and requires substantial investment on an on-going basis. In order to maintain its position in the marketplace, Davey's management recognized as early as 1993 that substantial capital expenditures would be required within a short time period. In addition, several significant customers of Davey had expressed a desire for multiple grades of coverboard and single source purchasing. Since Davey manufactures only one niche product, it would not be able to be a single source supplier without significant diversification, which would also require a significant additional investment of capital and time.

     In September 1995, Davey received an unsolicited indication of Rock-Tenn's interest in acquiring Davey. The Board of Directors of Davey determined to pursue such a transaction and in October 1995 retained counsel to advise it as to legal matters. The Board of Directors considered Rock-Tenn's interest in acquiring Davey and Davey's prospects as an independent entity in light of the on-going consolidation in the paperboard industry generally.

     During February and March 1996, discussions between Davey and Rock-Tenn began in earnest. During the spring of 1996, Rock-Tenn executive officers visited Davey's facilities and Davey executive officers visited certain of Rock-Tenn's facilities. Davey executive officers noted that Rock-Tenn has available to it substantial capital resources, as well as engineering and laboratory testing resources. It also has a diversified product mix, but does not produce the high density recycled paperboard book covers manufactured by Davey.

     During September and October 1996, representatives of Davey and Rock-Tenn negotiated a proposed letter of intent (the "Letter of Intent"). On October 15, 1996, the Board of Directors of Davey met and reviewed the status of the negotiations and the draft Letter of Intent with representatives from Davey management and counsel. In addition, executives of Rock-Tenn provided a presentation in which the Board of Directors of Davey were provided with financial and other information about Rock-Tenn. On October 15, 1996, Davey's Board of Directors approved the Letter of Intent.

     At a meeting of the Board of Directors of Davey on April 21, 1997, the Board discussed the merits of the Transaction. The Board determined that the Transaction was in the best interests of the shareholders of Davey and voted unanimously to approve the Transaction. In making its determination, the Board considered a number of factors including the following (none of which was assigned any relative weight): (i) Davey's historical and projected results of operations and financial condition and business prospects; (ii) Rock-Tenn's historical results of operations and financial condition and business prospects;
(iii) the uncertainty regarding Davey's ability to make the capital investments required to maintain its competitiveness over the long term; (iv) the desirability of providing access to the public securities markets to Davey's shareholders; (v) in light of the ongoing consolidation within the paperboard industry, the desirability of combining the operations of Davey and Rock-Tenn to achieve greater critical mass for Davey's operations; and (vi) the business advantages expected to result from the combination of Rock-Tenn and Davey.

     BASED ON THE FOREGOING, THE BOARD OF DIRECTORS OF DAVEY HAS DETERMINED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF DAVEY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF DAVEY UNANIMOUSLY RECOMMENDS THAT DAVEY'S SHAREHOLDERS VOTE FOR APPROVAL OF THE TRANSACTION.

     Rock-Tenn. Rock-Tenn believes that the Acquisition will, among other things, (i) expand its product line to include certain high density recycled paperboard book covers not previously manufactured by Rock-Tenn, (ii) expand Rock-Tenn's customer base, giving rise to cross selling opportunities for Rock-Tenn's other grades of recycled paperboard book covers and (iii) provide opportunities to lower overall manufacturing costs by producing a portion of Davey's products in Rock-Tenn's plants at lower costs per unit.

TERMS OF THE PURCHASE AGREEMENT

     Purchase Price. In consideration for the Assets and the Assumed Liabilities, Rock-Tenn has agreed to issue and deliver to Davey at the Closing 863,500 shares of Rock-Tenn Common Stock, subject to certain working capital adjustments. However, if the Average Closing Price is less than $14.00, the number of shares of Rock-Tenn Common Stock to be issued and delivered at the Closing will be equal to the result obtained by dividing $12,089,000 by the Average Closing Price, subject to certain working capital adjustments (in either case, the 863,500 shares or such other number of shares determined pursuant to this sentence are referred to herein as the "Estimated Shares"). The number of Estimated Shares to be issued to Davey is subject to adjustment immediately prior to and following the Closing based on (among other things) the amount of working capital of Davey as of the date of Closing, as further described below (such shares actually issued and delivered to Davey are referred to herein as the "Acquisition Shares").

     Rock-Tenn and Davey have agreed that, immediately prior to the Closing, they will estimate the Working Capital Amount (as defined in the Purchase Agreement) of Davey as of the day prior to the Closing Date in accordance with generally accepted accounting principles consistently applied (the "Estimated Working Capital Amount"). If the Estimated Working Capital Amount exceeds $2,016,074 (the "Target Working Capital Amount"), at the Closing Rock-Tenn will issue to Davey a number of Acquisition Shares equal to (a) the number of Estimated Shares plus (b) (x) the amount by which the Estimated Working Capital Amount exceeds the Target Working Capital Amount (the "Estimated Surplus") divided by (y) the Formula Price. "Formula Price" shall be equal to $18.18 unless the Average Closing Price is less than $14.00, in which event the Formula Price shall be equal to (i) $18.18 multiplied by (ii) 863,500 divided by the number of Estimated Shares. If the Estimated Working Capital Amount is less than the Target Working Capital Amount, at the Closing Rock-Tenn will issue to Davey a number of shares of Rock-Tenn Common Stock equal to (a) the number of Estimated Shares minus (b) (x) the amount by which the Estimated Working Capital Amount is less than the Target Working Capital Amount (the "Estimated Deficit") divided by (y) the Formula Price. The Target Working Capital Amount as increased or decreased (as applicable) by the Estimated Surplus or the Estimated Deficit, respectively, is defined as the "Adjusted Target Value." Management of Davey believes that it will transfer to Rock-Tenn the Target Working Capital Amount, and that it will utilize all remaining cash, cash equivalents and other assets to discharge its obligations incurred in connection with the Transaction and to establish reserves sufficient to discharge all of its remaining obligations and those of Davey Downingtown pursuant to the Dissolution. See "The
Transaction -- The Dissolution."


     In addition, Rock-Tenn has agreed to prepare, as promptly as practicable after the Closing Date but in any case not later than 90 days thereafter, a working capital statement as of the Closing Date prepared in accordance with generally accepted accounting principles applied on a basis consistent with the June 30, 1996 balance sheet of Davey (the "Working Capital Statement") setting forth the Working Capital Amount of Davey as of the Closing Date and the components thereof. Upon receipt of the Working Capital Statement, Davey and its accountants have 30 days to review the Working Capital Statement (the "Review Period") and to deliver a notice of dispute (a "Notice of Dispute") setting forth any objections to the Working Capital Statement. If no Notice of Dispute is received within the Review Period, the Working Capital Statement shall be the final Working Capital Statement. If a timely Notice of Dispute is received, Davey and Rock-Tenn will, for a period of 20 days following the delivery of such Notice of Dispute, seek in good faith to resolve all disputed items and agree upon a final Working Capital Statement. If any disputed items are not agreed upon during such 20-day period, such items will be submitted to an accounting firm to be mutually agreed upon by Rock-Tenn and Davey for final resolution. The Working Capital Amount set forth on the final Working Capital Statement shall be referred to as the "Final Working Capital Amount".


     Within five business days after the determination of the final Working Capital Statement (either by termination of the Review Period or by resolution of disputed items), (i) in the event the Final Working Capital Amount exceeds the Adjusted Target Value, Rock-Tenn will issue to Davey a number of additional shares of Rock-Tenn Common Stock equal to (x) the amount by which the Final Working Capital Amount exceeds the Adjusted Target Value divided by (y) the Formula Price. Notwithstanding the foregoing, in no event will Rock-Tenn issue to Davey more than that number of additional shares of Rock-Tenn Common Stock equal to 25% of the Acquisition Shares issued on the Closing Date. In the event the Final Working Capital Amount is less than the Adjusted Target Value, Davey will at its option (i) surrender to Rock-Tenn without consideration that number of the Acquisition Shares equal to (x) the amount by which the Final Working Capital Amount is less than the Adjusted Target Value divided by (y) the Formula Price or (ii) pay to Rock-Tenn in cash an amount equal to the excess of the Adjusted Target Value over the Working Capital Amount. Until the final determination of the Final Working Capital Amount and final delivery of any shares of Rock-Tenn Common Stock as permitted above, 40,000 of the Acquisition Shares issued at the Closing will remain on deposit with Alfred C. Brooks, as escrow agent, under an escrow agreement entered into on the Closing Date (the "Escrow Agreement").

     In addition, Davey has agreed to surrender to Rock-Tenn cash or such number of Acquisition Shares (based on a per share value equal to the Formula Price) as is sufficient to cover certain returns and allowances, unsold inventory and uncollectible accounts receivable which exceed applicable allowances and (in the case of unsold inventory and uncollectible account receivables) which exceed any unused balance of the Davey Basket (as defined below).

     Conditions to Each Party's Obligation to Effect the Acquisition. The obligations of Davey and Rock-Tenn to consummate the Acquisition shall be subject to the fulfillment at or prior to the Closing of certain conditions, including: (a) there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Acquisition may not be consummated, no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency or any third party for the purpose of obtaining any such injunction, writ or preliminary restraining order or any material damages or other material equitable relief with respect to the Transactions contemplated by the Purchase Agreement, and no written notice shall have been received from any agency indicating an intent to restrain, prevent, materially delay or restructure the Transactions contemplated by the Purchase Agreement; (b) the applicable waiting period shall have expired under the HSR Act; (c) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect nor any proceedings for such purpose or under the proxy rules shall be pending, and all applicable state securities laws shall have been complied with, and no stop order suspending the effectiveness of any qualification or registration of the Acquisition Shares under such state securities laws shall be issued and pending or threatened by the authorities of any such state; (d) the Acquisition Shares shall have been approved for listing on the NYSE; (e) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Purchase Agreement by Davey and Rock-Tenn shall have been obtained or made, except for the filing of any documents required to be filed after the Closing Date; (f) each of Alfred C. Brooks, Stephen C. Dodd, Jeff J. Chiesa and Jerry T. McCluskey shall have entered into employment agreements with Rock-Tenn; and (g) each of Davey's shareholders shall have duly executed and notarized and delivered a shareholder representation letter relating to certain representations of such shareholders as to their intentions not to transfer Rock-Tenn Common Stock.

     Conditions to Rock-Tenn's Obligation to Effect Acquisition. The obligation of Rock-Tenn to consummate the Acquisition is further subject to the fulfillment at or prior to Closing of the certain additional conditions, including: (a) the representations and warranties of Davey set forth in the Purchase Agreement shall have been true and correct in all material respects as of the date of the Purchase Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (b) Davey shall have performed in all material respects all covenants and agreements required to be performed by it under the Purchase Agreement prior to Closing; (c) Davey shall have furnished Rock-Tenn with a certificate executed by its President and Vice President, Finance as to compliance with the conditions set forth in clauses (a) and (b); (d) Rock-Tenn shall have received opinions of Davey's counsel and counsel to certain shareholders of Davey, dated the Closing Date, in each case substantially in the form attached to the Purchase Agreement; (e) Rock-Tenn shall have obtained to its reasonable satisfaction evidence that the material suppliers and customers of Davey prior to the Closing intend to remain customers or suppliers, as the case may be, of Rock-Tenn at a substantially similar volume level as was maintained with Davey during the previous 12-month period; (f) Rock-Tenn shall have received consents to the assignment to Rock-Tenn of the Assumed Contracts (as defined in the Purchase Agreement) or written waivers of the provisions of Assumed Contracts requiring the consents of third parties; (g) between the date of the Purchase Agreement and the Closing, there shall not have been (nor shall Rock-Tenn have become aware of) any material adverse change, or any development likely to result in a material adverse change, in or affecting the assets, liabilities, results of operations, business or prospects of the business of Davey; (h) Davey shall have delivered to Rock-Tenn satisfactory evidence that all liens, pledges, security interests, charges, claims, restrictions and encumbrances (other than certain permitted liens and those relating to the Assumed Liabilities), affecting the Assets have been released; (i) Rock-Tenn shall have been able to obtain a title insurance policy or policies in a form reasonably satisfactory to Rock-Tenn at standard rates ensuring Rock-Tenn that at the Closing it will acquire good, marketable and insurable title to the Real Property, free and clear of all liens, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever, other than certain permitted liens and liens relating to the Assumed Liabilities, if applicable and Davey shall have executed and delivered such owner's affidavits (in customary form) as are reasonably necessary to enable Rock-Tenn to obtain any such title insurance policy or policies; (j) Rock-Tenn shall have received such licenses and permits as are required for Rock-Tenn to consummate the Transactions contemplated hereby by the Purchase Agreement and to conduct the business of Davey immediately following the Closing consistent with past practice; (k) Rock-Tenn's Board of Directors shall have approved the issuance of the Acquisition Shares; (l) each of Davey's Shareholders shall have executed and delivered to Rock-Tenn the Stock Pledge Agreement; (m) Rock-Tenn shall be reasonably satisfied with the results of its review and examination of the business, properties, assets, liabilities, financial condition, books and records of Davey, including without limitation, the results of any environmental audits or assessments performed on the Real Property; (n) Davey shall have delivered to Rock-Tenn tax clearance certificates with respect to Davey and Davey Downingtown issued by the appropriate tax authorities of the States of Illinois and New Jersey with dates reasonably close to the Closing Date; and (o) the shareholders of Davey shall have executed and delivered to Rock-Tenn the Escrow Agreement.

     Conditions to Davey's Obligation to Effect Acquisition. The obligation of Davey to consummate the Acquisition is further subject to the fulfillment at or prior to the Closing of certain additional conditions, including: (a) the representations and warranties of Rock-Tenn set forth in the Purchase Agreement shall have been true and correct in all material respects as of the date of the Purchase Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (b) Rock-Tenn shall have performed in all material respects all covenants and agreements required to be performed by it under the Purchase Agreement prior to the Closing; (c) Rock-Tenn shall have furnished Davey with a certificate of its President and Chief Financial Officer as to Rock-Tenn's compliance with the conditions set forth in clauses (a) and (b); (d) Davey shall have received an opinion of counsel to Rock-Tenn, substantially in the form attached to the Purchase Agreement; (e) Rock-Tenn shall have duly executed and delivered the Stock Pledge Agreement; (f) the Purchase Agreement and the Dissolution shall have been approved by the holders of Davey Common Stock; and (g) between the date of the Purchase Agreement and Closing, there shall not have been (nor shall Davey have become aware of) any material adverse change, or any development likely to result in a material adverse change, in or affecting the assets, liabilities, results of operations, business or prospects of Rock-Tenn.


     Amendment. The Purchase Agreement may be amended by mutual agreement of the parties thereto. Any amendment to the Purchase Agreement must be in writing and signed by the parties to the Purchase Agreement.

     Termination. The Purchase Agreement may be terminated at any time prior to the Closing Date (a) by mutual agreement of Davey and Rock-Tenn or (b) by Rock-Tenn or Davey if the Closing has not been completed on or before 5:00 p.m. Eastern Standard Time on July 31, 1997.

     Fees and Expenses. Davey and Rock-Tenn will each bear 50% of any sales, transfer or similar taxes or transfer fees payable as a result of the sale of the Assets or any other action contemplated by the Purchase Agreement, the filing fees under the HSR Act and any title examination and survey costs and expenses. All other costs and expenses will be borne by the party incurring such costs and expenses. Davey's share of such other costs and expenses will be reflected as a reduction in the number of Acquisition Shares, or paid to Rock-Tenn in cash.

     Indemnification. Under the Purchase Agreement, Davey is required to indemnify, defend and hold harmless Rock-Tenn and its subsidiaries and affiliates, each of their respective officers, directors, shareholders, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Rock-Tenn Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to: (a) any liability or obligation of Davey or Davey Downingtown of any nature whatsoever, except the Assumed Liabilities; (b) any breach or inaccuracy of any representation or warranty made by Davey in the Purchase Agreement; (c) any breach of any covenant, agreement or undertaking made by Davey in the Purchase Agreement, the Stock Pledge Agreement and certain other agreements; (d) subject to certain liabilities assumed by Rock-Tenn, any provision of any Environmental Law (as defined in the Purchase Agreement) and arising out of or relating to (i) any act or omission of Davey, Davey Downingtown or their respective employees, agents or representatives or (ii) the ownership, use, control or operation on or prior to the Closing Date of any plant, facility, site, area or property used in the business of Davey or Davey Downingtown (whether currently or previously owned or leased by Davey or Davey Downingtown), including, without limitation, arising from any release of any hazardous materials or off-site shipment of any hazardous materials at or from any such plant, facility, site, area or property; (e) any past or current violation or noncompliance by Davey or Davey Downingtown with any law, regulation or administrative order to which it is or has been subject, except with respect to the environmental matters referred to in clause (d) above; (f) any failure of Davey or Davey Downingtown to hold or any violation by Davey or Davey Downingtown of any authorization, license, permit or order of any governmental or regulatory authority applicable to Davey, Davey Downingtown or its assets; (g) the loss or unavailability of the benefit to Rock-Tenn of any alternative minimum tax credits for which Davey received credit in computing the Working Capital Amount, unless such loss is the result of any action or inaction by Rock-Tenn; (h) any acts or omission by any environmental consultants engaged by Davey to perform the actions contemplated in Section 5.16 of the Purchase Agreement with respect to Davey's Jersey City facility; or (i) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Davey in the Purchase Agreement. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Rock-Tenn Indemnified Parties as to which the Rock-Tenn Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Rock-Tenn Losses."

     Under the Purchase Agreement, Rock-Tenn is required to indemnify and hold harmless Davey and its subsidiaries and affiliates, each of their respective officers, directors, shareholders, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Davey Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to: (a) any of the Assumed Liabilities; (b) any breach of inaccuracy of any representation or warranty made by Rock-Tenn in the Purchase Agreement; (c) any breach of any covenant, agreement or undertaking made by Rock-Tenn in the Purchase Agreement, the Stock Pledge Agreement and certain other agreements; (d) certain activities of Rock-Tenn in connection with the removal of equipment from the premises at Davey Downingtown; or (e) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Rock-Tenn in the Purchase Agreement. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Davey Indemnified Parties as to which the Davey Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Davey Losses."

     With respect to Rock-Tenn Losses resulting from any breach or inaccuracy of any representation or warranty relating to Davey's organization, authorization, absence of restrictions or conflicts, or ownership of assets and related matters (the "Davey Surviving Representations"), or from liabilities of Davey or Davey Downingtown other than the Assumed Liabilities, breaches of covenants, agreements or undertakings made by Davey, or any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking (the "Davey Surviving Obligations"), the period for making claims for such losses will continue indefinitely, subject to applicable statutes of limitation.

     With respect to Rock-Tenn Losses resulting from breach or inaccuracy of Davey's representations and warranties regarding tax returns and taxes, the period during which Rock-Tenn may make claims for such Rock-Tenn losses shall terminate on the sixth anniversary of the Closing Date.

     With respect to Davey Losses resulting from any of the Assumed Liabilities, breaches by Rock-Tenn of any of its covenants, agreements or undertakings in the Purchase Agreement, the Stock Pledge Agreement and certain other agreements or any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking on the part of Rock-Tenn, the period during which Davey may make claims for such Davey Losses shall continue indefinitely, subject to applicable statutes of limitation.

     With respect to all other Rock-Tenn Losses or Davey Losses arising under the Purchase Agreement, the period for making claims terminates five years after the Closing Date.

     Davey will only be liable for Rock-Tenn Losses arising out of a breach or an inaccuracy of a representation or warranty of Davey to the extent that such Rock-Tenn Losses exceed, in the aggregate, $250,000 (less any deductions already applied against such amount for unsold inventory and uncollectible accounts receivable) (the "Davey Basket"), provided that the Davey Basket does not apply to Rock-Tenn Losses arising from breaches of Davey's representations and warranties with respect to its authority to consummate the Transactions contemplated by the Purchase Agreement, ownership of assets and related matters. If any event or circumstance that gives rise to a claim by a Rock-Tenn Indemnified Party for any Rock-Tenn Losses gives rise to any claim under any insurance policy included in the Assets or any title insurance obtained by Rock-Tenn with respect to the Real Property, the amount of such Rock-Tenn Losses shall be deemed reduced by the amount of any proceeds actually paid to the Rock-Tenn Indemnified Party under such policy with respect to such event or circumstance. In addition, Davey will only be liable for Rock-Tenn Losses to the extent that such Rock-Tenn Losses do not exceed the product of the Average Closing Price multiplied by the number of Acquisition Shares issued to Davey in the Acquisition.

     Rock-Tenn will only be liable for Davey Losses arising out of a breach or an inaccuracy of a representation or warranty of Rock-Tenn to the extent that the aggregate amount of Davey Losses exceeds $250,000 (the "Rock-Tenn Basket").

     No Solicitation; Acquisition Proposals. From the date of the Purchase Agreement until the Closing or until the Purchase Agreement is terminated or abandoned, Davey may not directly or indirectly (a) solicit or initiate (including by way of furnishing any information) discussions with or (b) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Rock-Tenn or its authorized representatives pursuant to the Purchase Agreement) concerning any proposal for a merger, sale of any substantial portion of its assets, sale of shares of stock or securities or other takeover or business combination transaction (an "Acquisition Proposal") involving Davey or Davey Downingtown (except the proposed sale by Davey Downington of any assets not included in the Assets), and Davey will instruct its officers, directors, advisors and other financial and legal representatives and consultants not to take any such action. Davey will notify Rock-Tenn promptly if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with Davey or Davey Downingtown with respect to an Acquisition Proposal. As of the signing of the Purchase Agreement, Davey must immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date of the Purchase Agreement with respect to an Acquisition Proposal and shall direct and cause its officers, advisors and representatives not to engage in such activities, discussions or negotiations.

     Downingtown Assets. Immediately prior to consummation of the Acquisition, Davey will cause Davey Downingtown to distribute to Davey the "Downingtown Assets," which shall consist of all the assets owned by Davey Downingtown except for real property held by Davey Downingtown and improvements thereon and with the exception of certain specified equipment and other assets. In addition, Davey will assume the accounts payable and certain other operating liabilities from Davey Downingtown which liabilities will in turn be assumed by Rock-Tenn. Rock-Tenn is responsible for removing the Downingtown Assets from the premises of Davey Downingtown in Downingtown, Pennsylvania no later than 180 days after the Closing. If Rock-Tenn fails to remove the Downingtown Assets from the premises of Davey Downingtown within 180 Days after the Closing, Rock-Tenn must pay the Representative for distribution to the shareholders of Davey a use and occupancy charge of $325 per day for each additional day until Rock-Tenn has fully removed the Downingtown Assets. Such payment must be made in registered shares of Rock-Tenn Common Stock.

     New Jersey Environmental Matters. Davey and Rock-Tenn have agreed in the Purchase Agreement to follow certain procedures with respect to obtaining required approvals from the State of New Jersey relating to the environmental condition of Davey's Jersey City, New Jersey facility for (a) the performance of certain work relating to such environmental condition subsequent to the Closing and (b) the allocation of certain expenses between Davey and Rock-Tenn relating to such environmental condition. See "Regulatory Approvals -- New Jersey Environmental Approvals."

     Noncompetition Covenant. Under the Purchase Agreement, for a period of ten years from the Closing Date, Davey may not in any manner engage in, have an equity or profit interest in, or render services to any business that conducts the manufacturing, marketing and selling of paperboard products for use in book covers and binders in the continent of North America. In addition, Davey has agreed that it shall not, prior to the third anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other person, firm or corporation, any employee of Davey who is hired by Rock-Tenn, except that Davey may use certain former employees as necessary to consummate the Dissolution, to the extent permitted in their employment agreements with Rock-Tenn.

     Under the Purchase Agreement, Davey must hold in confidence at all times after the date of the Purchase Agreement all Trade Secrets and may not disclose, publish or make use of Trade Secrets at any time without the prior written consent of Rock-Tenn. "Trade Secrets" include information, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. In addition, for a period of three years following the Closing Date, Davey must hold in confidence all data or information relating to Davey, other than Trade Secrets, which is valuable to the operation of the business of Davey and not generally known to competitors. Under the Purchase Agreement, Davey Downington may continue to engage in wastepaper collection in Downingtown, Pennsylvania and within a 75 mile distance from its city limits.

REGULATORY APPROVALS

     HSR Act. Under the Purchase Agreement, the obligations of both Davey and Rock-Tenn to consummate the Acquisition are conditioned upon receipt of regulatory approvals. Under the HSR Act, the Acquisition may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and the waiting period has expired or been terminated. Pursuant to the HSR Act, on May 9, 1997, Davey and Rock-Tenn each filed a Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Acquisition. The 30-day waiting period under the HSR Act applicable to the Acquisition will expire on June 8, 1997.

     At any time before or after the consummation of the Acquisition, and notwithstanding the granting of early termination or the expiration of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Acquisition or seeking divestiture of substantial assets of Davey or Rock-Tenn. Private parties (including individual states) may also seek to take legal action under the antitrust laws under certain circumstances. Based on information available to them, Davey and Rock-Tenn believe that the Acquisition can be effected in compliance with applicable federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Acquisition on antitrust grounds will not be made or that, if such a challenge were made, Rock-Tenn and Davey would prevail or would not be required to accept certain adverse conditions in order to consummate the Acquisition.


     New Jersey Environmental Approvals. Pursuant to the Industrial Site Remediation Act ("ISRA"), approval from the NJDEP is required to transfer ownership of any real property in New Jersey used as an "Industrial Establishment," as such term is defined by ISRA. Under ISRA, Davey's Jersey City facility is an "Industrial Establishment." To receive approval for the transfer of the real property to Rock-Tenn, and as required by the Purchase Agreement, Davey has filed with NJDEP an application for a Remediation Agreement with the State of New Jersey, which Remediation Agreement sets forth in general terms the obligations of Davey after consummation of the Acquisition. NJDEP's issuance of the Remediation Agreement will, by law, constitute NJDEP's authorization, pursuant to ISRA, for the contemplated transfer of title as part of the Acquisition.


     Davey has also agreed in the Purchase Agreement to request from NJDEP either an unconditional No Further Action Letter ("NFA") or, in Davey's discretion, a conditional No Further Action Letter ("CNFA") authorizing the use of certain measures to contain environmental conditions at the site. All necessary construction work and all additional investigative or remedial work required by NJDEP to obtain the NFA or CNFA shall be performed at Davey's expense. Rock-Tenn shall have the right to approve any consultants, contractors and other persons employed by Davey to undertake any required investigatory or remedial actions. All filings with the NJDEP in connection with the environmental condition of the Jersey City Property are subject to the approval of Rock-Tenn, which approval shall not be unreasonably withheld. After completion of Davey's work required by NJDEP to obtain the NFA or CNFA, any additional remedial work to the Cap (as defined in the Purchase Agreement) required by NJDEP will be performed and paid for solely by Rock-Tenn.

     If at any time within three years after the date of the Closing, NJDEP requires Rock-Tenn to perform any remedial work at the Jersey City Property with respect to any hazardous materials not located under the Cap and not expressly identified in an Environmental Site Assessment Report prepared by Conestoga-Rovers & Associates, Davey shall reimburse Rock-Tenn for any additional costs incurred by Rock-Tenn in connection with such hazardous materials. During such three-year period, if Rock-Tenn removes all or any portion of the

Cap, disposes of the soils and other materials under the Cap and such soils, materials and Cap fragments are not classified as nonhazardous ID27 Waste (as defined in the Purchase Agreement) or cannot be utilized as daily landfill cover at the landfill located at the Hackensack Meadowlands, Davey shall reimburse Rock-Tenn for the additional costs incurred in excess of those costs which would have been incurred if the disposal of the soils, materials and fragments were classified as ID27 Waste and could have been utilized as a daily landfill cover in a landfill located at the Hackensack Meadowlands; provided that Davey shall be required to reimburse Rock-Tenn for such costs only to the extent that Rock-Tenn's total out-of-pocket costs incurred in connection with the remedial work excluding the removal and disposal of the Cap exceeds $475,000. Such reimbursement shall be made in cash or such number of shares of Rock-Tenn Common Stock as has a value (based on the average closing price of the Rock-Tenn Common Stock on the New York Stock Exchange for the seven consecutive trading days ending on (and including) the tenth day prior to the date of such payment) equal to the amount of such incremental cost (rounded to the nearest whole share).

     Other than the approvals discussed above, Rock-Tenn and Davey are not aware of any federal, state or foreign regulatory requirements that must be complied with or approvals that must be obtained in connection with the Acquisition other than the filing with the Commission of the Registration Statement and this Proxy Statement/Prospectus and compliance with applicable state securities laws and regulations. Should any such approval be required, it is currently contemplated that such approval will be sought.

EMPLOYMENT AGREEMENTS


     In connection with the Acquisition, Rock-Tenn will enter into employment agreements with each of Alfred C. Brooks, Stephen C. Dodd, Jeff J. Chiesa and Jerry T. McCluskey (the "Executives") pursuant to which Rock-Tenn will agree to employ each individual for a period of 5 years, 5 years, 12 months and 18 months, respectively (collectively, the "Employment Agreements"). Pursuant to the Employment Agreements, Rock-Tenn will pay Alfred C. Brooks, Stephen C. Dodd, Jeff J. Chiesa and Jerry T. McCluskey annual salaries of $180,000, $135,000, $97,500 and $100,000, respectively, and Alfred C. Brooks, Stephen C. Dodd and Jerry T. McCluskey will be entitled to participate in Rock-Tenn's bonus plan. Rock-Tenn may terminate the respective Employment Agreements if the Executive
(a) is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement or (b) is engaged in a dishonest act to the damage or prejudice of Rock-Tenn or any of its affiliated entities or (c) fails to comply with any of Rock-Tenn's material policies. The Employment Agreements also contain covenants not to (i) disclose certain trade secrets and confidential information of Rock-Tenn, (ii) compete with Rock-Tenn during the term of the Employment Agreements and (other than Jeff J. Chiesa) for a period ranging from one to two years following the termination of such Executive's employment with Rock-Tenn or (iii) solicit certain clients or employees of, or interfere with the business of, Rock-Tenn for a period ranging from one to two years following the termination of such Executive's employment.


STOCK PLEDGE AGREEMENT

     In connection with the Acquisition, Davey and Davey's shareholders (the "Pledgors") will enter into the Stock Pledge Agreement with Rock-Tenn for the purpose of securing the punctual payment and performance of any and all obligations, liabilities and amounts owed by Davey under the Purchase Agreement and by the Pledgors under the Stock Pledge Agreement, including prompt observance and performance by Davey of all of its covenants, agreements and indemnification and other obligations under the Purchase Agreement (the "Secured Obligations").

     Under the Stock Pledge Agreement, each Pledgor will assume and become directly liable for Davey's obligations and liabilities, with each Pledgor being severally liable for a portion of such obligations and liabilities equal to such Pledgor's percentage ownership of the outstanding Davey Common Stock as of the Closing Date (the "Ownership Percentage"). Each Pledgor will agree to directly indemnify and hold harmless Rock-Tenn against such Pledgor's share of Rock-Tenn Losses suffered by Rock-Tenn under the Purchase Agreement and the Stock Pledge Agreement up to an amount equal to the number of Acquisition Shares distributed to each Pledgor multiplied by the Average Closing Price.

     Under the Stock Pledge Agreement, as collateral security for the payment and performance in full of the Secured Obligations, each Pledgor will pledge to Rock-Tenn a first priority security interest in all rights, title and interest of 10% of the Acquisition Shares to be received by such Pledgor (collectively, the "Pledged Shares"), all dividends, interest, cash and other property received or receivable in respect of or in exchange for the Pledged Shares, any certificates or other instruments or documents representing any of the foregoing and all proceeds of any of the foregoing and any property of any character whatsoever into which any of the foregoing may be converted (all such property, the "Pledged Collateral").

     If any Pledgor fails to pay and perform in full any of the Secured Obligations for which such Pledgor is responsible at any time on or after such Secured Obligations become due, or if such Pledgor breaches any of its representations, warranties or covenants under the Stock Pledge Agreement (a "Pledgor Default"), Rock-Tenn may exercise all rights of a secured party under the applicable Uniform Commercial Code with respect to the Pledged Collateral owned by such Pledgor and may sell, assign, transfer, endorse and deliver the whole or, from time to time, any part of the Pledged Collateral owned by such Pledgor. In addition, Rock-Tenn also has the right, at such time as the liability of the Pledgors is determined pursuant to the Purchase Agreement, to cancel a total number of the Pledged Shares as has a value (based on the then-current trading value of the Rock-Tenn Common Stock) equal to the amount of such liability. The number of Pledged Shares owned by each Davey Shareholder that are canceled will be determined pro rata based on such Pledgor's Ownership Percentage.

     Each Pledgor shall exercise all voting and consensual rights and powers with respect to the Pledged Collateral owned by such entity and shall be entitled to receive cash dividends paid with respect to the Pledged Collateral; provided that such voting rights shall be forfeited and the distribution of such dividends will be retained and added to the Pledged Collateral during certain periods that Rock-Tenn is asserting a claim against the Pledged Collateral. On the third anniversary of the Stock Pledge Agreement, Rock-Tenn shall release the balance of the Pledged Collateral; however, in the event that a Pledgor Default then exists or is continuing, Rock-Tenn may retain the Pledged Collateral to the extent of the reasonably estimated amount attributable to the Pledgor Default until finally determined.

     Pursuant to the Stock Pledge Agreement, each Pledgor will irrevocably appoint Alfred C. Brooks as the Representative of such Pledgor with full powers of substitution to act in the name, place and stead of such Pledgor with respect to the performance on behalf of such Pledgor under the terms and provisions of the Stock Pledge Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under the Stock Pledge Agreement, including, without limitation, the power: (a) to act for such Pledgor with respect to all indemnification matters referred to in the Stock Purchase Agreement, including the right to compromise or settle any such claims on behalf of such Pledgor; (b) to act for such Pledgor with respect to any decision to sell the Pledged Shares pursuant to the Stock Pledge Agreement and to execute the escrow agreement contemplated thereby on behalf of such Pledgor; (c) to amend or waive any provision of the Stock Pledge Agreement in any manner which does not differentiate among the Pledgors; and (d) to incur any expenses, to liquidate and withhold assets received on behalf of the Pledgors prior to their distribution to the Shareholder Pledgors (including the right to sell any of the Pledged Shares) to the extent of any amount which the Representative deems necessary for payment of or as a reserve against (i) expenses incurred by the Representative in acting under the Stock Pledge Agreement or the Purchase Agreement and (ii) liabilities, obligations or expenses of Davey or Davey Downingtown in excess of the assets retained by such entities for the purpose of settling such liabilities, obligations and expenses, and to use the proceeds of such sale for such purposes or to deposit the same in one or more bank or investment accounts established for such purposes, as permitted under the applicable plan of liquidation.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain executive officers and directors of Davey have interests in the Transaction in addition to their interests as shareholders of Davey generally. As a result of the Transaction, Alfred C. Brooks and Steven C. Dodd, the President and Vice President, respectively, of Davey, will receive amount of severance and deferred compensation equal to their respective average annual salaries, and one month's salary for each year of employment by Davey, up to 24 months. Neither Mr. Brooks nor Mr. Dodd shall receive any additional compensation from Davey or Davey Downingtown (other than reimbursement of expenses) for work performed by them in connection with the liquidation and dissolution of Davey and Davey Downingtown after the consummation of the Transaction, including services rendered as Trustee of the liquidating trust for Davey and Davey Downingtown. In addition, certain other key employees will receive severance and deferred compensation packages. Total payments by Davey to all former managerial employees as a result of the Transaction will be approximately $800,000. In addition, certain members of Davey's management and the Board of Directors of Davey will enter into employment agreements with Rock-Tenn in connection with the Acquisition. See "The Transaction -- Employment Agreements."

THE DISSOLUTION

     The Transaction is intended to qualify as a tax-free reorganization under
Section 368(a)(1)(C) and (a)(2)(G) of the Code. In order to so qualify, among other things, "substantially all of the properties" of Davey must be transferred to Rock-Tenn and Davey must be liquidated and dissolved in pursuance of the plan of reorganization. Therefore, the Dissolution pursuant to the Davey Plan of Liquidation is an integral part of the Transaction. In addition, in connection with the Dissolution, Davey Downingtown will be liquidated and dissolved pursuant to the Downingtown Plan of Liquidation. The Downingtown Plan of Liquidation will be approved by Davey, its sole shareholder, subject to approval of the Davey Plan of Liquidation by Davey's shareholders, on the date of the Davey Special Meeting.

  Davey

     The Davey Plan of Liquidation provides for (i) the sale and liquidation of Davey's assets, (ii) payment of certain liabilities (which will occur at the closing of the Acquisition with respect to such items as the termination of certain employment contracts, payment of transactional expenses, and all other amounts which are then due) and (iii) a liquidating distribution to the Davey shareholders of the Rock-Tenn Common Stock to be received by Davey pursuant to the Purchase Agreement, the common stock of Davey Downingtown, and any other Davey assets not acquired by Rock-Tenn. All remaining assets of Davey will be transferred to a liquidating trust and held in reserve to satisfy any liabilities and obligations of Davey, as provided in the Liquidation Trust Agreement which is Exhibit A to the Davey Plan of Liquidation. In addition, Davey will transfer certain assets and liabilities to Davey Downingtown pursuant to the Bill of Sale and Assignment and Assumption Agreement, which is Exhibit B to both the Davey Plan of Liquidation and the Downingtown Plan of Liquidation. Liquidating distributions to Davey's shareholders and formal dissolution under applicable corporate statutes will occur as soon as possible, and in any event within six months, after post-closing adjustments have been made under the Purchase Agreement.

     As part of the approval of the Davey Plan of Liquidation, the shareholders of Davey will appoint Alfred C. Brooks (and Stephen C. Dodd as his successor) as trustee of the liquidating trust. The trustee will control the assets of the liquidating trust, which will be used to satisfy Davey's liabilities and obligations, required under the Purchase Agreement or by governmental authorities, any Federal, State and local taxes, workers compensation and health benefit payments accruing prior to the Acquisition, and other obligations and liabilities. In addition to other assets held by the liquidating trust, in the event that any Pledged Shares remain after all indemnification obligations of Davey to Rock-Tenn have been satisfied under the Purchase Agreement, such Pledged Shares may be used by the trustee to satisfy any liabilities and obligations of Davey or Davey Downingtown which have not been satisfied as of the date of the release of such Pledged Shares under the Stock Pledge Agreement, including any environmental cleanup and/or containment costs in excess of the amount reserved pursuant to the Davey Plan of Liquidation or the Downingtown Plan of Liquidation.

     The trustee under the liquidating trust established for Davey is required to maintain funds in short-term assets, such as bank certificates of deposit, and is not permitted to hold any securities or operating assets. All assets remaining in the liquidating trust will be distributed to the shareholders of Davey, pro rata in accordance with each shareholder's ownership interest in Davey, no later than three years after the trust is established.

  Davey Downingtown

     Davey, as sole shareholder of Davey Downingtown, will approve the Downingtown Plan of Liquidation, subject to approval of the Transaction, immediately prior to the Davey Special Meeting. Pursuant to the Downingtown Plan of Liquidation, Davey will transfer to Davey Downingtown certain assets and liabilities, pursuant to the Bill of Sale and Assignment and Assumption Agreement which is Exhibit B to the Downingtown Plan of Liquidation.

     The assets transferred by Davey to Davey Downingtown will include $1,000,000 in cash or cash equivalents to be used to fund the environmental cleanup of the Davey Downingtown's facility. Reserves will also be established to be used to maintain and manage the real property owned by Davey Downingtown, to pay real estate taxes and for other matters during a period estimated for cleanup and sale of the property. While management of Davey Downingtown believes that reserves sufficient to meet all liabilities and obligations will be established, in the event the reserves established to fund these liabilities and obligations are inadequate, Davey Downingtown will have the right to receive and liquidate any Pledged Shares that are not required to satisfy the indemnification obligations of Davey to Rock-Tenn under the Purchase Agreement. In the event that environmental and other liabilities exceed the assets available to the Trustee, the shareholders of Davey Downingtown may be liable for such excess costs, up to the value of assets they received from Davey Downingtown, and potentially from Davey, in the Dissolution.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The following is a discussion of certain federal income tax consequences of the Transaction to Davey shareholders who are individuals and citizens and residents of the United States of America. The discussion is based upon the Code, Treasury Regulations, rulings of the IRS and administrative and judicial decisions in effect as of the date hereof. All are subject to change and any such changes may have retroactive effect. Neither Rock-Tenn nor Davey has requested the IRS to issue a ruling with respect to whether the Transaction qualifies as reorganization under Section 368(a)(1)(C) and (a)(2)(G) of the Code. Accordingly, the treatment of the Transaction as a C-Reorganization may be challenged by the IRS on audit. See "Risk Factors -- Federal Income Tax Risks Relating to the Transaction."


     This discussion relies upon representations which will be made to Davey by its shareholders that they have no present intention to sell or otherwise transfer more than 50% of the Rock-Tenn Common Stock received in the Dissolution.

     Based upon the foregoing, and subject to the qualifications set forth therein, Davey and Rock-Tenn have received an opinion from Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, special counsel to Davey, stating, subject to significant conditions, assumptions and reservations, that the federal income tax consequences of the Transaction are likely to be as follows:

          1. The Transaction will qualify as a reorganization described by
     Section 368(a)(1)(C) of the Code.

          2. Davey shareholders will not be required to recognize federal taxable income or gain with respect to the receipt of Rock-Tenn Common Stock in exchange for the shares of Davey Common Stock surrendered. Davey shareholders will not be entitled to deduct for federal income tax purposes any loss realized in the exchange.


          3. Upon the liquidation of Davey and the distribution of property other than Rock-Tenn Common Stock (including the issued stock of Davey Downingtown and any cash distributed in lieu of fractional shares of Rock-Tenn Common Stock) to shareholders, each Davey shareholder will recognize income for federal income tax purposes in an amount equal to the lesser of (i) the fair market value of the property, including stock of Davey Downingtown and any cash distributed in lieu of a fractional share of Rock-Tenn Common Stock but not including whole shares of Rock-Tenn Common Stock, distributed to him or her, and (ii) the gain realized by the shareholder in the Dissolution. For the purposes of the foregoing it is likely that each Davey shareholder will be deemed to have received from Davey, in addition to Davey Downingtown common stock and any cash distributed in lieu of a fractional share of Rock-Tenn Common Stock, a distribution of an amount equal in value to his or her pro rata share of the net assets contributed by Davey to the Davey Liquidating Trust. In the event, therefore, that the assets contributed by Davey to the Davey Liquidating Trust have a net value greater than zero, each shareholder will recognize gain in the taxable year in which the assets are contributed to the Davey Liquidating Trust.

          4. Any liquidating distribution made by Davey Downingtown to its shareholders including the net value of any such distribution made to the Davey Downingtown Liquidating Trust will result in the recognition of income or loss by each Davey Downingtown shareholder (who, collectively, will be the former Davey shareholders) measured by the difference, if any, between the value of the liquidating distribution and the shareholder's basis in his or her Davey Downingtown common stock. Davey Downingtown may recognize gain on the distribution but may be limited in its ability to deduct a loss.

          5. In the event that any shares of Rock-Tenn Common Stock are returned to Rock-Tenn pursuant to the terms of the Stock Pledge Agreement, it is likely that Pledgor shareholders will recognize gain or loss on the transfer as if such shares of Rock-Tenn Common Stock had been sold for their fair market value. Pledgor shareholders may also be required to recognize gain or loss upon the return to Rock-Tenn of any of the 40,000 shares of Rock-Tenn Common Stock held pursuant to the terms of the Escrow Agreement.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION AS TO WHETHER DAVEY SHAREHOLDERS SHOULD VOTE IN FAVOR OF THE TRANSACTION. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR DAVEY SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER FEDERAL INCOME TAX LAWS SUCH AS FINANCIAL INSTITUTIONS, TAX EXEMPT ENTITIES AND RETIREMENT PLANS AND DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE TAX AND OTHER LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. DAVEY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION TO THEM.

ACCOUNTING TREATMENT

     For financial reporting purposes, the Acquisition will be accounted for by Rock-Tenn using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the purchase price will be allocated to the assets and liabilities of Davey acquired based on their estimated fair values as of the date on which the Acquisition is consummated with the excess of cost over the net assets acquired being allocated to goodwill.

APPRAISAL RIGHTS

     Shareholders of Davey do not have dissenters' rights or rights of appraisal with respect to the Transaction under the New Jersey BCA.

RESALES OF ROCK-TENN COMMON STOCK

     Subject to the limitation imposed by each Davey shareholder's representation that he or she has no present intention to sell more than 50% of the shares of Rock-Tenn Common Stock distributed to him or her in the Dissolution, shares of Rock-Tenn Common Stock issued in connection with the Acquisition will be freely transferable under the Securities Act, except for shares distributed to any shareholder in connection with the Dissolution who may be deemed to be an "affiliate" of Davey (which generally includes directors and executive officers of Davey, and beneficial owners of 10% or more of the Davey Common Stock) for purposes of Rule 145 under the Securities Act as of the date of the Davey Special Meeting. Such affiliates may not sell shares of Rock-Tenn Common Stock received in connection with the Dissolution except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, or (iii) pursuant to Rule 144 under the Securities Act in accordance with the volume and manner of sale restrictions set forth therein. Rock-Tenn may place restrictive legends on certificates representing Rock-Tenn Common Stock received by all persons who are deemed to be

"affiliates" of Davey under Rule 145. This Proxy Statement/Prospectus does not cover resales of Rock-Tenn Common Stock.

                               BUSINESS OF DAVEY

     Davey manufactures high density recycled paperboard used primarily by the book manufacturing industry for the covers of hard bound books. Approximately 90% of Davey's production is sold under the trademark "Red Label." These Red Label products occupy a niche market, consisting of high-quality paperboard used in elementary and high school textbooks, children's books, high school and college year books, and bound books and periodicals for libraries. Davey has a nationwide distributorship network, and also makes direct sales. Most sales are direct shipments to the book manufacturer, as directed by the distributors, only a few of which stock board in their own warehouses. Davey operates three mills located in Jersey City, New Jersey, Downingtown, Pennsylvania, and Aurora, Illinois.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                      AND PRINCIPAL SHAREHOLDERS OF DAVEY


     The following table sets forth the beneficial ownership of shares of Davey Common Stock as of June 2, 1997 for (i) the Chief Executive Officer and each of the four other most highly compensated executive officers of Davey (collectively, the "Named Executive Officers"), (ii) each director of Davey owning shares of Davey Common Stock, (iii) the directors and executive officers of Davey as a group and (iv) each person who beneficially owns more than 5% of the outstanding shares of Davey Common Stock. Unless otherwise indicated, the shareholders named below have sole voting and investment power with respect to the Davey Common Stock shown as being beneficially owned by them.


                                                               NUMBER OF
                                                                 SHARES
                                                              BENEFICIALLY   PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         OWNED(2)      OF CLASS
---------------------------------------                       ------------   ----------
Alfred C. Brooks............................................      750.0(3)       18.7%
Stephen C. Dodd.............................................      675.0          16.8
John C. Dodd................................................    1,095.0(4)       27.3
William A. Dodd.............................................      524.1(5)       13.1
Robert C. Dodd..............................................    1,130.0(6)       28.2
Daniel C. M. Crabbe.........................................      670.0          16.7
Thomas A. Ewig..............................................      665.0          16.6
Edward J. Meell.............................................      670.0          16.7
Mary L. Nelson..............................................      444.0(7)       11.1
Peter D. Nelson.............................................      240.0           6.0
Marjorie D. Alger...........................................      217.0           5.4
William F.A. Stride III.....................................      220.0           5.5
The Profit Sharing Plan.....................................      660.0          16.5
All executive officers and directors as a group.............    1,592.0(8)       39.7%

---------------


(1) Unless otherwise indicated, the business address of each beneficial owner is the principal executive office of Davey at 164 Laidlaw Avenue, Jersey City, New Jersey 07306.


(2) With respect to Messrs. Brooks, Crabbe, Ewig, Meell, Stephen C. Dodd, John
    C. Dodd and Robert C. Dodd includes 660 shares of Davey Common Stock held by the Profit Sharing Plan. Such shares are beneficially owned by such individuals, who are trustees of the Profit Sharing Plan and share the right to vote such shares.

(3) Includes 90 shares held by the Alfred C. Brooks Trust, of which Mr. Brooks is Trustee.
(4) Includes 83 shares held by Mr. Dodd's spouse.
(5) Includes (i) 67 shares held by Mr. Dodd's spouse and (ii) 135.10 shares held by the Profit Sharing Plan, in which Mr. Dodd has a 20.47% beneficial interest.

(6) Includes 20 shares held by Mr. Dodd's spouse.
(7) Includes 310 shares held by Ms. Nelson's spouse.
(8) Includes 660 shares held by the Profit Sharing Plan, which are deemed to be beneficially owned by the directors of Davey, who have the right to vote such shares.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DAVEY

     Davey manufactures high density recycled paperboard, used to manufacture binders board. Davey and Davey Downingtown operate three mills in the United States. The following discussion reflects the consolidated results of operations and financial condition of Davey and Davey Downingtown.

     The primary raw material used by Davey in its manufacturing operations is recovered paper. Historically, the cost of recovered paper has fluctuated due to market conditions. During 1994 and 1995 the cost of recovered paper increased significantly as a result of, among other things, increased demand by paperboard manufacturers generally and an increase in the use of recovered paper in printing grades of paper (e.g., greeting cards and United States government forms, resulting from mandates respecting use of recycled paper by all federal agencies). This increased demand was coupled with decreased availability due to increased export demand. During 1996, recovered paper prices declined to their historic levels.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996

     Net Sales for the three months ended March 31, 1997 increased 21.0% to $7.5 million from $6.2 million for the three months ended March 31, 1996. This increase was due to increased volume.

     Cost of goods sold for the three months ended March 31, 1997 increased 22.9% to $5.9 million from $4.8 million for the three months ended March 31, 1996. As a percentage of net sales, costs of goods sold increased to 78.7% for the three months ended March 1997 from 77.4% for the three months ended March 31, 1996. The increase was due primarily to a decrease in per unit selling prices of finished goods.

     Selling, general and administrative expenses for the three months ended March 31, 1997 increased 50.0% to $0.9 million from $0.6 million for the three months ended March 31, 1996. This increase was due primarily to increased salary expense as a result of the addition of a Vice President of Manufacturing, and accruals for the profit sharing plan which were not made in 1996.

     Operating profit for the three months ended March 31, 1997 decreased to $0.6 million from $0.9 million for the three months ended March 31, 1996. The decrease was due to the decreased per unit selling prices and increased selling, general and administrative expenses as compared to the three months ended March 31, 1996.

     Interest expense for the three months ended March 31, 1997 decreased 23.5% to $65,000 from $85,000 for the three months ended March 31, 1996. The decrease was due primarily to lower interest rates, coupled with a reduction in outstanding borrowings.

     Income before taxes for the three months ended March 31, 1997 decreased to $0.6 million from $0.8 million for the three months ended March 31, 1996, due to the reasons set forth above. While Davey has significant alternative minimum tax carryforwards, an accrual for current taxes of $349,000 was made for financial statement purposes.

  Fiscal Year 1996 Compared to Fiscal Year 1995

     Net sales for 1996 increased 4.0% to $26.3 million from $25.3 million in 1995. This increase was primarily due to increased volume.

     Cost of goods sold for 1996 decreased 13.0% to $20.1 million from $23.1 million in 1995. As a percentage of net sales, cost of goods sold decreased to 76.4% in 1996 from 91.3% in 1995. The decrease in cost of goods sold was due primarily to the return to historically lower recovered paper market prices, Davey's primary raw material, which declined from $4.8 million in 1995 to $1.4 million in 1996.

     Selling, general and administrative expenses for 1996 increased 20.8% to $2.9 million from $2.4 million in 1995. The increase was due to additional administrative personnel, including a Vice President of Sales and Marketing and its undertaking of a significantly enhanced marketing effort.

     Operating profit for 1996 increased to $3.3 million from an operating loss of $145,000 in 1995 due primarily to the reduction in cost of goods sold as a percentage of net sales.

     Interest expense for 1996 decreased 2.5% to $392,000 from $402,000 primarily due to prime rate fluctuations and changes in rates pursuant to new lending agreements with Davey's lenders.

     Net income for 1996 increased to $2.0 million from a net loss of $213,000 in 1995 for the reasons given above.

  Fiscal Year 1995 Compared to Fiscal Year 1994

     Net sales for 1995 increased 23.4% to $25.3 million from $20.5 million in 1994. This increase was due to increased volume.

     Cost of goods sold for 1995 increased 16.7% to $23.1 million from $19.8 million in 1994. As a percentage of net sales, cost of goods sold decreased to 91.3% in 1995 from 96.6% in 1994. The increase in the cost of goods sold was primarily due to the 23.4% increase in sales. The decrease in cost of goods sold as a percentage of sales was due primarily to the return to historically lower waste paper market prices, as detailed above.

     Selling, general and administrative expenses for 1995 increased 26.3% to $2.4 million from $1.9 million in 1994. The increase was due to additional administrative personnel, including the Vice President -- Finance and the Vice President of Sales and Marketing, its undertaking of a significantly enhanced marketing effort and the accrual for retiree health benefits made pursuant to SFAS 106 in December 1995, which was not required in 1994.

     Operating loss for 1995 decreased 87.9% to $145,000 from an operating loss of $1.2 million in 1994, due primarily to the reduction in cost of goods sold as a percentage of sales.

     Interest expense for 1995 increased 3.6% to $403,000 from $389,000 in 1994, primarily due to prime rate fluctuations and changes in rates pursuant to agreements with Davey's lenders.

     Net loss for 1995 decreased 77.6% to $213,000 from a net loss of $952,000 in 1994 for the reasons given above.

LIQUIDITY AND CAPITAL RESOURCES

     Davey's business is capital intensive. Capital expenditures in 1995 consisted of approximately $542,000 in improvements to production machinery, equipment and buildings. Davey finances its capital requirements out of cash flow from operations and borrowings. In June 1996, Davey entered into a $4.1 million loan agreement and $500,000 revolving credit agreement. The $4.1 million facility bears interest at 1.65% over LIBOR and is payable over seven years. The $500,000 facility bears interest at 1.5% over LIBOR and terminates on May 31, 1997 unless renewed. Both facilities are secured by Davey's accounts receivable and certain equipment, and Davey has granted a negative pledge on its inventory to the lender. The loan agreements require Davey to meet covenants relating to net worth, current ratio, working capital, debt service coverage and debt to net worth ratio.

     Net cash used by operating activities for the three months ended March 31, 1997 was $1.5 million compared to $0.8 million of net cash provided by operating activities for the three months ended March 31, 1996. This change was due primarily to an increase in accounts receivable of $1.0 million and a $0.8 million increase in other current assets.

     Net cash used by financing activities was $146,000 for the three months ended March 31, 1997 compared to $289,000 for the three months ended March 31, 1996. This reduction was due to a decrease in the repayment of outstanding borrowings during the three months ended March 31, 1997 compared to the three months ended March 31, 1996 and decreased long term debt payback in accordance with new bank financings.

     Net cash provided by operating activities in 1996 was $4.92 million compared to $2.18 million in 1995. This increase was due primarily to a $2.18 million increase in Davey's net profit in 1996 to $1.96 million from a loss of $213,000 in 1995 and by a $573,000 increase in accounts payable compared to a decrease in accounts payable of $93,000 in 1995. This increase in accounts payable was offset by an increase of $336,000 in inventory in 1996 compared to a decrease in inventory of $201,000 in 1995.

     Net cash used by financing activities was $152,000 in 1996 as compared to $1.1 million in 1995. This reduction was primarily due to proceeds from long term refinancing of $640,000 and payments on outstanding debt of $682,000 in 1996 compared to payments on outstanding debt of $1,077,000 in 1995.

     Net cash provided by operating activities in 1995 was $2.18 million compared to $1.08 million in 1994. This increase was due primarily to a $739,000 decrease in Davey's net loss in 1995 to $213,000 in 1995 compared to $952,000 in 1994 and by a $198,000 decrease in trade receivables in 1995 compared to an increase of $531,000 in 1994. This was offset by a decrease of $93,000 in accounts payable and accrued expenses in 1995 compared to an increase of $234,000 in 1994.

     Net cash used by financing activities was $1,077,000 in 1995 as compared to $821,000 in 1994. This increase was primarily due to increased payments on long-term debt in 1995 of $834,000 compared to $559,000 in 1994, partially offset by $18,000 lower repayments on short-term borrowings of $244,000 in 1995 compared to $262,000 in 1994.

                 CERTAIN DIFFERENCES IN THE RIGHTS OF ROCK-TENN
                             AND DAVEY SHAREHOLDERS

     Following the Transaction, shareholders of Davey will become shareholders of Rock-Tenn, and their rights as shareholders will be determined by the Rock-Tenn Articles and the Rock-Tenn Bylaws. In addition, Rock-Tenn is a Georgia corporation governed by the Georgia BCC, and Davey is a New Jersey corporation governed by the New Jersey BCA. The following is a summary of the material differences in the rights of shareholders of Rock-Tenn and Davey. Except as set forth below, there are no material differences between the rights of a Rock-Tenn shareholder under Rock-Tenn's Articles and Bylaws and the Georgia BCC, on the one hand, and the rights of a Davey shareholder under Davey's Certificate and Bylaws and the New Jersey BCA, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Georgia BCC, the New Jersey BCA and the Articles or Certificate, as the case may be, and Bylaws of each corporation. Copies of the Articles or Certificate, as the case may be, and Bylaws of each corporation are on file at Rock-Tenn's and Davey's respective principal executive offices. The following summary does not discuss the rights of shareholders of Davey Downingtown because Davey Downingtown is a wholly-owned subsidiary of Davey. The rights of Davey's shareholders are governed solely by Davey's Certificate and Bylaws and the New Jersey BCA.

AUTHORIZED CAPITAL STOCK


     Rock-Tenn. Rock-Tenn is authorized to issue 175 million shares of Rock-Tenn Common Stock, 60 million shares of Rock-Tenn Class B Common Stock, and 50 million shares of Preferred Stock, par value $.01 per share. As of June 2, 1997, Rock-Tenn had issued and outstanding 22,171,222 shares of Rock-Tenn Common Stock and 11,934,384 shares of Rock-Tenn Class B Common Stock and no shares of Preferred Stock. As of June 2, 1997, Rock-Tenn had 667 and 138 holders of record of Rock-Tenn Common Stock and Rock-Tenn Class B Common Stock, respectively. The rights of holders of Rock-Tenn Common Stock and Rock-Tenn Class B Common Stock are identical except for voting, conversion and transfer rights.


     Subject to compliance with the First Offer Rights (as hereinafter defined), each share of Rock-Tenn Class B Common Stock will be convertible at any time, at the option of its holder, into one share of Rock-Tenn Common Stock. The Rock-Tenn Class B Common Stock will convert automatically into Rock-Tenn Common Stock, and thereby lose its special voting rights, generally (i) as to any outstanding share of Rock-Tenn Class B Common Stock if such share is sold or otherwise transferred to, or otherwise held by, any person or entity other than a Permitted Transferee or an Offeree (both as defined under "Restrictions on Transfer; First Offer Rights" below) or (ii) on the last day of any fiscal quarter of Rock-Tenn if the aggregate outstanding shares of Rock-Tenn Class B Common Stock constitute less than 15% of the aggregate outstanding shares of Common Stock (treating for the purposes of such calculation each outstanding share of Rock-Tenn Class B Common Stock as one outstanding share of Rock-Tenn Common Stock). The shares of Rock-Tenn Common Stock do not have any conversion rights.

     No shares of Rock-Tenn Class B Common Stock may be transferred or otherwise disposed of, or converted into shares of Rock-Tenn Common Stock, except (i) with respect to a transfer by any holder, for any transfer or other disposition to a Permitted Transferee of such holder or any bona fide gift to any person or entity, or (ii) as expressly permitted by Rock-Tenn's Restated and Amended Articles of Incorporation after complying with the First Offer Rights. For purposes of the Rock-Tenn Articles, "Permitted Transferees" of a holder of Rock-Tenn Class B Common Stock include (i) the spouse or surviving spouse and natural and adopted children of such holder provided that such holder was a beneficial owner of Voting Stock (as defined in the Rock-Tenn Articles) immediately prior to the effectiveness of Articles, (ii) any trust existing solely for the benefit of any person who would be a Permitted Transferee of such holder under clause (i), (iii) upon the death of such holder that was a beneficial owner of Voting Stock immediately prior to the effectiveness of the Rock-Tenn Articles, such holder's estate or any executor, administrator or other legal representative of such holder, (iv) any corporation, partnership or other entity all of the outstanding equity interests of which are owned, or all of the outstanding voting power of which is controlled, directly or indirectly by such holder that was a beneficial owner of Voting Stock immediately prior to the effectiveness of the Rock-Tenn Articles or certain Permitted Transferees of such holder and (v) any organization or institution that is recognized as a charity under Sections 170, 2055 or 2522 of the Code, provided that the control of the outstanding voting power of any shares of Rock-Tenn Class B Common Stock transferred to any such organization or institution is retained by a holder of Rock-Tenn Class B Common Stock that was a beneficial owner of Voting Stock immediately prior to the effectiveness of the Rock-Tenn Articles or certain Permitted Transferees of such holder. The Rock-Tenn Articles do not contain any restrictions on the transfer of shares of Rock-Tenn Common Stock.

     Except for a proposed transfer or other disposition to a Permitted Transferee or in connection with a bona fide gift, prior to any proposed transfer or conversion of Rock-Tenn Class B Common Stock, the holder thereof is required to give notice to Rock-Tenn, which constitutes an offer to sell to the management committee (as designated from time to time by the Board of Directors from the full-time officers of Rock-Tenn) (the "Offerees"), or to the extent that the Offerees do not elect to purchase all such shares, to sell to Rock-Tenn, up to all of the shares proposed to be transferred or as to which conversion has been requested at a purchase price per share equal to the Current Market Price (the "First Offer Rights"). As defined in the Rock-Tenn Articles, the Current Market Price will be an amount equal to (i) if the Rock-Tenn Common Stock is not publicly traded, the fair market value per share of the Rock-Tenn Class B Common Stock as determined in good faith by the Board of Directors from time to time, or (ii) if the Rock-Tenn Common Stock is publicly traded, the average of the "average sales prices." The "average sales prices" will mean generally the weighted average of the sales prices of a share of Rock-Tenn Common Stock (or if no such sales occur, the weighted average of the last bid and asked prices) as reported by the NYSE on each of the four consecutive business days commencing on the day after Rock-Tenn receives a notice of a proposed transfer or requesting conversion. Under the Rock-Tenn Articles, shares of Rock-Tenn Common Stock are not subject to the First Offer Rights.

     Upon the liquidation, dissolution or winding up of Rock-Tenn, after payment in full of creditors and any liquidation preference payable to the holders of any Preferred Stock the remaining assets of Rock-Tenn will be distributed ratably to the holders of Rock-Tenn Common Stock and Rock-Tenn Class B Common Stock, in proportion to the number of shares held by them.

     In the event of a reorganization, consolidation, share exchange or merger of Rock-Tenn, each holder of a share of Common Stock shall be entitled to receive the same kind and amount of consideration (whether consisting of cash, property or securities), if any, to be received by each other holder of a share of Common Stock, regardless of whether such share of Common Stock is a share of Rock-Tenn Common Stock or Rock-Tenn Class B Common Stock.

     Under the Rock-Tenn Articles, Rock-Tenn is only authorized to issue shares of Rock-Tenn Class B Common Stock (i) in connection with a dividend or other distribution with respect to, or a subdivision of, all outstanding shares of Common Stock and (ii) upon the exercise of stock options to purchase Rock-Tenn Class B Common Stock to the extent such options were options to purchase Voting Stock outstanding immediately prior to the effectiveness of the Rock-Tenn Articles that are adjusted by the Board of Directors to cover Rock-Tenn Class B Common Stock, as the same may be adjusted pursuant to their terms or the plan under which they were granted.

     The Board of Directors is empowered by the Rock-Tenn Articles to designate and issue from time to time one or more series of Preferred Stock without shareholder approval. The Board of Directors may fix and determine the preferences, limitations and relative rights of each series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of Rock-Tenn. The Board of Directors has no present plans to issue any shares of Preferred Stock.


     Davey. Davey is authorized to issue 100,000 shares of common stock. The stock has no stated par value. As of the Record Date, the Company had issued and outstanding 4,010 shares of common stock outstanding.

SHAREHOLDER PREEMPTIVE RIGHTS

     Rock-Tenn. The holders of Rock-Tenn Common Stock are not entitled to preemptive or similar rights.

     Davey. The Davey Certificate provides that no shareholders of Davey shall have any preemptive rights.

DIRECTORS; VACANCIES

     Rock-Tenn. The Georgia BCC provides that the board of directors of a Georgia corporation must consist of one or more individuals with the number specified in or fixed in accordance with the articles of incorporation or bylaws of the corporation. The articles of incorporation or bylaws may authorize the shareholders or the board of directors to fix or change the number of directors or may establish a variable range for the size of the board of directors by fixing a minimum and maximum number of directors. The Rock-Tenn Bylaws provide that the number of directors constituting the entire Board of Directors shall not be less than one nor more than 20 and the exact number shall be fixed from time to time by the Board of Directors, provided, however, that the number of directors constituting the entire Board shall be 14 until otherwise changed by the Board of Directors or by the shareholders at any annual or special meeting. The Rock-Tenn Articles provide that the Board of Directors be divided into three groups, each composed, as nearly as possible, of one-third of the total number of directors. Under the Rock-Tenn Articles, each group of directors is elected for a term of three years and only one group of directors stands for reelection each year.

     The Rock-Tenn Bylaws provide that any vacancy occurring in the Board of Directors or any newly created directorship shall be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall serve for the unexpired term of his predecessor and until the election and qualification of his successor, or, if the vacancy results from an increase in the number of directors, until the next election of directors by the shareholders.

     Davey. The New Jersey BCA provides that the board of directors of a corporation shall consist of one or more members. Subject to any provisions contained in the certificate of incorporation, the by-laws shall specify the number of directors, or that the number of directors shall not be less than a stated minimum nor more than a stated maximum, with the actual number to be determined in the manner prescribed in the by-laws, except as to the number constituting the first board. The Davey Bylaws provide that the number of directors of the corporation shall not be less than five nor more than nine and that the number of directors may be increased or decreased from time to time by action of the Board of Directors taken not less than twenty days prior to the date of the annual meeting of stockholders next following the date of such action, provided, however, in no case shall the number of directors be reduced to less than five or increased to more than nine. Davey's Bylaws provide that a director shall be elected by the stockholders at the annual meeting of stockholders and shall hold office until the next annual election and until his successor is elected and qualified.

     The Davey Bylaws provide that any vacancy occurring in the Board of Directors may be filled by a majority vote of the directors in office, for the unexpired term or until the director's successor is chosen and qualified, or any such vacancies may be filled by the stockholders at any duly convened meeting.

REMOVAL OF DIRECTORS

     Rock-Tenn. The Rock-Tenn Bylaws provide that the entire Board of Directors or any individual director may be removed only for cause and only at a shareholders' meeting. The Georgia BCC provides that a director may be removed by the shareholders only at a meeting called for the purpose of removing him.

     Davey. Neither the Davey Certificate nor the Davey Bylaws contain a specific provision with regard to removal of directors. The New Jersey BCA provides that one or more or all the directors of a corporation may be removed for cause, or, unless otherwise provided in the certificate of incorporation, without cause by the shareholders by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote for the election of directors.

VOTING RIGHTS

     Rock-Tenn. The Georgia BCC provides that if a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation, a bylaw adopted by the shareholders, or the Georgia BCC requires a greater number of affirmative votes. Unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Georgia BCC further provides that shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide.

     The Rock-Tenn Articles provide that, unless otherwise provided in the Articles or required by Georgia law, holders of Rock-Tenn Common Stock and Rock-Tenn Class B Common Stock vote together as a single group with respect to all matters submitted to a vote of Rock-Tenn's shareholders. Under the Rock-Tenn Articles, each share of Rock-Tenn Common Stock is entitled to one vote and each share of Rock-Tenn Class B Common Stock will be entitled to 10 votes with respect to all such matters. Holders of shares of Rock-Tenn Common Stock are entitled to vote as a single voting group with respect to certain proposed amendments to the powers, preferences, rights or limitations of the Rock-Tenn Class B Common Stock and other limited matters; provided that with respect to any such vote, each holder of Rock-Tenn Class B Common Stock is entitled to vote with the holders of Rock-Tenn Common Stock and is entitled to one vote for each share of Rock-Tenn Common Stock that would be issuable to such holder upon conversion of such share of Rock-Tenn Class B Common Stock. Holders of Common Stock are not entitled to cumulate votes in the election of directors.

     Davey. The New Jersey BCA provides that whenever any action, other than the election of directors, is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, unless a greater plurality is required by the certificate of incorporation or any other section of the New Jersey BCA. The New Jersey BCA provides that, at each election of directors every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, or, if the certificate of incorporation so provides, to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the aggregate number of his votes shall equal, or by distributing such votes on the same principle among any number of such candidates.

     The New Jersey BCA further provides that the provisions of the certificate of incorporation shall control whenever, with respect to any action be to authorized by the shareholders of a corporation, including the election of directors, the certificate of incorporation requires the affirmative vote of a greater proportion of the votes cast, including a unanimous vote, by the holder of shares entitled to vote thereon, or by the holders of shares of any class or series thereof, than is required by the New Jersey BCA with respect to such action. An amendment of the certificate of incorporation which changes or deletes such a provision must be authorized by the same vote as would be required to take action under the provision.

     The Davey Bylaws provide that, except as provided otherwise by statute or Davey's Certificate of Incorporation, at every meeting of shareholders every holder of record of stock entitled to vote shall be entitled to one vote in person or by proxy for each share of such stock standing in his name on the records of the corporation. Elections of directors shall be determined by a plurality of votes cast at such shareholder meeting and, except as otherwise provided by statute or the Davey Certificate or the Davey Bylaws, all other action shall be determined by a majority of the votes cast at such meeting. Neither the Davey Certificate nor the Davey Bylaws contain any provision regarding cumulative voting.

SHAREHOLDER MEETINGS

     Rock-Tenn. The Georgia BCC provides that a corporation shall hold a special meeting of shareholders on call of its board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws or if the holders of at least 25% or such greater or lesser percentage as may be provided in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, deliver to the corporation's secretary one or more written demands for the meeting describing the purpose for which it is to be held. Under the Rock-Tenn Bylaws, special meetings of shareholders may be called only by the Chief Executive Officer of Davey, the Chairman of the Board or a majority of the Board of Directors.

     Davey. Under the New Jersey BCA, special meetings of the shareholders may be called by the president or the board of directors, or by such other officers, directors or shareholders as may be provided in the Bylaws. The Davey Bylaws provide that special meetings of the shareholders may be called by the Board of Directors or by the President.

AMENDMENT OF CERTIFICATE OR ARTICLES AND BYLAWS

     Rock-Tenn. The Georgia BCC provides that, unless the articles of incorporation provide otherwise, a corporation's board of directors may adopt one or more amendments to the corporation's articles of incorporation without shareholder action in order to extend the duration of the corporation, to delete the names and addresses of the initial directors, to delete the name and address of the initial registered agent or registered office, to delete the name and address of each incorporator, to delete the mailing address of the initial principal office of the corporation, to change each issued or each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding, to change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding, or to change the corporate name. All other amendments to the articles of incorporation must be recommended to the shareholders by the board of directors (except under certain special circumstances) and, unless the articles of incorporation or the board of directors require a greater vote or a vote by voting groups, the amendment to be adopted must be approved by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. Rock-Tenn's Articles provide that the shareholders of the corporation may not amend, modify or repeal such provision or the provisions of the Articles relating to the structure of the Board of Directors, Amendment of Bylaws, Director Liability, Board Consideration of Other Constituencies unless approved by the affirmative vote of the holders of at least 75% of the outstanding voting power of the Rock-Tenn Common Stock and Rock-Tenn Class B Common Stock voting together as a single voting group.

     The Rock-Tenn Bylaws provide that, except as provided in the Rock-Tenn Articles, the Rock-Tenn Bylaws may be altered, amended or repealed by the affirmative vote of a majority of all directors then holding office. In addition, any bylaws adopted by the Board of Directors may be altered, amended, repealed or any new bylaws be adopted by the shareholders at an annual or special meeting. Rock-Tenn's shareholders may prescribe that any bylaws adopted by them shall not be altered, amended or repealed by the Board of Directors. The Rock-Tenn Articles provide that, notwithstanding the above, the shareholders may not amend, modify or repeal or adopt any provision inconsistent with any provision of the Rock-Tenn Bylaws relating to shareholder meetings unless approved by the affirmative vote of the holders of at least 75% of the outstanding voting power of the Rock-Tenn Common Stock and Rock-Tenn Class B Common Stock voting together as a single group.

     Davey. The New Jersey BCA provides that a corporation may amend its certificate of incorporation in any and as many respects as may be desired so long as the amendment contains only such provisions as might lawfully be contained in an original certificate of incorporation filed at the time of making such amendment. The New Jersey BCA further provides that the board of directors shall have the power to make, alter and repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board may be altered or repealed, and new bylaws made, by the shareholders. The shareholders may prescribe in the by-laws that any by-law made by them shall not be altered or repealed by the board.

     Pursuant to the Davey Certificate, further amendments thereto which require the action of the shareholders shall be adopted upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon.

     The Davey Bylaws provide that the vote of the holders of at least a majority of the shares of stock of Davey issued and outstanding and entitled to vote, shall be necessary at any meeting of shareholders to amend or repeal the Davey Bylaws or to adopt new bylaws. The Davey Bylaws may also be amended or repealed, or new bylaws adopted, at any meeting of the Board of Directors by the vote of at least a majority of the entire Board; provided that any bylaw adopted by the Board may be amended or repealed by the shareholders in the manner set forth above.

DIRECTOR EXCULPATION AND INDEMNIFICATION

     Rock-Tenn. The Georgia BCC provides that a director shall discharge his duties as a director, including his duties as a member of a committee, in a manner he believes in good faith to be in the best interest of the corporation and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. In discharging his duties a director is entitled to rely upon information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented, legal counsel, public accountants, investment bankers or other persons as to matters the director reasonably believes are within the person's professional or expert competence or a committee of the board of directors of which he is not a member if the director reasonably believes the committee merits confidence but is not entitled to so rely if he has knowledge concerning the matter in question that makes reliance that would otherwise be so permitted unwarranted. A director is not liable to the corporation or to its shareholders for any action taken as a director, or any failure to take any action, if he performed the duties of his office in compliance with the above provisions of the Georgia BCC. The Rock-Tenn Articles provide that no director of Rock-Tenn shall be personally liable to Rock-Tenn or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liabilities if any, that the Georgia BCC expressly provides may not be limited or eliminated.

     The Georgia BCC provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. As an exception to this rule, the Georgia BCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the Georgia BCC or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not acting in his official capacity. The Georgia BCC provides for mandatory indemnification of a director who was wholly successful on the merits or otherwise in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     The Georgia BCC provides that if authorized by the articles of incorporation or a bylaw, contract or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the above limitations of the Georgia BCC, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization. As an exception, the Georgia BCC provides that a corporation shall not so indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation for any appropriation, in violation of the director's duties, of any business opportunity of the corporation, for acts or omissions which involve intentional misconduct or a knowing violation of law, for unlawful distributions to shareholders or for any transaction from which he received an improper personal benefit.

     The Georgia BCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is not a director (or, if he or she is also a director, if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes appropriation, in violation of his or her duties, of any business opportunity of the corporation, acts or omissions which involve intentional misconduct or knowing violation of law, for unlawful distributions to shareholders or for receipt of an improper personal benefit. An officer who is not a director is also entitled under the Georgia BCC to mandatory indemnification to the same extent mandatory indemnification is required for a director. Under the Georgia BCC, a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     The Rock-Tenn Bylaws provide that Rock-Tenn may indemnify to the fullest extent permitted by the Georgia BCC, any individual made a party to a proceeding, because he is or was an employee or agent of Rock-Tenn, against liability if such person acted in a manner he believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.

     Davey. The New Jersey BCA provides that directors and members of any committee designated by the board shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions. In discharging their duties, such individuals shall not be liable if, acting in good faith, they rely a) upon the opinion of counsel for the corporation; b) upon written reports setting forth financial data concerning the corporation and prepared by an independent public accountant or certified public accountant or firm of such accountants; c) upon financial statements, books of account or reports of the corporation represented to them to be correct by the president, the officer of the corporation having charge of its books of account, or the person presiding at a meeting of the board; or d) upon written reports of committees of the board. A director shall not be personally liable to the corporation or its shareholders for damages for breach of duty as a director if and to the extent that such liability has been eliminated or limited by a provision in the certificate of incorporation authorized by the New Jersey BCA. In taking action, including, without limitation, action which may involve or relate to a change or potential change in the control of the corporation, a director shall be entitled to consider, without limitation, both the long-term and the short-term interests of the corporation and its shareholders. The Davey Certificate provides that any director or officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission a) in breach of such person's duty of loyalty to the corporation or its shareholders, b) not in good faith or involving a knowing violation of law or c) resulting in receipt by such person of an improper personal benefit.

     The New Jersey BCA provides that any corporation shall have the power to indemnify a corporate agent, including directors, against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

     The New Jersey BCA provides that a corporation shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable for negligence or misconduct, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The New Jersey BCA provides for mandatory indemnification of a corporate agent against expenses to the extent that such agent has been successful on the merits or otherwise in the defense of any proceeding described above, or of any claim, issue or matter therein. Expenses incurred by a corporate agent in connection with a proceeding may be paid in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified pursuant to the New Jersey BCA.

     The Davey Bylaws provide that Davey (1) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Davey) by reason of the fact that he is or was a director, officer or trustee of Davey or of any constituent corporation absorbed by Davey in a consolidation or merger and (2) except as otherwise required by the Davey Bylaws, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Davey) by reason of the fact that he (a) is or was an employee or agent or the legal representative of a director, officer, trustee, employee or agent of Davey or of any absorbed constituent corporation, or (b) is or was serving at the request of Davey or of any absorbed constituent corporation as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of such a person against expenses, costs, disbursements (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by him in good faith and in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of Davey, and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the applicable standard of conduct.

     The Davey Bylaws provide that Davey shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Davey to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of Davey or of any constituent corporation absorbed by Davey by consolidation or merger, or the legal representative of any such person, or is or was serving at the request of Davey or of any absorbed constituent corporation, as a director, officer, trustee, employee, agent of or participant, or the legal representative of any such person in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Davey and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Davey unless and only to the extent that the New Jersey Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the New Jersey Court or such other court shall deem proper.

     The Davey Bylaws further provide that to the extent that a person who is or was a director, officer, trustee, employee or agent of Davey or of any constituent corporation absorbed by Davey by consolidation or merger, or the legal representative of any such person, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the indemnification section of the Davey Bylaws of this Section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Any indemnification under the indemnification section of the Davey Bylaws (unless ordered by a court) shall be made by Davey only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee, agent, or the legal representative thereof, is proper in the circumstances because he has met the applicable standard of conduct set forth in said indemnification section. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such suit or proceeding, or (2) if such a quorum is not obtainable, a quorum of disinterested directors so directs, by independent legal counsel for a written opinion, (3) by the shareholders.

     Expenses incurred by any person who may have a right of indemnification under the Davey Bylaws in defending civil or criminal action, suit or proceeding may be paid by Davey in advance of the final distribution of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee, or the legal representative thereof, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by Davey pursuant to the indemnification section of the Davey Bylaws. The indemnification and advancement of expenses provided by the Davey Bylaws shall not exclude any other rights to which those seeking indemnification may be entitled under the Davey Certificate or any bylaw, agreement, vote of shareholders or otherwise; provided that no indemnification shall be made to or on behalf of a director, officer, trustee, employee, agent, or legal representative if a judgment or other final adjudication adverse to such persons establishes that his acts or omissions (a) were in breach of his duty of loyalty to Davey or its shareholders, as defined by law, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

ABILITY TO CONSIDER OTHER CONSTITUENCIES

     Rock-Tenn. The Georgia BCC provides that a corporation's articles of incorporation may set forth a provision that, in discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that any such provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

     The Rock-Tenn Articles permit the Board of Directors, in determining what it believes to be in the best interests of Rock-Tenn, to consider the interests of the employees, customers, suppliers and creditors of Rock-Tenn, the communities in which offices or other establishments of Rock-Tenn are located, and all other factors the directors consider pertinent, in addition to considering the effects of any action on Rock-Tenn or its shareholders.

     Davey. Under the New Jersey BCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be is the best interest of the corporation (in addition to the effects of any action on shareholders) (i) the effects of the action on the corporation's employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interest of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. If, on the basis of the foregoing factors, the Board of Directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the Board of Directors will have no duty to remove any obstacles to, or refrain from impeding, such proposal or offer.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     Rock-Tenn. The Georgia BCC provides that action required or permitted by the Georgia BCC to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

     Davey. The New Jersey BCA provides that action required to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

     The Davey Bylaws provide that any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting, if, prior to such action, a written consent or consents thereto, setting forth such action, is or are signed by the holders of record of all of the shares of stock of the Corporation or, in the alternative, by the holders of record of so many of the shares of the stock of the Corporation as are required by law for the taking of such action by written consent, if, either the Corporation solicits for such consents or proxies for consents from the holders of all of the shares of stock of the Corporation, issued, outstanding and entitled to vote thereon and promptly notifies all non-consenting holders of stock of the Corporation as required by law.

PAYMENT OF DIVIDENDS

     Rock-Tenn. The Georgia BCC provides that a board of directors may authorize and the corporation may make distributions to its shareholders subject to restriction by the articles of incorporation and provided that no distribution may be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by Rock-Tenn's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of either class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock. Dividends payable in Common Stock of Rock-Tenn shall be payable in shares of Rock-Tenn Common Stock to the holders thereof and in shares of Rock-Tenn Class B Common Stock to the holders thereof.

     Davey. Pursuant to the New Jersey BCA, a corporation may, from time to time, by action of its board, declare and pay dividends, except when the corporation is insolvent or would thereby be made insolvent, or when the payment would be contrary to any restrictions contained in the certificate of incorporation. Unless the certificate of incorporation provides otherwise, such payments may be made whether or not the net assets remaining after the transaction are less than the aggregate amount of the preferences of outstanding shares in the assets of the corporation upon liquidation. Dividends may be declared or paid out of surplus only, except in dissolution. The Davey Bylaws provide that the Board of Directors may declare dividends out of the net profits or surplus of the corporation. Before payment of any dividend or making any distributions of profits, there may be set aside out of the surplus or net profits of the corporation such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation.

DISSOLUTION

     Rock-Tenn. The Georgia BCC provides that a corporation's board of directors may propose dissolution for submission to the shareholders and that for a proposal to be adopted, the shareholders entitled to vote must approve the proposal to dissolve, unless the articles of incorporation or the board of directors requires a greater vote or a vote by voting groups, by a majority of all the votes entitled to be cast on that proposal.

     The Rock-Tenn Articles provide that upon the liquidation, dissolution or winding up of the Corporation, whether after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed, the remaining assets of the Corporation shall be distributed ratably to the holders of Class A Common and Class B Common as a single class, in proportion to the number of shares held by them.

     Davey. The New Jersey BCA provides that a corporation's board of directors may propose dissolution for submission to the shareholders and that such proposal shall be approved upon receiving the affirmative vote of two-thirds of the votes cast by holders of shares of the corporation entitled to vote thereon if the corporation was incorporated prior to 1969 and if, like Davey, it has not elected to change its Certificate of Incorporation to adopt the majority voting requirement which applies to corporations formed after 1969.

     Neither the Davey Certificate nor the Davey Bylaws contain any specific provision regarding dissolution.

MERGER, CONSOLIDATION, AND SALES OF ASSETS

     Rock-Tenn. The Georgia BCC provides that one or more corporations may merge into another corporation if the board of directors of each corporation adopts a plan of merger and the shareholders of each corporation approve the plan of merger by (a) a majority of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan, voting as a single group, and
(b) a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group by the articles of incorporation unless the Georgia BCC, the articles of incorporation, the bylaws, or the board of directors requires a greater vote or a vote by voting groups; provided, however, that action by the shareholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ (except for such changes which are authorized by the Georgia BCC to be made without action of shareholders) from its articles before the merger, (ii) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is to be an identical outstanding or reacquired share immediately after the merger and (iii) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger. Similarly, a corporation may sell, lease, exchange or dispose of all or substantially all of the property of a corporation if approved by the board of directors and the shareholders approve such transaction by a vote of at least a majority of all votes entitled to be cast on the transaction.

     The Rock-Tenn Articles provide that in the event of a reorganization, consolidation, share exchange or merger of the Corporation, each holder of a share of Common Stock shall be entitled to receive the same kind and amount of consideration (whether consisting of cash, property or securities) to be received by each other holder of a share of Common Stock, if any, regardless of whether such share of Common Stock is a share of Class A Common or Class B Common.

     Davey. Under the New Jersey BCA, the consummation of a merger or consolidation of a New Jersey corporation, such as Davey, which was organized prior to January 1, 1969, requires the approval of such corporation's Board of Directors and the affirmative vote of two-thirds of the votes cast by the holders of the shares of the corporation entitled to vote thereon, unless such corporation is the surviving corporation and (i) such corporation's certificate of incorporation is not amended, (ii) the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after, and (iii) the number of voting shares and participating shares outstanding after the merger will not exceed by 40% the total number of voting or participating shares of the surviving corporation before the merger. A corporation organized prior to January 1, 1969 may adopt a majority voting requirement for a plan of merger or plan of consolidation, by an amendment of its certificate of incorporation adopted by the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon. Similarly, in the case of a corporation organized prior to 1969, such as Davey, a sale of all or substantially all of a New Jersey corporation's assets other than in the ordinary course of business, or a voluntary reorganization of a New Jersey corporation, requires the approval of such corporation's Board of Directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon.

     The Davey Certificate provides that any proposed plan of merger, consolidation, sale or exchange of shares of Davey shall be approved by an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon.

     The Davey Certificate provides that Davey has the power, with the consent in writing and pursuant also to the affirmative vote of two-thirds ( 2/3) of the stock issued and outstanding at a stockholder's meeting duly called for that purpose, to sell, assign, transfer, or otherwise dispose of the property of Davey as an entirety, provided always, that a majority of the Board concur therein.

BUSINESS COMBINATIONS AND TRANSACTIONS WITH CERTAIN PERSONS

     Rock-Tenn. Rock-Tenn has not elected in the Rock-Tenn Articles or the Rock-Tenn Bylaws to be subject to certain optional provisions of the Georgia BCC which impose additional voting requirements and substantive and procedural restrictions on the ability of Rock-Tenn to enter into certain transactions with persons who are deemed to be "interested shareholders." These provisions fall into two categories: (i) fair price provisions which are focused on the substantive fairness of transactions consummated between a corporation and an interested shareholder and (ii) provisions which are designed to encourage any person, before acquiring 10% of voting stock of a resident domestic corporation, to seek approval of its board of directors for the terms of any contemplated business combination.

     Davey. Subject to exceptions, the New Jersey BCA provides that certain corporations organized under the laws of New Jersey having principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may not engage in any "business combination" (as defined in the New Jersey BCA) with any interested shareholder (generally, a 10% or greater shareholder) of such corporations for a period of five years following such interested shareholder's stock acquisition, unless such business combination is approved by the Board of Directors of such corporations prior to the stock acquisition. Unless a company's certificate of incorporation provides otherwise, these provisions do not apply to any business combination of a resident domestic corporation with an interested stockholder if, among other factors, the resident domestic corporation did not have a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to section 12(g) of the Exchange Act on that interested stockholder's stock acquisition date. Because Davey does not have a class of stock registered or traded on a national exchange or registered with the Securities and Exchange Commission, and because the Davey Certificate does not provide otherwise, the provisions in the New Jersey BCA which restrict business combinations with interested stockholders do not apply to Davey.

DISSENTERS' RIGHTS OF APPRAISAL

     Rock-Tenn. The Georgia BCC provides that a record shareholder of a corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, consummation of a plan of merger to which the corporation is a party if approval of the shareholders of the corporation is required for the merger and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent, consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan, consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange, or certain amendments to the articles of incorporation that materially and adversely affect certain rights in respect of a dissenter's shares. A shareholder entitled to dissent and obtain payment for his shares under the Georgia BCC may not challenge the corporate action creating his entitlement except for failure to comply with the procedural requirements of the Georgia BCC or the corporation's articles of incorporation or bylaws or in cases of fraud or deception. The Georgia BCC provides that there shall be no right of dissent in favor of the holder of shares of any class or series which were either listed on a national securities exchange or held of record by more than 2,000 shareholders unless, in the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders except for scrip or cash payments in lieu of fractional shares, or the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

     Davey. Under the New Jersey BCA, any shareholder may dissent from a plan of merger or consolidation to which the corporation is a party and with regard to which the shareholder may vote. However, unless

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

the certificate of incorporation provides otherwise, a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares (i) of a class or series which is listed on a national securities exchange or held of record by not less than 1,000 shareholders on the record date fixed to determine the shareholders entitled to vote on such action, or
(ii) for which, pursuant to such action, the shareholder would receive (x) cash,
(y) shares, obligations or other securities which, upon consummation of the transaction, will either be listed on a national securities exchange or held of record by not less than 1,000 shareholders, or (z) cash and such securities. In addition, any shareholder may dissent from any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a sale by a parent corporation for which shareholder approval is not required. However, unless the certificate of incorporation provides otherwise, a shareholder shall not have the right to dissent from any such sale of assets with respect to shares held by such shareholder of the type described in clause
(i) above, or from any such sale of assets pursuant to a plan of dissolution of the corporation which provides for distribution of all of its net assets to shareholders in accordance with their respective interests within one year, where such sale of assets is wholly for any of the types of consideration listed in clauses (x), (y), or (z) above. A stockholder who is entitled to dissent from such action in accordance with the New Jersey BCA may make a written demand on the corporation or on the surviving corporation for the payment of the fair value of his shares.

INTERESTED DIRECTOR TRANSACTIONS

     Rock-Tenn. The Georgia BCC provides that a transaction effected or proposed to be effected by a corporation that is not a "director's conflicting interest transaction" may not be enjoined, set aside or give rise to an award of damages or other sanctions in an action by a shareholder on the ground of an interest in the transaction of a director or any other person with whom he has an economic, personal or other association. A "director's conflicting interest transaction" means a transaction effected or proposed to be effected by the corporation respecting which a director of the corporation has a "conflicting interest."

     The Georgia BCC defines "conflicting interest" as the interest a director of the corporation has respecting a transaction effected or proposed to be effected by the corporation if (a) whether or not the transaction is brought before the board of directors of the corporation for action, to the knowledge of the director at the time when the transaction is consummated or when the corporation becomes contractually obligated to effect the transaction (the "time of commitment") he or a "related person" (immediate family member, housemate, trust or estate of which director is beneficiary or trust, estate, incompetent, conservatee or minor of which the director is a fiduciary) is a party to the transaction or has a beneficial financial interest in or so closely linked to the transaction and of such financial significance to the director or a related person that it would reasonably be expected to exert an influence on the director's judgment if he were called upon to vote on the transaction or (b) the transaction is brought (or is of the type that would normally be brought) before the board of directors of the corporation for action and to the knowledge of the director at the time of commitment any of the following persons is either a party to the transaction or has a beneficial financial interest so closely linked to the transaction and of such financial significance to that person that it would reasonably be expected to exert an influence on the director's judgment if he were called to vote on the transaction: (i) an entity (other than the corporation) of which the director is a director, general partner, agent or employee, (ii) a person that controls one or more of such entities or an entity that is controlled by, or is under common control with, one or more of such entities, or (iii) an individual who is a general partner, principal or employer of the director.

     The Georgia BCC provides that a director's conflicting interest transaction may not be enjoined, set aside, or give rise to an award of damages or other sanctions in an action by a shareholder if the transaction received the affirmative vote of a majority (but not less than two) of those independent directors on the board of directors or on a duly empowered committee thereof who voted on the transaction after disclosure of the conflicting interest to them. The Georgia BCC also provides that a director's conflicting interest transaction may not be enjoined, set aside or give rise to an award of damages or other sanctions in an action by a shareholder if (a) the transaction, judged in the circumstances at the time of commitment, is established to have been fair to the corporation or (b) a majority of the votes entitled to be cast by disinterested shareholders were cast in favor of the transaction after disclosure of the conflicting interest.

     Davey. The New Jersey BCA provides that no contract or other transaction between a corporation and one or more of its directors, or between a corporation and any domestic or foreign corporation, firm or association of any type or kind in which one or more of its directors are directors or are otherwise interested, shall be void or voidable solely by reason of such common directorship or interest, or solely because such director or directors are present at the meeting of the board or a committee thereof which authorizes or approves the contract or transaction, or solely because his or their votes are counted for such purpose, if any one of the following is true: (a) The contract or other transaction is fair and reasonable as to the corporation at the time it is authorized, approved or ratified; or (b) the fact of the common directorship or interest is disclosed or known to the board or committee and the board or committee authorizes, approves, or ratifies the contract or transaction by unanimous written consent, provided at least one director so consenting is disinterested, or by affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (c) the fact of the common directorship or interest is disclosed or known to the shareholders, and they authorize, approve or ratify the contract or transaction. Common or interested directors may be counted in determining the presence of a quorum at a board or committee meeting at which such contract or transaction is authorized, approved or ratified. The New Jersey BCA further provides that the board, by the affirmative vote of a majority of directors in office and irrespective of any personal interest of any of them, shall have authority to establish reasonable compensation of directors for services to the corporation as directors, officers, or otherwise.

                                    EXPERTS

     The consolidated financial statements of Rock-Tenn Company at September 30, 1995 and 1996 and for each of the three years in the period ended September 30, 1996 incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Waldorf at June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996 incorporated in this Proxy/Prospectus by reference to the Current Report on Form 8-K/A dated January 21, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Davey Company and Subsidiary at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Amper, Politziner & Mattia, independent auditors, as set forth in their reports thereon appearing elsewhere herein. Such consolidated financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of Rock-Tenn Common Stock being offered hereby is being passed upon for Rock-Tenn by King & Spalding, Atlanta, Georgia. The federal income tax treatment of the Transaction is being passed upon for Davey and Rock-Tenn by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, Woodbridge, New Jersey.

                             SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in Rock-Tenn's proxy solicitation materials for its 1998 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must been received by Rock-Tenn on or before September 18, 1997. Any such proposal will be subject to the requirements contained in the Rock-Tenn Bylaws relating to shareholders proposals and the proxy rules under the Exchange Act. See "Certain Differences in the Rights of Rock-Tenn and Davey Shareholders."

                        THE DAVEY COMPANY AND SUBSIDIARY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

Independent Auditors' Report................................   F-2
Consolidated Balance Sheets at December 31, 1996, December
  31, 1995 and March 31, 1997...............................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1995 and 1994 and for the Three Months
  Ended March 31, 1997 and 1996.............................   F-4
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1996, 1995 and 1994 and
  for the Three Months Ended March 31, 1997.................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1995 and 1994 and for the Three Months
  Ended March 31, 1997 and 1996.............................   F-6
Notes to Consolidated Financial Statements for the Years
  Ended December 31, 1996, 1995 and 1994 and for the Three
  Months Ended March 31, 1997 and 1996......................   F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
The Davey Company and Subsidiary

     We have audited the accompanying consolidated balance sheets of The Davey Company and Subsidiary as of December 31, 1996 and 1995, and the consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Davey Company and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 13 to the consolidated financial statements, beginning January 1, 1995, the Company changed its method of accounting for postretirement benefits.

                                          /s/ AMPER, POLITZINER & MATTIA

April 14, 1997, except for Note 18
as to which the date is May 7, 1997
Flemington, New Jersey

                        THE DAVEY COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                   MARCH 31,       ----------------------------
                                                     1997             1996             1995
                                                  -----------      -----------      -----------
                                                  (UNAUDITED)
                                            ASSETS
Current assets
  Cash and cash equivalents.....................  $ 1,513,082      $ 3,156,668      $   726,160
  Investments...................................    3,334,245        3,361,523          786,023
  Accounts receivable -- trade less allowance
     for doubtful accounts of $32,900, $25,000
     and $155,500 in 1997, 1996 and 1995,
     respectively...............................    2,826,700        1,826,688        1,940,483
  Inventories...................................    1,318,843        1,274,113          937,753
  Deferred tax asset............................       18,500           18,500          154,400
  Other current assets..........................    1,207,752          394,702          342,016
                                                  -----------      -----------      -----------
                                                   10,219,122       10,032,194        4,886,835
                                                  -----------      -----------      -----------
Property and equipment, net.....................    8,645,309        9,042,463       10,438,901
                                                  -----------      -----------      -----------
Other assets
  Investments...................................      463,064          463,064          718,729
  Loan origination costs, net...................       97,608          101,354               --
  Other assets..................................      327,652          305,252           67,408
                                                  -----------      -----------      -----------
                                                      888,324          869,670          786,137
                                                  -----------      -----------      -----------
                                                  $19,752,755      $19,944,327      $16,111,873
                                                  ===========      ===========      ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt..........  $   585,720      $   585,720      $   668,400
  Accounts payable and accrued expenses.........    2,906,736        3,011,092        2,438,031
  Income taxes payable..........................      524,963          753,785           42,000
                                                  -----------      -----------      -----------
                                                    4,017,419        4,350,597        3,148,431
                                                  -----------      -----------      -----------
Long-term debt, net of current maturities.......    3,074,990        3,221,420        3,181,236
                                                  -----------      -----------      -----------
Deferred tax liability..........................      931,574        1,025,940          525,400
                                                  -----------      -----------      -----------
Stockholders' equity
  Common stock, no par value or stated value,
     100,000 shares authorized..................      770,672          770,672          770,672
  Net unrealized gain on investments............      163,099          163,099           49,147
  Retained earnings.............................   13,222,417       12,840,015       10,906,903
                                                  -----------      -----------      -----------
                                                   14,156,188       13,773,786       11,726,722
  Less treasury stock at cost...................    2,427,416        2,427,416        2,469,916
                                                  -----------      -----------      -----------
          Total stockholders' equity............   11,728,772       11,346,370        9,256,806
                                                  -----------      -----------      -----------
                                                  $19,752,755      $19,944,327      $16,111,873
                                                  ===========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                        THE DAVEY COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       FOR THE THREE MONTHS ENDED                  FOR THE YEAR ENDED
                                MARCH 31,                             DECEMBER 31,
                       ---------------------------     -------------------------------------------
                          1997            1996            1996            1995            1994
                       -----------     -----------     -----------     -----------     -----------
                               (UNAUDITED)
Net sales............  $ 7,454,424     $ 6,249,610     $26,260,717     $25,330,861     $20,537,420
Cost of goods sold...    5,900,401       4,761,829      20,056,273      23,107,033      19,768,548
                       -----------     -----------     -----------     -----------     -----------
Gross profit.........    1,554,023       1,487,781       6,204,444       2,223,828         768,872
Selling, general and
  administrative
  expenses...........      923,168         607,778       2,924,440       2,369,256       1,921,433
                       -----------     -----------     -----------     -----------     -----------
Earnings (loss) from
  operations.........      630,855         880,003       3,280,004        (145,428)     (1,152,561)
                       -----------     -----------     -----------     -----------     -----------
Other income
  (expense)
  Interest expense...      (64,749)        (85,119)       (391,906)       (402,638)       (389,457)
  Interest and
     dividend
     income..........       68,123          14,463         285,444          63,958          92,217
  Other..............        3,107          16,197         106,870         143,886         (54,857)
                       -----------     -----------     -----------     -----------     -----------
                             6,481         (54,459)            408        (194,794)       (352,097)
                       -----------     -----------     -----------     -----------     -----------
Earnings (loss)
  before provision
  for (benefit from)
  income taxes.......      637,336         825,544       3,280,412        (340,222)     (1,504,658)
Provision for
  (benefit from)
  income taxes.......      254,934         330,200       1,317,300        (127,000)       (552,200)
                       -----------     -----------     -----------     -----------     -----------
Net income (loss)....  $   382,402     $   495,344     $ 1,963,112     $  (213,222)    $  (952,458)
                       ===========     ===========     ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                        THE DAVEY COMPANY AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997

                             COMMON STOCK
                        ----------------------   NET UNREALIZED                    TREASURY STOCK          TOTAL
                        OUTSTANDING              (GAIN) LOSS ON    RETAINED     --------------------   STOCKHOLDERS'
                          SHARES       AMOUNT     INVESTMENTS      EARNINGS     SHARES     AMOUNT         EQUITY
                        -----------   --------   --------------   -----------   ------   -----------   -------------
Balance at January 1,
  1994................     3,985      $770,672      $     --      $12,072,583   2,015    $(2,469,916)   $10,373,339
Net loss..............        --            --            --         (952,458)     --             --       (952,458)
Net unrealized loss on
  investments.........        --            --       (19,862)              --      --             --        (19,862)
                           -----      --------      --------      -----------   -----    -----------    -----------
Balance at December
  31, 1994............     3,985       770,672       (19,862)      11,120,125   2,015     (2,469,916)     9,401,019
Net loss..............        --            --            --         (213,222)     --             --       (213,222)
Net unrealized gain on
  investments.........        --            --        69,009               --      --             --         69,009
                           -----      --------      --------      -----------   -----    -----------    -----------
Balance at December
  31, 1995............     3,985       770,672        49,147       10,906,903   2,015     (2,469,916)     9,256,806
Net income............        --            --            --        1,963,112      --             --      1,963,112
Treasury stock sold
  for $500 per
  share...............        25            --            --          (30,000)    (25)        42,500         12,500
Net unrealized gain on
  investments.........        --            --       113,952               --      --             --        113,952
                           -----      --------      --------      -----------   -----    -----------    -----------
Balance at December
  31, 1996............     4,010       770,672       163,099       12,840,015   1,990     (2,427,416)    11,346,370
Net income
  (unaudited).........        --            --            --          382,402      --             --        382,402
                           -----      --------      --------      -----------   -----    -----------    -----------
Balance at March 31,
  1997 (unaudited)....     4,010      $770,672      $163,099      $13,222,417   1,990    $(2,427,416)   $11,728,772
                           =====      ========      ========      ===========   =====    ===========    ===========

          See accompanying notes to consolidated financial statements.

                        THE DAVEY COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        FOR THE THREE MONTHS
                                                ENDED                     FOR THE YEAR ENDED
                                              MARCH 31,                      DECEMBER 31,
                                       -----------------------   ------------------------------------
                                          1997         1996         1996         1995         1994
                                       ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)
Cash flows from operating activities
  Net income (loss)..................  $  382,402   $  495,344   $1,963,112   $ (213,222)  $ (952,458)
                                       ----------   ----------   ----------   ----------   ----------
  Adjustments to reconcile net income
     (loss) to net cash from
     operating activities
     Depreciation and amortization...     415,611      501,447    1,604,176    1,874,839    1,829,149
     Deferred tax expense
       (benefit).....................     (94,366)          --      559,900     (141,100)    (470,400)
     Bad debt expense................       7,890        7,890           --       25,897       21,459
     Loss (gain) on sale of
       investments...................          --           --       24,761      (27,496)       7,730
     (Increase) decrease in
       Accounts
          receivable -- trade........  (1,007,902)    (238,371)     113,795      197,918     (531,166)
       Inventories...................     (44,730)    (249,921)    (336,360)     201,238      161,735
       Refundable income taxes.......          --           --           --      124,300       33,700
       Other current assets..........    (813,050)     112,577      (52,686)      79,372      706,271
       Other assets..................     (22,400)    (340,802)    (237,844)     112,851       51,150
     Increase (decrease) in
       Accounts payable and accrued
          expenses...................    (104,355)     (27,398)     573,061      (92,681)     233,948
       Income taxes payable..........    (228,821)     579,800      711,785       42,000       (8,500)
                                       ----------   ----------   ----------   ----------   ----------
          Total adjustments..........  (1,892,123)     345,222    2,960,588    2,397,138    2,035,076
                                       ----------   ----------   ----------   ----------   ----------
                                       (1,509,721)     840,566    4,923,700    2,183,916    1,082,618
                                       ----------   ----------   ----------   ----------   ----------
Cash flows from investing activities
  Purchase of investments............          --     (140,147)  (2,548,278)    (206,289)    (232,207)
  Proceeds from sale of
     investments.....................      27,277           --      394,174      228,210      348,147
  Payments for purchase of property
     and equipment...................     (14,739)    (128,495)    (199,942)    (542,481)    (505,854)
                                       ----------   ----------   ----------   ----------   ----------
                                           12,538     (268,642)  (2,354,046)    (520,560)    (389,914)
                                       ----------   ----------   ----------   ----------   ----------
Cash flows from financing activities
  Proceeds from sale of treasury
     stock...........................          --        2,500       12,500           --           --
  Net proceeds from long-term debt...          --           --      639,974           --           --
  Net payments on short-term
     borrowings......................          --           --           --     (243,626)    (262,042)
  Principal payments on long-term
     debt............................    (146,403)    (291,699)    (682,470)    (833,542)    (558,738)
  Payments for loan origination
     costs...........................          --           --     (109,150)          --           --
                                       ----------   ----------   ----------   ----------   ----------
                                         (146,403)    (289,199)    (139,146)  (1,077,168)    (820,780)
                                       ----------   ----------   ----------   ----------   ----------
Net change in cash and cash
  equivalents........................  (1,643,586)     282,725    2,430,508      586,188     (128,076)
Cash and cash
  equivalents -- beginning...........   3,156,668      726,160      726,160      139,972      268,048
                                       ----------   ----------   ----------   ----------   ----------
Cash and cash equivalents --ending...  $1,513,082   $1,008,885   $3,156,668   $  726,160   $  139,972
                                       ==========   ==========   ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                        THE DAVEY COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of The Davey Company and its wholly-owned subsidiary, The Davey Company, Downington (collectively, the "Company"). All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

  Operations

     The Company is a manufacturer of quality Binders Board, operating within and selling to customers throughout the United States. The Company grants credit to customers, a substantial number of whom are in the book binding industry.

     The Company performs ongoing evaluations of its customers and generally does not require collateral. The Company maintains allowances for potential credit losses.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are stated at the lower of cost (last-in, first-out basis) or market.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of assets.

  Investments

     Realized gains and losses are determined using the specific identification method.

  Loan Origination Costs

     Loan origination costs are stated at cost, less accumulated amortization. Amortization is computed on the straight-line method over seven years which is the life of the loan.

  Postretirement Benefit Plan

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). SFAS 106 requires the Company to accrue the estimated cost of retiree benefit payments during the years the employee provides services. The Company previously expensed the cost of these benefits, which are principally healthcare, as claims were paid. SFAS 106 allows recognition of the cumulative effect of the liability in the year of adoption or the amortization of the obligation over a period of up to 20 years. The Company has elected to recognize the initial postretirement benefit obligation of approximately $2,071,000 over a period of 20 years. The Company's cash flows were not affected by the implementation of SFAS 106.

     The financial statements for the year ended December 31, 1994 have not been restated.

                        THE DAVEY COMPANY AND SUBSIDIARY

  Unaudited Interim Financial Statements

     The interim financial data as of and for the three months ended March 31, 1997 and 1996 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period.

NOTE 2  CASH EQUIVALENTS

     The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

NOTE 3  INVENTORIES

                                                                              DECEMBER 31,
                                                          MARCH 31,     ------------------------
                                                            1997           1996          1995
                                                         -----------    ----------    ----------
                                                         (UNAUDITED)
Raw materials and supplies.............................  $  473,303     $  523,736    $  519,968
Work-in-process........................................     791,916        600,564       248,635
Finished goods.........................................     452,580        548,769       725,762
                                                         ----------     ----------    ----------
                                                          1,717,799      1,673,069     1,494,365
Less LIFO reserve......................................     398,956        398,956       556,612
                                                         ----------     ----------    ----------
                                                         $1,318,843     $1,274,113    $  937,753
                                                         ==========     ==========    ==========

     If the first-in, first-out method of inventory valuation had been used, inventories would have been higher than amounts reported by approximately $399,000, $399,000, $556,600, and $393,000 at March 31, 1997, December 31, 1996,
1995 and 1994, respectively.

     Reduction of inventory during the years ended December 31, 1995 and 1994 resulted in a liquidation of LIFO inventory carried at costs which prevailed in prior years which were lower than current costs. The effect of this reduction was to decrease loss from operations for the years ended December 31, 1995 and 1994 by approximately $74,500 and $29,100, respectively.

NOTE 4  INVESTMENTS

                                                                  DECEMBER 31, 1996
                                                  -------------------------------------------------
                                                  AMORTIZED
                                                    COST         GROSS         GROSS
                                                  (CARRYING    UNREALIZED    UNREALIZED     MARKET
                                                   AMOUNT)       GAINS         LOSSES       VALUE
                                                  ---------    ----------    ----------    --------
Held-to-maturity
  Corporate debt securities.....................  $265,615      $11,507        $   --      $277,122
  State and local government securities.........   100,000        2,341            --       102,341
  Mortgage-backed securities....................    97,449        1,247         4,108        94,588
                                                  --------      -------        ------      --------
                                                  $463,064      $15,095        $4,108      $474,051
                                                  ========      =======        ======      ========

                        THE DAVEY COMPANY AND SUBSIDIARY

                                                                DECEMBER 31, 1996
                                               ----------------------------------------------------
                                                                                           MARKET
                                                               GROSS         GROSS         VALUE
                                               AMORTIZED     UNREALIZED    UNREALIZED    (CARRYING
                                                  COST         GAINS         LOSSES       AMOUNT)
                                               ----------    ----------    ----------    ----------
Available-for-sale
  Corporate debt securities..................  $1,201,852     $ 19,537      $   153      $1,221,236
  Corporate equity securities................     799,873      262,488       27,224       1,035,137
  U.S. Treasury securities...................     998,027        8,077           --       1,006,104
  Mortgage-backed securities.................     100,035           --          989          99,046
                                               ----------     --------      -------      ----------
                                               $3,099,787     $290,102      $28,366      $3,361,523
                                               ==========     ========      =======      ==========

                                                                  DECEMBER 31, 1995
                                                  -------------------------------------------------
                                                  AMORTIZED
                                                    COST         GROSS         GROSS
                                                  (CARRYING    UNREALIZED    UNREALIZED     MARKET
                                                   AMOUNT)       GAINS         LOSSES       VALUE
                                                  ---------    ----------    ----------    --------
Held-to-maturity
  Corporate debt securities.....................  $265,699      $19,693        $   --      $285,392
  State and local government securities.........   310,000       12,976            --       322,976
  Mortgage-backed securities....................   124,438        6,245         3,832       126,851
  U.S. Treasury securities......................    18,592          986            --        19,578
                                                  --------      -------        ------      --------
                                                  $718,729      $39,900        $3,832      $754,797
                                                  ========      =======        ======      ========

                                                                                            MARKET
                                                                 GROSS         GROSS         VALUE
                                                  AMORTIZED    UNREALIZED    UNREALIZED    (CARRYING
                                                    COST         GAINS         LOSSES       AMOUNT)
                                                  ---------    ----------    ----------    ---------
Available-for-sale
  Corporate equity securities...................  $704,176      $133,280      $51,433      $786,023
                                                  ========      ========      =======      ========

     Sales of available-for-sale securities were as follows:

                                                            FOR THE YEARS ENDED
                                                               DECEMBER 31,
                                                      -------------------------------
                                                        1996        1995       1994
                                                      --------    --------    -------
Proceeds from sales.................................  $394,174    $185,558    $27,646
Gross realized gains................................    10,562      34,491      1,561
Gross realized losses...............................    35,323       6,995      9,291

     In 1996, held to maturity securities with an amortized cost of $227,400 were called resulting in a realized gain of $4,800.

     The change in the net unrealized gain (loss) on the investment account held as available-for-sale for the years ended December 31, 1996 and 1995 was as follows:

                                                      GAIN         TAX
                                                     (LOSS)      EFFECT        NET
                                                    --------    ---------    --------
  Balance -- January 1, 1995......................  $(33,162)   $  13,300    $(19,862)
  Unrealized gain.................................   115,009      (46,000)     69,009
                                                    --------    ---------    --------
  Balance -- December 31, 1995....................    81,847      (32,700)     49,147
  Unrealized gain.................................   190,492      (76,540)    113,952
                                                    --------    ---------    --------
  Balance -- December 31, 1996....................  $272,339    $(109,240)   $163,099
                                                    ========    =========    ========

                        THE DAVEY COMPANY AND SUBSIDIARY

     The following is a schedule by years of the approximate contractual maturities of debt securities as of December 31, 1996:

               FOR THE YEARS ENDING                  AVAILABLE       HELD TO
                   DECEMBER 31,                       FOR SALE       MATURITY
---------------------------------------------------  ----------      --------
1998...............................................  $2,030,100      $     --
1999...............................................      98,700        50,000
2002...............................................          --       150,000
2003...............................................      98,100       165,700
2018...............................................          --        64,000
2020...............................................          --         8,000
2021...............................................          --        25,000
2026...............................................      99,000            --
                                                     ----------      --------
                                                     $2,325,900      $462,700
                                                     ==========      ========

NOTE 5  OTHER CURRENT ASSETS

                                                                               DECEMBER 31,
                                                             MARCH 31,     --------------------
                                                               1997          1996        1995
                                                            -----------    --------    --------
                                                            (UNAUDITED)
Prepaid pension costs.....................................  $  175,220     $175,220    $138,532
Postretirement reimbursement receivable...................      90,000       90,000      90,000
Accrued interest receivable...............................      89,874       86,258      23,105
Prepaid expenses and other current assets.................      38,855       43,224      90,379
Termination benefits held in escrow.......................     813,803           --          --
                                                            ----------     --------    --------
                                                            $1,207,752     $394,702    $342,016
                                                            ==========     ========    ========

NOTE 6  PROPERTY AND EQUIPMENT

                                                                            DECEMBER 31,
                                                       MARCH 31,     --------------------------
                                                         1997           1996           1995
                                                      -----------    -----------    -----------
                                                      (UNAUDITED)
Land................................................  $   294,867    $   294,867    $   294,867
Buildings and improvements..........................    5,974,767      5,974,767      5,979,849
Machinery and equipment.............................   33,361,994     33,347,255     33,142,232
                                                      -----------    -----------    -----------
                                                       39,631,628     39,616,889     39,416,948
Less accumulated depreciation.......................   30,986,319     30,574,426     28,978,047
                                                      -----------    -----------    -----------
Property and equipment, net.........................  $ 8,645,309    $ 9,042,463    $10,438,901
                                                      ===========    ===========    ===========

     Depreciation expense was $1,596,380, $1,874,839, $1,829,149, $411,892 and
$501,447 for the years ended December 31, 1996, 1995 and 1994 and the three months ended March 31, 1997 and 1996, respectively.

                        THE DAVEY COMPANY AND SUBSIDIARY

NOTE 7  OTHER ASSETS

                                                                               DECEMBER 31,
                                                              MARCH 31,     -------------------
                                                                1997          1996       1995
                                                             -----------    --------    -------
                                                             (UNAUDITED)
Insurance deposit..........................................  $  246,996     $246,996    $    --
Mortgage receivable........................................      26,958       27,435     29,227
Due from stockholders......................................      21,047       21,047     26,309
Other miscellaneous........................................      32,651        9,774     11,872
                                                             ----------     --------    -------
                                                             $  327,652     $305,252    $67,408
                                                             ==========     ========    =======

NOTE 8  SHORT-TERM BORROWINGS

     Pursuant to a refinancing of bank debt in 1996, the Company has a credit facility with a bank including a line of credit available to a maximum of $500,000. Borrowings under the line of credit bear interest at the London Interbank Offered Rate ("LIBOR") plus 150 basis points (1.50%) and are due on demand. The line of credit agreement expires May 31, 1997 and is collateralized by accounts receivable and certain equipment. There was no amount outstanding at December 31, 1996, and March 31, 1997.

     During the year ended December 31, 1995, the Company had short-term borrowings which consisted of a margin account with a brokerage firm. The outstanding borrowings were collateralized by certain investments held by the Company. The Company's weighted average interest rate for short-term borrowings was 8.6%.

NOTE 9  LONG-TERM DEBT

                                                                              DECEMBER 31,
                                                          MARCH 31,     ------------------------
                                                            1997           1996          1995
                                                         -----------    ----------    ----------
                                                         (UNAUDITED)
Note payable to a Bank pursuant to refinancing of bank
  debt due July 2003, payable in monthly installments
  of $48,810 plus interest at LIBOR plus 165 basis
  points (1.65%). The note is collateralized by
  accounts receivable and certain equipment............  $3,660,710     $3,807,140    $       --
Note payable to a Bank through March 31, 1996,
  originally payable at $41,700 per month plus interest
  at prime plus 1%, with the balance due at maturity,
  collateralized by certain machinery and equipment.
  The note was paid in June 1996.......................          --             --     2,375,000
Note payable to a Bank, originally due April 2000,
  payable in monthly installments of $27,826 plus
  interest at the lender's prime rate. The loan is
  collateralized by specific machinery and equipment.
  The note was paid in June 1996.......................          --             --     1,474,636
                                                         ----------     ----------    ----------
                                                          3,660,710      3,807,140     3,849,636
Less current maturities................................     585,720        585,720       668,400
                                                         ----------     ----------    ----------
Long-term debt, net of current maturities..............  $3,074,990     $3,221,420    $3,181,236
                                                         ==========     ==========    ==========

     The note payable to the bank contains certain covenants, the most restrictive of which relate to dividend payments, sale of assets, future indebtedness and liens on property and equipment. The note also contains covenants requiring defined levels of working capital and net worth as well as various financial ratios including minimum current debt service coverage and maximum debt to equity.

                        THE DAVEY COMPANY AND SUBSIDIARY

     The notes outstanding at December 31, 1995 were in the process of being refinanced. The long-term portion of the debt was classified in accordance with the loan commitment subsequently signed by the Company and the new bank.

     The LIBOR rate at December 31, 1996 and March 31, 1997 was 5.53% and the prime rate at December 31, 1995 was 8.5%.

     The appropriate aggregate amount of long-term debt maturities for the next five years are as follows:

FOR THE YEARS ENDING MARCH 31,
------------------------------
          1998..............................................  $585,700
          1999..............................................   585,700
          2000..............................................   585,700
          2001..............................................   585,700
          2002..............................................   585,700

NOTE 10  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                            MARCH 31,          DECEMBER 31,
                                                           -----------   ------------------------
                                                              1997          1996          1995
                                                           -----------   ----------    ----------
                                                           (UNAUDITED)
Accounts payable.........................................  $1,133,648    $1,630,365    $1,156,780
Accrued postretirement benefits..........................     539,966       464,966       248,488
Accrued health benefits..................................     393,222       293,654       293,634
Accrued other liabilities................................     230,668       254,922       198,213
Accrued workers' compensation............................     205,115       187,660       395,983
Accrued payroll..........................................     262,932       179,525       144,933
Accrued customer rebates.................................     141,185            --            --
                                                           ----------    ----------    ----------
                                                           $2,906,736    $3,011,092    $2,438,031
                                                           ==========    ==========    ==========

NOTE 11  INCOME TAXES

     The Company files a consolidated federal tax return.

     The provision for (benefit from) income taxes for the years ended December 31, consists of the following:

                                                        1996         1995         1994
                                                     ----------   ----------   ----------
Current
  Federal..........................................  $  672,500   $    2,100   $  (81,800)
  State............................................      84,900       12,000           --
                                                     ----------   ----------   ----------
                                                        757,400       14,100      (81,800)
                                                     ----------   ----------   ----------
Deferred
  Federal..........................................  $  317,650   $  (93,900)  $ (346,100)
  State............................................     242,250      (47,200)    (124,300)
                                                     ----------   ----------   ----------
                                                        559,900     (141,100)    (470,400)
                                                     ----------   ----------   ----------
                                                     $1,317,300   $ (127,000)  $ (552,200)
                                                     ==========   ==========   ==========

     The provision for (benefit from) income taxes for the years ended December 31, 1995 and 1994 has been reduced by $10,000 and $642,300, respectively, by the benefits of net operating loss carryforwards. The change in valuation allowance for the years ended December 31, 1996, 1995 and 1994 was $18,600, $23,000 and $4,600, respectively.

                        THE DAVEY COMPANY AND SUBSIDIARY

     Deferred tax attributes resulting from differences between the financial and tax bases of assets and liabilities at December 31, are as follows:

                                                                 1996          1995
                                                              -----------   -----------
Current assets and liabilities
  Allowance for doubtful accounts...........................  $    10,000   $    74,400
  Inventory adjustment......................................           --        (3,800)
  Accrued health insurance..................................      117,700       129,800
  Unrealized (gain) loss on investments.....................     (109,200)      (46,000)
                                                              -----------   -----------
Net current deferred tax asset..............................  $    18,500   $   154,400
                                                              ===========   ===========
Noncurrent assets and liabilities
  Depreciation..............................................  $(2,111,200)  $(1,987,700)
  Prepaid pension costs.....................................      (70,100)      (46,200)
  Accrued maintenance costs.................................           --         4,200
  Accrued workers' compensation insurance...................       75,100        73,000
  Accrued postretirement benefits...........................      186,000        86,800
  Net operating loss carryforward...........................      237,100       954,500
  AMT credit carryforward...................................      765,800       490,000
  Capital loss carryforwards................................        9,960            --
                                                              -----------   -----------
                                                                 (907,340)     (425,400)
  Valuation allowance.......................................     (118,600)     (100,000)
                                                              -----------   -----------
Net noncurrent deferred tax liability.......................  $(1,025,940)  $  (525,400)
                                                              ===========   ===========

     The effective rates for 1996, 1995 and 1994 were 40.2%, (37.3%) and (36.7%), respectively. Reconciliation of the federal statutory rate of 34% with the effective tax rate appears in the following table:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1996   1995    1994
                                                               %       %       %
                                                              ----   -----   -----
Provision for (benefit from) income taxes at the federal
  statutory rate............................................  34.0   (34.0)  (34.0)
State tax, net of federal benefit...........................   5.9    (5.6)   (5.4)
Entertainment expense limitation............................  (1.0)   (5.1)    (.5)
Tax exempt income...........................................    .9     3.8      .8
Other.......................................................    .4     3.6     2.4
                                                              ----   -----   -----
                                                              40.2   (37.3)  (36.7)
                                                              ====   =====   =====

     As of December 31, 1996, the Company has available the following state net operating loss carryforwards which may be used to offset future taxable income:

EXPIRES DURING
THE YEAR ENDING
DECEMBER 31,                                                  NEW JERSEY
--------------                                                ----------
     1999...................................................  $  149,450
     2000...................................................     959,900
     2001...................................................   1,244,100
     2002...................................................     281,400
                                                              ----------
                                                              $2,634,850
                                                              ==========

                        THE DAVEY COMPANY AND SUBSIDIARY

     As of December 31, 1996, the Company has available:

ITEM                                                           AMOUNT    EXPIRE
----                                                          --------   -------
Alternative minimum tax credit carryforwards................  $765,800     Never
Capital loss carryforwards..................................    24,800      2001

NOTE 12  RETIREMENT PLANS

     The Company sponsors a contributory defined benefit pension plan covering substantially all employees. Plan benefits are primarily based on each employee's compensation and the number of years of participation in the Plan.

     As of June 30, 1993, the Plan benefit accruals and employee contributions were frozen which constitutes a curtailment of the Plan under SFAS 88, "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." No gain or loss was generated by the curtailment.

     The Company's objective in funding its Plan was to contribute amounts required to satisfy minimum funding standards. Net pension income for the defined benefit plan for 1996, 1995 and 1994 included the following components:

                                                     1996         1995         1994
                                                   --------     --------     --------
Service cost -- benefits earned during the
  period.........................................  $     --     $     --     $     --
Interest cost on projected benefit obligations...    12,531       13,853       13,526
Actual return on assets..........................   (76,121)     (71,252)     (38,542)
Net amortization and deferral....................    26,902       14,866      (21,189)
                                                   --------     --------     --------
Net periodic pension income......................  $(36,688)    $(42,533)    $(46,205)
                                                   ========     ========     ========

     The following table sets forth the actuarial present value of benefit obligations and funded status at December 31, 1996 and 1995 for the Company's Plan, based upon the measurement dates of December 31, 1996 and 1995, respectively.

                                                                1996          1995
                                                              --------      ---------
Plan assets at fair value -- primarily U.S. Government
  bonds.....................................................  $458,366      $ 501,694
Accumulated and projected benefit obligation -- all
  vested....................................................   181,217        211,750
                                                              --------      ---------
Excess of plan assets over projected benefit obligation.....   277,149        289,944
Unrecognized net gain from past experience different from
  that assumed..............................................    (3,225)       (38,608)
Unamortized net transition asset as of January 1, 1989,
  amortized over 15 years...................................   (98,704)      (112,804)
                                                              --------      ---------
Net prepaid pension cost....................................  $175,220      $ 138,532
                                                              ========      =========

     The assumptions used to develop net periodic pension income and the actuarial present value of projected benefit obligations for 1996, 1995 and 1994 were:

                                                              1996     1995     1994
                                                              ----     ----     ----
Expected long-term rate of return on Plan assets............   7%       7%       7%
Weighted average discount rate..............................   6%       7%       7%
Rate of increase in compensation levels.....................   0%       0%       0%

     The Plan was amended to adopt a separate account to fund postretirement medical benefits with a portion of surplus plan assets. Assets of approximately $90,000 and obligations related to postretirement medical benefits are excluded from the above (see Note 13).

                        THE DAVEY COMPANY AND SUBSIDIARY

     The Company maintains a 401(k) savings and profit sharing plan for qualified full time non-union employees as defined. Employee contributions are discretionary to a maximum of 10% of compensation. The Company matches 33 1/3% of the employee deferral up to 5% of compensation. The Company may also make discretionary contributions. The Company made no contributions pursuant to the profit sharing portion of the plan for 1996, 1995 and 1994.

     The Company maintains a 401(k) savings plan for qualified union employees in accordance with two of the three union agreements. The terms of the plan define qualified employees as those over 21 years of age with at least one year of service as defined. Employee contributions are discretionary by union to a maximum of 7% and 10% of compensation. The Company matches 10% of the employee deferral. The Company contribution is limited to 5% of employee compensation under one of the agreements.

     401(k) expense under both plans for the years ended December 31, 1996, 1995 and 1994 was $55,100, $31,900 and $29,500, respectively.

NOTE 13  POSTRETIREMENT BENEFIT PLAN

     Effective January 1, 1995, the Company sponsors an unfunded defined benefit postretirement medical, dental and death benefit plan that covers all non-contributory, non-union employees.

     The following sets forth the plan's status at December 31:

                                                                 1996          1995
                                                              -----------   -----------
Accumulated postretirement benefit obligation
  Retirees..................................................  $ 1,115,062   $ 1,148,983
  Fully eligible active plan participants...................      143,889       133,231
  Other active plan participants............................      754,087       627,133
                                                              -----------   -----------
                                                                2,013,038     1,909,347
Unrecognized net gain from past experience different from
  that assumed and changes in assumptions...................      316,046       306,821
Unrecognized transition obligation as of January 1, 1995,
  being recognized over 20 years............................   (1,864,118)   (1,967,680)
                                                              -----------   -----------
Accrued postretirement benefit cost.........................  $   464,966   $   248,488
                                                              ===========   ===========

     A portion of the cost of this plan is funded by surplus assets of the defined benefit plan.

     Net periodic postretirement benefit cost (included with selling, general and administrative expenses) for the years ended December 31, 1996 and 1995 includes the following components:

                                                                1996       1995
                                                              --------   --------
Service cost................................................  $ 68,813   $ 80,623
Interest cost...............................................   147,908    161,700
Amortization of transition obligation.......................   103,562    103,562
                                                              --------   --------
Net periodic postretirement benefit cost....................  $320,283   $345,885
                                                              ========   ========

     Post retirement benefit costs for the three months ended March 31, 1997 and 1996 were $75,000 and $60,000, respectively.

     The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 8% for each year. A 10% annual rate of increase in the per capita costs of covered healthcare benefits was assumed for 1996 and 1995, gradually decreasing to 7% by the year 2002. Increasing the assumed healthcare cost trend rates by one percentage point would have resulted in an increase in the accumulated postretirement

                        THE DAVEY COMPANY AND SUBSIDIARY
benefit obligation as of December 31, 1996 and 1995 of $90,900 and $194,600, respectively, and an increase in the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for the years ended December 31, 1996 and 1995 of $31,700 and $40,800, respectively.

NOTE 14  NONCASH FINANCING ACTIVITIES

     In June 1996, the Company refinanced its existing long-term debt. In conjunction with the refinancing, the following occurred:

Long-term liability assumed.................................  $4,100,000
Pay off of existing debt....................................   3,460,026
                                                              ----------
Net proceeds of long-term debt..............................  $  639,974
                                                              ==========

NOTE 15  MAJOR CUSTOMERS

     For the three months ended March 31, 1997, three customers accounted for 10%, 14% and 15% of net sales. For the three months ended March 31, 1996, three customers accounted for 10%, 10% and 12% of net sales. Two customers accounted for 10% and 16% of net sales in the year ended December 31, 1996. In the year ended December 31, 1995, one customer accounted for 12% of net sales. There were no major customers in the year ended December 31, 1994. Major customers are considered to be those who accounted for more than 10% of net sales.

NOTE 16  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Supplemental disclosure of cash paid:

                                           MARCH 31,                 DECEMBER 31,
                                      -------------------   ------------------------------
                                        1997       1996       1996       1995       1994
                                      --------   --------   --------   --------   --------
                                          (UNAUDITED)
Interest............................  $ 64,749   $ 85,119   $422,400   $385,500   $389,500
Income taxes........................   530,000     15,000     48,300        400     14,000

NOTE 17  RELATED PARTY TRANSACTIONS

     In 1996, the Company paid $25,000 in directors' fees to five board members who are also stockholders.

NOTE 18  COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company has employment agreements with certain officers of the Company. The agreements formally terminate in March 2000 and provide total annual base salaries initially of $220,000 subject to annual increases as defined plus certain benefits and buy-out options which are contingent upon the reason for termination as defined in the agreement. As a result of the Asset Purchase Agreement disclosed below these contracts will be terminated in conjunction with the consummation of that Agreement.

  Subsequent Event

     On May 7, 1997, the Company signed an Asset Purchase Agreement whereby substantially all of the assets of the Company will be sold and certain liabilities will be assumed. In addition, a Plan of Liquidation will be effective immediately upon consummation of the sale, pursuant to which the Company will be liquidated and dissolved.

                        THE DAVEY COMPANY AND SUBSIDIARY

     The Company has identified certain environmental conditions which, based on the pending sale, may require remediation with respect to each of its three sites.

     The Company's Aurora and Jersey City sites will be sold pursuant to the Asset Purchase Agreement. The buyer has agreed to accept $200,000 and $475,000 from the Company to cover the estimated costs of remediation at Aurora and Jersey City, respectively. As prescribed in the Asset Purchase Agreement, the Company will be liable for any additional remediation costs at Jersey City, and with respect to Aurora, if the buyer is required to perform remedial work by a regulatory agency on hazardous materials not previously identified in environmental reports.

     The Downingtown site will be retained by the Company. Preliminary environmental testing performed at the site revealed levels of contamination. At this time, it is unknown whether the State of Pennsylvania will require remediation to the site and if so, the extent and cost of any such remediation. Management believes that if remediation is required the estimated costs of remediation should not exceed $1,000,000.

     As of March 31, 1997, the Company has not recorded any liability or asset impairment related to the costs of remediation noted above.

                                                                         ANNEX A

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               ROCK-TENN COMPANY

                                      AND

                               THE DAVEY COMPANY

                               AS OF MAY 7, 1997

                               TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----

ARTICLE I PURCHASE AND SALE...........................................  A-10
   1.1    Agreement to Purchase and Sell..............................  A-10
   1.2    Included Assets.............................................  A-10
   1.3    Excluded Assets.............................................  A-11
   1.4    Assumption of Assumed Liabilities...........................  A-11
   1.5    Excluded Liabilities........................................  A-12
ARTICLE II PURCHASE PRICE; ISSUANCE OF SHARES.........................  A-13
   2.1    Issuance of Shares..........................................  A-13
   2.2    Working Capital Statement...................................  A-13
   2.3    Arbitration.................................................  A-14
   2.4    Closing Date Adjustment.....................................  A-14
   2.5    Post-Closing Adjustment.....................................  A-15
   2.6    Returns and Allowances......................................  A-15
   2.7    Inventory...................................................  A-15
   2.8    Accounts Receivable.........................................  A-16
   2.9    Payment Methodology.........................................  A-16
   2.10   Allocation of Certain Items.................................  A-16
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER..................  A-16
   3.1    Organization................................................  A-16
   3.2    Authorization...............................................  A-17
   3.3    Absence of Restrictions and Conflicts.......................  A-17
   3.4    Shareholders; Subsidiaries..................................  A-17
   3.5    Ownership of Assets and Related Matters.....................  A-18
   3.6    Financial Statements........................................  A-19
   3.7    No Undisclosed Liabilities..................................  A-19
   3.8    Absence of Certain Changes..................................  A-19
   3.9    Legal Proceedings...........................................  A-20
   3.10   Compliance with Law.........................................  A-20
   3.11   Contracts...................................................  A-21
   3.12   Tax Returns; Taxes..........................................  A-21
   3.13   Officers, Directors and Employees...........................  A-21
   3.14   Employee Benefit Plans......................................  A-21
   3.15   Labor Relations.............................................  A-22
   3.16   Insurance...................................................  A-22
   3.17   Environmental Matters.......................................  A-23
   3.18   Patents, Trademarks, Trade Names............................  A-24
   3.19   Transactions with Associates................................  A-24
   3.20   Transfer Restrictions; Affiliates...........................  A-24
   3.21   Customer Relations..........................................  A-24
   3.22   Nondisclosed Payments.......................................  A-24
   3.23   Brokers, Finders and Investment Bankers.....................  A-25
   3.24   Proxy Statement and Registration Statement..................  A-25
   3.25   Disclosure..................................................  A-25
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER....................  A-25
   4.1    Organization................................................  A-25
   4.2    Authorization...............................................  A-25
   4.3    Absence of Restrictions and Conflicts.......................  A-25
   4.4    Common Stock................................................  A-26
   4.5    Buyer SEC Reports...........................................  A-26

                                                                        PAGE
                                                                        ----
   4.6    Proxy Statement and Registration Statement..................  A-26
   4.7    Brokers and Finders.........................................  A-26
   4.8    No Adverse Change...........................................  A-26
   4.9    Other Representations.......................................  A-26
   4.10   Environmental Knowledge.....................................  A-27
ARTICLE V CERTAIN COVENANTS AND AGREEMENTS............................  A-27
   5.1    Conduct of Business by Seller...............................  A-27
   5.2    Inspection and Access to Information........................  A-28
   5.3    No Solicitation; Acquisition Proposals......................  A-28
   5.4    Proxy Statement and Registration Statement..................  A-29
   5.5    Seller Shareholders' Meeting................................  A-29
   5.6    Additional Shares Notification..............................  A-29
   5.7    Reasonable Efforts; Further Assurances; Cooperation.........  A-29
   5.8    Public Announcements........................................  A-30
   5.9    Financial Statements and SEC Reports........................  A-30
   5.10   Supplements to Schedules....................................  A-30
   5.11   Employee and Employee Benefit Matters.......................  A-30
   5.12   Davey Downingtown Assets....................................  A-31
   5.13   Transfer Taxes; Expenses....................................  A-32
   5.14   Continuation of Business....................................  A-32
   5.15   Real Property Title Reports.................................  A-32
   5.16   Jersey City Environmental Matters...........................  A-32
   5.17   Releases....................................................  A-34
   5.18   No Further Actions..........................................  A-34
   5.19   Purchase of Leased Property.................................  A-34
ARTICLE VI NONCOMPETITION.............................................  A-34
   6.1    Definitions.................................................  A-34
   6.2    Trade Secrets...............................................  A-35
   6.3    Confidential Information....................................  A-35
   6.4    Noncompetition..............................................  A-35
   6.5    Nonsolicitation.............................................  A-35
   6.6    Severability................................................  A-35
   6.7    Injunctive Relief...........................................  A-36
   6.8    Downingtown.................................................  A-36
ARTICLE VII CONDITIONS................................................  A-36
   7.1    Conditions to Each Party's Obligations......................  A-36
   7.2    Conditions to Obligations of Buyer..........................  A-37
   7.3    Conditions to Obligations of Seller.........................  A-38
ARTICLE VIII CLOSING..................................................  A-38
   8.1    The Closing.................................................  A-38
   8.2    Documents to be Delivered by Seller.........................  A-39
   8.3    Documents to be Delivered by Buyer..........................  A-39
ARTICLE IX INDEMNIFICATION............................................  A-40
   9.1    Indemnification Obligations of Seller.......................  A-40
   9.2    Indemnification Obligations of Buyer........................  A-41
   9.3    Indemnification Procedure...................................  A-41
   9.4    Claims Period...............................................  A-42
   9.5    Liability Limits............................................  A-42
   9.6    Recovery....................................................  A-43

                                                                        PAGE
                                                                        ----
ARTICLE X TERMINATION.................................................  A-43
  10.1    Termination.................................................  A-43
  10.2    Specific Performance and Other Remedies.....................  A-43
  10.3    Effect of Termination.......................................  A-43
ARTICLE XI MISCELLANEOUS PROVISIONS...................................  A-44
  11.1    Notices.....................................................  A-44
  11.2    Exhibits....................................................  A-44
  11.3    Assignment; Successors in Interest..........................  A-44
  11.4    Number; Gender..............................................  A-44
  11.5    Captions....................................................  A-44
  11.6    Controlling Law; Amendment..................................  A-45
  11.7    Seller and Buyer Knowledge..................................  A-45
  11.8    Severability................................................  A-45
  11.9    Counterparts................................................  A-45
  11.10   Enforcement of Certain Rights...............................  A-45
  11.11   Waiver......................................................  A-45
  11.12   Arbitration.................................................  A-45

                             INDEX OF DEFINED TERMS

TERM                                                             SECTION
----                                                             -------
Accounts Receivable.........................................  2.2(a)(3)
Acquisition.................................................  Recitals
Acquisition Proposal........................................  5.3
Acquisition Shares..........................................  2.1(a)
actively at work............................................  5.11(a)
Adjusted Basket Balance.....................................  9.5(a)
Adjusted Target Value.......................................  2.5(a)
Adjusting Fraction..........................................  2.1(c)
Affiliates..................................................  3.20
Agreement...................................................  Introduction
AMT Credits.................................................  2.2(a)(1)
Arbitrator..................................................  2.3
Assets......................................................  1.1
Associate...................................................  3.19
Assumed Contracts...........................................  1.2(e)
Assumed Liabilities.........................................  1.4
Aurora Plant................................................  3.4
Average Closing Price.......................................  2.1(b)
Bad Accounts Receivable.....................................  2.8
Bad Accounts Receivable Reverse Amount......................  2.8
Bad Inventory...............................................  2.7
Buyer.......................................................  Introduction
Buyer Ancillary Documents...................................  4.2
Buyer Basket................................................  9.5(b)
Buyer Indemnified Parties...................................  9.1
Buyer Losses................................................  9.1
Buyer Opinion...............................................  7.3(d)
Buyer SEC Reports...........................................  4.5
CAP.........................................................  5.16(b)
CERCLA......................................................  3.17(b)
Claimant....................................................  11.12(a)
Claims Period...............................................  9.4
Closing.....................................................  8.1
Closing Date................................................  8.1
CNFA........................................................  5.16(b)
Code........................................................  Recitals
Commission..................................................  5.4
Common Stock................................................  Recitals
Company Activities..........................................  6.1(a)
Confidential Information....................................  6.1(b)
Confidentiality Agreement...................................  5.2(c)
Continued Employees.........................................  5.11(a)
control, controlling, controlled............................  3.19
Davey Downingtown...........................................  1.3(c)
Delivery Date...............................................  2.2
DER.........................................................  5.16(b)
Disputed Items..............................................  2.2
Downingtown Access Agreement................................  5.12(b)
Downingtown Assets..........................................  5.12(a)

TERM                                                             SECTION
----                                                             -------
Downingtown Liabilities.....................................  5.12(a)
Downingtown Premises........................................  5.12(b)
Employment Agreements.......................................  7.1(f)
Environment.................................................  3.17(e)
Environmental Arbitrator....................................  5.16(a)
Environmental Laws..........................................  3.17(a)
Escrow Agreement............................................  2.5(b)
Estimated Deficit...........................................  2.4
Estimated Surplus...........................................  2.4
Estimated Working Capital Amount............................  2.4
Exchange Act................................................  3.3
Excluded Assets.............................................  1.3
Excluded Liabilities........................................  1.5
Final Working Capital Amount................................  2.2(a)(1)
Financial Statements........................................  3.6
Formula Price...............................................  2.1(d)
GAAP........................................................  4.5
Greenbaum Opinion...........................................  7.2(d)(i)
Hazardous Materials.........................................  3.17
HSR Act.....................................................  3.3
ID27 Waste..................................................  1.4(i)
Indemnifying Party..........................................  9.3(a)
Indemnified Party...........................................  9.3(a)
Intellectual Property.......................................  3.18
Interim Financial Statements................................  3.6
Inventory...................................................  2.2(a)(2)
Inventory Reserve Amount....................................  2.7
ISRA........................................................  5.16(b)
Jersey City Access Agreement................................  5.16(b)
Jersey City Plant...........................................  3.4
Jersey City Property........................................  5.16(b)
Lansing Property............................................  1.3(b)
Licensed Intellectual Property..............................  3.18
Licenses....................................................  3.10
Maximum Indemnification Amount..............................  9.5(c)
MOA.........................................................  5.16(a)
NFA.........................................................  5.16(b)
NJDEP.......................................................  5.16(a)
NLRB........................................................  3.15
Non-Union Employees.........................................  5.11(a)
Noncompete Period...........................................  6.1(c)
Notice of Dispute...........................................  2.2
OFCCP.......................................................  3.15
OSHA........................................................  3.15
Permitted Liens.............................................  3.5(a)
Person......................................................  3.19
Prepaid Items...............................................  1.2(a)
Proprietary Intellectual Property...........................  3.18
Proxy Statement.............................................  3.24
RA..........................................................  5.16(b)
Real Property...............................................  3.5(a)

TERM                                                             SECTION
----                                                             -------
Reduction Payments..........................................  2.9(a)
Registration Statement......................................  3.24
Release.....................................................  3.17(e)
Respondent..................................................  11.12(a)
Return Costs................................................  2.6
Return Reserve..............................................  2.6
Review Period...............................................  2.2
SEC.........................................................  4.5
Securities Act..............................................  3.3
Seller's Remedial Work......................................  5.16(b)
Seller......................................................  Introduction
Seller Ancillary Documents..................................  3.2
Seller Basket Amount........................................  9.5(a)
Seller Contracts............................................  3.11
Seller Financial Statements.................................  3.6
Seller Indemnified Parties..................................  9.2
Seller Losses...............................................  9.2
Seller Opinion..............................................  7.2(d)(ii)
Seller Shareholders.........................................  3.4
Seller Surviving Obligations................................  9.4(a)
Seller Surviving Representations............................  9.4(a)
Settlement Date.............................................  2.6
Shareholder Opinion.........................................  7.2(d)(ii)
Shareholder Representation..................................  7.1(g)
Shareholders' Meeting.......................................  5.5
Stock Event.................................................  2.1(b)
Stock Pledge Agreement......................................  7.2(l)
Target Working Capital Amount...............................  2.4
Tax Opinion.................................................  7.2(d)
Territory...................................................  6.1(d)
the best knowledge of the Buyer.............................  11.7 the best knowledge of the Seller............................  11.7
Total Share Amount..........................................  2.1(a)
Trade Secrets...............................................  6.1(e)
Trading Period..............................................  2.1(b)
Transferred Plants..........................................  3.4
Value of Accounts Receivable................................  2.2(a)(3)
Value of Cash and Cash Equivalents..........................  2.2(a)(4)
Value of Inventory..........................................  2.2(a)(2)
WARN........................................................  3.15
Working Capital Amount......................................  2.2(a)(1)

                               INDEX OF SCHEDULES

1    Schedule 1.2(g)         Goodwill, Customer Lists, Patents, Copyrights, etc.
2    Schedule 1.2(j)         Government Permits, Licenses or Similar Rights Relating to
                               Business of Seller
3    Schedule 1.3(d)         Government Permits, Licenses or Similar Rights Not
                               Transferable to Buyer
4    Schedule 1.3(h)         Family Heirlooms, Records and Memorabilia
5    Schedule 1.3(j)         Claims of Seller Against Third Parties
6    Schedule 3.1            Jurisdictions in which Seller is Qualified as Foreign Corp.
7    Schedule 3.4            Shareholders of Seller
8    Schedule 3.5(a)         Real Property
9    Schedule 3.5(b)         Necessary Assets
10   Schedule 3.5(c)         Personal Property
11   Schedule 3.7            Undisclosed Liabilities
12   Schedule 3.8(a)         Certain Changes
13   Schedule 3.8(b)         Losses, Mortgages, Liabilities, Obligations, Claims, etc.
14   Schedule 3.9            Legal Proceedings
15   Schedule 3.10           Compliance with Law
16   Schedule 3.11           Assumed Contracts
17   Schedule 3.13           Officers, Directors, and Employees
18   Schedule 3.14           Employee Benefit Plans
19   Schedule 3.15           Labor Relations
20   Schedule 3.16           Current Insurance Policies and Coverages
21   Schedule 3.17           Environmental Matters
22   Schedule 3.17(f)        Environmental Fines, Penalties and Assessments
23   Schedule 3.18           Patents, Trademarks, and Tradenames
24   Schedule 3.19           Transactions with Associates
25   Schedule 4.8            Adverse Changes
26   Schedule 5.1(d)         Conduct of Seller
27   Schedule 5.1(g)         Extensions or Modifications in Employment
28   Schedule 5.12(a)(i)     Davey Downingtown Real Property, Improvements, and Equipment
29   Schedule 5.12(a)(ii)    Downingtown Liabilities
30   Schedule 5.12(a)(iii)   Downingtown Assets
31   Schedule 11.7           Applicable Individuals of Buyer under "to the best knowledge of" Clause

                               INDEX OF EXHIBITS

EXHIBIT                                                                      DESCRIPTION
-------                                                                      -----------
A-1        --  Solid Waste Fill Area.......................................
A-2        --  Working Capital Statement...................................
B          --  Escrow Agreement............................................
C          --  Affiliate Letter............................................
D-1        --  Downingtown Access Agreement................................
D-2        --  Jersey City Access Agreement................................
E          --  Shareholder Representation..................................
F          --  Greenbaum Opinion...........................................
G          --  Shareholder Opinion.........................................
H          --  Tax Opinion.................................................
I          --  Stock Pledge Agreement......................................
J          --  Buyer Opinion...............................................

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of the 7th day of May, 1997, by and between ROCK-TENN COMPANY, a Georgia corporation ("Buyer"), and THE DAVEY COMPANY, a New Jersey corporation ("Seller").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Buyer and Seller each have approved this Agreement and the acquisition by Buyer of substantially all of the assets of Seller and the assumption by Buyer of certain of the liabilities of Seller (the "Acquisition"), pursuant to this Agreement;

     WHEREAS, as consideration for the purchase of the assets of Seller, Buyer intends to issue to Seller shares of Class A common stock of Buyer, par value $.01 per share (the "Common Stock");

     WHEREAS, Seller and Buyer intend for this Agreement and related documents to constitute a plan of reorganization for purposes of Sections 368(a)(1)(C) and
(a)(2)(G) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, Buyer and Seller desire to make certain representations, warranties and agreements in connection with the Acquisition.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

     1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article I, Seller shall grant, sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest of Seller in and to (a) the business of Seller as a going concern and (b) all of the assets, properties and rights of Seller, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which business, assets, properties and rights are hereinafter collectively referred to as the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances 1.2 of any nature whatsoever, except Permitted Liens (as hereinafter defined) and Assumed Liabilities (as hereinafter defined).

     1.2 Included Assets.  Except as otherwise expressly set forth in Section
1.3 hereof, the Assets shall include, without limitation, the following assets, properties and rights of Seller as of the Closing Date:

          (a) all accounts receivable, prepaid expenses and credits (such prepaid expenses and credits are referred to herein as the "Prepaid Items");

          (b) all notes receivable, deposits and advances;

          (c) all inventories, including finished products, work-in-process, raw materials, spare parts, stores and supplies, office supplies and other inventory items;

          (d) all machinery, equipment, business machines, computer hardware, vehicles, furniture, fixtures, tools, dies, molds, parts, leasehold and building improvements and other tangible property, whether or not carried on the books of Seller;

          (e) all right, title and interest of Seller in all contracts (written or oral), agreements or other instruments, including, without limitation, all purchase orders, contracts with customers and suppliers, all leases of real and personal property and all insurance policies, except directors' and officers' and fiduciary policies, and subject to separation of coverage relating to Davey Downingtown (the "Assumed Contracts");

          (f) all real property, including the buildings, structures, fixtures and improvements located thereon and all licenses, permits, approvals, qualifications, easements and other rights relating thereto;

          (g) all goodwill, customer lists, patents, copyrights, know-how, software, technical documentation, trade secrets, trademarks and trade names (and all rights thereto and applications therefor), including, without limitation, those set forth on Schedule 1.2(g);

          (h) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller with respect to or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise;

          (i) all guarantees, warranties, indemnities and similar rights in favor of Seller, and all proceeds under insurance policies, with respect to any Asset;

          (j) (k) all governmental permits, licenses or similar rights relating to the business of Seller as set forth on Schedule 1.2(j);

          (l) the Downingtown Assets (as defined in Section 5.12);

          (m) all other tangible and intangible assets of any kind or description, wherever located, that are carried on the books of Seller or which are owned by Seller; and

          (n) all information, files, correspondence, records, data, plans, contracts and recorded knowledge, including customer and supplier lists and all accounting books and records.

     1.3 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of Seller as of the Closing Date (collectively, the "Excluded Assets"):

          (a) an amount of cash to be reasonably determined by Seller prior to the Closing as necessary to satisfy any liabilities of Seller that are not assumed by Buyer;

          (b) the real property, including the buildings, structures, fixtures and improvements located thereon and all licenses, permits, approvals, qualifications, easements and other rights relating thereto, located in Lansing, Kansas (the "Lansing Property");

          (c) all of the outstanding capital stock of The Davey Company, Downingtown ("Davey Downingtown") and all of the assets, properties and rights owned by Davey Downingtown other than the Downingtown Assets;

          (d) any governmental permit, license or similar right that by its terms is not transferable to Buyer, which permits, licenses and similar rights are set forth on Schedule 1.3(d);

          (e) the rights that accrue to Seller under this Agreement;

          (f) the rights to any federal, state, local or foreign income tax refunds relating to Seller or Davey Downingtown;

          (g) the minute books and stock records of Seller;

          (h) the family heirlooms, records and memorabilia as set forth on
     Schedule 1.3(h);

          (i) the cash collateral account maintained by Seller that is held by Travelers regarding worker's compensation; and

          (j) the claims of Seller against third parties listed on Schedule 1.3(j).

     1.4 Assumption of Assumed Liabilities. Except as expressly provided in this Section, Buyer shall not assume any claims, liabilities or obligations of Seller or Davey Downingtown, whether or not related to the Assets. As the sole exception to the foregoing, effective as of the Closing Date, Buyer shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller existing as of the

Closing Date arising out of the conduct of Seller's business prior to the Closing Date (collectively, the "Assumed Liabilities"):

          (a) obligations of Seller under Assumed Contracts to the extent such obligations accrue after the Closing, are not required to be performed prior to the Closing and are disclosed on the face of such Assumed Contracts;

          (b) accrued but unpaid vacation time and sick pay owed to employees of Seller who are hired by Buyer in accordance with Section 5.11 hereof;

          (c) accrued and unpaid salaries and wages of Seller attributable to the pay period commencing immediately prior to the Closing Date owed to employees of Seller who are hired by Buyer in accordance with Section 5.11 hereof;

          (d) trade accounts payable;

          (e) indebtedness (including principal and accrued interest) outstanding under the credit agreement by and between Seller and First Union National Bank dated June 28, 1996, to the extent such indebtedness does not exceed Four Million Dollars ($4,000,000);

          (f) the Downingtown Liabilities as defined in Section 5.12;

          (g) any and all liabilities and obligations for releases of lead in the area at the Aurora Plant identified as "solid waste fill area" on Exhibit A-1 hereto (the "Solid Waste Fill Area");

          (h) any and all liabilities and obligations disclosed on the reports identified in Items I.1., I.2. and I.4. of Schedule 3.17 for other releases of hazardous materials at the Aurora Plant to the extent expressly identified, with respect to type, quantity (expressed as parts per the relevant unit measurement) and approximate location of the contaminants in question, in such reports; and

          (i) subject to the obligations of Seller under Section 5.16, any and all liabilities and obligations (A) for releases of hazardous materials at the Jersey City Plant provided such materials are not located under the Cap (as defined in Section 5.16(b)) and only to the extent such releases are expressly identified, with respect to type, quantity (expressed as parts per the relevant unit measurement) and approximate location of the contaminants in question, in the report identified as Item II.1. of
     Schedule 3.17 and (B) for costs incurred in the removal and disposal of the Cap and soils and other materials beneath the Cap, provided such soils, materials and Cap fragments are classified as ID27 waste (non-hazardous) pursuant to N.J.A.C. sec. 7:26-2.13(g) ("ID27 Waste") and can be utilized as daily landfill cover at any landfill located at the Hackensack Meadowlands, or any other landfill for out-of-pocket costs to Buyer (including, without limitation, transportation costs) that are not in excess of the out-of-pocket costs that would have been incurred by Buyer if such soils, materials and Cap fragments had been delivered to a landfill located at the Hackensack Meadowlands.

     1.5 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, the Assumed Liabilities shall not include, and in no event shall Buyer assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement or otherwise become responsible in respect of, the following (together with all other liabilities of Seller and Davey Downingtown that are not Assumed Liabilities, the "Excluded Liabilities"):

          (a) any liability or obligation of Seller, Davey Downingtown or any other Affiliate (as defined in Section 3.19) of Seller including, without limitation, any accounts payable, owed to Seller, Davey Downingtown or any other Affiliate of Seller;

          (b) any liability or obligation of Seller relating to or arising from the breach of, default under or failure to comply with, at any time on or prior to the Closing Date, any Assumed Contract or the failure to timely pay or perform any other liability or obligation;

          (c) any liability or obligation of Seller arising out of or incurred in connection with the operation and administration of any employee benefit plan, policy or program of any kind or description whatsoever sponsored by an ERISA Affiliate or to which an ERISA Affiliate was obligated (through collective bargaining or otherwise) to make contributions, including, without limitation, any plan or contract providing for deferred compensation or health or death benefits, any multiemployer plan or any plan subject to Title IV of ERISA; and

          (d) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller or any of its Affiliates.

                                   ARTICLE II

                       PURCHASE PRICE; ISSUANCE OF SHARES

     2.1 Issuance of Shares.

          (a) Except as otherwise provided herein and subject to the Closing Date Adjustment described in Section 2.4 and the Post-Closing Adjustment described in Section 2.5, in consideration for the Assets, at the Closing Buyer shall issue to Seller 863,500 shares of Common Stock (the "Acquisition Shares"). The number of shares of Common Stock issued to Seller on the Closing Date (prior to the adjustments referred to in Sections 2.4 and 2.5) is hereinafter referred to as the "Total Share Amount."

          (b) Notwithstanding the provisions of Section 2.1(a), if the Average Closing Price as determined pursuant to the following sentence is less than $14.00, the Total Share Amount shall be equal to $12,089,000 divided by the Average Closing Price. The "Average Closing Price" shall equal the average closing price of the Common Stock on the New York Stock Exchange for the seven consecutive trading days ending on (and including) the tenth day prior to Seller's shareholders meeting (the "Trading Period").

          (c) In the event of stock splits, stock dividends, stock combinations or similar events (the "Stock Event") effected by Buyer after the date hereof and prior to the Closing, the Total Share Amount shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to the occurrence of such event and the denominator of which is the number of shares of Common Stock outstanding immediately subsequent to the occurrence of such event (the "Adjusting Fraction"). If the Stock Event occurs during the Trading Period then for purposes of calculating the Average Closing Price, the closing price of the Common Stock on the New York Stock Exchange for each trading day during the Trading Period prior to the Stock Event shall be adjusted by multiplying such closing price by the Adjusting Fraction.

          (d) As used herein, the term "Formula Price" shall mean $18.18 or, if the Average Closing Price is less than $14.00, it shall mean (i) $18.18 multiplied by (ii) 863,500 divided by the Total Share Amount.

     2.2 Working Capital Statement. As promptly as practicable after the Closing Date, but in any case not later than 90 days thereafter, Buyer shall cause to be prepared and delivered to Seller a Working Capital Statement as of the close of business on Closing Date prepared in accordance with generally accepted accounting principles, applied on a basis consistent with the June 30, 1996 balance sheet of Seller (modified as provided below), which shall be in the form attached as Exhibit A-2 and shall set forth the Working Capital Amount, the Value of Inventory, the Value of Accounts Receivable, the Value of Cash and Cash Equivalents, the value of Prepaid Items and the Assumed Liabilities, each as of such date and as defined below.

          (a) For purposes hereof the following terms shall have the meanings set forth below:

             (1) Working Capital Amount. The "Working Capital Amount" shall be equal to the sum of the Value of Inventory plus the Value of Accounts Receivable plus the Value of Cash and Cash Equivalents plus the book value of the Prepaid Items for which Buyer will receive benefit following the Closing plus the face value of any alternative minimum tax credits of Seller that are usable by Buyer on a dollar-for-dollar basis against Buyer's federal income tax liability ("AMT Credits") minus the book value of the Assumed Liabilities, all as of the Closing Date. The "Final Working Capital Amount" shall be the Working Capital Amount set forth on the Working Capital Statement deemed to be final pursuant to Section 2.2 or 2.3 hereof.

             (2) Value of Inventory. The "Value of Inventory" shall be determined by a physical inventory conducted by Buyer as of the Closing Date and shall be the sum of the lower of cost (determined under the first-in, first-out inventory valuation method) or fair market value of the items of inventory of Seller (the "Inventory").

             (3) Value of Accounts Receivable. The "Value of Accounts Receivable" will be equal to the amount of all accounts receivable listed on a schedule to be delivered to Buyer on the Closing Date which as of the Closing are not more than ninety (90) days old (the "Accounts Receivable") minus a reserve for bad debts equal to one percent (1%) of the face amount of the Accounts Receivable.

             (4) Value of Cash and Cash Equivalents. The "Value of Cash and Cash Equivalents" will be equal to the amount of cash and cash equivalents that are included in the Assets determined in accordance with generally accepted accounting principles.

     Upon receipt by Seller of the Working Capital Statement, Seller shall have 30 days after the date the Working Capital Statement is delivered to Seller (the "Delivery Date") to review the Working Capital Statement delivered by Buyer (the "Review Period"). During such 30-day period, Seller shall have full access to the work papers and other records of Buyer that were utilized or prepared in connection with the preparation of the Working Capital Statement. If Seller disputes the Working Capital Statement so delivered by Buyer, Seller shall, on or prior to the last day of the Review Period, prepare and submit to Buyer a notice of dispute (a "Notice of Dispute") which shall set forth Seller's proposed Working Capital Statement and shall specifically enumerate the items and calculations objected to in the Working Capital Statement delivered by Buyer (the "Disputed Items"). If Seller fails to deliver a Notice of Dispute prior to the last day of the Review Period, the Working Capital Statement delivered by Buyer to Seller pursuant to this Section 2.2 shall be the final Working Capital Statement for purposes of this Agreement. Upon receipt of a Notice of Dispute, Seller and Buyer will, for a period of 20 days following delivery of such Notice of Dispute, seek in good faith to resolve all Disputed Items and agree on a final Working Capital Statement.

     2.3 Arbitration. After receipt by Buyer of a Notice of Dispute, if Seller and Buyer are unable to agree on a Working Capital Statement within the 20-day period referred to in the last sentence of Section 2.2, Seller and Buyer shall, within 30 days after the date on which the Notice of Dispute was delivered by Seller to Buyer, prepare and submit to the other and to the Charlotte, N.C. office of a "big six" accounting firm mutually agreed upon by Buyer and Seller (the "Arbitrator") its respective proposed Working Capital Statement together with a statement of its position with respect to the Disputed Items. The Arbitrator shall, after the submission of such information by Buyer and Seller, review the Disputed Items only and submit its written decision to Seller and Buyer within 20 days after receipt of such information from Buyer and Seller, and the Working Capital Statement as adjusted by the Arbitrator shall be the final Working Capital Statement for purposes of this Agreement. In connection with such review, the Arbitrator shall have complete access to all books and records of Buyer and Seller relevant to the preparation of the Working Capital Statement. Any determination by the Arbitrator with respect to any disputes regarding the Working Capital Statement shall be based solely on the terms of this Agreement and shall be final and binding on Seller and Buyer. The costs of the Arbitrator shall be borne 50% by Seller and 50% by Buyer.

     2.4 Closing Date Adjustment. Immediately prior to the Closing, Buyer and Seller shall estimate the Working Capital Amount of Seller as of the day prior to the Closing Date, in accordance with generally accepted accounting principles consistently applied. Such estimate of the Working Capital Amount shall be referred to herein as the "Estimated Working Capital Amount." If the Estimated Working Capital Amount exceeds Two Million Sixteen Thousand Seventy-Four Dollars ($2,016,074) (the "Target Working Capital Amount"), at the Closing Buyer shall issue to Seller a number of shares of Common Stock equal to (a) the Total Share Amount plus (b) (x) the amount by which the Estimated Working Capital Amount exceeds the Target Working Capital Amount (the "Estimated Surplus") divided by
(y) the Formula Price. If the Estimated Working Capital Amount is less than the Target Working Capital Amount, at the Closing Buyer shall issue to Seller a number of shares of Common Stock equal to (a) the Total Share Amount minus (b) (x) the amount by which the Estimated Working Capital Amount is less than Target Working Capital Amount (the "Estimated Deficit") divided by (y) the Formula Price. For purposes hereof and the Post-Closing Adjustment, the number of shares to be issued to Seller shall be rounded to the nearest whole share number.

     2.5 Post-Closing Adjustment.

          (a) Within five (5) business days after (i) the Review Period if no Notice of Dispute is delivered to Buyer or (ii) the date of determination of the final Working Capital Statement in accordance with Section 2.3 hereof, (A) in the event the Final Working Capital Amount exceeds the "Adjusted Target Value" (as defined below), Buyer shall issue to Seller a number of additional shares of Common Stock equal to (I) the amount by which the Final Working Capital Amount exceeds the Adjusted Target Value divided by (II) the Formula Price, and (B) in the event the Final Working Capital Amount is less than the Adjusted Target Value, Seller shall surrender to Buyer without consideration that number of shares of Common Stock equal to (I) the amount by which the Final Working Capital Amount is less than the Adjusted Target Value divided by (II) the Formula Price. For purposes hereof, the "Adjusted Target Value" shall equal the Target Working Capital Amount increased or decreased (as applicable) by the Estimated Surplus or the Estimated Deficit, respectively. In lieu of the surrender of shares of Common Stock by Seller pursuant to clause (B) above, Seller may elect (in its discretion) to pay to Buyer within the five (5) business day period specified above an amount in cash equal to the excess of the Adjusted Target Value over the Final Working Capital Amount. Notwithstanding the foregoing, in no event will Buyer issue to Seller pursuant to this Section 2.5(a) more than that number of additional shares of Common Stock equal to 25% of the number of Acquisition Shares issued on the Closing Date, and all such additional shares of Common Stock shall be issued within five (5) years following the Closing Date. Seller's rights under this Section 2.5(a) are not assignable under any circumstances.

          (b) Until the final resolution of the post-closing adjustment of the Purchase Price pursuant to Sections 2.3 and 2.5(a) and final delivery of any shares of Common Stock pursuant to Section 2.5(a), 40,000 Acquisition Shares shall remain on deposit with Alfred C. Brooks, as escrow agent, pursuant to an escrow agreement in the form attached as Exhibit B (the "Escrow Agreement").

     2.6 Returns and Allowances. Buyer shall be responsible for administering and settling any returns by any customer, or any request for allowances with respect to, any finished goods that were shipped by Seller on or prior to the Closing Date. Buyer shall also be responsible for the costs of any such returns and allowances (the "Return Costs") up to the amount of the reserve for returns and allowances reflected on the final Working Capital Statement (the "Return Reserve"). On or after the 240th day following the Closing Date (the "Settlement Date"), Buyer shall deliver to Seller an itemization of any Return Costs incurred by Buyer in excess of the Return Reserve, and Seller shall be required to reimburse Buyer for such costs in accordance with Section 2.9. For each return or allowance which exceeds the Return Reserve, Buyer shall, prior to acceptance of the return or the granting of the allowance, confer in good faith with Seller regarding the appropriateness of such return or allowance, but Seller shall not have the right to veto any such return or allowance.

     2.7 Inventory. If any of the Inventory has not been sold or consumed by Buyer in the ordinary course of business prior to the Settlement Date (the "Bad Inventory"), then Seller shall pay to Buyer pursuant to Section 2.9 an amount equal to the excess (if any) of the value of the Bad Inventory as reflected on the Working Capital Statement over the sum of (a) the amount of any inventory reserves reflected on the final Working Capital Statement (the "Inventory Reserve Amount") plus (b) any remaining unused balance of the Seller Basket Amount (as defined in Section 9.5(a)) after application against such balance of any Buyer Losses incurred by any Buyer Indemnified Party pursuant to Section 9.1 prior to the Settlement Date. (The amount of the excess (if any) of the value of the Bad Inventory as reflected on the Working Capital Statement over the Inventory Reserve Amount which does not exceed the remaining unused balance of the Seller Basket Amount shall be applied against the Seller Basket Amount.) Promptly following the Settlement Date, Buyer shall deliver to Seller a reasonably detailed itemization of the Bad Inventory and a calculation of the amounts

(if any) owing to Buyer under this Section 2.7. If a dispute regarding the Bad Inventory arises between Buyer and Seller, it will be resolved in accordance with the procedures established in Section 2.3.

     2.8 Accounts Receivable. If any of the Accounts Receivable have not been fully collected by Buyer prior to the Settlement Date (the "Bad Accounts Receivable"), Seller shall pay to Buyer pursuant to Section 2.9 an amount equal to the excess (if any) of the face value of the Bad Accounts Receivable over the sum of (a) the amount of any reserve for uncollectible Accounts Receivable reflected on the final Working Capital Statement (the "Bad Accounts Receivable Reserve Amount") plus (b) any remaining unused balance of the Seller Basket Amount after application against such balance of (i) Buyer Losses incurred by any Buyer Indemnified Party pursuant to Section 9.1 prior to the Settlement Date and (ii) any excess of the value of the Bad Inventory as reflected on the Working Capital Statement over the Inventory Reserve Amount applied against such unused balance pursuant to Section 2.7 above. (The amount of the excess (if any) of the face value of the Bad Accounts Receivable over the Bad Accounts Receivable Reserve Amount which does not exceed the remaining unused balance of the Seller Basket Amount shall be applied against the Seller Basket Amount.) Promptly following the Settlement Date, Buyer shall deliver to Seller a reasonably detailed itemization of the Bad Accounts Receivable and a calculation of the amount (if any) owing to Buyer under this Section 2.8, and Buyer will assign to Seller any Bad Accounts Receivable. If a dispute regarding the Bad Accounts Receivable arises between Buyer and Seller, it will be resolved in accordance with the procedures established in Section 2.3.

     2.9 Payment Methodology.

          (a) Within five (5) days following Seller's receipt from Buyer of the calculation of amounts owed by Seller to Buyer under Sections 2.6, 2.7 and
     2.8 (the "Reduction Payments"), Seller shall surrender to Buyer for cancellation a number of the Acquisition Shares (rounded to the nearest whole number) equal to (i) the aggregate amount of the Reduction Payments divided by (ii) the Formula Price. Such number of Acquisition Shares may include (at Seller's discretion) any portion of the 40,000 Acquisition Shares retained in escrow pursuant to Section 2.5(b). In lieu of such surrender of shares, Seller may elect (in its discretion) to pay to Buyer within the five (5) day period specified above an amount in cash equal to the Reduction Payments.

          (b) Buyer shall pay to Seller within ten (10) days of the collection thereof, the amount of proceeds from Bad Accounts Receivable which are collected after the Settlement Date.

     2.10 Allocation of Certain Items. With respect to certain expenses incurred in the operation of the Business, the following allocations shall be made:

          (a) Taxes. Real and ad valorem property taxes shall be apportioned at the Closing based upon current tax bills if available; and if not available, such apportionment shall be based on the most recent tax bills available, with appropriate subsequent adjustment when bills for 1997 are received.

          (b) Utilities. Utilities, water and sewer charges shall be apportioned based upon the number of operating days occurring before and after the Closing Date during the billing period for each such charge.

     Appropriate cash payments by Seller or Buyer, as the case may require, shall be made hereunder from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known to Seller and Buyer, in the amounts necessary to give effect to the allocations provided for in this Section 2.10; provided, however, that such payments shall not be required to the extent that an accrued expense or prepaid expense is adequately reflected with respect to such item on the final Working Capital Statement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on Seller. Seller has heretofore made available to Buyer true, correct and complete copies of its articles of incorporation and bylaws as currently in effect and its minute books. Schedule 3.1 contains a true and correct list of the jurisdictions in which Seller is qualified to do business as a foreign corporation.

     3.2 Authorization. Seller has the full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Seller Ancillary Documents") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Seller. The board of directors of Seller has (and, as of the Closing Date, the shareholders of Seller will have) approved the execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement has been, and the applicable Seller Ancillary Documents will be as of the Closing Date, duly executed and delivered by Seller and do or will, as the case may be, constitute the valid and binding agreements of Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Seller's charter has been amended to provide that the sale of all or substantially all of its assets can be approved by the vote of its shareholders holding 66- 2/3% of the shares eligible to vote on such matter.

     3.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the articles of incorporation or bylaws of Seller, (b) any Assumed Contract, (c) any judgment, decree or order of any court or governmental authority or agency to which Seller is a party or by which Seller or any of its properties is bound or (d) any statute, law, rule or regulation applicable to Seller or its business. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable state securities and environmental laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Seller or is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Seller.

     3.4 Shareholders; Subsidiaries. Schedule 3.4 hereto lists each of the shareholders of Seller (the "Seller Shareholders") and the number and type of shares of capital stock of Seller owned by each Seller Shareholder. Other than Davey Downingtown and marketable securities which will be sold at arms' length transactions prior to the closing, Seller does not own, directly or indirectly, any capital stock or any other equity or debt securities of any corporation, firm, partnership, joint venture, association or other entity. Davey Downingtown does not own or possess any assets that are utilized in or necessary to the operation of the business of Seller as conducted at its plants in Aurora, Illinois (the "Aurora Plant") and Jersey City, New Jersey (the "Jersey City Plant"), except as will be transferred to Seller as part of this Transaction (the "Transferred Plants").

     3.5 Ownership of Assets and Related Matters.

          (a) Real Property. Schedule 3.5(a) sets forth a true, correct and complete list and legal description of all of the real property owned by Seller other than the Lansing Property (the "Real Property"). Except as set forth in Schedule 3.5(a), Seller has good, marketable and insurable title to the Real Property free and clear of all liens, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever other than (i) liens for taxes not yet due and payable, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent, and (iii) zoning, building or other restrictions, variances, covenants, rights-of-way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere with the present use or occupancy of any of the Real Property by Seller, (B) have more than an insignificant effect on the value thereof or its use or (C) would impair the ability of Buyer to sell any such Real Property for its present use (collectively, "Permitted Liens"). Seller is in possession of all of the Real Property and all buildings, structures, fixtures and improvements located thereon, and Seller has adequate rights of ingress and egress with respect to such Real Property and the buildings, structures, fixtures and improvements located thereon.

          Seller has heretofore delivered to Buyer true, correct and complete copies of all deeds, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents (including all amendments thereof) in the possession of Seller relating to the Real Property. The improvements on the Real Property have continuously been maintained in the ordinary course of business. There are no condemnation or appropriation proceedings pending or, to the best knowledge of Seller, threatened against any of the Real Property or the improvements thereon. Except as set forth in the reports listed on Schedule 3.17, none of the improvements included in the Real Property is constructed of or contains any asbestos or PCBs.

          Except for Permitted Liens and other matters set forth in Schedule 3.5(a), no Real Property is subject to any rights-of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record. All damages caused at Seller's Aurora, Illinois facility by flood and fire during 1996 have been repaired in full.

          (b) Necessary Assets. The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Transferred Plants in accordance with Seller's past practices. All assets owned by Seller and its Affiliates that are used or held for use in the operation of the Transferred Plants are included in the Assets. Except as set forth in
     Schedule 3.5(b), Seller has (or, in the case of the Downingtown Assets, will have at the Closing) and will convey to Buyer at the Closing good and marketable title to the Assets free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever other than Permitted Liens and Assumed Liabilities, if applicable. All equipment and other items of tangible property and assets included in the Assets have continuously been maintained in the ordinary course of business. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of the Transferred Plants which are necessary to the operation of the business, except for the leased items that are subject to personal property leases listed on
     Schedule 3.11. Since January 1, 1996, neither Seller nor Davey Downingtown has sold, transferred or disposed of any assets for an aggregate purchase price in excess of $10,000 other than sales of inventory in the ordinary course of business.

          (c) Personal Property. Schedule 3.5(c) sets forth a true, correct and complete list and general description of each item of personal property of Seller or Davey Downingtown having a net book value of more than $5,000 as of the date hereof.

          (d) Inventories. The inventories of Seller and Davey Downingtown (i) are sufficient for the operation of Seller and Davey Downingtown in the ordinary course consistent with past practice, (ii) consist of items which are good and merchantable within normal trade tolerances, (iii) are of a quality and quantity presently usable or saleable in the ordinary course of business of Seller and Davey Downingtown (subject to applicable reserves),
     (iv) are valued on the books and records of Seller and

     Davey Downingtown at the lower of cost or market with the cost determined under LIFO inventory valuation method consistent with past practice and (v) are subject to reserves determined in accordance with generally accepted accounting principles, consistently applied. No previously sold inventory is subject to returns in excess of those historically experienced by Seller and Davey Downingtown.

          (e) Accounts Receivable. The accounts receivable of Seller and Davey Downingtown arose from bona fide transactions in the ordinary course of business, have been executed on terms consistent with the past practice of Seller and Davey Downingtown and are not subject to any counterclaims or setoffs (except for the amount of any applicable existing reserves for counterclaims or setoffs).

          (f) No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the assets, properties or rights or any interest therein of Seller or Davey Downingtown.

     3.6 Financial Statements. Seller has delivered (or will deliver prior to the Closing Date) to Buyer the following: (a) the audited consolidated balance sheets of Seller as of December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996 and (b) the audited consolidated statements of operations, shareholders' equity and cash flows of Seller for the years ended December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996 ("Seller Financial Statements"). In addition, Seller has delivered to Buyer: (i) the unaudited consolidated balance sheet of Seller as of June 30, 1996 and (ii) the unaudited consolidated statements of income, shareholders' equity and cash flows of Seller for the six-month period ended June 30, 1996 (the "Interim Financial Statements", together with the Seller Financial Statements, the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller, which books and records are maintained in accordance with generally accepted accounting principles, consistently applied, and such books and records have been maintained on a basis consistent with the past practice of Seller. Each of the balance sheets included in the Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of Seller as of the date thereof, and each of the statements of income, shareholders' equity and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents the consolidated results of operations and changes in cash flows, as the case may be, of Seller and Davey Downingtown, for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     3.7 No Undisclosed Liabilities. Except as disclosed in Schedule 3.7, Seller does not have any liabilities or obligations, contingent or otherwise which are not adequately reflected or provided for in the Financial Statements, except liabilities and obligations incurred since the date of the Financial Statements in the ordinary course of business, or those disclosed on other Schedules hereto and not being assumed by Buyer.

     3.8 Absence of Certain Changes.

          (a) Except as set forth on Schedule 3.8(a), since December 31, 1995, there has not been (i) any material adverse change (or any event which is reasonably likely to result in a material adverse change) in the assets, liabilities, business, financial condition, results of operations of Seller or Davey Downingtown, (ii) any damage, destruction, loss or casualty to property or assets of Seller or Davey Downingtown, whether or not covered by insurance, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of Seller, any redemption or other acquisition by Seller of any of the capital stock of Seller or any split, combination or reclassification of shares of capital stock declared or made by Seller or
     (iv) any agreement to do any of the foregoing. Since December 31, 1995, Seller has (w) used its best efforts to preserve the business and customers of Seller, (x) maintained supplies and inventory at levels that are and otherwise maintained the Assets in the ordinary course of business consistent with past practice, (y) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice and (z) conducted the business in the ordinary course on a basis consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business. Except for changes in general market conditions that adversely affect substantially all participants in Seller's industry, there are no events which have occurred or are likely to occur that could cause Seller's historic profit levels to decrease.

          (b) Except as set forth in Schedule 3.8(b), since December 31, 1995, there have not been with respect to Seller or Davey Downingtown (i) any extraordinary losses suffered, (ii) any assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any liability or obligation (absolute, accrued or contingent) incurred except in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction (in the ordinary course of business and consistent with past practice) of claims, liabilities and obligations reflected or reserved against in the Seller Financial Statements or incurred in the ordinary course of business since June 30, 1996, (v) any guaranteed checks, notes or accounts receivable which have been written off as uncollectible, except write-offs in the ordinary course of business consistent with past practice, (vi) any write-down of the value of any asset or investment on its books or records, except for depreciation and amortization taken in the ordinary course of business consistent with past practice, (vii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business consistent with past practice and which in any event do not exceed $10,000 in the aggregate,
     (viii) any single capital expenditure or commitment in excess of $10,000 for additions to property or equipment or aggregate capital expenditures and commitments in excess of $25,000 for additions for property or equipment, (ix) any increase in the compensation of officers, directors or employees, whether now or hereafter payable, other than annual increases made in the ordinary course in May, 1996, (x) any increase of any reserves for contingent liabilities (excluding any adjustment to bad debt reserves other than in the ordinary course of business consistent with past practice and reserves for environmental clean-up), (xi) any transactions entered into other than in the ordinary course of business, (xii) any agreements to do any of the foregoing or (xiii) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of Seller or Davey Downingtown, and excluding events, developments or conditions arising from the contemplated shutdown of Downingtown.

     3.9 Legal Proceedings. Except as set forth in Schedule 3.9, there are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened against, relating to or involving Seller or Davey Downingtown or any of the Assets, before any court, arbitrator or administrative or governmental body. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations business or prospects of Seller or Davey Downingtown. Except as set forth on Schedule 3.9, neither Seller nor Davey Downingtown is expressly subject to any judgment, decree, injunction, rule or order of any court. Neither Seller nor Davey Downingtown is subject to any governmental restriction expressly applicable to Seller which is reasonably likely (a) to have a material adverse effect on the assets, liabilities, results of operations or financial condition of Seller or Davey Downingtown or (b) to cause a material limitation on Buyer's ability to operate the business after the Closing in the same manner as heretofore conducted by Seller and Davey Downingtown.

     3.10 Compliance with Law.  To their knowledge, except as set forth on
Schedule 3.10, Seller and Davey Downingtown have all authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory officers and bodies necessary to carry on the business of Seller and Davey Downingtown as it is currently being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their respective obligations under the agreements to which either of them is a party (collectively, the "Licenses"). To their knowledge, each of Seller and Davey Downingtown is (and has been during the past five years) in compliance with all applicable laws, regulations and administrative orders (including, without limitation, laws relating to employment of labor or use or occupancy of properties or any part thereof) of any country, state or municipality or of any subdivision thereof to which it is subject. Schedule 3.10 sets forth a true, correct and complete list of all Licenses of Seller. Seller has previously delivered to Buyer all reports and filings made or filed by Seller during the past five years pursuant to the Occupational Safety and Health Act. During the five-year period ending on the Closing Date, Seller has not received any notice which has not been corrected alleging that Seller has violated or failed to comply with the Occupational Safety and Health Act.

     3.11 Contracts. Schedule 3.11 sets forth (a) a true, correct and complete list of all Assumed Contracts (including every amendment, modification or supplement to the foregoing) (which, together with the Seller Benefit Plans, are herein referred to as the "Seller Contracts") and (b) a list of all consents or notices required to be obtained or given under such Assumed Contracts in connection with the Acquisition in order to permit the assignment of such Seller Contracts to Buyer or otherwise avoid any breach of or default under any such Seller Contract. True, correct and complete copies of all Assumed Contracts have been delivered to Buyer. The Assumed Contracts are valid and enforceable in accordance with their respective terms with respect to Seller and, to the best knowledge of Seller, each other party thereto. There are no existing defaults of Seller under any Assumed Contract or, to the best knowledge of Seller, of any of the other parties thereto (or events or conditions which with notice or lapse of time or both would constitute a default).

     3.12 Tax Returns; Taxes. Each of Seller and Davey Downingtown has duly filed all federal, state and local tax returns required to be filed by it and has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions whether or not in connection with such returns. The liability for federal, state and local taxes reflected in the Seller Financial Statements (excluding any reserve for deferred taxes or portion thereof which is attributable to differences between the timing of income or deductions for tax and financial accounting purposes) is sufficient for the payment of all unpaid taxes (including any interest, penalties and additions to tax), whether or not disputed, that are accrued or applicable for the period ended June 30, 1996 and for all years and periods ended prior thereto. Since January 1, 1990 no tax deficiencies have been asserted against Seller as a result of any examination by the Internal Revenue Service or any other taxing authority. There are no pending claims asserted for any federal, state or local taxes of Seller or Davey Downingtown or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller for any period. Seller and Davey Downingtown have made all estimated federal, state and local income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws. Seller has made available to Buyer true, correct and complete copies of its federal, state and local income tax returns for the last three (3) taxable years and has made available such other Seller tax returns as have been requested by Buyer. Neither Seller nor Davey Downingtown has taken or omitted to take any action, nor is Seller aware of any circumstance or event, that will jeopardize the characterization of the Acquisition as a tax-free transaction under Section 368(a)(1)(C) and (a)(2)(G) of the Code.

     3.13 Officers, Directors and Employees. Schedule 3.13 contains a true and complete list of (a) all of the officers of Seller specifying their office and annual rate of compensation, (b) all of the employees of Seller involved in the operation of the business as of the date hereof specifying their annual salary or hourly wages, together with an appropriate notation next to the name of any employee on such list to whom Seller has made verbal commitments which are binding on Seller, and (c) all former employees entitled to post-retirement benefits or any other compensation.

     3.14 Employee Benefit Plans.

          (a) Seller has furnished to Buyer a correct, complete and current copy of each plan, program, policy or arrangement which is set forth in writing and which provides cash or property or other compensation related benefits of any kind or description whatsoever to or on behalf of any current or former employee or director of Seller or any of their dependents and a complete description of any such plan, program, policy or arrangement which is not set forth in writing. Each such plan, program, policy or arrangement is listed on Schedule 3.14.

          (b) Seller has furnished to Buyer a correct, complete and current copy of all employee handbooks currently made available to Seller's employees and any other materials which Seller distributes to employees or directors or any of their dependents with respect to each plan, program, policy or arrangement described in Section 3.14(a).

          (c) Seller is not a party to any employment related contract or agreement of any kind or description whatsoever which is, or purports to be, binding in any way whatsoever on Buyer, and Buyer shall have no liability of any kind or description under any plan, program, policy or arrangement described in Section 3.14(a)

          (d) Seller has made no statements or representations of any kind or description whatsoever to Seller's employees with respect to their possible employment by Buyer or, if employed by Buyer, their possible compensation package from Buyer.

     3.15 Labor Relations. Except as set forth in Schedule 3.9 or Schedule 3.15: (a) employees of Seller have not been and are not represented by a labor organization which was either National Labor Relations Board ("NLRB") certified or voluntarily recognized, (b) Seller has not been and is not a signatory to a collective bargaining agreement with any labor organization; (c) no representation election petition has been filed by employees of Seller or is pending with the NLRB and no union organizing campaign involving employees of Seller has occurred or is in progress; (d) no NLRB unfair labor practice claims have been filed and are presently pending against Seller or any labor organization representing its employees; (e) no grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement is pending against Seller; (f) no handbilling, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of Seller has occurred or is in progress; (g) no breach of contract and/or denial of fair representation claim has been filed or is pending against Seller and/or any labor organization representing its employees; (h) no claim for unpaid wages or overtime or for child labor or record keeping violations has been filed or is pending under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Federal, state or local law, regulation, or ordinance; (i) no discrimination and/or retaliation claim has been filed or is pending against Seller under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Security Act or any other Federal law or any comparable state fair employment practices act regulating discrimination in the workplace; (j) if Seller is a Federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanctions or debarment proceeding has been filed or is pending with Office of Federal Contract Compliance Programs ("OFCCP") or any other Federal agency or any comparable State agency or court and no desk audit or on-site review is in progress; (k) no citation has been issued by Occupational Safety and Health Administration ("OSHA") against Seller which has not been cured in full and no notice of contest or OSHA administrative enforcement proceeding involving Seller has been filed and is pending or is uncured; (l) no workers' compensation or retaliation claim is pending against Seller; (m) no citation of Seller has occurred and no enforcement proceeding has been initiated or is pending under Federal immigration law; and/or (n) except for actions taken in connection with the planned shutdown of the Davey Downingtown facility, Seller has not taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or otherwise trigger notice requirements or liability under any local or state plant closing notice law. To Seller's knowledge, Seller is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice, and Seller has received no notice of any such violation which has not been cured in full.

     3.16 Insurance. Schedule 3.16 sets forth a true, correct and complete list of Seller's current insurance policies and coverages. Seller has heretofore made available to Buyer true, correct and complete copies of all such insurance policies. Seller has been and is insured by financially sound and reputable insurers in such amounts and against such risks as are reasonable in relation to its business, and Seller will maintain such insurance at least through the Closing Date.

     3.17 Environmental Matters. Except as set forth in Schedule 3.17, to the best knowledge of Seller:

          (a) Seller possesses, and is in full compliance with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal laws and regulations relating to protection of the environment, pollution control, product registration and hazardous materials (as defined below) ("Environmental Laws"), and Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

          (b) Seller has not received notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any governmental agency or any third party and there are no facts or circumstances which could form the basis for the assertion of any claim against Seller under any Environmental Laws including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar local, state or foreign law with respect to any on-site or off-site location;

          (c) Seller has not entered into, agreed to nor contemplates entering into any consent decree or order, and is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under, any applicable Environmental Laws, except as entered into with Buyer's consent as required to consummate the transactions contemplated by this Agreement;

          (d) Seller has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws or regulations either now or any time during the past five years;

          (e) Seller is not subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Seller, its employees, agents or representatives or arising out of the ownership, use, control or operation by Seller of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by Seller) from which any hazardous materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, by Seller or any third party, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air). For purposes of this Agreement, (i) the presence of historic fill or soils disclosed in the reports referenced in Schedule 3.17, with respect to the Jersey City Plant, where historic fill and soils contain elevated levels of lead, arsenic or other contaminants, shall be deemed a "release" regardless of the status of such historic fill or soils under applicable Environmental Law and (ii) the presence of lead within the area identified as the solid waste fill area at the Aurora Plant on Figure 4 of the December 18th Report of Condition shall be deemed a "release" regardless of the status of such lead under applicable Environmental Law;

          (f) Seller has heretofore provided Buyer with true, correct and complete copies of all files of Seller relating to environmental matters (or an opportunity to review such files), and Schedule 3.17(f) sets forth the amount of all fines, penalties or assessments paid within the last five years by Seller with respect to environmental matters, including the date of payment and the basis for the assertions of liability; and

          (g) Neither the Real Property, improvements or equipment included within the Assets contain any asbestos, PCBs or underground storage tanks.

          (h) The waste disposed of at the Aurora Plant, including, without limitation, at the Solid Waste Fill Area, (except for immaterial and incidental amounts disposed of by third parties without the authorization or prior knowledge of Seller) was generated by Seller's own activities at the Aurora Plant.

     As used in this Section 3.17 and in Section 1.4, the term "hazardous materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by Seller is in any way governed by or subject to any applicable law, rule or regulation of any governmental or regulatory authority.

     3.18 Patents, Trademarks, Trade Names. Schedule 3.18 sets forth a true and complete list of: (a) all patents, trademarks and trade names (including all federal, state and foreign registrations pertaining thereto) and all copyright registrations owned by Seller or Davey Downingtown (collectively, the "Proprietary Intellectual Property"); and (b) all patents, trademarks, trade names, copyrights, technology and processes used by Seller or Davey Downingtown that are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as "Intellectual Property"). Seller or Davey Downingtown owns, or has the right to use pursuant to valid and effective agreements set forth in Schedule 3.18, all Intellectual Property. No claims are pending against Seller or Davey Downingtown by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Seller and Davey Downingtown of the Intellectual Property does not infringe on the rights of any third party.
Schedule 3.18 sets forth a list of all jurisdictions in which Seller is operating the business under a trade name, and each jurisdiction in which any such trade name is registered.

     3.19 Transactions with Associates. Except as set forth in Schedule 3.19, no shareholder, officer or director of Seller, or any person with whom any such shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such persons) or any Associate of any of the foregoing or any current or former Associate of Seller has any interest in: (a) any contract, arrangement or understanding with, or relating to, business or operations of Seller or Davey Downingtown (including any Assumed Contract); (b) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Seller; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in business or operations of Seller or Davey Downingtown. Any accounts due and payable from Seller to any Associate of Seller are recorded on the books and records of the business at the fair market value thereof. For purposes of this Agreement, "Associate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. In addition, for purposes of this definition, "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     3.20 Transfer Restrictions; Affiliates. Schedule 3.4 identifies all persons who are "affiliates" of Seller for purposes of Rule 145 under the Securities Act, and Seller shall advise Buyer in writing if there is any change in the identities of such persons on or prior to the date the Agreement is submitted for approval to the Shareholders of Seller. Seller shall use all reasonable efforts to cause each such person to deliver to Buyer on or prior to the Closing Date a written agreement, substantially in the form attached as Exhibit C.

     3.21 Customer Relations. Seller has not received any notice that (a) any single customer of Seller which accounted for more than 5% of Seller's total net sales for the twelve-month period ending on December 31, 1995 or (b) any current raw materials supplier of Seller that had total net sales to Seller in excess of $50,000 the twelve month period ending December 31, 1995, may terminate its business relations with Seller.

     3.22 Nondisclosed Payments. Neither Seller nor any of its officers or directors, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in Seller's books and records in connection with or in any way relating to or affecting Seller or its business.

     3.23 Brokers, Finders and Investment Bankers. Neither Seller nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

     3.24 Proxy Statement and Registration Statement. The information with respect to Seller and Davey Downingtown and each of their respective officers, directors and affiliates in the definitive proxy statement to be furnished to the shareholders of Seller (the "Proxy Statement") that will form a part of the Registration Statement on Form S-4 relating to the shares of Common Stock to be issued in the Acquisition (the "Registration Statement") or in the Registration Statement will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to shareholders of Seller or on the date of the Shareholders' Meeting (as hereinafter defined) contemplated by Section 5.5 hereof, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.25 Disclosure. No representation, warranty or covenant made by Seller in this Agreement, the Schedules or the Exhibits attached hereto or any information provided by Seller to Buyer in connection with the Acquisition contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification. Buyer has heretofore made available to Seller true, correct and complete copies of its articles of incorporation and bylaws as currently in effect.

     4.2 Authorization. Buyer has the full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Buyer Ancillary Documents") and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer and the performance by Buyer of its obligation hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Buyer. The board of directors of Buyer has approved the execution, delivery and performance of this Agreement and the Buyer Ancillary Documents and the consummation of the Acquisition and the other transactions contemplated hereby and thereby (other than with respect to the issuance of the Acquisition Shares, which will be approved prior to the Closing Date) and the consent of the shareholders of Buyer is not required. This Agreement has been, and the applicable Buyer Ancillary Documents will be as of the Closing Date, duly executed and delivered by Buyer and do or will, as the case may be, constitute the valid and binding agreements of Buyer, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     4.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Buyer Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Buyer Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the articles of incorporation or bylaws of Buyer, (b) any material contract to which Buyer is a party, (c) any judgment, decree or order of any court or governmental authority or agency to which Buyer is a party or by which Buyer or any of its respective properties is bound or (d) any statute, law, rule or regulation applicable to Buyer. Except for compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Buyer is required in connection with the execution, delivery or performance of this Agreement or the Buyer Ancillary Documents by Buyer or the consummation of the transactions contemplated by this Agreement or the Buyer Ancillary Documents by Buyer.

     4.4 Common Stock. The shares of Common Stock to be issued in the Acquisition will be validly issued, fully paid, nonassessable and (except as imposed by this Agreement or related documents) free of pre-emptive rights, liens, claims and encumbrances.

     4.5 Buyer SEC Reports. Buyer has made available to Seller true and complete copies of each registration statement, report and proxy or information statement filed by Buyer with the Securities and Exchange Commission (the "SEC") since February 25, 1994, (collectively, the "Buyer SEC Reports") all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of such Buyer SEC Reports, as of the respective dates they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements of Buyer (including any related notes and schedules) included (incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended September 30, 1996, fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its subsidiaries as of the date thereof and the consolidated results of their operations and their cash flows for the periods there ended.

     4.6 Proxy Statement and Registration Statement. The information with respect to Buyer and its subsidiaries and each of their respective officers, directors and affiliates in the Proxy Statement or in the Registration Statement will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to shareholders of Seller or on the date of the Shareholders' Meeting contemplated by Section 5.5 hereof, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.7 Brokers and Finders. Neither Buyer nor any of its affiliates nor anyone acting on their behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees in connection with this Agreement or any transaction contemplated herein.

     4.8 No Adverse Change. Except as set forth on Schedule 4.8, there has been no material adverse change in the operations of Buyer or the condition of Buyer's assets since January 1, 1996, and other than normal market changes, to the knowledge of Buyer there are no impending events relating to Buyer's business that could cause Buyer's historic profit levels to decrease.

     4.9 Other Representations. Other than as expressly provided in this Agreement, Buyer has no current plan or intention to reacquire the Acquisition Shares and Buyer has no current plan or intention to sell or dispose of the Assets, except for dispositions made in the ordinary course of business or transfers described in

Section 368(a)(2)(C) of the Code. Buyer does not own, directly or indirectly, nor has it owned at any time during the past five years, directly or indirectly, any shares of capital stock of Davey.

     4.10 Environmental Knowledge. Except as set forth on Schedule 3.17, to the knowledge of Buyer, there have not been any releases of any hazardous materials by Seller at or on any of the Real Property or any violation of any Environmental Laws by Seller in connection with its operations at the Real Property. To the knowledge of Buyer, the reports listed on Schedule 3.17 are the only reports in existence that have been prepared by an independent third party with respect to environmental conditions at the Real Property.

                                   ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

     5.1 Conduct of Business by Seller. From the date hereof to the Closing, Seller will (and will cause Davey Downingtown to), except as required in connection with the transactions contemplated by this Agreement and the closure of operations at Davey Downingtown and except as otherwise consented to in writing by Buyer:

          (a) carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business and not otherwise prohibited under this Section 5.1;

          (b) neither change nor amend its articles of incorporation or bylaws;

          (c) not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, license or copyright, including, without limitation, any of the Intellectual Property, or dispose of or disclose to any person, any trade secret, formula, process, technology or know-how of Seller or Davey Downingtown not heretofore a matter of public knowledge;

          (d) except as set forth on Schedule 5.1(d), not (i) sell any assets, other than finished goods sold in the ordinary course of business, (ii) create, incur or assume any indebtedness secured by the Assets, (iii) grant, create, incur or suffer to exist any liens, charges or encumbrances on the Assets which did not exist on the date hereof, (iv) incur any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice; (v) write-off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, (vi) write-down the value of any asset or investment (including, without limitation, any of the Assets) on the books or records of the Business, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (vii) cancel any debt or waive any claims or rights or
     (viii) make any commitment for any capital expenditure relating to the Business to be made on or after the Closing Date in excess of $5,000 in the case of any single expenditure or $50,000 in the case of all capital expenditures;

          (e) not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

          (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Seller, to keep the officers and employees of Seller available to Buyer and to preserve the relationships of Seller with customers, suppliers and others having business relations with Seller;

          (g) except as set forth on Schedule 5.1(g), not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors nor grant any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment, except year-end bonuses paid in the ordinary course, consistent with historic practices;

          (h) perform in all material respects all of its obligations under all of its contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment other than contracts to provide services entered into in the ordinary course of business;

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

          (i) use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Seller;

          (j) use its reasonable efforts to continue to collect its accounts receivable and pay its accounts payable in the ordinary course of business and consistent with past practices;

          (k) prepare and file all federal, state and local returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Buyer, at its request, to review all such returns, reports, filings and amendments at Seller's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

          (l) continue to maintain and service the Assets used in the conduct of the Business in the same manner as is consistent with past practice;

          (m) continue to maintain its books and records in accordance with generally accepted accounting principles, consistently applied (to the extent applicable), and on a basis consistent with Seller's past practice; and

          (n) promptly notify Buyer of any event or occurrence that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of Seller or Davey Downingtown; provided that Seller will not be required to notify Buyer regarding any material adverse effect on Davey Downingtown resulting from the planned shutdown of its operations.

     In connection with the continued operation of the business of Seller and Davey Downingtown between the date of this Agreement and the Closing Date, Seller shall confer in good faith on a regular and frequent basis with one or more representatives of Buyer designated in writing regarding operational matters of materiality and the general status of ongoing operations. Seller acknowledges that Buyer does not and will not waive any rights it may have under this Agreement as a result of such consultations.

     5.2 Inspection and Access to Information.

          (a) Between the date of this Agreement and the Closing Date, Seller will provide Buyer and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its employees, premises, properties, contracts, books, records and other information and will cause its officers to furnish to Buyer and its authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as Buyer shall from time to time reasonably request; provided that Buyer shall not contact any of Davey Downingtown employees until these employees have been notified of the Purchase Agreement by Seller or public announcement of such transaction and such contact has been approved by Al Brooks.

          (b) Prior to the Closing Date, Buyer shall be permitted to conduct, or cause to be conducted, at its sole cost and expense, an environmental audit/survey of the Real Property. If such environmental audit/survey with respect to the Real Property shall reveal any potential environmental concerns to Buyer, Buyer may conduct, or cause to be conducted, on-site soil and ground water testing. To the extent practicable, all such environmental audits and surveys shall be conducted in a manner which will not disrupt the business of Seller and Seller shall cooperate in scheduling any environmental audit work performed at the Real Property pursuant to this Section 5.2(b).

          (c) Information obtained by Buyer or Seller or any of their respective representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement (the "Confidentiality Agreement") between Buyer and Seller dated November 7, 1995, which agreement remains in full force and effect except to the extent it would expressly prohibit Buyer or Seller from taking any of the actions contemplated by this Agreement. The Confidentiality Agreement shall terminate simultaneously with the Closing.

     5.3 No Solicitation; Acquisition Proposals. From the date hereof until the Closing or until this Agreement is terminated or abandoned as provided in
Article X hereof, Seller shall not directly or indirectly (a) solicit or initiate (including by way of furnishing any information) discussions with or
(b) enter into

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

negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Buyer or its authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of any substantial portion of its assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving Seller or Davey Downingtown (except this Section will not prohibit the sale by Davey Downingtown of its assets other than the Downingtown Assets), and Seller will instruct its officers, directors, advisors and other financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. Seller will notify Buyer promptly if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with Seller or Davey Downingtown with respect to an Acquisition Proposal. Seller shall immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to an Acquisition Proposal and shall direct and cause its officers, advisors and representatives not to engage in any such activities, discussions or negotiations.

     5.4 Proxy Statement and Registration Statement. Buyer and Seller shall cooperate and promptly prepare and Buyer shall file as soon as reasonably practicable after Seller has reviewed and approved, with the Securities and Exchange Commission (the "Commission"), the Registration Statement, and Buyer and Seller shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Buyer also shall take any action required to be taken under state blue sky or securities laws in connection with the issuance of the Common Stock pursuant to the Acquisition. Buyer and Seller will cooperate and furnish each other with (and each shall cause its respective accountants to cooperate in the furnishing and preparation of) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable for the Registration Statement, the Proxy Statement, any listing application to be filed by Buyer with the New York Stock Exchange, filings under state blue sky or securities laws, and any other statement or application made by or on behalf of Buyer or Seller to any governmental body in connection with the Acquisition and the other transactions contemplated by this Agreement. The Proxy Statement shall include the recommendation of the Board of Directors of Seller contemplated by Section 5.5.

     5.5 Seller Shareholders' Meeting. Seller shall call a special meeting of its shareholders to be held as soon as practicable after the date hereof for the purpose of voting to approve this Agreement and the transactions contemplated hereby, including adoption of a plan of liquidation of Seller and Davey Downingtown (the "Shareholders' Meeting"). Seller will use its good faith reasonable efforts to hold such Shareholders' Meeting as promptly as practicable. The Board of Directors of Seller shall recommend to Seller's shareholders approval of this Agreement and the transactions contemplated hereby at the Shareholders' Meeting and Seller shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement.

     5.6 Additional Shares Notification. Buyer will file an additional shares notification with the New York Stock Exchange to approve for listing, subject to official notice of its issuance, the shares of Common Stock to be issued to Seller pursuant to this Agreement. Buyer shall exercise reasonable good faith efforts to cause the shares of Common Stock to be issued to Seller pursuant to this Agreement to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing.

     5.7 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to June 30, 1997, in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with

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

any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

          (a) Seller and Buyer shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

          (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Acquisition or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

          (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller or Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or that will or may result in the failure to satisfy any of the conditions specified in Article VII and (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.8 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated herein to the financial community, government agencies, employees or the general public shall be mutually agreed upon by Buyer and Seller in advance (unless Buyer or Seller is advised by counsel in writing that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of the New York Stock Exchange and then only after consulting the other party and making a reasonable attempt to comply with the provisions of this Section).

     5.9 Financial Statements and SEC Reports. From the date hereof until the Shareholders' Meeting, Buyer shall deliver to Seller as soon as available all forms, reports and other documents filed by Buyer with the SEC. Prior to the Closing, Buyer also shall deliver to Seller copies of each shareholder report distributed by Buyer to its shareholders since the effective date of Buyer's initial public offering of its stock. From and after the Closing, Buyer shall file with the Commission all reports required to be so filed under the Exchange Act.

     5.10 Supplements to Schedules. From time to time up to the Closing Date, Seller will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to facts or circumstances first existing or occurring after the date hereof which, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2 or 7.3 of this Agreement unless such supplement or amendment is accepted by Buyer in writing in its absolute and sole discretion.

     5.11 Employee and Employee Benefit Matters.

          (a) On the Closing Date, Seller shall terminate all of its employees except as otherwise provided in this Section 5.11. Commencing on the Closing Date, Buyer shall offer employment, on an at will basis, to (a) all of the employees of Seller who are members of a labor union which is party to a collective bargaining agreement with Seller and (b) all other employees of Seller (the "Non-Union Employees") who are actively at work on the Closing Date. Buyer shall have no obligation with respect to the employees of Davey Downingtown. For these purposes "actively at work" will mean:

             1. Any employee who has averaged a minimum of 30 hours per week in a permanent position in the last three months prior to the Closing Date;

             2. Any employee absent on the Closing Date due to the Family Leave Act or similar state laws;

             3. Any employee absent on the Closing Date due to maternity leave under the Seller's maternity leave policy;

             4. Any employee absent on the Closing Date due to military duty;
        and

             5. Any employee absent on the Closing Date due to jury duty.

Employees of Seller who accept such offer are, as of the time they first perform services for Buyer, referred to herein as the "Continued Employees." Buyer shall have no obligation of any kind to offer employment or otherwise with respect to any Non-Union Employee of Seller who is not actively at work on the Closing Date, and each such Non-Union Employee shall remain an employee of Seller unless otherwise agreed in writing by Buyer.

          (b) Seller will be responsible and pay any and all workers' compensation and other similar claims asserted by or with respect to any employee or former employee in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred on or prior to the Closing Date; provided that Seller will not be responsible under this section for an injury to a Continued Employee that arises from an accident that occurs after the Closing Date.

     5.12 Davey Downingtown Assets.

          (a) Immediately prior to Closing, Seller shall (i) cause Davey Downingtown to distribute to Seller the "Downingtown Assets," which shall consist of all of the assets owned by Davey Downingtown except for real property held by Davey Downingtown and improvements thereon and the equipment and other assets listed on Schedule 5.12(a)(i) and (ii) assume those liabilities of Downingtown listed on Schedule 5.12(a)(ii) (the "Downingtown Liabilities"). All of the Downingtown Assets are listed on
     Schedule 5.12(a)(iii), and all of the assets of Davey Downingtown that are not included in the Downingtown Assets are listed on Schedule 5.12(a)(i).

          (b) Buyer shall, at its sole cost and expense, remove the Downingtown Assets from the Premises of Davey Downingtown in Downingtown, Pennsylvania (the "Downingtown Premises") as soon as possible after the Closing, but in any event within one hundred eighty (180) days after the Closing Date. Seller shall grant Buyer access to the Downingtown Premises for such purpose pursuant to an access agreement in the form attached as Exhibit D-1 (the "Downingtown Access Agreement"). Buyer shall bear all risk of loss with respect to the Downingtown Assets after the Closing Date. If Buyer fails to remove the Downingtown Assets from the Downingtown Premises on or prior to the 180th day following the Closing Date, Buyer shall pay the Representative for distribution to the Seller Shareholders on a pro rata basis a use and occupancy charge equal to $325 per day for each additional day until Buyer has fully removed the Downingtown Assets. Such payment shall be made in such number of registered shares of Common Stock as has a value (based on the average closing price of the Common Stock on the New York Stock Exchange for the seven consecutive trading days ending on (and including) the tenth day prior to the date of such payment) equal to the amount of such payment, provided that in no event will Buyer issue to Seller pursuant to this Section 5.12(b) more than that number of additional shares of Common Stock equal to 25% of the number of Acquisition Shares issued on the Closing Date. All such additional shares of Common Stock shall be issued within five (5) years following the Closing Date. Seller's rights under this Section 5.12(b) are not assignable under any circumstances. Buyer shall have no obligation to repair or restore the Downingtown Premises after removal of the Downingtown Assets except with respect to the repair of doorways, walls or roofs which Buyer alters or removes in order to remove the Downingtown Assets, the reasonable repair of which shall be the responsibility of Buyer. Buyer will leave the

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

     Downingtown Premises as broom clean as such facility was at the time Buyer commenced the removal of the Downingtown Assets.

     5.13 Transfer Taxes; Expenses. Any sales taxes, real property transfer taxes or recording fees or any other similar taxes or fees payable as a result of the sale of the Assets or any other action contemplated by this Agreement and the filing fee under the HSR Act shall be borne half by Buyer and half by Seller. Buyer and Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing. Any costs and expenses incurred in connection with the title examination and survey to be performed in connection with Buyer's purchase of the Real Property shall be borne half by Buyer and half by Seller. Buyer shall bear the cost of any and all title insurance premiums payable with respect to the Real Property. Buyer will pay the full amount of the expenses specified above either in cash or by reducing the number of Acquisition Shares to be issued to Seller at Closing (based on the Formula Price) to reimburse Buyer for Seller's share of such expenses. Except as provided above, each party shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, the fees, costs and expenses of its financial advisors, accountants and counsel.

     5.14 Continuation of Business. Buyer currently intends (following the Acquisition) to continue the historic business of Seller or to use a significant portion of Seller's Assets in a business.

     5.15 Real Property Title Reports. Upon execution of this Agreement, Buyer agrees to order title commitments and surveys on the Real Property and advise Seller in writing within fifteen (15) days following the date of this Agreement if (a) Buyer requests additional information regarding such title commitments and surveys, or (b) Buyer finds any exceptions to title objectionable (i.e. non-Permitted Exceptions). Seller shall then have a period of thirty (30) days in which to provide such additional information and attempt to cure such non-Permitted Exceptions. If Seller is unable to deliver title in accordance with the terms hereof (including Section 3.5(a)), and as a result thereof this Agreement is terminated, Seller's sole liability with respect to such failure to deliver title to the Real Property shall be to reimburse Buyer for the actual cost incurred for title examination and survey work, which in the aggregate shall not exceed $10,000.00. The exceptions to title reflected on the final title commitments with respect to the Real Property shall be deemed for all purposes hereunder to be reflected as exceptions to title on Schedule 3.5(a). Buyer further agrees to purchase title insurance, which shall be subject to the exceptions to title reflected on the final title commitments, and which shall provide insurance coverage for no less than the fair market value of the Real Property, as reasonably determined by Buyer.

     5.16 Jersey City Environmental Matters.

          (a) Prior to the date hereof, Seller has applied to the New Jersey Department of Environmental Protection ("NJDEP") for a Memorandum of Agreement ("MOA") regarding certain conditions identified on the Jersey City Property (as defined below). Seller has provided Buyer with copies of the application and any correspondence relating thereto simultaneously with delivery to NJDEP. Seller represents and warrants that neither the MOA application nor any written or oral communications by or on behalf of Seller in connection with the MOA process will include any material misstatement or fail to include any information required to keep the information provided by Seller to NJDEP from being materially misleading. If Buyer believes any such communications fail to meet such standard, Buyer shall provide written notice to Seller specifying Buyer's objection. If Buyer and Seller are unable to resolve any such disagreement to their mutual satisfaction within 5 days following Buyer's notice to Seller, then the dispute will be submitted to a mutually agreed upon third party (the "Environmental Arbitrator") for a final and binding determination of whether the communication failed to meet the standard specified above. Buyer and Seller shall use their best efforts to cause the Environmental Arbitrator to issue a ruling within 10 days following Buyer's original notice to Seller. Buyer and Seller shall each be permitted to submit a written statement to the Environmental Arbitrator. If the Environmental Arbitrator rules the communication in question failed to meet the standard specified above, Seller shall be required to immediately advise NJDEP (orally and in writing) of the misstatement or omission and to take all other necessary corrective action reasonably requested by Buyer. The fees and expenses of the Environmental Arbitrator will be shared equally between Buyer and Seller.

          (b) Seller shall file with NJDEP a General Information Notice within five days of the date hereof and shall make application on or prior to May 19, 1997, for approval, pursuant to a Remediation Agreement ("RA"), of the transfer of the Jersey City Plant and the Jersey City Plant real property (the Jersey City Plant and the Jersey City real property, including any land leased from the State of New Jersey at this site, shall hereinafter be collectively referred to as the "Jersey City Property"), to Buyer in accordance with the New Jersey Industrial Site Recovery Act ("ISRA"). Seller shall obtain the RA and Seller shall also be responsible for posting any financial assurance in the amount and in the manner as required by NJDEP. As to such financial assurance, Seller will have the right, in its sole discretion, to make application to NJDEP to permit utilization of such funds to fund Seller's Remedial Work (as such term is defined below), or to permit Seller to adjust the amount of such financial assurance to accurately reflect any modifications to the estimated costs of Seller's Remedial Work. Simultaneously with the filing of the RA application or thereafter, Seller shall proceed to request from NJDEP an unconditional No Further Action Letter ("NFA") or, in Seller's discretion, a Conditional No Further Action Letter ("CNFA"), which may authorize the use of engineering and/or institutional controls. The engineering controls may consist of, by way of example, repair and replacement of existing floors, patios, driveways and other paved areas (whether constructed of asphalt, concrete or other materials) (collectively, the "Cap"), and the institutional controls may include, without limitation, a Declaration of Environmental Restrictions ("DER"), which will be recorded in the public land records. All necessary repair work to the Cap required by NJDEP to obtain the CNFA shall be performed at Seller's expense. In the event NJDEP requires additional investigative or remedial work to be performed as a condition to issuance of the NFA or CNFA, in accordance with the final remedial action work plan approved by NJDEP and accepted by Seller and Buyer, such work ("Seller's Remedial Work") shall be performed at Seller's expense and Seller shall take all necessary precautions to avoid disruption or interference with Buyer's operation of the Jersey City Plant in the event that such investigative or remedial work is required to be performed after the Closing Date. Seller agrees to use diligent efforts to obtain the NFA or CNFA in a timely manner. Seller further agrees that Seller's Remedial Work shall be performed by or on Seller's behalf in a diligent manner and in compliance with the requirements of ISRA, any regulations promulgated pursuant thereto, New Jersey's Technical Requirements, NJAC sec. 7:26E and any other applicable laws, regulations, rules and ordinances. Seller shall have the right to select environmental consultants and contractors to perform the work required in the approved work plan. Buyer shall have the right to approve any such consultants and contractors prior to the commencement of the work, which approval shall not be unreasonably withheld or delayed; provided, that, Buyer hereby approves J.M. Sorge, Inc. to serve as environmental consultant and grants to Seller, its agents and contractor, the right to have physical access to the Jersey City Property from and after the Closing Date pursuant to the terms of the access agreement (the "Jersey City Access Agreement") attached hereto as Exhibit D2. Prior to submitting any documents to NJDEP for review or approval, Seller shall provide any such documents to Buyer for Buyer's review and written approval, which shall not be unreasonably withheld or delayed. In undertaking its investigatory and remedial activities, Seller shall be obligated to adhere to the standards set forth in this Section 5.16, and in the event of a dispute between Seller and Buyer as to any documents or statements to NJDEP, the dispute settlement procedures of Section 5.16(a) shall apply. Seller shall provide Buyer with timely notice of all meetings to discuss such submittals with NJDEP, and Buyer shall have the right to attend any of these meetings at Buyer's expense; provided that in no event shall Buyer be permitted to communicate with NJDEP regarding Seller's obligations under this Section 5.16(b) with respect to the Jersey City Property unless (i) in the case of oral communications, representatives of Seller are given the opportunity to participate in such communications or
     (ii) in the case of written communications, representatives of Seller are given the opportunity to review such writings prior to delivery to NJDEP. If, after Seller's completion of Seller's Remedial Work and the issuance of the NFA or CNFA, the NJDEP requires any additional remedial work to the remaining portions of the Cap, such remedial work shall be performed by Buyer at Buyer's sole cost and expense.

          (c) If at any time within three (3) years from the date of the Closing, Buyer performs any remedial work at the Jersey City Property required by NJDEP with respect to any hazardous materials not located under the Cap and not expressly identified, with respect to type, quantity (expressed as parts per the relevant unit measurement) and approximate location of contaminants in question, in the report identified as Item
     II.1. on Schedule 3.17, Seller shall reimburse Buyer, promptly upon demand, for the full amount of additional costs incurred by Buyer if such hazardous materials had not been present. If at any time within three (3) years from the date of the Closing, Buyer removes all or any portion of the Cap (and associated debris exceeding 3" in diameter) and disposes of all or any portion of the soils and other materials beneath the Cap, and such soils, materials and Cap fragments are not classifiable as ID27 Waste or cannot be utilized as daily landfill cover at any landfill located at the Hackensack Meadowlands, or at another landfill for out-of-pocket costs to Buyer (including, without limitation, transportation costs) equal to or less than the costs that would have been incurred if such soils, materials and Cap fragments had been delivered to a landfill in the Hackensack Meadowlands, Seller shall reimburse Buyer, promptly upon demand, for the full amount of additional costs incurred by Buyer in excess of those costs which would have been incurred by Buyer if the soils, materials and Cap fragments could have been classified as ID27 Waste and could have been utilized as daily landfill cover in and delivered to a Hackensack Meadowlands landfill; provided that Seller shall be required to reimburse Buyer for such costs only to the extent that Buyer's total out-of-pocket costs incurred in connection with the remedial work (excluding the removal and disposal of the Cap) performed pursuant to the this sentence exceeds $475,000. Such reimbursement shall be made in cash or such number of shares of Common Stock as has a value (based on the average closing price of the Common Stock on the New York Stock Exchange for the seven consecutive trading days ending on (and including) the tenth day prior to the date of such payment) equal to the amount such incremental cost (rounded to the nearest whole share).

          (d) Neither party shall be liable for, or be considered to be in breach of or default under this Section 5.16 on account of, any delay or failure to perform as required by this Section 5.16 as a result of any causes or conditions beyond its control, including without limitation, acts of war, fire, accident, casualty, embargo, strike, civil commotion, government prohibitions or pre-emptions, failure of any supplier to supply necessary labor or equipment, labor difficulties, equipment malfunction, or shortages of fuel or energy.

     5.17 Releases. As to the Transferred Plants, Buyer shall be responsible for any release of hazardous materials which Buyer shall cause after the Closing Date.

     5.18 No Further Actions. As between Buyer and Seller, from and after the Closing Date there shall be no further testing required of Seller with respect to the environmental condition of either of the Transferred Plants, unless further testing or action is required by a governmental agency under applicable Environmental Law. Any further testing conducted by Buyer shall be conducted in a commercially reasonable manner and for commercially reasonable purposes. Seller shall have no responsibility with respect to those matters identified as Assumed Liabilities in Sections 1.4(g), (h) and (i), except as specifically set forth herein.

     5.19 Purchase of Leased Property. Buyer acknowledges that Seller shall not have any obligation to purchase and convey to Buyer any leased real property that is contiguous to the Real Property in Jersey City.

                                   ARTICLE VI

                                 NONCOMPETITION

     6.1 Definitions. For the purposes of this Article VI, the following definitions shall apply:

          (a) "Company Activities" shall mean, with respect to Seller or Davey Downingtown, the manufacturing, marketing and selling of paperboard products for use in book covers and binders, all of which activities are conducted, offered or provided by Seller or Davey Downingtown as of the Closing Date.

          (b) "Confidential Information" shall mean any data or information of Seller, other than Trade Secrets, which is valuable to the operation of the business of Seller or Davey Downingtown and not generally known to competitors.

          (c) "Noncompete Period" shall mean, with respect to Seller, the period beginning on the date hereof and continuing for a period of ten (10) years from the Closing Date.

          (d) The term "Territory" as used herein shall mean the continent of North America, such area being where any customer or actively sought prospective customer of Seller is located.

          (e) "Trade Secrets" shall mean information, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Article VI, the term Trade Secrets shall not include information that Seller can show by competent proof becomes generally known to the public after the Closing Date through no act or omission of Seller.

     6.2 Trade Secrets. Seller shall (and shall cause Davey Downingtown to) hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use of Trade Secrets at any time after the date hereof without the prior written consent of Buyer. Nothing in this Agreement shall diminish the rights of Buyer regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

     6.3 Confidential Information. Seller hereby agrees that, for a period of three (3) years following the Closing Date, Seller shall (and shall cause Davey Downingtown to) hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of Buyer.

     6.4 Noncompetition.

          (a) Seller hereby acknowledges that it conducts Company Activities throughout the Territory. Seller acknowledges that to protect adequately the interest of Buyer in the business of Seller, it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

          (b) Seller hereby agrees that neither it nor Davey Downingtown shall, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that conducts any of the Company Activities in the Territory.

     6.5 Nonsolicitation. Seller hereby agrees that neither it nor Davey Downingtown shall, prior to the third anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other person, firm or corporation, any employee of Seller who is hired by Buyer pursuant to
Section 5.11 hereof, except that Seller may use Alfred C. Brooks, Jeff J. Chiesa and Stephen Dodd to the extent permitted in each of their employment agreements with Buyer in order to liquidate Seller or Davey Downingtown and also to perform the obligations of Seller hereunder.

     6.6 Severability. If a judicial or arbitral determination is made that any of the provisions of this Article VI constitutes an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this Article VI shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller. In this regard, Seller and Buyer hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this

Article VI and to apply the provisions of this Article VI to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Article VI is determined not to be specifically enforceable, Buyer shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Seller. The time period during which the prohibitions set forth in this Article VI shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller violates such prohibitions in any respect.

     6.7 Injunctive Relief. Seller hereby agrees that any remedy at law for any breach of the provisions contained this Article VI shall be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy Buyer might have under this Agreement.

     6.8 Downingtown. Nothing in this Agreement shall prevent or restrict Davey Downingtown from engaging in wastepaper collection in Downingtown, Pennsylvania and within a 75-mile distance from its city limits.

                                  ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated in this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) On the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Acquisition may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency or any third party for the purpose of obtaining any such injunction, writ or preliminary restraining order or any material damages or other material equitable relief with respect to the transactions contemplated hereby, and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

          (b) The applicable waiting period shall have expired under the HSR
     Act.

          (c) The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the Commission pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the Commission. All applicable state securities laws shall have been complied with in connection with the issuance of Common Stock to be issued pursuant to the Acquisition, and no stop order suspending the effectiveness of any qualification or registration of such Common Stock under such state securities laws shall have been issued and pending or threatened by the authorities of any such state.

          (d) The Common Stock to be issued pursuant to the Acquisition shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance by Buyer.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement by Seller and Buyer shall have been obtained or made, except for filing of any documents required to be filed after the Closing Date.

          (f) Each of the following employees shall have executed and delivered employment agreements (the "Employment Agreements"), containing noncompetition (other than with respect to Jeff J. Chiesa) and nonsolicitation agreements and otherwise in form reasonably acceptable to
     Buyer: Alfred C. Brooks, Stephen C. Dodd, Jeff J. Chiesa and Jerry T. McClusky.

          (g) Each of the Seller Shareholders shall have duly executed and notarized and delivered to Seller a Shareholder Representation in the form attached hereto as Exhibit E (the "Shareholder Representation").

     7.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated under this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) The representations and warranties of Seller set forth in Article III of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

          (b) Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement prior to the Closing.

          (c) Seller shall have furnished Buyer with a certificate executed by its President and Vice President, Finance, as to compliance with the conditions set forth in Sections 7.2(a) and (b).

          (d) Buyer shall have received (i) an opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, dated the Closing Date, substantially in the form attached hereto as Exhibit F (the "Greenbaum Opinion"), and (ii) an opinion of counsel from each Selling Shareholder (the "Shareholder Opinion") who is acting as a trustee or in any other fiduciary, representative or corporate capacity, dated the Closing Date, substantially in the form of Exhibit G. In addition, Seller and Buyer shall have received an opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, dated the Closing Date, substantially in the form attached hereto as Exhibit H, regarding the federal income tax treatment of the Acquisition (the "Tax Opinion" and, collectively with the Greenbaum Opinion, the "Seller Opinion").

          (e) Buyer shall have obtained to its reasonable satisfaction evidence that the material suppliers and customers of Seller prior to the Closing intend to remain customers or suppliers, as the case may be, of Buyer at a substantially similar volume level as was maintained with Seller during the previous 12-month period.

          (f) Buyer shall have received consents to the assignment to Buyer of the Assumed Contracts or written waivers of the provisions of Assumed Contracts requiring the consents of third parties.

          (g) Between the date of this Agreement and the Closing, there shall not have been (nor shall Buyer have become aware of) any material adverse change, or any development likely to result in a material adverse change, in or affecting the assets, liabilities, results of operations, business or prospects of the business of Seller.

          (h) Seller shall have delivered to Buyer satisfactory evidence that all liens, pledges, security interests, charges, claims, restrictions and encumbrances (other than Permitted Liens and those relating to the Assumed Liabilities) including, without limitation, those set forth in Schedules 3.5(a) and 3.5(b), affecting the Assets (including, without limitation, the Real Property) have been released.

          (i) Buyer shall have been able to obtain a commitment for a title insurance policy or policies in a form reasonably satisfactory to Buyer at standard rates ensuring Buyer that at the Closing it will acquire good, marketable and insurable title to the Real Property, free and clear of all liens, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever, other than Permitted Liens and liens relating to the Assumed Liabilities, if applicable. Seller shall have executed and delivered such owner's affidavits (in customary form) as are reasonably necessary to enable Buyer to obtain any such title insurance policy or policies.

          (j) Buyer shall have received such licenses and permits as are required for Buyer to consummate the transactions contemplated hereby and to conduct the business of Seller immediately following the Closing consistent with past practice.

          (k) Buyer's board of directors shall have approved the issuance of the Acquisition Shares.

          (l) Each of the Seller Shareholders shall have executed and delivered
     (i) an Indemnification and Stock Pledge Agreement, substantially in the form attached hereto as Exhibit I (the "Stock Pledge Agreement") pursuant to which the Seller Shareholders shall pledge 10% of the Acquisition Shares to Buyer to secure their obligations under this Agreement and (ii) an undated stock power executed in blank with respect to the Acquisition Shares to be pledged by such Seller Shareholder with the signature of the Seller Shareholder being guaranteed by a member of the New York Stock Exchange, or a U.S. commercial bank or trust company having assets in excess of one billion dollars;

          (m) Buyer shall be reasonably satisfied with the results of its review and examination of the business, properties, assets, liabilities, financial condition, books and records of Seller, including without limitation, the results of any environmental audits or assessments performed with respect to the business or the Real Property; and

          (n) Seller shall have delivered to Buyer tax clearance certificates with respect to Seller and Davey Downingtown issued by the appropriate tax authorities of the States of Illinois and New Jersey, with dates reasonably close to the Closing Date.

          (o) Seller Shareholders shall have delivered to Buyer an escrow agreement with Alfred C. Brooks, as escrow agent pursuant to Section 2.5(b).

          (p) Seller shall have executed and delivered the Downingtown Access Agreement and the Jersey City Access Agreement.

     7.3 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated under this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) The representations and warranties of Buyer set forth in Article IV of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

          (b) Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement prior to the Closing.

          (c) Buyer shall have furnished Seller with a certificate of its President and Chief Financial Officer as to compliance with the conditions set forth in Sections 7.3(a) and (b).

          (d) Seller shall have received an opinion of King & Spalding dated the Closing Date, substantially in the form attached hereto as Exhibit J ("Buyer Opinion").

          (e) Buyer shall have duly executed and delivered the Stock Pledge Agreement.

          (f) Buyer shall have executed and delivered the Downingtown Access Agreement and the Jersey City Access Agreement.

          (g) This Agreement and the transactions contemplated herein, including approval of plan of liquidation and dissolution of Seller and Downingtown shall have received the requisite approval of the holders of 66 2/3% of the common stock of Seller at the Shareholders' Meeting.

          (h) Between the date of this Agreement and the Closing, there shall not have been (nor shall Seller have become aware of) any material adverse change, or any development likely to result in a material adverse change, in or affecting the assets, liabilities, results of operations, business or prospects of the business of Buyer.

                                  ARTICLE VIII

                                    CLOSING

     8.1 The Closing. The consummation of the transactions contemplated by this Agreement are herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur within five (5) business days following the satisfaction or waiver of the conditions set forth in Article VII. The Closing shall take place at the offices of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, 99 Wood Avenue South, Iselin, New Jersey, or at such other place as Seller and Buyer shall agree.

     8.2 Documents to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

          (a) limited or special warranty deeds (or the equivalent thereof in each jurisdiction where real property is being transferred), bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to Buyer all of the Sellers' right, title and interest in and to the Assets together with possession of the Assets;

          (b) documents evidencing the assignment and assumption of the Assumed Contracts and the assignment of any assignable permits and licenses;

          (c) a copy of resolutions of the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

          (d) a certificate, dated the Closing Date, executed by the President and Chief Financial Officer of Seller certifying to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b);

          (e) the affidavit of Seller required by Section 1445 (b)(2) of the Code;

          (f) the Stock Pledge Agreement and related stock powers;

          (g) the Employment Agreements;

          (h) the schedule of accounts receivable contemplated by Section 2.2(a)(3);

          (i) the Seller Opinion and the Shareholder Opinions; and

          (j) all other documents required to be entered into by Seller, Davey Downingtown or the Seller Shareholders pursuant to this Agreement or reasonably requested by Buyer to convey the Assets to Buyer or to otherwise consummate the transactions contemplated hereby.

     8.3 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:

          (a) stock certificates representing the Acquisition Shares;

          (b) documents evidencing the assignment and assumption of the Assumed Contracts, the acceptance of assignable permits and licenses, and the assumption of the Assumed Liabilities;

          (c) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

          (d) a certificate, dated the Closing Date executed by the President and Chief Financial Officer of Buyer certifying to the fulfillment of the conditions specified in Section 7.3(a) and 7.3(b);

          (e) the Buyer Opinion;

          (f) the Stock Pledge Agreement;

          (g) the Employment Agreements; and

          (h) all other documents required to be entered into or delivered by Buyer at or prior to the Closing pursuant to this Agreement.

                                   ARTICLE IX

                                INDEMNIFICATION

     9.1 Indemnification Obligations of Seller. Seller shall indemnify, defend and hold harmless Buyer and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents, shareholders and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) any liability or obligation of Seller or Davey Downingtown of any nature whatsoever (including, but not limited to, the Excluded Liabilities), except the Assumed Liabilities;

          (b) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement;

          (c) any breach of any covenant, agreement or undertaking made by Seller in this Agreement, the Stock Pledge Agreement or the Jersey City Access Agreement;

          (d) except for the Assumed Liabilities under Sections 1.4(g), 1.4(h) and 1.4(i), any provision of any Environmental Law and arising out of or relating to (i) any act or omission of Seller, Davey Downingtown or their respective employees, agents or representatives, (ii) the ownership, use, control or operation on or prior to the Closing Date of any plant, facility, site, area or property used in the business of Seller or Davey Downingtown (whether currently or previously owned or leased by Seller or Davey Downingtown), including, without limitation, arising from any release of any hazardous materials or off-site shipment of any hazardous materials at or from any such plant, facility, site, area or property or (iii) any obligation arising under or triggered by this transaction pursuant to the New Jersey Industrial Site Recovery Act or the New Jersey Environmental Cleanup Responsibility Act or any regulations adopted pursuant to either of these statutes; the obligations under this Section 9.1(d) shall not be affected by any disclosures made on the Schedules to this Agreement, but Seller shall have no liability under this Section 9.1(d) with respect to those liabilities from which Seller is expressly released (or which are expressly assumed by Buyer) under Section 5.16, 5.17 or 5.18;

          (e) any past or current violation or non-compliance by Seller or Davey Downingtown with any law, regulation or administrative order to which it is or has been subject, except with respect to environmental matters as referred to in 9.1(d) above;

          (f) any failure of Seller or Davey Downingtown to hold, or any violation by Seller or Davey Downingtown of, any authorization, license, permit or order of any governmental or regulatory authority applicable to Seller, Davey Downingtown or its assets;

          (g) the loss or unavailability of the benefit to Buyer of any of the AMT Credits for which Seller received credit in computing the Working Capital Amount pursuant to Section 2.2(a)(1), unless such loss is a result of any action or inaction by Buyer or the failure of Buyer to have sufficient income to use the AMT Credits;

          (h) any acts or omissions by any environmental consultants engaged by Seller (or any employees or representatives of such environmental consultants) in the performance of the activities contemplated by Section 5.16; or

          (i) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Seller in this Agreement.

     The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Buyer Indemnified Parties described in this Section 9.1 as to which the Buyer Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Buyer Losses."

     9.2 Indemnification Obligations of Buyer. Buyer shall indemnify and hold harmless Seller and their subsidiaries and affiliates, each of their respective officers, directors, employees, agents, shareholders and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) any of the Assumed Liabilities;

          (b) any breach or inaccuracy of any representation or warranty in this Agreement;

          (c) any breach of any covenant, agreement or undertaking made by Buyer in this Agreement, the Stock Pledge Agreement or the Downingtown Access Agreement;

          (d) subject to the limitations on Buyer's responsibilities contained in the last two sentences of Section 5.12(b), any acts or omissions by Buyer (or any employees or representatives of Buyer) in the performance of the activities contemplated by Section 5.12(b); or

          (e) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Buyer in this Agreement.

     The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section
9.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

     9.3 Indemnification Procedure.

          (a) Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Buyer Losses or Seller Losses (as the case may be), such Indemnified Party shall notify Buyer or Seller, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), within 10 days of such complaint or of the commencement of such action or proceeding; provided, however that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

          (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim, including any liability to Buyer and anyone claiming liability on behalf of Buyer. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

          (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

     9.4 Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period after the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article X during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall commence on the date of this Agreement and shall terminate as follows:

          (a) with respect to Buyer Losses arising under Section 9.1(b) with respect to any breach or inaccuracy of any representation or warranty in
     Section 3.1, 3.2, 3.3 or 3.5 (collectively, the "Seller Surviving Representations") or under Sections 9.1(a), 9.1(c), 9.1(g) and 9.1(i) (collectively, the "Seller Surviving Obligations"), the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitation);

          (b) with respect to Buyer Losses arising under Section 9.1(b) with respect to any breach or inaccuracy of any representation or warranty in
     Section 3.12, the Claims Period shall terminate on the sixth anniversary of the Closing Date;

          (c) with respect to Seller Losses arising under Sections 9.2(a), (c) and (d), the Claims Period shall continue indefinitely, except as limited by law (including any applicable statutes of limitation); and

          (d) with respect to all other Buyer Losses or Seller Losses arising under this Agreement, the Claims Period shall terminate on the date that is five (5) years after the Closing Date.

     Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified as provided hereunder of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

     9.5 Liability Limits. Notwithstanding anything to the contrary set forth herein:

          (a) Seller shall only be liable for Buyer Losses arising under Section 9.1(b) to the extent that any such Buyer Losses exceed, in the aggregate, an amount (the "Adjusted Basket Balance") equal to (a) $250,000 (the "Seller Basket Amount") minus (b) amounts applied against the Seller Basket Amount pursuant to Sections 2.7 and 2.8, and such liability shall be only for amounts in excess of the Adjusted Basket Balance (which shall not be less than zero); provided, however, that the Seller Basket shall not apply with respect to Buyer Losses arising from the representations and warranties set forth in Section 3.2 and 3.5;

          (b) Seller Indemnified Parties shall not make a claim against Buyer for indemnification under Section 9.2(b) for Seller Losses unless and until the aggregate amount of the Seller Losses exceeds $250,000 (the "Buyer Basket"), in which event the Seller Indemnified Parties may claim indemnification for all Seller Losses, to the extent the amount of such Seller Losses exceeds the amount of the Buyer Basket; and

          (c) Buyer shall in no event be entitled to recover pursuant to this
     Article IX an aggregate amount in excess of the Average Closing Price multiplied by the number of shares of Common Stock issued to Seller pursuant to Section 2.1, after final adjustment pursuant to Sections 2.4 and 2.5 (the "Maximum Indemnification Amount").

          (d) If any event or circumstance that gives rise to a claim by a Buyer Indemnified Party for any Buyer Losses gives rise to any claim by Buyer under any insurance policy included in the Assets or any title insurance obtained by Buyer with respect to the Real Property, the amount of such Buyer Losses shall be deemed reduced by the amount of any proceeds actually paid to the Buyer Indemnified Party under such policy with respect to such event or circumstance.

     9.6 Recovery. Buyer may recover Buyer Losses in accordance with the provisions of the Stock Pledge Agreement; provided, however, that Buyer's ability to recover Buyer Losses in accordance with the Stock Pledge Agreement shall not in any way be construed to limit any remedy Buyer may have against Seller; provided that Seller's aggregate liability shall not exceed the Maximum Indemnification Amount.

                                   ARTICLE X

                                  TERMINATION

     10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual agreement of Seller and Buyer; or

          (b) by either party if the Closing has not been completed on or before 5:00 p.m. Eastern Standard Time on July 31, 1997.

     10.2 Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

     10.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or shareholders, except for obligations under Section 5.2(c), 5.8,
5.13 and Section 11.12 and this Section, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     11.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any national overnight courier service (with postage and other fees prepaid) as follows:

        To Buyer:

              Rock-Tenn Company
              504 Thrasher Road
              Norcross, Georgia 30071
              Attn: Chief Financial Officer
              Telecopy No.: (770) 263-3582

        with a copy to:

              Rock-Tenn Company
              504 Thrasher Road
              Norcross, Georgia 30071
              Attn: General Counsel
              Telecopy No.: (770) 248-4402

        To Seller:

           The Davey Company
           164 Laidlaw Avenue
           Jersey City, New Jersey 07306
           Attn: Alfred C. Brooks
           Telecopy No.: (201) 653-0872

        with a copy to:
              Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
              99 Wood Avenue South
              Iselin, New Jersey 08830
              Attn: Alan E. Davis, Esq.
              Telecopy No.: (908) 549-1881

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

     11.2 Exhibits. All Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     11.3 Assignment; Successors in Interest. No assignment or transfer by Buyer or Seller of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto. However, Buyer shall be permitted to assign all or part of its rights and obligations hereunder (other than its obligation to issue the Acquisition Shares) to any subsidiary of Buyer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference hereto shall also be a reference to a permitted successor or assign.

     11.4 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     11.5 Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement.

     11.6 Controlling Law; Amendment.

          (a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey without reference to New Jersey's choice of law rules.

          (b) This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     11.7 Seller and Buyer Knowledge. As used in this Agreement, the terms "the best knowledge of Seller," or words of similar import used herein with respect to Seller shall mean the actual knowledge of all persons who are officers or directors of Seller on the date hereof together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. As used in this Agreement, the terms "the best knowledge of Buyer," or words of similar import used herein with respect to Buyer shall mean the actual knowledge of those individuals listed on Schedule 11.7 hereto, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand.

     11.8 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     11.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     11.11 Waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     11.12 Arbitration.

          (a) Any controversy, claim or question of interpretation arising out of or relating to this Agreement or the breach thereof (other than any dispute regarding the adjustment to the Purchase Price under Article II, which shall be settled as provided in such Article) shall be finally settled by arbitration in Charlotte, N.C. under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by either party (the "Claimant") to the other party, which notice shall identify the Claimant's selected arbitrator. The party receiving such notice (the "Respondent") shall identify its arbitrator within ten (10) business days following its receipt of such notice. The arbitrator selected by the Claimant and the arbitrator selected by the Respondent shall, within ten (10) business days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Georgia could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process, but excluding punitive damages. The arbitration award will be in writing and specify the factual and legal basis for the award.

          (b) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four (4) days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 11.12(b) shall not be a basis for challenging the award.

          (c) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

                                          ROCK-TENN COMPANY


                                          By:        /s/ PAUL G. SAARI

                                            ------------------------------------


                                          Name:           Paul G. Saari

                                              ----------------------------------


                                          Title:   Vice President, Finance and


                                                     Information Systems

                                             -----------------------------------

                                          THE DAVEY COMPANY


                                          By:      /s/ ALFRED C. BROOKS

                                            ------------------------------------


                                          Name:         Alfred C. Brooks

                                              ----------------------------------


                                          Title:            President

                                             -----------------------------------

                                                            EXHIBIT B TO ANNEX A

                                ESCROW AGREEMENT


     This ESCROW AGREEMENT (the "Agreement"), dated as of             , 1997, is
entered into by and among each of the shareholders of The Davey Company (the "Shareholders"), Rock-Tenn Company, a Georgia corporation (the "Purchaser") and Alfred C. Brooks, as escrow agent ("Escrow Agent").


                                  WITNESSETH:

     WHEREAS, The Davey Company and the Purchaser entered into an Asset Purchase
Agreement, dated May   , 1997 (the "Purchase Agreement"), pursuant to which the
Purchaser has acquired substantially all of the assets of The Davey Company(the "Acquisition") in exchange for the issuance to The Davey Company of certain shares of Class A common stock, par value $.01 per share, of the Purchaser (the "Acquisition Shares"), subject to adjustment in accordance with the terms of the Purchase Agreement;

     WHEREAS, Escrow Agent is willing to act as escrow agent hereunder; and

     WHEREAS, 40,000 of the Acquisition Shares shall remain on deposit with Escrow Agent pursuant to Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   SECTION 1

                          ESTABLISHMENT OF ESCROW FUND

     Simultaneously with the closing of the Acquisition, pursuant to Section 2.5(b) of the Purchase Agreement, the Purchaser shall deposit with Escrow Agent 40,000 Acquisition Shares (the "Escrow Fund"). The Escrow Fund shall be held by Escrow Agent subject to the terms and conditions hereinafter set forth.

                                   SECTION 2

                        CLAIMS AGAINST THE ESCROW AMOUNT

     The Escrow Amount shall secure the obligations of The Davey Company and the Shareholders to Purchaser for the final resolution of the post-closing adjustment of the Purchase Price under the Purchase Agreement. As promptly as possible, after determination of the post-closing adjustment pursuant to Section
2.5 of the Purchase Agreement, Purchaser shall notify Escrow Agent (by written instrument executed by Purchaser) of the final delivery instructions of the Escrow Fund. Upon receipt of such instruction, Escrow Agent shall thereupon transfer to Purchaser and/or Seller such shares as stated in the written instrument.

                                   SECTION 3

                           TERMINATION OF ESCROW FUND

     The escrow provided for hereunder shall terminate completely upon the final delivery of all shares in the Escrow Fund pursuant to Section 2.5 of the Purchase Agreement.

                                   SECTION 4

                                  ESCROW AGENT

     4.1 Duties. In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for bad faith, willful default, gross negligence or breach of trust, and, accordingly, Escrow Agent shall not incur any such liability with respect to any action taken or omitted (i) in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) in reliance upon any instrument not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

     4.2 Indemnity. Purchaser and Shareholders hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable counsel fees and disbursements, which may be incurred by Escrow Agent in connection with its acceptance of appointment as the escrow agent hereunder, or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof.


     4.3 Disputes. In the event of a dispute between the parties hereto sufficient in the reasonable judgment of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in such court as Escrow Agent shall determine to have jurisdiction thereof.



     4.4 Receipt. By its execution and delivery of this Agreement, Escrow Agent acknowledges receipt of 40,000 Acquisition Shares.



     4.5 Fees. The Escrow Agent will not receive fees hereunder but shall receive reimbursement for expenses incurred by him in connection with the performance of his duties under this Agreement.


                                   SECTION 5

                                 MISCELLANEOUS

     5.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Shareholders, Purchaser and Escrow Agent and their respective successors and assigns.

     5.2 Construction. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured or drafted such provision.

     5.3 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     5.4 Notices. All notices, requests, demands and other communications made hereunder shall be in writing and shall be deemed duly given if delivered in person, by telecopy or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, as follows, or to such other address or person as either party may designate by notice to the other party hereunder:

          If to Shareholders:


             Address listed on Schedule 5.4 of this Escrow Agreement



          If to Purchaser:


          Rock-Tenn Company
          504 Thrasher Road
          Norcross, Georgia 30071
          Attn: Chief Financial Officer
          Telecopy No.: (770) 263-3582

          With copy to:

          Rock-Tenn Company
           504 Thrasher Road
           Norcross, Georgia 30071
           Attn: General Counsel
           Telecopy No.: (770) 248-4402

          If to Escrow Agent:

          The Davey Company
           164 Laidlaw Avenue
           Jersey City, New Jersey 07306
           Attn: Alfred C. Brooks
           Telecopy No.: (201) 653-0872

          With a copy to:

          Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
           99 Wood Avenue South
           Iselin, New Jersey 08830
          Attn: Alan E. Davis, Esq.

           Telecopy No.: (732) 549-1881


or to such other place or places or to such other person or persons as shall be designated in writing by the parties hereto.

     5.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     5.6 Modification. This Agreement may be modified only by a written instrument signed by Purchaser, Representative and Escrow Agent.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          ROCK-TENN COMPANY

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          [THE DAVEY COMPANY SHAREHOLDERS]

                                          ESCROW AGENT

                                          By:
                                            ------------------------------------
                                                      Alfred C. Brooks

                                                            EXHIBIT I TO ANNEX A

                   INDEMNIFICATION AND STOCK PLEDGE AGREEMENT

     THIS INDEMNIFICATION AND STOCK PLEDGE AGREEMENT (this "Agreement"), dated
as of             , 1997, is entered into by and among the parties listed on the signature pages hereto (individually a "Pledgor" and together the "Pledgors") and Rock-Tenn Company, a Georgia corporation (the "Company" or the "Secured Party").

                                    RECITALS

     WHEREAS, the Pledgors are the shareholders of The Davey Company ("Davey");


     WHEREAS, Davey and the Secured Party have entered into an Asset Purchase Agreement, dated as of May 7, 1997 (the "Purchase Agreement"), pursuant to which the Secured Party will acquire substantially all of the assets of Davey (the "Acquisition") in exchange for the issuance to Davey of a number of shares of Class A common stock, par value $.01 per share, of the Secured Party, as determined pursuant to the Purchase Agreement, (the "Acquisition Shares"), subject to adjustment in accordance with the terms of the Purchase Agreement;


     WHEREAS, Davey has advised the Secured Party that it intends to distribute to the Pledgors the Acquisition Shares and to liquidate and dissolve promptly following the consummation of the Acquisition, such that the Pledgors will become the direct owners of the Acquisition Shares;

     WHEREAS, the Secured Party is unwilling to consummate the transactions contemplated by the Purchase Agreement unless, among other things, each Pledgor agrees to grant to the Secured Party, as security for the Secured Obligations (as defined below) and on the terms and conditions hereinafter set forth, a first priority security interest in all present and future right, title and interest of each Pledgor in and to the Pledged Collateral (as defined below).

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each Pledgor, intending to be legally bound, agrees with the Secured Party as follows:

                                       1.

                              SECURED OBLIGATIONS

     (a) This Agreement is made in order to secure the punctual payment and performance of any and all obligations, liabilities and amounts now or hereafter owing to the Secured Party by Davey pursuant to the Purchase Agreement, including without limitation, Article IX thereof (whether or not Davey's corporate existence has then been terminated) or by any Pledgor pursuant to this Agreement or at law, including, without limitation, the obligations of the Pledgors as described in the next sentence, the prompt observance and performance by each Pledgor of all of its covenants, agreements and indemnification and other obligations hereunder and the prompt observance and performance by Davey of its obligations under the Purchase Agreement (collectively, the "Secured Obligations"). The Pledgors agree that they are hereby liable (together with Davey) for Davey's obligations and liabilities under the Purchase Agreement, with each Pledgor being severally liable for a portion of such obligations and liabilities equal to such Pledgor's Ownership Percentage (as hereinafter defined); provided that no Pledgor shall be liable under this Agreement (or under any remedy available to the Secured Party under the Purchase Agreement) with respect to such obligations and liabilities for an amount in excess of the Maximum Indemnification Amount as defined in Section 9.5(c)
of the Purchase Agreement multiplied by his/her respective Pledgor's Ownership Percentage. A copy of Article IX of the Purchase Agreement is attached hereto as Exhibit A.

     (b) The Pledgors agree that Davey shall not distribute any of the Retained Shares (as defined in the Purchase Agreement) to the Pledgors except as permitted by Section 2.5(b) of the Purchase Agreement and the escrow agreement referred to therein.

                                       2.

                                     PLEDGE

     (a) As collateral security for the punctual payment and performance in full of the Secured Obligations, each Pledgor hereby pledges, assigns, transfers, delivers and grants to the Secured Party a first-priority security interest in all right, title and interest of each Pledgor which presently exists or which hereafter may arise in, to and under (i) the number of Acquisition Shares indicated beside such Pledgor's name on Exhibit B hereto (initially represented by the certificate number indicated beside such Pledgor's name) (the "Pledged Shares") and all rights and privileges of each Pledgor with respect thereto,
(ii) all cash dividends, noncash dividends, stock dividends, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, (iii) any and all certificates or other instruments or documents representing any of the foregoing, and (iv) all proceeds of any of the foregoing and any property of any character whatsoever into which any of the foregoing may be converted (all such property, collectively, the "Pledged Collateral").

     (b) Until such time as (i) the Secured Party has provided notice to a Pledgor of a claim against such Pledgor under this Agreement or the Purchase Agreement or (ii) a Pledgor Default has occurred and is continuing, such Pledgor shall be entitled to receive payment of any and all cash dividends paid by the Secured Party with respect to the Pledged Shares to which it is otherwise entitled, free and clear of any claim or lien of the Secured Party under this Agreement. At any time that cash dividends are paid with respect to the Pledged Shares following (i) a Pledgor's receipt of notice of any such claim or (ii) a Pledgor Default, the Pledged Collateral with respect to such Pledgor shall include a percentage of the total dividends payable with respect to the Pledged Shares owned by such Pledgor equal to the fraction (expressed as a percentage) (the "Claim Percentage") of (x) the aggregate sum of all amounts then claimed by the Secured Party as being owed by such Pledgor to the Buyer Indemnified Parties (as defined in the Purchase Agreement) as of the date of such dividend divided by (y) the Formula Price (as defined in the Purchase Agreement) (as adjusted for any stock splits, stock dividends or stock combinations of the Secured Party after the date hereof) divided by (z) the total number of Pledged Shares owned by such Pledgor as of such time. If the Claim Percentage equals or exceeds 100%, the entire amount of such cash dividends shall constitute part of the Pledged Collateral. Any such dividends which constitute part of the Pledged Collateral shall be retained by the Secured Party and applied against the Secured Obligations.

                                       3.

                         REPRESENTATIONS AND WARRANTIES

     Each Pledgor, severally and not jointly, represents and warrants to the Secured Party solely as to itself and the Pledged Collateral owned (or hereafter acquired) by it as follows:

          (a) Each Pledgor is the legal and beneficial owner of the Pledged Shares indicated on Exhibit B hereto, free and clear of any liens or other encumbrances, other than the lien in favor of the Secured Party.

          (b) The shares of common stock, no par value of Davey (the "Davey Shares") set forth opposite such Pledgor's name on Exhibit B are legally and beneficially owned by such Pledgor on the date hereof. Exhibit B sets forth each Pledgor's percentage ownership of the Davey Shares (the "Ownership Percentage").

          (c) Such Pledgor has all requisite power and authority and full legal right to execute, deliver and perform all of such Pledgor's obligations under this Agreement and to pledge and grant a first-priority security interest in the Pledged Collateral owned (or to be owned) by such Pledgor in the manner and for the purpose contemplated by this Agreement.

          (d) This Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes the legal, valid and binding obligation of such Pledgor, enforceable against such Pledgor in accordance with its terms.

          (e) The entering into and performance of this Agreement by such Pledgor and the pledge of, and the grant of a first-priority security interest in, the Pledged Collateral owned (or to be owned) by such Pledgor in the manner and for the purpose contemplated by this Agreement, do not and will not (i) violate any law, rule, regulation, order, judgment or decree applicable to such Pledgor, (ii) result in (except as contemplated by this Agreement), or require, the creation or imposition of any lien, security interest, encumbrance or right of others of any nature upon or with respect to any of the Pledged Collateral owned (or to be owned) by such Pledgor, (iii) conflict with or constitute a breach or default under any contract, agreement, instrument, mortgage or other obligation by which such Pledgor is bound or (iv) require authorization, approval or other action by, and no notice or filing with, any governmental agency or authority or any other person.

          (f) Upon the execution and delivery by such Pledgor of this Agreement and the delivery of the Pledged Collateral owned (or to be owned) by such Pledgor to the Secured Party, the Secured Party will obtain a valid and perfected first-priority and only lien upon, and security interest in, such Pledged Collateral owned (or to be owned) by such Pledgor as security for the repayment and performance of the Secured Obligations.

          (g) No portion of the Pledged Collateral owned (or to be owned) by such Pledgor is subject to any option, agreement, assessment, charge, or other contractual restriction of any nature which might prohibit, impair, delay or otherwise affect the pledge of the Pledged Collateral owned (or to be owned) by such Pledgor hereunder or the sale or disposition of the Pledged Collateral owned (or to be owned) by such Pledgor pursuant hereto by the Secured Party.

          (h) Each Pledgor shall be deemed to restate each representation and warranty set forth in this Section 3 as of each date that any of the Acquisition Shares are transferred to the Pledgors.

                                       4.

                                INDEMNIFICATION

     (a) Each Pledgor agrees, severally and not jointly, to indemnify the Secured Party, its successors and assigns, and the officers, directors, affiliates, employees, controlling persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, taxes, penalties, fees or expenses incurred by any of them by reason of
(a) a breach of any of the representations and warranties made by such Pledgor herein or (b) the nonperformance (whether partial or total) of any covenants, agreements or obligations of such Pledgor in this Agreement.

     (b) Each Pledgor agrees, severally and not jointly, to indemnify the Secured Party, its successors and assigns, and the officers, directors, affiliates, employees, controlling persons and agents of the foregoing, and to hold each of them harmless against and in respect of, any and all losses, damages, taxes, penalties, fees or expenses incurred by any of them by reason of any circumstance or event in respect of which the Secured Party is or would be entitled to indemnification from Davey pursuant to Article IX of the Purchase Agreement. Each Pledgor's liability with respect to any amount payable to the Secured Party under Article IX of the Purchase Agreement or otherwise under any cumulative remedy (the "Indemnified Amount") shall equal (i) the Indemnified Amount multiplied by (ii) such Pledgor's Ownership Percentage. The maximum aggregate liability of the Pledgors under Article IX of the Purchase Agreement shall not exceed the Maximum Indemnification Amount (as defined in Section 9.5(a) of the Purchase Agreement).

                                       5.

                                 VOTING RIGHTS

     (a) Subject to Section 5(b) hereof, each Pledgor shall exercise all voting and consensual rights and powers with respect to the Pledged Collateral owned by such Pledgor.

     (b) If a Pledgor Default (as defined below) has occurred and is continuing and the Secured Party provides notice to the Pledgors that the Secured Party intends to exercise any or all voting and consensual rights and powers with respect to the Pledged Collateral of each Pledgor, such rights of each Pledgor to exercise the voting and consensual rights and powers which each such Pledgor is entitled to exercise with respect to the Pledged Collateral of each Pledgor shall cease, and such rights shall thereupon become vested in the Secured Party. Thereafter, and until such time as any such Pledgor Default shall no longer be continuing, as certified in writing by the Secured Party, the Secured Party shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers.

                                       6.

      DELIVERY OF PLEDGED COLLATERAL; COVENANT NOT TO TRANSFER OR ENCUMBER

     (a) Each Pledgor has delivered to the Secured Party a duly executed stock transfer power in blank with respect to the Pledged Shares of such Pledgor, with signatures properly guaranteed. Each Pledgor agrees to promptly deliver or cause to be delivered to the Secured Party all other Pledged Collateral of such Pledgor received by such Pledgor in the future. At the time of any such delivery, each Pledgor shall deliver to the Secured Party duly executed stock transfer powers in blank with signatures properly guaranteed with respect to any Pledged Collateral of such Pledgor the transfer of which would require such powers.

     (b) Each Pledgor agrees not to sell, assign, exchange, pledge or otherwise transfer or encumber any of its right to any of the Pledged Collateral; provided that a Pledgor may transfer the Pledged Collateral to any other Pledgor for any reason or to any other person or entity for estate planning purposes so long as the transferor, the transferee and the Representative execute and deliver to the Secured Party such instrument as is reasonably requested by the Secured Party to evidence the transferee's assumption of the transferor's obligations hereunder with respect to the Pledged Collateral.

     (c) At any time during the term of this Agreement, the Pledgors may elect to cause all (but not less than all) of the Pledged Shares to be sold on the New York Stock Exchange. Such sale shall be effected at the direction of the Pledgors, and at least five (5) business days advance notice thereof shall be given by the Pledgors to the Secured Party. The Pledgors will hold the Secured Party harmless with respect to any losses to the Pledgors arising out of such sale, and the Pledgors shall be responsible for all expenses of such sale. The cash proceeds of such sale shall be deposited directly with a commercial bank, as escrow agent, selected by the Secured Party, and such proceeds shall be held and distributed by such escrow agent in accordance with an escrow agreement substantially in the form of Exhibit C hereto, which shall be executed by the Secured Party and the Pledgors.

                                       7.

                             REMEDIES UPON DEFAULT

     (a) If any Pledgor fails to pay and perform in full any of the Secured Obligations for which such Pledgor is responsible at any time when such Secured Obligations have become due, or if any representation or warranty of such Pledgor hereunder is untrue, or if any Pledgor breaches any of its covenants hereunder (any of the foregoing, a "Pledgor Default"), the Secured Party may exercise all rights of a secured party under the Uniform Commercial Code as in effect in the State of Georgia (the "Uniform Commercial Code") and any other applicable laws with respect to the Pledged Collateral owned by such Pledgor. Any obligations under the Purchase Agreement shall be treated as due for the purposes hereof as provided in Section 9.3 of the Purchase Agreement, and any obligations under this Agreement (including for inaccuracy of any representation and warranty or breach of any covenant herein) shall be treated as due for purposes of this Agreement when such obligation has been agreed upon in writing by the Secured Party and the Pledgors or has been determined pursuant to any judicial or arbitral proceeding.

     (b) In addition to the foregoing, each Pledgor hereby acknowledges and agrees that as long as the Pledged Shares are traded on the New York Stock Exchange, the Pledged Shares constitute collateral of a type customarily sold on a recognized market and is subject to widely distributed price quotations and therefore, pursuant to Section 9-504(3) of the Uniform Commercial Code, the Pledgors are not entitled to prior notice of any disposition of the Pledged Shares following a Pledgor Default and the Secured Party is not required to dispose of the Pledged Shares in a public sale in order to realize upon the value thereof. Each Pledgor further acknowledges and agrees that since the Pledges Shares constitute securities issued by the Secured Party, the Secured Party may be subject to legal constraints in disposing of the Pledged Securities through a sale of the Pledged Shares. Therefore, each of the Pledgors agree that, upon a Pledgor Default, the Secured Party may, without being required to give any notice, sell, assign, transfer, endorse and deliver the whole or, from time to time, any part of the Pledged Collateral owned by such Pledgor, for cash, upon credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Secured Party shall deem appropriate; provided that such sale or transfer shall not occur at a price less than the price at which such shares could then be sold through a broker on the New York Stock Exchange or any applicable national securities exchange. Notwithstanding the foregoing, if the Pledgor Default results from any breach by a Pledgor of its representations and warranties under this Agreement, the Secured Party shall give such Pledgor notice and a period of ten (10) days to cure such breach prior to exercising any remedies under this Section 7.

     (c) Upon consummation of any such sale, the Secured Party shall have the right to assign, transfer, endorse and deliver to the purchaser or purchasers thereof the Pledged Collateral of such Pledgor sold, and all of the voting and consensual rights and powers with respect to the Pledged Shares shall thereupon become vested in such purchaser or purchasers, subject to any reservations or qualifications reasonably imposed by the Secured Party as part of such sale. Each purchaser at any sale shall hold the property sold absolutely free from any claim or right on the part of such Pledgor, and such Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, appraisal, reclamation and turnover which such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

     (d) Each Pledgor hereby acknowledges and agrees that since the Pledged Securities have been issued by the Secured Party, the Secured Party may be subject to legal constraints in selling or purchasing the Pledged Securities. Therefore, the parties hereto expressly agree that the following shall constitute a commercially reasonable disposition of the Pledged Shares following the occurrence of a Pledgor Default and shall not be deemed to be a retention of the collateral in satisfaction of the Secured Obligations. Without notice to the Pledgors, the Secured Party shall be entitled to retire and cancel a number of the Pledged Shares (the "Forfeited Shares") equal to (A) the amount of (i) the "Buyer Losses" (as defined in Section 9.1 of the Purchase Agreement) for which the Pledgors are liable and (ii) any other losses or damages incurred by the Secured Party as a consequence of a Pledgor Default divided by (B) the Share Value (as defined below). The number of Pledged Shares so forfeited by each Pledgor shall equal the number of Forfeited Shares multiplied by such Pledgor's Ownership Percentage, rounded to the nearest whole share. The Secured Obligations shall be reduced by the Share Value of the Pledged Shares forfeited by the Pledgors hereunder. For the purposes hereof, the "Share Value" shall equal the average closing trading price of the Secured Party's Class A Common Stock on the New York Stock Exchange for the ten consecutive trading days ending on the trading day prior to the cancellation of the Forfeited Shares by the Secured Party.

     (e) If the amount of such Secured Obligations exceeds the value of the Pledged Collateral received upon any disposition hereunder, the Secured Party may designate which of the Secured Obligations shall be credited and any amounts not so credited shall remain as Secured Obligations and the Secured Party shall have all rights, powers and privileges under this Agreement and applicable law with respect to such Secured Obligations.

     (f) In the event of any claim by the Secured Party under this Agreement in respect of any Pledgor Default, the Secured Party shall look first to the Pledged Collateral to satisfy any such claim and may enforce such claim against other assets of the Pledgors or any of them only to the extent the amount of the claim exceeds the fair market value of the Pledged Collateral of such Pledgor, and only up to the Maximum Indemnification Amount, as defined in Section 9.5(a) of the Purchase Agreement.

                                       8.

                           APPLICATION OF COLLATERAL

     Any proceeds of any sale of, or realization upon, all or any part of the Pledged Collateral owned by a Pledgor shall be applied by the Secured Party in the following order of priority:

          (a) to the payment of any and all of the Secured Obligations of such Pledgor; and

          (b) to the extent of any amounts then remaining from such proceeds, to such Pledgor, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct;

it being understood that subject to the limitations set forth in this Agreement and in Article IX of the Purchase Agreement each Pledgor shall remain liable to the Secured Party to the extent of any deficiency between the amount of the proceeds of such distribution and the aggregate of the amounts referred to in clause (b) of this Section 8.

                                       9.

                       PLEDGEE APPOINTED ATTORNEY-IN-FACT

     Upon the occurrence and during the continuance of a Pledgor Default, each Pledgor shall be deemed to have appointed the Secured Party as the attorney-in-fact of such Pledgor, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes hereof. Each Pledgor hereby declares that the foregoing powers are granted for valuable consideration, constitute powers granted as security for the performance of such Pledgor's obligations and are coupled with an interest and shall be irrevocable by such Pledgor.

                                      10.

            TERMINATION OF SECURITY INTERESTS; RELEASE OF COLLATERAL

     On the third anniversary of this Agreement, the Secured Party shall release the balance of the Pledge Collateral to the respective Pledgors owning the same, so long as no Pledgor Default then exists or is continuing. In the event that a Pledgor Default then exists or is continuing, the Secured Party may retain the Pledged Collateral to the extent of the Secured Party's good faith estimate of the amount attributable to the Pledgor Default until finally determined. If the amount finally determined to be attributable to any such Pledgor Default is less than the fair market value of the Pledged Collateral retained by the Secured Party, the Secured Party shall release such excess Pledged Collateral to the Pledgor.

                                      11.

                      PAYMENT OF COSTS AND EXPENSES, ETC.

     Each Pledgor shall pay on demand to or for the account of the Secured Party, on or before the date such payment is due, or reimburse the Secured Party promptly on demand for, the Pledgor's pro rata portion (based, in the case of the Pledgors, on such Pledgor's Ownership Percentage) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and the disbursements of counsel) of the Secured Party in connection with the proper enforcement in accordance with the terms of this Agreement of any of the rights of the Secured Party hereunder (other than any costs incurred in perfecting its security interest hereunder) and the failure by such Pledgor to perform or observe any of the provisions hereof to be performed or observed by it (but not any other Pledgor). The Secured Party shall pay all reasonable costs and attorneys fees incurred by such Pledgor to enforce the provisions of this Agreement hereof if the Secured Party breaches its obligations under this Agreement.

                                      12.

                     NO IMPLIED WAIVERS; RIGHTS CUMULATIVE

     No failure on the part of the Secured Party to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, the Purchase Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right to accelerate the maturity of any of the Secured Obligations or the power of sale or foreclosure hereunder following any Pledgor Default, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any Pledgor Default or as an acquiescence therein nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

                                      13.

                                    NOTICES

     All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any national overnight courier service (with postage and other fees prepaid) as follows:

          To Secured Party:

           Rock-Tenn Company
           504 Thrasher Road
           Norcross, Georgia 30071
           Attn: Chief Financial Officer
           Telecopy No.: (770) 263-3582

           with a copy to:

           Rock-Tenn Company
           504 Thrasher Road
           Norcross, Georgia 30071
           Attn: General Counsel
           Telecopy No.: (770) 248-4402

          To Pledgors (by notice to the Representative):

           The Davey Company
           164 Laidlaw Avenue
           Jersey City, New Jersey 07306
           Attn: Alfred C. Brooks
           Telecopy No.: (201) 653-0872
          with a copy to:

          Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
          99 Wood Avenue South
          Iselin, New Jersey 08830
          Attn: Alan E. Davis, Esq.

           Telecopy No.: (732) 549-1881


or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

                                      14.

                               FURTHER ASSURANCES

     Each Pledgor agrees to duly execute and deliver (to the Secured Party or otherwise), or cause to be duly executed and delivered (to the Secured Party or otherwise), such further instruments and do and cause to be done such further acts and things that may be necessary or as the Secured Party may at any time and from time to time reasonably request in connection with its administration of this Agreement or to carry out the provisions and purposes of, or to better confirm to the Secured Party its rights and remedies under, this Agreement.

                                      15.

                             SUCCESSORS AND ASSIGNS

     The terms and provisions of this Agreement shall inure to the benefit of, be binding upon, each Pledgor, the Secured Party, and all other persons from time to time entitled to the benefit of any of the Secured Obligations, and their respective heirs, representatives, successors and assigns; provided, however, that no Pledgor may assign or otherwise transfer any of its rights and interests nor delegate any of its obligations hereunder, without the prior written consent of the Secured Party. The Secured Party shall be permitted to assign all or part of its obligations hereunder to any subsidiary of the Secured Party or, with the prior written consent of the Pledgor(s) then owning the Pledged Shares, to any other party. Subject to the foregoing, any reference to any Pledgor or the Secured Party hereunder shall be deemed to include the successors thereto and assigns thereof.

                                      16.

                                   AMENDMENTS

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement shall be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Secured Party and the Pledgors, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Secured Party and the Pledgors.

                                      17.

                                 GOVERNING LAW

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA WITHOUT REFERENCE TO ANY RULES GOVERNING CONFLICTS OF LAWS.

                                      18.

                                  SEVERABILITY

     Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

                                      19.

                                    HEADINGS

     Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

                                      20.

                           EXECUTION IN COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

                                      21.

                                ENTIRE AGREEMENT

     This Agreement and the Purchase Agreement constitute, on and as of the date hereof, the entire agreement of the Pledgors and the Secured Party with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the Secured Party and the Pledgors with respect to such subject matter are hereby superseded in their entireties.

                                      22.

                         ENFORCEMENT OF CERTAIN RIGHTS

     Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

                                      23.

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties contained herein or made by or furnished on behalf of the Pledgors or any of them shall survive the execution and delivery of this Agreement and the dissolution of Davey until the fifth anniversary hereof.

                                      24.

                                  ARBITRATION

     (a) Any controversy, claim or question of interpretation arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in Charlotte, N.C. under the then-effective

Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by any Pledgor (on the one hand) or the Secured Party (on the other hand) (the "Claimant") to the relevant party, which notice shall identify the Claimant's selected arbitrator. The party receiving such notice (the "Respondent") shall identify its arbitrator within ten (10) business days following its receipt of such notice. The arbitrator selected by the Claimant and the arbitrator selected by the Respondent shall, within ten (10) business days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Georgia could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process, but excluding punitive damages. The arbitration award will be in writing and specify the factual and legal basis for the award.

     (b) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four (4) days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 11.12(b) shall not be a basis for challenging the award.

     (c) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

                                      25.

                             PLEDGOR REPRESENTATIVE

     By the execution and delivery of this Agreement, including counterparts hereof, each Pledgor hereby irrevocably constitutes and appoints Alfred C. Brooks as the true and lawful agent and attorney-in-fact (referred to in this Agreement as the "Representative") of such Pledgor with full powers of substitution to act in the name, place and stead of such Pledgor with respect to the performance on behalf of such Pledgor under terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including without limitation the power:

          (a) to receive, hold and deliver to the Secured Party any of the Pledged Collateral, accompanied by executed stock powers, signature guarantees, and any other documents relating thereto on behalf of such Pledgor, including the power to endorse and present any such certificate or stock power on behalf of any such Pledgor;

          (b) to execute and deliver all ancillary agreements, certificates, and documents which the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

          (c) to receive and receipt for any Pledged Collateral released by the Secured Party;

          (d) to act for such Pledgor with respect to all indemnification matters referred to in this Agreement, including the right to compromise or settle any such claims on behalf of such Pledgor;

          (e) to act for such Pledgor with respect to any decision to sell the Pledged Shares pursuant to Section 6(c) hereof and to execute the escrow agreement contemplated thereby on behalf of such Pledgor;

          (f) to amend or waive any provision of this Agreement in any manner which does not differentiate among the Pledgors;

          (g) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as Representative and to rely on their advice and counsel;

          (h) to incur any expenses, to liquidate and withhold assets received on behalf of the Pledgors prior to their distribution to the Pledgors (including the right to sell any of the Pledged Shares) to the extent of any amount which the Representative deems necessary for payment of or as a reserve against (i) expenses incurred by the Representative in acting under this Agreement or the Purchaser Agreement and (ii) accrued liabilities, obligations or expenses of Davey or Davey (Downingtown) in excess of the assets retained by such entities for the purpose of settling such liabilities, obligations and expenses, and to use the proceeds of such sale for such purposes or to deposit the same in an interest-bearing bank account or certificate of deposit or other authorized account, including a brokerage account as permitted under the applicable plans of Liquidation of Davey and Davey (Downingtown), established for such purpose;

          (i) to receive all notices, communications and deliveries hereunder on behalf of such Pledgor under this Agreement; and

          (j) to do or refrain from doing any further act or deed on behalf of such Pledgor which the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Pledgors could do if personally present and acting.

     The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and the Secured Party and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Representative as the act of the Pledgors in all matters referred to in this Agreement. Each Pledgor hereby ratifies and confirms all that the Representative shall do or cause to be done by virtue of its appointment as Representative of such Pledgor. The Representative shall act for the Pledgors on all of the matters set forth in this Agreement in the manner the Representative believes to be in the best interest of the Pledgors, but the Representative shall not be responsible to any Pledgor for any loss or damage any Pledgor may suffer by reason of the performance by the Representative of his duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of his duties under this Agreement.

     Each of the Pledgors hereby expressly acknowledges and agrees that the Representative is authorized to act on behalf of such Pledgors notwithstanding any dispute or disagreement among the Pledgors, and that the Secured Party shall be entitled to rely on any and all action taken by the Representative under this Agreement without liability to, or obligation to inquire of, any of the Pledgors. If the Representative resigns or ceases to function in such capacity for any reason whatsoever, then Stephen C. Dodd shall be the successor Representative. If Stephen C. Dodd resigns or ceases to function then the successor Representative shall be the person appointed as Trustee under the Liquidating Trust Agreement adopted by Seller and made effective on the date hereof, or if no such person is appointed, Pledgors which held a majority of the Ownership Percentages on the date hereof shall appoint a successor; provided, however, that if for any reason no successor has been appointed within thirty
(30) days, then any Pledgor shall have the right to petition a court of competent jurisdiction for appointment of a successor Representative. Pledgors do hereby jointly and severally agree to indemnify and hold the Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys' fees) reasonably incurred or suffered as a result of the performance of its duties under this Agreement except for willful misconduct.

                                      26.

                             PLEDGOR ACKNOWLEDGMENT

     Davey has been represented in the preparation, negotiation and execution of this Agreement and the Purchase Agreement by the law firm of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, Woodbridge, New Jersey. Rock-Tenn has been represented in the preparation, negotiation and execution of this Agreement and the Purchase Agreement by the law firm of King & Spalding, Atlanta, Georgia. None of the foregoing law firms were retained to represent, nor have they represented, the interests of any of the Pledgors with respect to this Agreement, (including, without limitation, with respect to the tax treatment of the transactions contemplated hereby) or the rights, liabilities and obligations of the Pledgors, or any of them, arising from this Agreement. In the event of a dispute or claim arising under this Agreement, neither Greenbaum, Rowe, Smith, Ravin, Davis & Himmel nor King & Spalding, would represent the Pledgors, or any of them, and the Pledgors would need to retain separate counsel.

     EACH PLEDGOR HEREBY ACKNOWLEDGES THAT GREENBAUM, ROWE, SMITH, RAVIN, DAVIS & HIMMEL AND KING & SPALDING DO NOT REPRESENT THE PLEDGORS OR ANY OF THEM, AND THAT EACH SUCH PLEDGOR HAS BEEN ADVISED AND UNDERSTANDS HIS OR HER RIGHT TO RETAIN HIS OR HER OWN COUNSEL AND TAX ADVISOR TO REVIEW THIS AGREEMENT, ADVISE THE PLEDGOR OF HIS OR HER RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THE LEGAL, TAX AND FINANCIAL CONSEQUENCES OF THE PURCHASE AGREEMENT AND THIS AGREEMENT TO THE PLEDGOR. BY SIGNING THIS AGREEMENT, EACH PLEDGOR REPRESENTS AND WARRANTS TO DAVEY, ROCK-TENN, GREENBAUM, ROWE, SMITH, RAVIN, DAVIS & HIMMEL AND KING & SPALDING THAT SUCH PLEDGOR HAS EITHER RETAINED SEPARATE COUNSEL AND TAX ADVISOR TO REPRESENT HIS OR HER INTERESTS WITH RESPECT TO THIS AGREEMENT OR WAIVED HIS OR HER RIGHT TO RETAIN SUCH COUNSEL AND TAX ADVISOR, WHICH WAIVER, IF APPLICABLE, WAS MADE KNOWINGLY AND WITH KNOWLEDGE OF THE CONSEQUENCES.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

                                          ROCK-TENN COMPANY

                                          By:
                                            ------------------------------------
                                          Name:
                                              ----------------------------------
                                          Title:
                                             -----------------------------------

                                          THE DAVEY COMPANY

                                          By:
                                            ------------------------------------
                                          Name:
                                              ----------------------------------
                                          Title:
                                             -----------------------------------

                                          [DAVEY SHAREHOLDERS]

                                                                         ANNEX B

                          PLAN OF COMPLETE LIQUIDATION
                              OF THE DAVEY COMPANY

     This Plan of Complete Liquidation (the "Plan") of The Davey Company, a New Jersey corporation (the "Corporation"), is for the purpose of effecting the complete liquidation of the Corporation in accordance with Sections 336 and 368(a)(1)(C) and (a)(2)(G) of the Internal Revenue Code of 1986, as amended (the "Code"), Section 14A:12-4 of the New Jersey Business Corporation Act (the "Act"), and in accordance with the terms and provisions of the Purchase and Sale Agreement between the Corporation and Rock-Tenn Company ("Rock-Tenn"), dated as of May 7, 1997 (the "Purchase Agreement"), pursuant to the following steps:

          1. The Plan shall be adopted by the vote of the holders of 2/3 of the outstanding shares of the Corporation entitled to vote thereon at a duly authorized meeting of shareholders, and shall become effective upon the Closing Date of the transaction described in and contemplated by the Purchase Agreement.

          2. The Corporation, through its officers and directors, shall take the following action:

             a. Sell substantially all of its assets to Rock-Tenn solely for Class A common stock of Rock-Tenn, and otherwise sell or liquidate its remaining assets into cash to the extent deemed necessary by the officers and the directors of the Corporation (except for certain documents and other items of historical interest which may, in the discretion of the officers and directors of the Corporation, be donated to any appropriate historical society);

             b. Pay all of its ascertained liabilities and expenses;

             c. To the extent deemed advisable by the officers and directors of the Corporation, set apart reasonable reserves for the payment and discharge of all unascertained contingent liabilities or expenses, and transfer the same to a liquidating trust, pursuant to the Liquidating Trust Agreement (the "Trust Agreement"), which shall be in the form attached hereto as Exhibit A and made a part hereof, and which Trust Agreement shall be adopted by the shareholders of the Corporation as an integral part of this Plan;

             d. Transfer to its wholly owned subsidiary, The Davey Company (a Pennsylvania corporation) (the "Subsidiary"), certain assets and liabilities, pursuant to the Bill of Sale and Assignment and Assumption Agreement (the "Transfer Agreement"), which shall be in the form attached hereto as Exhibit B and made a part hereof, and which Transfer Agreement shall be adopted by the shareholders of the Corporation as an integral part of this Plan;

             e. Elect to dissolve and liquidate the Subsidiary, pursuant to a Plan of Liquidation of the Subsidiary made effective on the effective date of this Plan;

             f. As soon as is practicable, and in all events within six (6) months of the adoption of this Plan in accordance with paragraph 1 hereof, distribute all of its assets, less any reserve created under subparagraph (c) and transferred pursuant to the Trust Agreement, to its shareholders, on a pro rata basis, including, without limitation, the capital stock of the Subsidiary (in dissolution), by one or more liquidating distributions, in full and complete cancellation and redemption of all of the outstanding shares of stock of the Corporation;

             g. Formally dissolve in accordance with Section 14A:12-4 of the Act; and

             h. Immediately cease doing business as a going concern and continue its activities merely for the purpose of winding up its affairs.

          3. With respect to reserves established to meet claims against the Corporation, and which are maintained after the expiration of the six (6) month period referred to above, the Trustee, as such term is defined in the Trust Agreement, shall arrange for distribution of any unused balance of the reserve to the shareholders of the Corporation in accordance with the terms and conditions of the Trust Agreement.

          4. The directors and officers of the Corporation shall carry out and consummate the Plan, and shall have the power to adopt all resolutions, execute all documents, and file all necessary papers, including, without limitation, the filing of a Form 966 with the Internal Revenue Service within thirty (30) days from the date hereof, and take all other action they may deem necessary or desirable for the purpose of effecting the complete liquidation and dissolution of the Corporation under Sections 336 and 368(a)(1)(C) and (a)(2)(G) of the Code, and Section 14A:12-1 et seq., of the Act.

                                                            EXHIBIT A TO ANNEX B

                          LIQUIDATION TRUST AGREEMENT

     THIS AGREEMENT made by and between The Davey Company ("Corporation") and Alfred C. Brooks ("Trustee");

          WHEREAS, the Corporation is a party to that certain Asset Purchase Agreement by and between the Corporation and Rock-Tenn Company ("Rock-Tenn"), dated as of May 7, 1997 (the "Purchase Agreement"), pursuant to which the Corporation has agreed to sell substantially all its assets, and assign substantially all its liabilities, to Rock-Tenn, in exchange for certain stock of Rock-Tenn, in a reorganization (the "Reorganization") pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, the Corporation has resolved to liquidate, as required pursuant to the Code and related regulations governing the Reorganization; and

          WHEREAS, as part of the vote of the shareholders of the Corporation (the "Shareholders") in which the Purchase Agreement was approved, including the Reorganization, the Shareholders selected Alfred C. Brooks to be Trustee of this Liquidating Trust and, upon the resignation or total disability or death of the Trustee, Stephen C. Dodd to act as Successor Trustee; and

          WHEREAS, the Corporation desires to provide for the orderly and expeditious payment of those of its obligations which have not been assumed by Rock-Tenn pursuant to the Purchase Agreement, and for the distribution of its assets, if any, remaining after payment of such obligations, to Shareholders, as more fully set forth herein; and

          WHEREAS, the Trustee has agreed to supervise such process to the extent to which herein set forth.

     NOW, THEREFORE, THE CORPORATION HEREBY ESTABLISHES THE DAVEY LIQUIDATING TRUST, ON THE TERMS AND SUBJECT TO THE FOLLOWING CONDITIONS:

                                   ARTICLE 1

                       IDENTIFICATION OF PARTIES AND TERM

     Sec. 1.1 This Trust shall be known as the "Davey Liquidating Trust" (hereinafter sometimes referred to as the "Trust."

     Sec. 1.2 The "Trustee" of this Trust shall be Alfred C. Brooks. Upon the termination, resignation or total disability or death of the Trustee, Stephen Dodd shall act as Successor Trustee, or his successor, appointed in accordance with Section 11.2 hereof.

     Sec. 1.3   The term of this Trust shall terminate no later than three (3)
years from the date hereof; except to the extent to which the Trust only holds installment obligations and, to that extent, only so long as is reasonably necessary to collect and distribute the same.

                                   ARTICLE 2

                                  TRUST CORPUS

     Simultaneously with the establishment of this Trust the Corporation shall transfer to the Trustee of this Liquidating Trust the funds and other assets set forth on Schedule A attached hereto and made a part hereof.

                                   ARTICLE 3

                            DEBTS OF THE CORPORATION

     Sec. 3.1 The Corporation represents to the Shareholders and the Trustee the following:

          (A) To the best of its knowledge and belief, all of the assets of the Corporation as of this date are the cash reserves and other assets listed in Schedule A attached hereto and made a part hereof.

          (B) To the best of its knowledge and belief, all of the enforceable obligations of the Corporation are as listed in Schedule A attached hereto and made a part hereof.

          (C) To the best of its knowledge and belief, all of the claims which could reasonably be expected to be made against the Corporation for alleged obligations are as listed in Schedule A attached hereto and made a part hereof.

     Sec. 3.2 The Trustee shall not be under any obligation to make a diligent search to identify any unlisted or locate any listed creditors of the Corporation.

                                   ARTICLE 4

                                  REVOCABILITY

     This Trust shall not be revocable.

                                   ARTICLE 5

                       DISTRIBUTIONS OF INCOME AND CORPUS

     Sec. 5.1 After making the determination of the obligations and contingent liabilities against the Corporation as set forth in Article 3, the Trustee shall determine and shall have the power to re-determine from time to time, at his sole reasonable discretion the amount of assets necessary to satisfy such claims and shall:

          (A) identify which assets are to be retained for such purpose,

          (B) identify which assets are to be retained to meet the expenses of administering this Trust,

          (C) identify which assets are to be liquidated and the proceeds used for the purposes set forth in (A) and (B),

          (D) identify which assets are, upon the satisfaction of the obligations of this Trust, distributed in kind to the Shareholders.

     Sec. 5.2 Thereafter, the Trustee shall, in his reasonable discretion, have the power and duty to:

          (A) Retain any assets to be retained for the purposes herein set forth.

          (B) Sell or liquidate assets which are to be sold for the purposes herein set forth.

          (C) Upon a determination of the maximum reasonable amounts needed to meet claims and contingent liabilities, distribute any cash type items, excess liquidation proceeds and investment income.

          (D) Upon the satisfaction of the obligations of this Trust, distribute assets which remain to the Shareholders, pro rata.

                                   ARTICLE 6

                               PERPETUITIES RULE

     If the provisions of any Trust hereunder shall be violative of the rule against perpetuities, then such Trust shall terminate if it has not previously terminated, twenty-one (21) years after the death of the survivor of all of the Shareholders.

                                   ARTICLE 7

                                   Accounting

     Sec. 7.1 The Trustee shall have the entire care and custody of all of the assets comprising the Trust estate and shall maintain full and accurate books of account and records of receipts and disbursements and other financial transactions relative to the Trust estate, all of which shall be available for inspection upon the written request of any Shareholder or Board of Director or officer of the Corporation, or his or her legal representative, which inspection shall be held at a time and place mutually satisfactory to the Trustee and any such person requesting such inspection.

     Sec. 7.2 The Trustee shall not be required to render any accounting to any court, but the Trustee shall render an account at least annually to each Shareholder of the Corporation, and shall annually deliver to each Shareholder any proceeds from the sale of assets or income from investments, to the extent such funds are not required to meet contingent or known liabilities of the Corporation. The (a) written approval of such account by such person or his or her guardian or legal representative, or (b) the failure to object in writing to such account within thirty (30) days of receipt of the report shall, as to all matters and transactions stated therein, be final and binding upon all persons (whether in being or not) who are then or may thereafter become interested in, or entitled to share in, either the income or principal of such Trust; provided always, however, that nothing contained in this Article shall be deemed to give such person acting in conjunction with the Trustee the power to alter, amend, revoke, or terminate such Trust.

                                   ARTICLE 8

                                  DEFINITIONS

     Singular references to "Trustee" or other singular expressions used herein shall include plural, masculine expressions shall include feminine and neuter, and vice versa.

                                   ARTICLE 9

                          POWER AND DUTIES OF TRUSTEES

     Sec. 9.1 The Trustee shall have the following powers and duties, in extension and not in limitation of the powers given to the Trustee by law, it being intended that the Trustee possess the broadest, fullest and most complete power and authority and in each case to be exercised from time to time in such manner, and to such extent as the Trustee, in his sole and absolute discretion, shall deem advisable and desirable, and without order or license of court:

          (A) To take possession of any property forming a part of the Trust estate and to hold and administer the same under the provisions hereof; and to collect the income and profits from such property;

          (B) To retain indefinitely all property in the form in which the same shall be received by him without liability for any loss that may be incurred thereby, and without regard to the proportion that any one asset or class of assets may bear to the whole;

          (C) To pay if deemed advisable any obligations of the Corporation, including expenses of administration, federal and state income, transfer, franchise, single business, license, or like taxes and fees;

          (D) To satisfy obligations of the Corporation, including the right to compromise and to pay such claims, including without limiting the generality of the foregoing, satisfying such obligations of the Corporation's former wholly owned subsidiary as the Trustee, in his sole discretion, deems are the valid, legally binding, obligations of the Corporation;

          (E) To borrow money upon terms acceptable to the Trustee from any person or entity, including any banking corporation, and to pledge or mortgage any property as security therefor;

          (F) To open and to close checking or savings accounts, to purchase, redeem, retain and sell certificates of deposit, in banks or similar financial institutions, and/or to open and to close safety deposit boxes in the name of a Trustee or in the name of a nominee, with or without indication of any fiduciary capacity; to deposit cash and securities in and withdraw cash from such accounts and/or boxes, with or without indication of any fiduciary capacity; to hold such accounts and/or securities in bearer form, or in the name of a Trustee or in the name of a nominee with or without indication of any fiduciary capacity;

          (G) To adjust, arbitrate, compromise, sue or defend, abandon or otherwise deal with and settle any and all claims in favor of or against the Trust estate as he shall deem proper;

          (H) To employ investment counsel, custodians of estate property, brokers, accountants, attorneys, and any other agents to act in his behalf; generally to do any act or thing and execute all instruments necessary, incidental or convenient to the proper administration of the Trust estate;

          (I) To keep any or all of the Trust property at any place or places in New Jersey or elsewhere within the United States or with a depository or custodian at such place or places;

          (J) To mingle, allocate and indicate the interest of any beneficiary by book entry rather than by physical division of property;

          (K) To pay over to the Shareholders the entire principal of the Trust, thereby terminating the Trust, when in the uncontrolled discretion of the Trustee it might become expedient or advisable to do so for the following reasons or any other reason whatsoever which the Trustee may deem sufficient: (a) changes in the political, economic, or social order in the United States, (b) legislation, regulation, or court decisions detrimental to any Trust or Trusts established hereunder, or any beneficiary thereof,
     (c) lack of availability of suitable Trust investments for an extended period, (d) insufficient principal to justify the expense of continuing the Trust's existence, (e) other events which do or may tend to greatly impair the intent and purposes of this instrument. Notwithstanding any other provisions of this Agreement, the powers granted in this Subsection shall be effective only so long as their existence will not cause the Trust property or any part thereof to be included in the estate of the person holding such power unless some other term or terms of this Trust Agreement already cause such result.

Provided, however, nothing herein to the contrary otherwise withstanding, the Trustee shall only have the power to invest cash assets in short-term certificates of deposit or treasury bills, and shall not accept transfers of assets consisting of listed stocks or securities, assets which are readily marketable, operating assets of any going business, or cash in excess of a reasonable amount to meet claims and contingent liabilities of the Corporation.

     Sec. 9.2 All powers given to the Trustee by this instrument are exercisable by the Trustee only in a fiduciary capacity. Notwithstanding any other provisions of this Agreement, the powers vested in the Trustee under this Article or under any other Article in this instrument shall be effective only so long as their existence will not cause the Trust property or any part thereof to be included in the estate of the person holding such power unless some other term or terms of this Trust Agreement already cause such result.

     Sec. 9.3 Except to the extent expressly limited or denied by the Code and applicable regulations, and by the provisions of this Trust Agreement, the Trustee shall be guided by the Prudent Investment Law of the State of New Jersey, N.J.S.A. 3B:20-12 et seq., as same may be amended from time to time, with respect to authorized investments, and without qualification, shall in all respects, at all times, be held accountable to the standard of care required by N.J.S.A. 3B:20-13, as the same may be amended from time to time.

                                   ARTICLE 10

                            NO OPERATION OF BUSINESS

     The Trustee is not authorized to continue the Corporation's former business of paperboard manufacturing, or any other business, but shall use his good faith reasonable efforts to facilitate and expedite the complete liquidation of the Corporation, and to dispose of all assets of the Corporation which were not transferred to Rock-Tenn pursuant to the Purchase Agreement. Nothing contained herein shall be construed so as to constitute the Shareholders, or their successors in interest, members of an association of any type or kind.

                                   ARTICLE 11

                                    TRUSTEES

     Sec. 11.1  The Trustee of this Trust shall be as set forth in ARTICLE 1.

     Sec. 11.2 The Trustee may resign at any time by delivering to the Successor Trustee his written resignation, in which event the resignation shall take effect immediately. Upon the death, resignation or inability to act of the Trustee, the Successor Trustee shall become the Trustee. Upon the death, resignation or inability to act of the Successor Trustee, a successor shall be appointed in writing by the affirmative vote of a majority of the then Shareholders of the Corporation, or if none is appointed within sixty (60) days after such death, resignation or inability to act, any Shareholder may apply to the Superior Court of New Jersey to have a Trustee appointed by the Assignment Judge of Hudson County.

     Sec. 11.3 References to the Trustee or Trustees include the Successor Trustee and any other successor Trustee. A successor Trustee shall succeed to all of the title, powers, rights, discretion, obligations and immunities of the original Trustee; provided, the successor Trustee shall not be obligated to accept, ratify or approve of any of the acts, omissions, or defaults of the Trustee, nor shall he be required to audit or verify the records of the Trustee. Nor shall the fact the successor Trustee has assumed and carried out his duties without protest or exception be deemed such an acceptance, ratification or approval. The successor Trustee shall be entitled to rely upon any statements and records (which may come into the successor Trustee's possession after a reasonable search) of the Trustee as to the assets of this Trust and, shall have no responsibility or liability hereunder to any person for the assets of this Trust until reduced to the possession of the successor Trustee.

     Sec. 11.4 No successor Trustee shall be liable for any action taken by the Trustee prior to the time such successor Trustee becomes a Trustee.

     Sec. 11.5 The Trust estate and the income therefrom shall be chargeable with the reasonable expenses of the Trustee in the administration of the Trust, which may include, in the sole discretion of the Trustee, the premiums for liability insurance carried for the benefit of the Trustee. The Trustee shall not receive compensation for performance of his services as Trustee hereunder, but any person other than a Shareholder who is appointed to serve as Successor Trustee shall receive compensation for such services at his or her then standard hourly rate.

     Sec. 11.6 The Trustee may rely upon any paper or document reasonably believed by him to be genuine.

     Sec. 11.7 The Trustee shall not be personally liable for any assessments, charges or damages, or for any obligations in carrying out or effectuating the purpose of this Trust Agreement; provided, however, that nothing shall relieve the Trustee from liabilities arising out of his own willful misconduct. Furthermore, the Trustee shall not be responsible in any manner whatsoever for the validity or enforceability of this Trust Agreement.

     Sec. 11.8 The Trustee may consult with legal counsel, accountants, appraisers, and other licensed professionals, and any act or failure to act done or omitted in good faith in accordance with the opinion of any such person shall create no liability on the part of the Trustee.

                                   ARTICLE 12

                                 MISCELLANEOUS

     Sec. 12.1 No bond or other security shall be required of any Trustee serving hereunder at any time, including any successor, any provision of law to the contrary notwithstanding.

     Sec. 12.2 No person dealing with a Trustee shall be required to see to the application or disposition by the Trustee of any cash or property transferred or delivered to or on the order of the Trustee, nor shall any such person be required to inquire into the authority for or propriety of any action by the Trustee.

     Sec. 12.3 Any one or more of the Trustees may disclaim or release, in whole or in part, any power or discretion given to them with respect to the Trust by filing with the Court a written instrument to that effect, and giving written notice to the other Trustee.

     Sec. 12.4 All questions pertaining to the validity, interpretation, construction and enforcement of this Trust Agreement, and to the administration of the Trust and the Trust Fund, shall be determined in accordance with the laws of the State of New Jersey in effect from time to time.

     Sec. 12.5 To the same effect as if it were the original, anyone may rely upon a copy certified by a notary public to be a true counterpart of this instrument (and of the writings, if any, endorsed thereon or attached thereto). Anyone may rely upon any statement of fact relating to this Trust Agreement or the Trust, which statement of fact is certified under oath by any one who appears from the original document, or a certified copy, to be the Trustee hereunder. This Trust Agreement may be executed in several counterparts any of which shall constitute an original.

     Sec. 12.6 The headings and captions used herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Trust Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this
       day of                , 1997.

                                                THE DAVEY COMPANY
Attest:

                                                By:
--------------------------------------------    --------------------------------------------
         Stephen C. Dodd, Secretary                     Alfred C. Brooks, President

                                                TRUSTEE:

Witness:

--------------------------------------------    --------------------------------------------
                                                              Alfred C. Brooks

STATE OF NEW JERSEY
                           ss:
COUNTY OF MIDDLESEX

     BE IT REMEMBERED, that on                     , 1997, before me, the
subscriber, personally appeared ALFRED C. BROOKS, who I am satisfied, is the person named in and who executed the within Instrument, and thereupon he acknowledged that he signed, sealed and delivered the same as his act and deed, for the uses and purposes therein expressed.

                                          --------------------------------------
                                                      Notary Public

STATE OF NEW JERSEY
                           SS:
COUNTY OF MIDDLESEX

     I CERTIFY that on                     , 1997, STEPHEN C. DODD personally
came before me and this person acknowledged under oath, to my satisfaction, that:

          (a) this person is the Secretary of THE DAVEY COMPANY, the entity named in this document;

          (b) this person is the attesting witness to the signing of this document by the proper corporate officer who is Alfred C. Brooks, President of the corporation;

          (c) this document was signed and delivered by the corporation as its voluntary act duly authorized by its Board of Directors;

          (d) this person knows the proper seal of the corporation which was affixed to this document; and

          (e) this person signed this proof to attest to the truth of these facts.

                                          --------------------------------------
                                                Stephen C. Dodd, Secretary

Signed and sworn to before
me this      day of             , 1997.

--------------------------------------
            NOTARY PUBLIC

                                   SCHEDULE A

                            ASSETS AND LIABILITIES*

CONTINGENT LIABILITIES                                           AMOUNT OF RESERVE
----------------------                                           -----------------
Professional (Legal and Accounting) Fees....................         $100,000
Workers Compensation Claims Payable by the Corporation......         $350,000
Health Insurance Benefits Payable by the Corporation........         $450,000
Taxes Payable to Federal, State and Local taxing
  authorities...............................................         $400,000
Contingency Reserve, to be held until all other reserves are distributed...............................................  The net proceeds of the
                                                              Escrowed Shares (as
                                                              defined below)

     The foregoing reserves consist of the following assets:

          Cash in banks: to be determined by officers and directors of the Corporation.

          Certificates of Deposit: to be determined by officers and directors of the Corporation.

          Other (specify):

          A. The net proceeds from the sale of any or all shares of the Class A capital stock of Rock-Tenn, par value $.01, which is being held by Rock-Tenn, as Secured Party, under Section 2 of that certain
     Indemnification and Stock Pledge Agreement by and among the Corporation, Rock-Tenn, the Shareholders of the Corporation, and the Trustee (as Representative of the Pledgors), dated the date hereof (the "Escrowed Shares"), may be transferred to the Trust, in the discretion of the Representative.

          B. The family heirlooms and other materials listed on Schedule 1.3(h) of the Purchase Agreement.
---------------


* All items and amounts set forth on this Schedule are estimates made as of the date of execution of the Purchase Agreement and are subject to final determination by the officers and directors of the Corporation.

                                                            EXHIBIT B TO ANNEX B

              BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"),
dated             1997, by and between THE DAVEY COMPANY, a New Jersey
corporation having its principal place of business at 164 Laidlaw Avenue, Jersey City, New Jersey 07306 ("Davey"), and THE DAVEY COMPANY, a Pennsylvania corporation, having its principal place of business at 600 Brandywine Avenue, Downingtown, Pennsylvania 19335 ("Davey Downingtown").

     WHEREAS, Davey is the sole shareholder of all the issued and outstanding capital stock of Davey Downingtown, and Davey Downingtown is the sole subsidiary of Davey; and

     WHEREAS, Davey is a party to that certain Asset Purchase Agreement by and between Davey and Rock-Tenn Company ("Rock-Tenn"), dated as of May 7, 1997 (the "Purchase Agreement"), pursuant to which Davey has agreed to sell substantially all its assets, and assign substantially all its liabilities, to Rock-Tenn, in exchange for certain stock of Rock-Tenn, in a reorganization (the "Reorganization") pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, as part of the Reorganization and the consummation of the transactions contemplated in the Purchase Agreement, certain assets and liabilities of Davey Downingtown are to be transferred to Davey for further transfer to Rock-Tenn, and certain assets and liabilities of Davey are to be transferred to Davey Downingtown in order to accomplish the complete liquidation and dissolution of both Davey and Davey Downingtown in an orderly fashion; and

     WHEREAS, for many years, Davey Downingtown has owned and operated certain real property located in Downingtown, Pennsylvania (the "Downingtown Property"); and

     WHEREAS, it has come to the attention of Davey and Davey Downingtown that the Downingtown Property may be the site of environmental contamination which will require remediation (the "Remediation") prior to the sale of the Downingtown Property as part of the liquidation and dissolution of Davey Downingtown; and

     WHEREAS, neither Davey nor Davey Downingtown is able to ascertain the length of time which may be required to accomplish the Remediation; and

     WHEREAS, Davey has determined to cease its operations and those of Davey Downingtown, and as a result of such cessation of operations, certain obligations to the former employees of Davey Downingtown have arisen under Federal law; and

     WHEREAS, the requirement to undertake the Remediation also arises as a result of the termination of operations at Davey Downingtown; and

     WHEREAS, Davey has accepted responsibility for certain of the aforesaid liabilities; and WHEREAS, Davey desires to provide for the orderly payment of all obligations of Davey and Davey Downingtown, pursuant to Plans of Liquidation which are effective as of the effective date of this Agreement, including without limitation the aforesaid employment-related and environmental responsibilities, which liabilities have not been assumed by Rock-Tenn.

     NOW, THEREFORE, it is agreed as follows:


          1. Davey does hereby convey, transfer and assign to Davey Downington as of the Transfer Date (as hereafter defined), all of the assets listed on Schedule A attached hereto and made a part hereof, for and in consideration of the assumption by Davey Downingtown of all of the liabilities listed on Schedule A. As of the Transfer Date, Davey Downingtown in consideration of the transfer of the assets set forth on Schedule A, hereby assumes from Davey all of the liabilities set forth on Schedule A.



          2. Davey Downingtown does hereby convey, transfer and assign to Davey as of the Transfer Date (as hereafter defined), all of the assets listed on Schedule B attached hereto and made a part hereof, for and in consideration of the assumption by Davey of all of the liabilities listed on Schedule B. As of the Transfer Date, Davey Downingtown in consideration of the transfer of the assets set forth on Schedule B, hereby assumes from Davey all of the liabilities set forth on Schedule B.


          3. Each of Davey and Davey Downingtown hereby warrants and represents to the other party hereto that (a) it has sole legal right, respectively, to the assets listed on Schedules A and B, respectively, and no other person has any legal rights or security interest in such assets, except the interest of Rock-Tenn pursuant to the Purchase Agreement, and the interest of First Union National Bank (which is to be discharged by Rock-Tenn as of the Transfer Date); (b) there are no pending lawsuits or judgments against it, or other legal obligations, which may be enforced against such assets;
     (c) no bankruptcy or insolvency proceedings have been started or are pending against it.

          4. Davey agrees that in the event the costs of the Remediation exceed the amount transferred to Davey Downingtown for such Remediation, as set forth on Schedule A, and provided Davey determines that the Remediation is the liability of Davey, Davey will make available to the Trustee under the Davey Downingtown Liquidating Trust, dated the date hereof, the net proceeds from the sale of those shares of Rock-Tenn Class A stock, par value $.01, which shares are to be released by Rock-Tenn on that date which is three (3) years from the Transfer Date, pursuant to the Indemnification and Stock Pledge Agreement dated the date hereof.

          5. For the avoidance of any doubt which may arise from the similarity of the names of Davey and Davey Downingtown, the parties hereto agree that the contracts and agreements set forth on Schedule C attached hereto and made a part hereof are, and have been, those of Davey Downingtown, and are not those of Davey.

          6. For purposes of this Agreement, the Transfer Date shall be defined as the date of the consummation of the transactions contemplated by the Purchase Agreement.

          7. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale and Assignment and Assumption Agreement as of the date first written above.

                                                 THE DAVEY COMPANY (a New Jersey corporation)
Attest:

                                                 By:
---------------------------------------------        -----------------------------------------
Stephen C. Dodd, Secretary                           Alfred C. Brooks, President

                                                 THE DAVEY COMPANY (a Pennsylvania
                                                 corporation)
Attest:

                                                 By:
---------------------------------------------        -----------------------------------------
Stephen C. Dodd, Secretary                           Alfred C. Brooks, President

                                   SCHEDULE A

        ASSETS AND LIABILITIES TRANSFERRED BY DAVEY TO DAVEY DOWNINGTOWN

ASSETS:

     *1. Cash and marketable securities in the amount of $2,380,000.00, to be used for following purposes:

Severance and other payments to former employees:...........  $  500,000
Building management.........................................     225,000
Refund of State grant.......................................     100,000
Utilities...................................................     115,000
Property Taxes..............................................      65,000
Office, Travel and Miscellaneous............................     225,000
Insurance...................................................      50,000
Professional Fees...........................................      50,000
Environmental Remediation...................................   1,000,000

---------------


* All items and amounts set forth on this Schedule are estimates made as of the date of execution of the Purchase Agreement and are subject to final determination by the officers and directors of the Corporation.


     2. Any and all amounts recovered or recoverable by Davey in the following matters:

          A. The Davey Company v. Montrose Paper, Inc. -- Sixteenth Judicial Circuit, Kane County, Illinois, Case No. L KA 93-0537.

          B. The Davey Company v. Shields Technologies, Ltd. -- Sixteenth Judicial Circuit, Kane County, Illinois, Case No. L KA 94-0661, complaint filed August 16, 1994.

          C. Claims for the proceeds of insurance for losses suffered by Davey in a dryer fire at the Aurora, IL facility of Davey during April, 1997.

     3. Davey Downingtown hereby acknowledges that it has received from Davey a deed to certain real property located in Leavenworth, Kansas, the fair market value of which is approximately $150,000.

LIABILITIES:

     1. Liabilities and obligations arising under Federal and State environmental laws, rules and regulations as a result of the cessation of business operations, at the direction and request of Davey, at the real property owned by Davey Downingtown and located in Downingtown PA, up to the amount of $1,500,000.

     2. Liabilities arising under applicable Federal and State labor laws, including the Worker Adjustment and Retraining Notification Act and the National Labor Relations Board Act, and arising as a result of cessation of business operations by Davey Downingtown at the direction and request of Davey.

                                   SCHEDULE B

        ASSETS AND LIABILITIES TRANSFERRED BY DAVEY DOWNINGTOWN TO DAVEY

ASSETS:

     1. All the following furniture, fixtures and equipment:

        (a) Starting at the skip hoist feeding the pulper, all pulpers, cyclone cleaners, refiners, pressure screens and metal stock chests as paper fiber slurry is pumped to wet lap paper machine;

          (b) The pipe that conveys fiber slurry and process water;

          (c) All pumps, motors and motor control centers for the above equipment;

          (d) The wet lap paper machines (forming, pressing, drying and take-off);

          (e) All converting equipment (densifiers, cut-to-size machines, rounded corner, ream cutter);

          (f) All fork lifts;

          (g) All mechanical and electrical spare parts along with machine shop equipment;

          (h) All spare parts for process equipment.

          (i) All air compressors and air dryers.


     2. All accounts receivable, prepaid expenses and credits of Davey Downingtown as of the Transfer Date.



     3. All inventories, including finished products, work-in-process, raw materials, stores and supplies, office supplies and other inventory items of Davey Downingtown as of the Transfer Date.



     4. All notes receivable, deposits and advances of Davey Dowingtown as of the Transfer Date.


LIABILITIES:

     1. Lease Agreement between The Davey Company and Sanwa Business Credit Corporation -- concerns lease of Kamatsu Forklift.

     2. Lease Agreement between The Davey Company and Associates Leasing, Inc. -- concerns lease of Cat Lift Truck Model GP-25.

     3. Long-Term Rental Agreement between The Davey Company and Caterpillar Financial Services Corporation -- concerns one new Caterpillar V50E Lift Truck.

     4. Lease between The Davey Company and Deere Credit, Inc. -- concerns one JDN575 Skid Steer Loader.

     5. Master Equipment Lease Agreement between The Davey Company and Citicorp Dealer Finance -- concerns one 1994 Prime Mover, Model RC30B.

     6. Lease between The Davey Company and Lease Associates, Inc. -- concerns one RICOH Fax 800.

     7. Lease between The Davey Company and Simplex Time Recorder
Co. -- concerns one time clock, Model No. 1403-9802 with bell ringer.

     8. Maintenance Agreement between The Davey Company and Fairchild Communications Services Company -- concerns maintenance of an NEC phone system.

     9. Equipment Maintenance and Supply Annual Maintenance Agreement between The Davey Company and Advanced Office Equipment -- concerns Minolta 4233 Copier.

     10. Service Agreement between The Davey Company and Digital Equipment Corporation -- concerns Tri-Com System.

     11. Agreement between The Davey Company and Strategis Asset Valuation & Management.

     12. Contract between The Davey Company and Commercial Utility Consultants.

     13. All trade accounts payable of Davey Downingtown.

                                   SCHEDULE C

                 CONTRACTS AND AGREEMENTS OF DAVEY DOWNINGTOWN

     1. Paper Recycling Purchase Agreement between The Davey Company and The Government of Chester County, P.A.

     2. Paper Purchase Agreement between The Davey Company and Honeybrook Township.

     3. Recycled Paper Purchase Agreement between The Davey Company and The Tredyffrin Eastown School District.

     4. Recycled Paper Purchase Agreement between The Davey Company and Unionville-Chadds Ford School District.

     5. Recycled Paper Purchase Agreement between The Davey Company and Phoenixville School District.

     6. Recycled Paper Purchase Agreement between The Davey Company and West Nottingham Township.

     7. Paper Recycling Purchasing Agreement between The Davey Company and Central Chester County Recycling Authority.

     8. Recycled Paper Purchase Agreement between The Davey Company and Oxford Area School District.

     9. Municipal Recycling Program Grant Agreement between East Caln Township and The Davey Company.

     10. Agreement between The Davey Company and Security Service
Company -- Contract # KZ2321.

     11. Agreement between The Davey Company and Security Service
Company -- Contract # KZ 0829.

     12. Agreement between The Davey Company and Security Service
Company -- Contract # KZ-0877.

                                                                         ANNEX C

                          PLAN OF COMPLETE LIQUIDATION
                              OF THE DAVEY COMPANY
                          (A PENNSYLVANIA CORPORATION)

     This Plan of Complete Liquidation (the "Plan") of The Davey Company, a Pennsylvania corporation (the "Corporation"), is for the purpose of effecting the complete liquidation of the Corporation in accordance with Sections 336 of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to the following steps:

          1. The Plan shall be adopted by the vote of the holders of two-thirds of the outstanding shares of the Corporation entitled to vote thereon at a duly authorized meeting of shareholders, and shall become effective upon the Closing Date of the transaction described in and contemplated by that certain Purchase and Sale Agreement between The Davey Company, a New Jersey corporation (the "Parent Corporation"), and Rock-Tenn Company, a Georgia corporation ("Rock-Tenn"), dated as of May 7, 1997 (the "Purchase Agreement")

          2. The Corporation, through its officers and directors, shall take the following action:

             a. Receive from the Parent Corporation certain assets and liabilities, pursuant to the Bill of Sale and Assignment and Assumption Agreement (the "Transfer Agreement"), which shall be in the form attached hereto as Exhibit B and made a part hereof, which Transfer Agreement shall be adopted by the shareholders of the Corporation as an integral part of this Plan, and the assets and liabilities transferred in accordance with the Transfer Agreement shall be treated by the officers and directors of the Corporation as being subject to the provisions of subparagraph (e) hereof;

             b. Immediately cease doing business as a going concern and continue its activities merely for the purpose of winding up its affairs.

             c. Formally dissolve in accordance with the Pennsylvania Business Corporation Law of 1988; and

             d. Sell or otherwise liquidate its remaining assets and pay all of its to comment number and expenses;

             e. To the extent deemed advisable by the officers and directors of the Corporation, set apart reasonable reserves for the payment and discharge of all unascertained contingent liabilities or expenses, and transfer the same to a liquidating trust, pursuant to the Liquidating Trust Agreement (the "Trust Agreement"), which shall be in the form attached hereto as Exhibit A and made a part hereof, and which Trust Agreement shall be adopted by the shareholders of the Corporation as an integral part of this Plan;

             f. Distribute all of its assets, less any reserve created under subparagraph (e) above and transferred pursuant to the Trust Agreement, to its shareholders, on a pro rata basis, by one or more liquidating distributions.

          3. The unused portion, if any, of the reserves established to meet claims against the Corporation, and which are maintained pursuant to the Trust Agreement, shall be distributed to the shareholders of the Corporation in accordance with the terms and conditions of the Trust Agreement.

          4. The directors and officers of the Corporation shall carry out and consummate the Plan, and shall have the power to adopt all resolutions, execute all documents, and file all necessary papers, including, without limitation, the filing of a Form 966 with the Internal Revenue Service within thirty (30) days from the date hereof, and take all other action they may deem necessary or desirable for the purpose of effecting the complete liquidation and dissolution of the Corporation under Section 336 of the Code, and the Pennsylvania Business Corporation Law of 1988, including without limitation, Subchapter H thereof.

                                                            EXHIBIT A TO ANNEX C

                          LIQUIDATION TRUST AGREEMENT

     THIS AGREEMENT made by and between The Davey Company (a Pennsylvania corporation) ("Corporation") and Alfred C. Brooks ("Trustee");

          WHEREAS, the Corporation is the wholly owned subsidiary of The Davey Corporation, a New Jersey (the "Parent"), which is a party to that certain Asset Purchase Agreement by and between the Parent and Rock-Tenn Company ("Rock-Tenn"), dated as of May 7, 1997 (the "Purchase Agreement"), pursuant to which the Parent has agreed to sell substantially all its assets, and assign substantially all its liabilities, to Rock-Tenn, in exchange for certain stock of Rock-Tenn, in a reorganization (the "Reorganization") pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, the Parent has resolved to liquidate, as required pursuant to the Code and related regulations governing the Reorganization; and

          WHEREAS, as part of its liquidation, the Parent elected to liquidate and dissolve the Corporation, pursuant to Section 336 of the Code, and thereafter the Parent has distributed to its shareholders (the "Shareholders"), pro rata, its shares of the Corporation; and

          WHEREAS, as part of the vote of the shareholders of the Parent (the "Shareholders") in which the Purchase Agreement was approved, including the Reorganization, the Shareholders selected Alfred C. Brooks to be Trustee of this Liquidating Trust and, upon the resignation or total disability or death of the Trustee, Stephen C. Dodd to act as Successor Trustee; and

          WHEREAS, the Corporation desires to provide for the orderly payment of those of its obligations, and for the sale and distribution of its assets, if any, remaining after payment of such obligations, to Shareholders, as more fully set forth herein; and

          WHEREAS, the Trustee has agreed to supervise such process to the extent to which herein set forth.

NOW, THEREFORE, THE CORPORATION HEREBY ESTABLISHES THE DAVEY DOWNINGTOWN LIQUIDATING TRUST, ON THE TERMS AND SUBJECT TO THE FOLLOWING CONDITIONS:

                                   ARTICLE 1

                       IDENTIFICATION OF PARTIES AND TERM

     Sec. 1.1 This Trust shall be known as the "Davey Downingtown Liquidating Trust" (hereinafter sometimes referred to as the "Trust."

     Sec. 1.2 The "Trustee" of this Trust shall be Alfred C. Brooks. Upon the termination, resignation or total disability or death of the Trustee, Stephen Dodd shall act as Successor Trustee, or his successor, appointed in accordance with Section 11.2 hereof.

     Sec. 1.3 The term of this Trust shall terminate upon completely providing for all then known claims and obligations of the Corporation and the sale of its assets and distribution of the proceeds, if any, to the Shareholders; except to the extent to which the Trust only holds installment obligations and, to that extent, only so long as is reasonably necessary to collect and distribute the same, but in no event shall terminate in less than two (2) years from the date hereof.

                                   ARTICLE 2

                                  TRUST CORPUS

     Simultaneously with the establishment of this Trust the Corporation shall transfer to the Trustee of this Liquidating Trust the funds and other assets set forth on Schedule A attached hereto and made a part hereof.

                                   ARTICLE 3

                            DEBTS OF THE CORPORATION

     Sec. 3.1 The Corporation represents to the Shareholders and the Trustee the following:

          (A) To the best of its knowledge and belief, all of the assets of the Corporation as of this date are the cash reserves and other assets listed in Schedule A attached hereto and made a part hereof.

          (B) To the best of its knowledge and belief, all of the enforceable obligations of the Corporation are as listed in Schedule A attached hereto and made a part hereof.

          (C) To the best of its knowledge and belief, all of the claims which could reasonably be expected to be made against the Corporation for alleged obligations are as listed in Schedule A attached hereto and made a part hereof.

     Sec. 3.2 The Trustee shall not be under any obligation to make a diligent search to identify any unlisted or locate any listed creditors of the Corporation, except as required to fulfill the Trustee's obligations under the Pennsylvania Business Corporation Law of 1988 (the "Law").

                                   ARTICLE 4

                                  REVOCABILITY

     This Trust shall not be revocable.

                                   ARTICLE 5

                       DISTRIBUTIONS OF INCOME AND CORPUS

     Sec. 5.1 After making the determination of the obligations and contingent liabilities against the Corporation as set forth in Article 3, the Trustee shall determine and shall have the power to re-determine from time to time, at his sole reasonable discretion, subject only to the Law, the amount of assets necessary to satisfy such claims and shall:

          (A) identify which assets are to be retained for such purpose,

          (B) identify which assets are to be retained to meet the expenses of administering this Trust,

          (C) identify which assets are to be liquidated and the proceeds used for the purposes set forth in (A) and (B),

          (D) identify which assets are, upon the satisfaction of the obligations of this Trust, distributed in kind to the Shareholders.

     Sec. 5.2 Thereafter, the Trustee shall, in his reasonable discretion, subject only to the Law, have the power and duty to:

          (A) Retain any assets to be retained for the purposes herein set forth.

          (B) Sell or liquidate assets which are to be sold for the purposes herein set forth.

          (C) Upon a determination of the maximum reasonable amounts needed to meet claims and contingent liabilities, distribute any cash type items, excess liquidation proceeds and investment income.

          (D) Upon the satisfaction of the obligations of this Trust, distribute assets which remain to the Shareholders, pro rata, in full and complete cancellation of all of the outstanding shares of stock of the Corporation, the presentation of which shall be evidence of the interest of each Shareholder in the proceeds of the Trust, if any.

                                   ARTICLE 6

                               PERPETUITIES RULE

     If the provisions of any Trust hereunder shall be violative of the rule against perpetuities, then such Trust shall terminate if it has not previously terminated, twenty-one (21) years after the death of the survivor of all of the Shareholders.

                                   ARTICLE 7

                                   ACCOUNTING

     Sec. 7.1 The Trustee shall have the entire care and custody of all of the assets comprising the Trust estate and shall maintain full and accurate books of account and records of receipts and disbursements and other financial transactions relative to the Trust estate, all of which shall be available for inspection upon the written request any Shareholder or Board of Director or officer of the Corporation, or his or her legal representative, which inspection shall be held at a time and place mutually satisfactory to the Trustee and any such person requesting such inspection.

     Sec. 7.2 Except as may be required under the Law, the Trustee shall not be required to render any accounting to any court, but the Trustee shall render an account at least annually to each Shareholder of the Corporation, and shall annually deliver to each Shareholder any proceeds from the sale of assets or income from investments, to the extent such funds are not required to meet contingent or known liabilities of the Corporation. The (a) written approval of such account by such person or his or her guardian or legal representative, or
(b) the failure to object in writing to such account within thirty (30) days of receipt of the report shall, as to all matters and transactions stated therein, be final and binding upon all persons (whether in being or not) who are then or may thereafter become interested in, or entitled to share in, either the income or principal of such Trust; provided always, however, that nothing contained in this Article shall be deemed to give such person acting in conjunction with the Trustee the power to alter, amend, revoke, or terminate such Trust.

                                   ARTICLE 8

                                  DEFINITIONS

     Singular references to "Trustee" or other singular expressions used herein shall include plural, masculine expressions shall include feminine and neuter, and vice versa.

                                   ARTICLE 9

                          POWER AND DUTIES OF TRUSTEES

     Sec. 9.1 The Trustee shall provide for the post-dissolution liabilities of the Corporation in accordance with 15 Pa.C.S.A. sec. 1991 et seq., and shall have the following powers and duties, in extension and not in limitation of the powers given to the Trustee by law, it being intended that the Trustee possess the broadest, fullest and most complete power and authority and in each case to be exercised from time to time in such manner, and to such extent as the Trustee, in his sole and absolute discretion, shall deem advisable and desirable, and without order or license of court, in order to carry out his duties:

          (A) To take possession of any property forming a part of the Trust estate. To receive additions to the Trust under this instrument by gift or otherwise, and to hold and administer the same under the provisions hereof; and to collect the income and profits from such property;

          (B) To retain indefinitely all property in the form in which the same shall be received by him so acquired through investments or otherwise without liability for any loss that may be incurred thereby, and without regard to the proportion that any one asset or class of assets may bear to the whole;

          (C) To pay if deemed advisable any obligations of the Corporation, including expenses of administration, federal and state income, transfer, franchise, single business, license, or like taxes and fees;

          (D) To satisfy obligations of the Corporation, including the right to compromise and to pay such claims;

          (E) To borrow money upon terms acceptable to the Trustee from any person or entity, including any banking corporation, and to pledge or mortgage any property as security therefor and to renew any indebtedness incurred by the Corporation or by the Trustee;

          (F) To open and to close checking or savings accounts, to purchase, redeem, retain and sell certificates of deposit, in banks or similar financial institutions, and/or to open and to close safety deposit boxes in the name of a Trustee or in the name of a nominee, with or without indication of any fiduciary capacity; to deposit cash and securities in and withdraw cash from such accounts and/or boxes, with or without indication of any fiduciary capacity; to hold such accounts and/or securities in bearer form, or in the name of a Trustee or in the name of a nominee with or without indication of any fiduciary capacity;

          (G) To adjust, arbitrate, compromise, sue or defend, abandon or otherwise deal with and settle any and all claims in favor of or against the Trust estate as he shall deem proper;

          (H) To employ investment counsel, custodians of estate property, brokers, accountants, attorneys, and any other agents to act in his behalf; generally to do any act or thing and execute all instruments necessary, incidental or convenient to the proper administration of the Trust estate;

          (I) To keep any or all of the Trust property at any place or places in Pennsylvania or elsewhere within the United States or with a depository or custodian at such place or places;

          (J) To mingle, to allocate and indicate the interest of any beneficiary by book entry rather than by physical division of property;

          (K) To pay over to the Shareholders the entire principal of the Trust, thereby terminating the Trust, when in the uncontrolled discretion of the Trustee it might become expedient or advisable to do so for the following reasons or any other reason whatsoever which the Trustee may deem sufficient: (a) changes in the political, economic, or social order in the United States, (b) legislation, regulation, or court decisions detrimental to any Trust or Trusts established hereunder, or any beneficiary thereof,
     (c) lack of availability of suitable Trust investments for an extended period, (d) insufficient principal to justify the expense of continuing the Trust's existence, (e) other events which do or may tend to greatly impair the intent and purposes of this instrument. Notwithstanding any other provisions of this Agreement, the powers granted in this Subsection shall be effective only so long as their existence will not cause the Trust property or any part thereof to be included in the estate of the person holding such power unless some other term or terms of this Trust Agreement already cause such result;

          (L) To purchase and sell publicly held and traded stock and other securities; to give general or special proxies or powers of attorney for voting or acting in respect of shares or securities, which may be discretionary and with power of substitution; to deposit shares or securities with, or transfer them to, protective committees or similar bodies; to join in any reorganization called for in connection with shares or securities held by the Trustee;

          (M) To option, sell and convey, mortgage, encumber, lease, exchange, pledge, partition, plat, subdivide, improve, repair, surrender, abandon or otherwise deal with or dispose of any and all property forming a part of the Trust estate, at such time or times and in such manner and upon such terms as, in the absolute and uncontrolled discretion of the Trustee may be deemed expedient and proper; to execute deeds, transfers, leases, pledges, mortgages, and other instruments of any kind. Any leases and contracts may extend beyond the term of the Trust;

          (N) As part of the liquidation or sale process, to construct, alter or repair buildings or structures on real estate; to settle boundary lines and easements and other rights with respect to real estate; to partition and to join with co-owners and others in dealing with real estate in any way;

          (O) To abandon any property, real or personal, which the Trustee shall deem to be worthless or not of sufficient value to warrant keeping or protecting; to abstain from the payment of taxes, water rents, assessments, repairs, maintenance and upkeep of such worthless property; to permit such worthless property to be lost by tax sale or other proceeding, or to convey any such worthless property for nominal or no consideration;

          (P) To pledge, mortgage or use as security any property; to pay off and satisfy any mortgage or any other security interest to which any property held under this Trust Agreement shall be subject, and to use for that purpose any property, real or personal, held under this Trust Agreement.

     Sec. 9.2 All powers given to the Trustee by this instrument are exercisable by the Trustee only in a fiduciary capacity. Notwithstanding any other provisions of this Agreement, all powers and discretion vested in the Trustee under this Article or under any other Article in this instrument such as, but not limited to, powers, standards, and criteria for the determination to distribute income or principal, shall be vested in the Trustee whenever such vesting would prevent the Trust property or the income therefrom which is not actually distributed to a vested beneficiary for federal income, gift, or estate tax purposes. Notwithstanding any other provisions of this Agreement, the powers vested in the Trustee under this Article or under any other Article in this instrument shall be effective only so long as their existence will not cause the Trust property or any part thereof to be included in the estate of the person holding such power unless some other term or terms of this Trust Agreement already cause such result.

     Sec. 9.3 Except to the extent expressly limited or denied by the Code and applicable regulations, and by the provisions of this Trust Agreement, the Trustee shall be guided by the provisions of 20 Pa.C.S.A. sec. 7301 et seq., as same may be amended from time to time, with respect to authorized investments, and without qualification, shall in all respects, at all times, be held accountable to the standard of care required by 20 Pa.C.S.A. sec. 7302(b), as the same may be amended from time to time.

                                   ARTICLE 10

                            NO OPERATION OF BUSINESS

     The Trustee is not authorized to continue the Corporation's former business of paperboard manufacturing, but shall use his good faith reasonable efforts to facilitate the complete liquidation of the Corporation. Nothing contained herein shall be construed so as to constitute the Shareholders, or their successors in interest, members of an association of any type or kind.

                                   ARTICLE 11

                                    TRUSTEES

     Sec. 11.1  The Trustee of this Trust shall be as set forth in ARTICLE 1.

     Sec. 11.2 The Trustee may resign at any time by delivering to the Successor Trustee his written resignation, in which event the resignation shall take effect immediately. Upon the death, resignation or inability to act of the Trustee, the Successor Trustee shall become the Trustee. Upon the death, resignation or inability to act of the Successor Trustee named herein, a successor shall be appointed in writing by the affirmative vote of a majority of the then Shareholders of the Corporation, or if none is appointed within sixty (60) days after such death, resignation or inability to act, any Shareholder may apply to any Pennsylvania court having jurisdiction.

     Sec. 11.3 References to the Trustee or Trustees include the Successor Trustee and any other successor Trustee. A successor Trustee shall succeed to all of the title, powers, rights, discretion, obligations and immunities of the original Trustee; provided, the successor Trustee shall not be obligated to accept, ratify or approve of any of the acts, omissions, or defaults of the Trustee, nor shall he be required to audit or verify the records of the Trustee. Nor shall the fact the successor Trustee has assumed and carried out his duties without protest or exception be deemed such an acceptance, ratification or approval. The successor Trustee shall be entitled to rely upon any statements and records (which may come into the successor Trustee's possession after a reasonable search) of the Trustee as to the assets of this Trust and, shall have no responsibility or liability hereunder to any person for the assets of this Trust until reduced to the possession of the successor Trustee.

     Sec. 11.4 No successor Trustee shall be liable for any action taken by the Trustee prior to the time such successor Trustee becomes a Trustee.

     Sec. 11.5 The Trust estate and the income therefrom shall be chargeable with the reasonable expenses of the Trustee in the administration of the Trust and with reasonable compensation for the services of the Trustee, which may include, in the sole discretion of the Trustee, the premiums for liability insurance carried for the benefit of the Trustee. The Trustee shall not receive compensation for performance of his services as Trustee hereunder, but any person other than a Shareholder who is appointed to serve as Successor Trustee shall receive compensation for such services at his or her then standard hourly rate.

     Sec. 11.6 The Trustee may rely upon any paper or document reasonably believed by him to be genuine.

     Sec. 11.7 The Trustee shall not be personally liable for any assessments, charges or damages, or for any obligations in carrying out or effectuating the purpose of this Trust Agreement; provided, however, that nothing shall relieve the Trustee from liabilities arising out of his own willful misconduct. Furthermore, the Trustee shall not be responsible in any manner whatsoever for the validity or enforceability of this Trust Agreement.

     Sec. 11.8 The Trustee may consult with legal counsel, accountants, appraisers, and other licensed professionals, and any act or failure to act done or omitted in good faith in accordance with the opinion of any such person shall create no liability on the part of the Trustee.

                                   ARTICLE 12

                                 MISCELLANEOUS

     Sec. 12.1 No bond or other security shall be required of any Trustee serving hereunder at any time, including any successor, any provision of law to the contrary notwithstanding.

     Sec. 12.2 No person dealing with a Trustee shall be required to see to the application or disposition by the Trustee of any cash or property transferred or delivered to or on the order of the Trustee, nor shall any such person be required to inquire into the authority for or propriety of any action by the Trustee.

     Sec. 12.3 Any one or more of the Trustees may disclaim or release, in whole or in part, any power or discretion given to them with respect to the Trust by filing with the Court a written instrument to that effect, and giving written notice to the other Trustee.

     Sec. 12.4 All questions pertaining to the validity, interpretation, construction and enforcement of this Trust Agreement, and to the administration of the Trust and the Trust Fund, shall be determined in accordance with the laws of the Commonwealth of Pennsylvania in effect from time to time.

     Sec. 12.5 To the same effect as if it were the original, anyone may rely upon a copy certified by a notary public to be a true counterpart of this instrument (and of the writings, if any, endorsed thereon or attached thereto). Anyone may rely upon any statement of fact relating to this Trust Agreement or the Trust, which statement of fact is certified under oath by any one who appears from the original document, or a certified copy, to be the Trustee hereunder. This Trust Agreement may be executed in several counterparts any of which shall constitute an original.

     Sec. 12.6 The headings and captions used herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Trust Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this
       day of                , 1997.

                                                THE DAVEY COMPANY (a Pennsylvania
                                                corporation)
Attest:

                                                By:
--------------------------------------------    --------------------------------------------
Stephen C. Dodd, Secretary                              Alfred C. Brooks, President

                                                TRUSTEE:

Witness:

--------------------------------------------    --------------------------------------------
                                                              Alfred C. Brooks

STATE OF NEW JERSEY:
                            SS.:
COUNTY OF MIDDLESEX:

     BE IT REMEMBERED, that on             , 1997, before me, the subscriber,
personally appeared ALFRED C. BROOKS, who I am satisfied, is the person named in and who executed the within Instrument, and thereupon he acknowledged that he signed, sealed and delivered the same as his act and deed, for the uses and purposes therein expressed.

                                          --------------------------------------
                                                      Notary Public

STATE OF NEW JERSEY:
                            SS.:
COUNTY OF MIDDLESEX:

     I CERTIFY that on             , 1997, STEPHEN C. DODD personally came
before me and this person acknowledged under oath, to my satisfaction, that:

          (a) this person is the Secretary of THE DAVEY COMPANY, the entity named in this document;

          (b) this person is the attesting witness to the signing of this document by the proper corporate officer who is Alfred C. Brooks, President of the corporation;

          (c) this document was signed and delivered by the corporation as its voluntary act duly authorized by its Board of Directors;

          (d) this person knows the proper seal of the corporation which was affixed to this document; and

          (e) this person signed this proof to attest to the truth of these facts.

                                          --------------------------------------
                                                Stephen C. Dodd, Secretary

Signed and sworn to before
me this      day of           , 1997.

--------------------------------------
            NOTARY PUBLIC

                                   SCHEDULE A

                            ASSETS AND LIABILITIES*

CONTINGENT LIABILITIES                                        AMOUNT OF RESERVE
----------------------                                        -----------------
Environmental Remediation of Real Property..................      1,000,000
Professional (Legal and Accounting) Fees....................         50,000
Building Management.........................................        225,000
Real Estate and other Taxes.................................         65,000
Utilities...................................................        115,000
Office, Travel and Miscellaneous Expenses...................        225,000
Return of Grant for Waste Paper Collection..................        100,000
Insurance Premiums..........................................         50,000

     The foregoing reserves consist of the following assets:

        Cash in banks: to be determined

        Certificates of Deposit: to be determined

     The following assets are also held by the Corporation:

          1. Certain real property owned by the Corporation and located at Downingtown, PA.

          2. Certain real property owned by the Corporation and located at Lansing, KS.

          3. Certain furniture, fixtures and equipment transferred to the Corporation pursuant to the Transfer Agreement, the value of which is unknown.

          4. Certain claims against third parties assigned to the Corporation pursuant to the Transfer Agreement, the value of which is unknown.
---------------


* All items and amounts set forth on this Schedule are estimates made as of the date of execution of the Purchase Agreement and are subject to final determination by the officers and directors of the Corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia BCC provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. As an exception to this rule, the Georgia BCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the Georgia BCC or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not acting in his official capacity. The Georgia BCC provides for mandatory indemnification of a director who was wholly successful on the merits or otherwise in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     The Georgia BCC provides that if authorized by the articles of incorporation or a bylaw, contract or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the above limitations of the Georgia BCC, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization. As an exception, the Georgia BCC provides that a corporation shall not so indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation for any appropriation, in violation of the director's duties, of any business opportunity of the corporation, for acts or omissions which involve intentional misconduct or a knowing violation of law, for unlawful distributions to shareholders or for any transaction from which he received an improper personal benefit.

     The Georgia BCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is not a director (or, if he or she is also a director, if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes appropriation, in violation of his or her duties, of any business opportunity of the corporation, acts or omissions which involve intentional misconduct or knowing violation of law, for unlawful distributions to shareholders or for receipt of an improper personal benefit. An officer who is not a director is also entitled under the Georgia BCC to mandatory indemnification to the same extent mandatory indemnification is required for a director. Under the Georgia BCC, a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     The Rock-Tenn Bylaws provide that Rock-Tenn may indemnify to the fullest extent permitted by the Georgia BCC, any individual made a party to a proceeding, because he is or was an employee or agent of Rock-Tenn, against liability if such person acted in a manner he believed to be in good faith or not opposed to the best interests of Rock-Tenn and, in the case of any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1*    --   Stock Purchase Agreement, dated January 21, 1997 between
               Rock-Tenn Company and the Shareholders of Wabash Corporation
               (incorporated by reference to the Registrant's Current
               Report on Form 8-K/A dated January 21, 1997).
  2.2*    --   Asset Purchase Agreement, dated May 7, 1997, by and between
               Rock-Tenn Company and The Davey Company (included as Annex A of the Proxy Statement/Prospectus which forms a part of this
               Registration Statement).
  4.1*    --   Credit Agreement dated as of January 21, 1997 among
               Rock-Tenn Company, the Lenders named therein and SunTrust
               Bank, Atlanta, as Agent (incorporated by reference to the
               Registrant's Current Report on Form 8-K dated January 21,
               1997).
  4.2*    --   Agreement to Provide Other Debt Instruments.
  5.1*    --   Opinion of King & Spalding.
   8.1    --   Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel as
               to tax matters.
 23.1*    --   Consent of Ernst & Young LLP.
 23.2*    --   Consent of Price Waterhouse L.L.P.
 23.3*    --   Consent of Amper, Politziner & Mattia.
 23.4*    --   Consent of King & Spalding (included in Exhibit 5.1).
 23.5*    --   Consent of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
               (included in Exhibit 8.1).
    24    --   Power of Attorney (incorporated by reference from the
               signature page of the Registrant's Registration Statement on
               Form S-4 filed on May 13, 1994).
 99.1*    --   Form of Proxy.


---------------


* Previously filed.


     b. Financial Statement Schedules

     None.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant (the "Registrant") hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrant hereby undertakes:

          1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on June 3, 1997.


                                          ROCK-TENN COMPANY

                                          By:/s/ Bradley Currey, Jr.
                                            ------------------------------------
                                                    Bradley Currey, Jr.
                                                   Chairman of the Board
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of June, 1997.


                      SIGNATURE                                              TITLE
                      ---------                                              -----

/s/ Bradley Currey, Jr.                                  Chairman of the Board and Chief Executive
-----------------------------------------------------      Officer of Rock-Tenn Company
                 Bradley Currey, Jr.

/s/ David C. Nicholson                                   Senior Vice President, Chief Financial Officer
-----------------------------------------------------      and Secretary (Principal Financial and
                 David C. Nicholson                        Accounting Officer) of Rock-Tenn Company

                          *                              Director
-----------------------------------------------------
                 Stephen G. Anderson

                          *                              Director
-----------------------------------------------------
                   J. Hyatt Brown

                          *                              Director
-----------------------------------------------------
              Mary Louise Morris Brown

                          *                              Director
-----------------------------------------------------
                   Eugene U. Frey

                          *                              Director
-----------------------------------------------------
                  Robert B. Currey

                          *                              Director
-----------------------------------------------------
            Lawrence L. Gellerstedt, Jr.

                          *                              Director
-----------------------------------------------------
                   John D. Hopkins

                          *                              Director
-----------------------------------------------------
                  James W. Johnson

                      SIGNATURE                         TITLE
                      ---------                         -----

                          *                              Director
-----------------------------------------------------
                  Charles R. Sexton

                          *                              Director
-----------------------------------------------------
                     Jay Shuster

                          *                              Director
-----------------------------------------------------
                   John W. Spiegel

*By: /s/ Bradley Currey, Jr.
-----------------------------------------------------
                 Bradley Currey, Jr.
                  Attorney-in-fact

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
 2.1*    --  Stock Purchase Agreement, dated January 21, 1997 between
             Rock-Tenn Company and the Shareholders of Wabash Corporation
             (incorporated by reference to the Registrant's Current
             Report on Form 8-K/A dated January 21, 1997).
 2.2*    --  Asset Purchase Agreement, dated May 7, 1997, by and between
             Rock-Tenn Company and The Davey Company (included as Annex A of the Proxy Statement/Prospectus which forms a part of this
             Registration Statement).
 4.1*    --  Credit Agreement dated as of January 21, 1997 among
             Rock-Tenn Company, the Lenders named therein and SunTrust
             Bank, Atlanta, as Agent (incorporated by reference to the
             Registrant's Current Report on Form 8-K dated January 21,
             1997).
 4.2*    --  Agreement to Provide Other Debt Instruments.
 5.1*    --  Opinion of King & Spalding.
 8.1     --  Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel as
             to tax matters.
23.1*    --  Consent of Ernst & Young LLP.
23.2*    --  Consent of Price Waterhouse L.L.P.
23.3*    --  Consent of Amper, Politziner & Mattia.
23.4*    --  Consent of King & Spalding (included in Exhibit 5.1).
23.5     --  Consent of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel
             (included in Exhibit 8.1).
24       --  Power of Attorney (incorporated by reference from
             Registration Statement on Form S-4 filed on May 13, 1994).
99.1*    --  Form of Proxy.


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* Previously filed.


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